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TABLE OF CONTENTS 2

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Nationwide Health Properties, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

         The board of directors of Ventas, Inc., which we refer to as Ventas, and the board of directors of Nationwide Health Properties, Inc., which we refer to as NHP, have approved a merger agreement, dated as of February 27, 2011, which provides for the merger of NHP into a subsidiary of Ventas. As a result of the merger, Ventas will acquire NHP and its subsidiaries.

         If the merger is completed, NHP stockholders will have the right to receive 0.7866 shares of Ventas common stock for each share of NHP common stock they own at closing, with cash paid in lieu of fractional shares. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to closing of the merger. Ventas common stock and NHP common stock are both listed and traded on the New York Stock Exchange, under the ticker symbols "VTR" and "NHP," respectively. Based on the closing price of Ventas common stock on the New York Stock Exchange, or the NYSE, on February 25, 2011, the last trading day before public announcement of the merger, the exchange ratio of 0.7866 represented approximately $44.99 in Ventas common stock for each share of NHP common stock. Based on the Ventas closing price on May 12, 2011, the 0.7866 exchange ratio represented approximately $43.52 in Ventas common stock for each share of NHP common stock. Ventas stockholders will continue to own their existing Ventas shares. The value of the merger consideration will fluctuate with changes in the market price of Ventas common stock. We urge you to obtain current market quotations of Ventas common stock and NHP common stock.

         Based on the number of shares of NHP common stock outstanding on the record date for the stockholder meetings, Ventas expects to issue up to 100,185,288 shares of Ventas common stock to NHP stockholders and holders of NHP equity awards in the merger, and expects to reserve up to 2,903,949 additional shares of Ventas common stock for issuance in connection with equity awards and other convertible or exchangeable securities that Ventas will assume in connection with the merger. Upon completion of the merger, we estimate that current Ventas stockholders will own approximately 65% of the combined company and former NHP stockholders will own approximately 35% of the combined company.

         At the special meeting of Ventas stockholders, Ventas stockholders will be asked to vote to approve the issuance of shares of Ventas common stock to NHP stockholders in connection with the merger and an amendment to the Ventas charter to increase the number of authorized shares of Ventas common stock, which approvals are necessary to effect the merger. At the special meeting of NHP stockholders, NHP stockholders will be asked to vote to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement.

         We cannot complete the merger unless the stockholders of both of our companies approve the respective proposals related to the merger. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the Ventas or NHP special meeting, as applicable, in person, please vote your shares as promptly as possible by (1) accessing the Internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card, or (3) signing and returning all proxy cards that you receive in the postage-paid envelope provided, so that your shares may be represented and voted at the Ventas or NHP special meeting, as applicable. If you are an NHP stockholder, please note that a failure to vote your shares is the equivalent of a vote against the merger. If you are a Ventas stockholder, please note that a failure to vote your shares is equivalent to a vote against the issuance of shares of Ventas common stock to NHP stockholders in connection with the merger and the Ventas charter amendment to increase the number of authorized shares of Ventas common stock.

         The Ventas board of directors unanimously recommends that the Ventas stockholders vote "FOR" the issuance of shares of Ventas common stock to NHP stockholders in connection with the merger and "FOR" the Ventas charter amendment to increase the number of authorized shares of Ventas common stock. The NHP board of directors unanimously recommends that the NHP stockholders vote "FOR" the adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement.

         The obligations of Ventas and NHP to complete the merger are subject to the satisfaction or waiver of several conditions set forth in the merger agreement. More information about Ventas, NHP and the merger is contained in this joint proxy statement/prospectus. Ventas and NHP encourage you to read this entire joint proxy statement/prospectus carefully, including the section entitled "Risk Factors" beginning on page 17.

         We look forward to the successful combination of Ventas and NHP.

Sincerely,	Sincerely,

Debra A. Cafaro Chairman and Chief Executive Officer Ventas, Inc.	Douglas M. Pasquale Chairman of the Board, President and Chief Executive Officer Nationwide Health Properties, Inc.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined that this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

         This joint proxy statement/prospectus is dated May 13, 2011 and is first being mailed to the stockholders of Ventas and stockholders of NHP on or about May 19, 2011.

Ventas, Inc.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On July 1, 2011

Dear Stockholders of Ventas, Inc.:

        We are pleased to invite you to attend the special meeting of stockholders of Ventas, Inc., a Delaware corporation, which will be held at 111 South Wacker Drive, 29th Floor, in Chicago, Illinois, on Friday, July 1, 2011, at 10:00 a.m. local time, to consider and vote upon the following matters:

  •
  a proposal to approve the issuance of Ventas common stock, par value $0.25 per share, to NHP stockholders in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of February 27, 2011, by and among Ventas, Inc., its wholly owned subsidiary, Needles Acquisition LLC, and NHP, as such agreement may be amended from time to time, a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice;

  •
  a proposal to amend Ventas's Amended and Restated Certificate of Incorporation, as previously amended, to increase the number of authorized shares of Ventas capital stock from 310,000,000 to 610,000,000, and the number of authorized shares of Ventas common stock from 300,000,000 to 600,000,000;

  •
  a proposal to approve any adjournments of the Ventas special meeting, if necessary, to solicit additional proxies if there are not sufficient votes for the proposals to issue Ventas common stock in connection with the merger and the charter amendment to increase the number of authorized shares of Ventas common stock; and

  •
  any other matters that may properly be brought before the special meeting and at any adjournments or postponements thereof.

        Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the Ventas special meeting.

        Holders of record of shares of Ventas common stock at the close of business on May 13, 2011 are entitled to notice of, and may vote at, the special meeting and any adjournments of the special meeting.

        The proposals to approve the issuance of Ventas common stock to NHP stockholders and the Ventas charter amendment each require the affirmative vote of the holders of a majority of the outstanding shares of Ventas common stock. The merger cannot be completed without the approval by Ventas stockholders of both of these proposals. A proposal to adjourn the Ventas special meeting would require the affirmative vote of holders of a majority of the shares of Ventas common stock represented, in person or by proxy, at the Ventas special meeting and entitled to vote on the proposal.

        Your vote is important. Whether or not you expect to attend the Ventas special meeting in person, we urge you to vote your shares as promptly as possible by (1) accessing the Internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card, or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the Ventas special meeting. If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished by the record holder of your shares.

By Order of the Board of Directors,

Debra A. Cafaro Chairman and Chief Executive Officer

Chicago, Illinois
May 13, 2011

Nationwide Health Properties, Inc.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On July 1, 2011

Dear Stockholders of Nationwide Health Properties, Inc.:

        We are pleased to invite you to attend a special meeting of stockholders of Nationwide Health Properties, Inc., a Maryland corporation, which will be held at the Conference Center at 610 Newport Center Drive, Newport Beach, California, on Friday, July 1, 2011, at 8:00 a.m. local time, to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of February 27, 2011, by and among Ventas, its wholly owned subsidiary, Needles Acquisition LLC, and NHP, as such agreement may be amended from time to time, a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice, and approve the merger of NHP with and into Needles Acquisition LLC and the other transactions contemplated by the Agreement and Plan of Merger.

        Please refer to the attached joint proxy statement/prospectus for further information with respect to the proposal to adopt the Agreement and Plan of Merger and approve the merger of NHP with and into Needles Acquisition LLC and the other transactions contemplated by the Agreement and Plan of Merger.

        Holders of record of shares of NHP common stock at the close of business on May 13, 2011 are entitled to vote at the special meeting.

        The proposal to adopt the Agreement and Plan of Merger and approve the merger and the other transactions contemplated by the Agreement and Plan of Merger requires the affirmative vote of record holders of two-thirds of the outstanding shares of NHP common stock.

        Your vote is important. Whether or not you expect to attend the NHP special meeting in person, we urge you to vote your shares as promptly as possible by (1) accessing the Internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card, or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the NHP special meeting. If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished by the record holder.

By order of the Board of Directors,

Douglas M. Pasquale Chairman of the Board, President and Chief Executive Officer

Newport Beach, California
May 13, 2011

ADDITIONAL INFORMATION

        This joint proxy statement/prospectus incorporates important business and financial information about Ventas and NHP from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus by requesting them from Ventas's or NHP's proxy solicitor in writing or by telephone at the following addresses and telephone numbers:

if you are a Ventas stockholder:	if you are an NHP stockholder:
Innisfree M&A Incorporated 501 Madison Avenue New York, New York 10022 Stockholders call toll-free: (877) 750-9501 Banks and brokers call collect: (212) 750-5833	MacKenzie Partners, Inc. 105 Madison Avenue 17th Floor New York, New York 10016 (212) 929-5500 (call collect) proxy@mackenziepartners.com or CALL TOLL-FREE (800) 322-2885

        Investors may also consult Ventas's or NHP's website for more information concerning the merger described in this joint proxy statement/prospectus. Ventas's website is www.ventasreit.com. NHP's website is www.nhp-reit.com. Additional information is available at www.sec.gov. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

        If you would like to request copies of any documents, please do so by Friday, June 24, 2011 in order to receive them before the special meetings.

        For more information, see "Where You Can Find More Information" beginning on page 138.

 ABOUT THIS DOCUMENT

        This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission, which we refer to as the SEC, by Ventas (File No. 333-173434), constitutes a prospectus of Ventas under Section 5 of the Securities Act of 1933, as amended (which we refer to as the Securities Act), with respect to the shares of Ventas common stock to be issued to NHP stockholders as required by the Agreement and Plan of Merger, dated as of February 27, 2011, by and among Ventas, Needles Acquisition LLC, a wholly owned subsidiary of Ventas, and NHP, as such agreement may be amended from time to time and which we refer to as the merger agreement. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. This document also constitutes a joint proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (which we refer to as the Exchange Act). It also constitutes a notice of meeting with respect to the special meeting of Ventas stockholders and a notice of meeting with respect to the special meeting of NHP stockholders, at which Ventas stockholders and NHP stockholders will be asked to vote upon certain proposals to approve the merger of NHP with and into Needles Acquisition LLC and certain related matters.

        You should rely only on the information contained or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated May 13, 2011. You should not assume that the information contained in, or incorporated by reference into, this joint proxy statement/prospectus is accurate as of any date other than the date on the front cover of those documents. Neither our mailing of this joint proxy statement/prospectus to Ventas stockholders or NHP stockholders nor the issuance by Ventas of common stock in connection with the merger will create any implication to the contrary.

        This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding Ventas has been provided by Ventas and information contained in this joint proxy statement/prospectus regarding NHP has been provided by NHP.

v

QUESTIONS AND ANSWERS

        The following are answers to some questions that you, as a stockholder of Ventas or NHP, may have regarding the merger and the other matters being considered at the stockholder meetings of Ventas and NHP. Ventas and NHP urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the special meetings. Additional important information is also contained in the annexes to and the documents incorporated by reference into this joint proxy statement/prospectus.

        References to "we" or "our" and other similar references in this joint proxy statement/prospectus refer to both Ventas and NHP before completion of the merger.

Q:    Why am I receiving this joint proxy statement/prospectus?

A:
Ventas and NHP have agreed to the acquisition of NHP by Ventas pursuant to the merger agreement, dated as of February 27, 2011, that is described in this joint proxy statement/prospectus. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

  In order to complete the merger, NHP stockholders must vote to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement, and Ventas stockholders must vote to approve the issuance of shares of Ventas common stock to NHP stockholders in connection with the merger and the Ventas charter amendment to increase the number of authorized shares of Ventas common stock.

  Ventas and NHP will hold separate special meetings to obtain these approvals. This joint proxy statement/prospectus contains important information about the merger and the stockholder meetings, and you should read it carefully. The enclosed voting materials allow you to vote your shares without attending your respective meeting.

  Your vote is important. We encourage you to vote as soon as possible.

Q:    When and where will the meetings be held?

A:
The Ventas special meeting will be held at 111 South Wacker Drive, 29th Floor, in Chicago, Illinois, on Friday, July 1, 2011, at 10:00 a.m. local time. The NHP special meeting will be held at the Conference Center at 610 Newport Center Drive, Newport Beach, California, on Friday, July 1, 2011, at 8:00 a.m. local time.

Q:    How do I vote?

A:
If you are a stockholder of record of Ventas as of the record date for the Ventas special meeting or a stockholder of record of NHP as of the record date for the NHP special meeting, you may vote in person by attending your special meeting or, to ensure your shares are represented at the meeting, you may authorize a proxy by:

•
accessing the Internet website specified on your proxy card;

•
calling the toll-free number specified on your proxy card; or

•
signing and returning the enclosed proxy card in the postage-paid envelope provided.

  If you hold shares of common stock of Ventas or NHP in the name of a broker, bank or nominee, please follow the voting instructions provided by your broker, bank or nominee to ensure that your shares are represented at the special meeting.

Q:    What am I being asked to vote upon?

A:
Ventas Stockholders.    Ventas stockholders are being asked to approve the issuance of shares of Ventas common stock to NHP stockholders in connection with the merger and the Ventas charter amendment to increase the number of authorized shares of Ventas common stock.

  NHP Stockholders.    NHP stockholders are being asked to vote to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement.

  The merger cannot be completed without the approval by Ventas stockholders and NHP stockholders of each of their respective proposals.

Q:    If I am an NHP stockholder, what will I receive in the proposed transaction?

A:
If the merger is completed, NHP stockholders will receive 0.7866 of a share of Ventas common stock for each share of NHP common stock. You will not receive any fractional shares of Ventas common stock in the merger. Instead, you will be paid cash (without interest) in lieu of any fractional share interest to which you would otherwise be entitled.

Q:    What happens if the market price of Ventas common stock or NHP common stock changes before the closing of the merger?

A:
No change will be made to the exchange ratio of 0.7866 if the market price of Ventas common stock or NHP common stock changes before the merger. Because the exchange ratio is fixed, the value of the consideration to be received by NHP stockholders in the merger will depend on the market price of shares of Ventas common stock at the time of the merger.

Q:    Will Ventas and NHP coordinate the declaration and payment of dividends prior to the completion of the merger?

A:
Ventas and NHP have each agreed to declare a prorated dividend to their respective stockholders for the period between the record date of their last dividend and the closing of the merger, at the same rate as their respective dividends for the prior period. The record and payment date for the pro rata dividend will be the close of business on the last business day prior to the effective time of the merger.

Q:    What vote is required to approve each proposal?

A:
Ventas Special Meeting.    The proposals to approve the issuance of shares of Ventas common stock to NHP stockholders in connection with the merger and to approve the Ventas charter amendment to increase the number of authorized shares of Ventas common stock each require the affirmative vote of the holders of a majority of the outstanding shares of Ventas common stock. The proposal to approve any adjournments of the Ventas special meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of shares of Ventas common stock represented, in person or by proxy, at the Ventas special meeting and entitled to vote on the proposal.

  NHP Special Meeting.    The proposal to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of holders of two-thirds of the outstanding shares of NHP common stock.

Q:    Do NHP stockholders have appraisal rights in connection with the merger?

A:
No. Under Section 3-202 of the Maryland General Corporation Law, NHP stockholders are not entitled to exercise the right of objecting stockholders to receive fair value of their shares because shares of NHP common stock are listed on the NYSE.

Q:    How many votes do I have?

A:
Ventas Stockholders.    You are entitled to one vote for each share of Ventas common stock that you owned as of the record date. As of the close of business on May 13, 2011, there were 188,080,247 outstanding shares of Ventas common stock. As of that date, approximately 1% of the outstanding shares of Ventas common stock entitled to vote was held by Ventas directors, executive officers and their respective affiliates.

  NHP Stockholders.    You are entitled to one vote for each share of NHP common stock that you owned as of the record date. As of the close of business on May 13, 2011, there were 126,670,766 outstanding shares of NHP common stock. As of that date, approximately 1% of the outstanding shares of NHP common stock entitled to vote was held by NHP directors, executive officers and their respective affiliates.

Q:    What will happen if I fail to vote, I abstain from voting or I fail to instruct my broker, bank or nominee how to vote?

A:
Ventas Stockholders.    If you are a Ventas stockholder and fail to vote, fail to instruct your broker, bank or nominee to vote, or abstain from voting, it will have the same effect as a vote against the proposals to approve the issuance of Ventas common stock to NHP stockholders in connection with the merger and to approve the Ventas charter amendment to increase the number of authorized shares of Ventas common stock, but it will have no effect on the proposal to approve any adjournments of the Ventas special meeting, if necessary.

  NHP Stockholders.    If you are an NHP stockholder and fail to vote, fail to instruct your broker or nominee to vote, or abstain from voting, it will have the same effect as a vote against the proposal to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement.

Q:    What constitutes a quorum?

A:
Ventas Special Meeting.    Stockholders who hold a majority of the total number of shares of Ventas common stock issued and outstanding on the record date must be present or represented by proxy to constitute a quorum to organize the Ventas special meeting.

  NHP Special Meeting.    Stockholders who hold a majority of the total number of shares of NHP common stock issued and outstanding on the record date must be present or represented by proxy to constitute a quorum to organize the NHP special meeting.

Q:    If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:
If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (that is, in "street name"), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Ventas or NHP or by voting in person at your special meeting unless you provide a "legal proxy," which you must obtain from your broker, bank or nominee. Further, brokers who hold shares of common stock of Ventas or NHP on behalf of their customers may not give a proxy to Ventas or NHP to vote those shares without specific instructions from their customers.

Q:    What will happen if I return my proxy card without indicating how to vote?

A:
If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of common stock of Ventas or NHP represented by your proxy will be voted in favor of that proposal.

Q:    Can I change my vote after I have returned a proxy or voting instruction card?

A:
Yes. You can change your vote at any time before your proxy is voted at the Ventas or NHP special meeting, as applicable. You can do this in one of three ways:

•
you can send a signed notice of revocation;

•
you can grant a new, valid proxy bearing a later date; or

•
if you are a holder of record, you can attend the special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone at the special meeting will not revoke any proxy that you have previously given.

  If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the Corporate Secretary of Ventas or the Corporate Secretary of NHP, as appropriate, no later than the beginning of the applicable special meeting. If your shares are held in street name by your broker or nominee, you should contact them to change your vote.

Q:    What are the material United States federal income tax consequences of the merger to U.S. holders of shares of NHP common stock?

A:
The merger is intended to qualify as a reorganization, within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the Code). Assuming the merger qualifies as a reorganization, a U.S. holder of shares of NHP common stock generally will not recognize any gain or loss upon receipt of shares of Ventas common stock in exchange for shares of NHP common stock in the merger, except with respect to cash received in lieu of a fractional share of Ventas common stock.

Q:    When do you expect the merger to be completed?

A:
If the stockholders of both Ventas and NHP approve the respective proposals related to the merger set forth in this joint proxy statement/prospectus, we expect to complete the merger shortly after the special meetings, subject to the satisfaction or waiver of the other conditions to the merger. The transaction is targeted to close during the third quarter of 2011.

Q:    What do I need to do now?

A:
You should carefully read and consider the information contained in and incorporated by reference into this joint proxy statement/prospectus, including its annexes.

  In order for your shares to be represented at the Ventas or NHP special meeting, as applicable:

  •
  you can vote through the Internet or by telephone by following the instructions included on your proxy card;

  •
  you can indicate on the enclosed proxy or voting instruction card how you would like to vote and return the card in the accompanying pre-addressed postage paid envelope; or

x

  •
  you can attend your special meeting in person.

Q:    If I am an NHP stockholder that holds certificated shares of NHP common stock, do I need to do anything now with my common stock certificates?

A:
No. After the merger is completed, if you hold certificates representing shares of NHP common stock prior to the merger, Ventas's exchange agent will send you a letter of transmittal and instructions for exchanging your shares of NHP common stock for shares of Ventas common stock. Upon surrender of the certificates for cancellation along with the executed letter of transmittal and other required documents described in the instructions, you will receive whole shares of Ventas common stock and cash in lieu of any fractional shares of Ventas common stock. Unless you specifically request to receive Ventas stock certificates, the shares of Ventas common stock you receive in the merger will be issued in book-entry form.

Q:    If I am an NHP stockholder that holds shares of NHP common stock in book-entry form, do I need to do anything now with respect to my book-entry shares?

  No. Upon completion of the merger, shares of NHP common stock held in book-entry form will be automatically converted into whole shares of Ventas common stock in book-entry form and the exchange agent will deliver to holders of book-entry shares cash in lieu of any fractional shares of Ventas common stock.

Q:    If I am a Ventas stockholder, do I need to do anything with respect to my common stock certificates or book-entry shares?

A:
No, you are not required to take any action with respect to your Ventas shares.

Q:    Do I need identification to attend the Ventas or NHP meeting in person?

A:
Yes. Please bring proper identification, together with proof that you are a record owner of Ventas or NHP common stock, as the case may be. If your shares are held in street name, please bring acceptable proof of ownership, such as a letter from your broker or an account statement showing that you beneficially owned shares of Ventas or NHP common stock, as applicable, on the record date.

Q:    Who can help answer my questions?

A:
If you have questions about the merger or the other matters to be voted on at the special meetings or desire additional copies of this joint proxy statement/prospectus or additional proxy or voting instruction cards, please contact:

if you are a Ventas stockholder:	if you are an NHP stockholder:
Innisfree M&A Incorporated 501 Madison Avenue New York, New York 10022 Stockholders call toll-free: (877) 750-9501 Banks and brokers call collect: (212) 750-5833	MacKenzie Partners, Inc. 105 Madison Avenue 17th Floor New York, New York 10016 (212) 929-5500 (call collect) proxy@mackenziepartners.com or CALL TOLL-FREE (800) 322-2885

SUMMARY

        This summary highlights information contained elsewhere in this joint proxy statement/prospectus and may not contain all the information that is important to you. Ventas and NHP urge you to read carefully the remainder of this joint proxy statement/prospectus, including the attached annexes, and the other documents to which we have referred you because this section does not provide all the information that might be important to you with respect to the merger and the related matters being considered at the applicable special meeting. See also the section entitled "Where You Can Find More Information" beginning on page 138. We have included page references to direct you to a more complete description of the topics presented in this summary.

The Companies

Ventas (See page 26)

Ventas, Inc.
111 S. Wacker Drive, Suite 4800
Chicago, Illinois 60606
(877) 483-6827

        Ventas, together with its subsidiaries, is a real estate investment trust, which we refer to as a REIT, with a geographically diverse portfolio of seniors housing and healthcare properties in the United States and Canada. Ventas was incorporated in Kentucky in 1983, commenced operations in 1985 and reorganized as a Delaware corporation in 1987. Ventas operates through three reportable business segments: triple-net leased properties, senior living operations and medical office building, or MOB, operations.

        As of March 31, 2011, Ventas's portfolio consisted of 602 assets: 240 seniors housing communities, 187 skilled nursing facilities, 40 hospitals and 135 medical office buildings, and other properties in 43 U.S. states, the District of Columbia and two Canadian provinces. With the exception of Ventas's seniors housing communities that are managed by independent third parties, such as Sunrise, pursuant to long-term management agreements and certain of its MOBs, including those acquired in connection with Ventas's acquisition of Lillibridge Healthcare Services, Inc. (which we refer to as Lillibridge), Ventas leases its properties to healthcare operating companies under "triple-net" or "absolute-net" leases, which require the tenants to pay all property-related expenses. Ventas also had real estate loan and other investments relating to seniors housing and healthcare companies or properties as of March 31, 2011.

        Ventas's primary business consists of acquiring, financing and owning seniors housing and healthcare properties and leasing those properties to third parties or operating those properties through independent third-party managers. Through its Lillibridge subsidiary, Ventas also provides management, leasing, marketing, facility development and advisory services to highly rated hospitals and health systems throughout the United States.

        On May 12, 2011, Ventas acquired substantially all of the real estate assets of privately owned Atria Senior Living Group, Inc., which, together with its affiliates (including One Lantern Senior Living Inc), we refer to as Atria, for a total purchase price of $3.2 billion, comprised of 24,958,543 shares of Ventas common stock (having a value of $1.38 billion based on the closing price of Ventas common stock on May 12, 2011), $168 million in cash and the assumption or repayment of $1.6 billion of net debt. We refer to the acquisition of substantially all of the real estate assets of Atria as the Atria Acquisition. As a result of the transaction, Ventas added to its senior living operating portfolio 118 private pay seniors housing communities located primarily in affluent coastal markets such as the New York metropolitan area, New England and California. Immediately prior to the closing, Atria spun off its management business into a new entity, Atria Senior Living, which continues to operate the acquired assets under long-term management agreements with Ventas. Atria Senior Living, based in Louisville, Kentucky, is owned by private equity funds managed by Lazard Real Estate Partners LLC, which we refer to as LREP.

        Additional information about Ventas and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 138.

NHP (See page 26)

Nationwide Health Properties, Inc.
610 Newport Center Drive, Suite 1150
Newport Beach, California 92660
Telephone: (949) 718-4400

        NHP, a Maryland corporation incorporated on October 14, 1985, is a REIT that, together with its subsidiaries, invests in healthcare-related real estate, primarily senior housing, long-term care properties and medical office buildings.

        NHP's operations are organized into two segments—triple-net leases and multi-tenant leases. In the triple-net leases segment, NHP invests in healthcare-related properties and leases the facilities to unaffiliated tenants under "triple-net" and generally "master" leases that transfer the obligation for all facility operating costs (including maintenance, repairs, taxes, insurance and capital expenditures) to the tenant. In the multi-tenant leases segment, NHP invests in healthcare related properties that have several tenants under separate leases in each building, thus requiring active management and responsibility for many of the associated operating expenses (although many of these are, or can effectively be, passed through to the tenants). During 2010, 2009 and 2008, the multi-tenant leases segment was comprised exclusively of MOBs. In addition, but to a much lesser extent because NHP views the risks of this activity to be greater due to less favorable bankruptcy treatment and other factors, from time to time, NHP extends mortgage loans and other financing to operators. For the twelve months ended December 31, 2010, approximately 93% of NHP's revenues were derived from its leases, with the remaining 7% from its mortgage loans and other financing activities.

        As of March 31, 2011, NHP had investments in 665 healthcare facilities, one land parcel, three development projects and one asset held for sale located in 42 states.

        Additional information about NHP and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 138.

Needles Acquisition LLC (See page 27)

        Needles Acquisition LLC, a wholly owned subsidiary of Ventas, is a Delaware limited liability company formed on February 24, 2011 for the purpose of effecting the merger. Upon completion of the merger, NHP will be merged with and into Needles Acquisition LLC and the name of the resulting company will be Nationwide Health Properties, LLC.

        Needles Acquisition LLC has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement.

 The Merger and the Merger Agreement

        A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. Ventas and NHP encourage you to read the entire merger agreement carefully because it is the principal document governing the merger.

Form of Merger (See page 39)

        Subject to the terms and conditions of the merger agreement, at the effective time of the merger, NHP will be merged with and into Needles Acquisition LLC. Needles Acquisition LLC will be the surviving entity in the merger and, following completion of the merger, will continue to exist under the name Nationwide Health Properties, LLC as a wholly owned subsidiary of Ventas.

Consideration to be Received in the Merger; Treatment of NHP Stock Options and Other Equity-Based Awards (See pages 39 and 66)

        Upon completion of the merger, NHP stockholders will receive 0.7866 shares of Ventas common stock for each share of NHP common stock they own at closing, with cash paid in lieu of fractional shares. The exchange ratio is fixed and will not be adjusted for changes in the market value of the common stock of NHP or Ventas. Because of this, the implied value of the consideration to NHP stockholders will fluctuate between now and the completion of the merger. Based on the closing price of Ventas common stock on the NYSE of $57.05 on February 25, 2011, the last trading day before public announcement of the merger, the exchange ratio of 0.7866 represented approximately $44.99 in Ventas common stock for each share of NHP common stock. Based on the closing price of Ventas common stock on the NYSE of $55.33 on May 12, 2011, the latest practicable date before the date of this joint proxy statement/prospectus, the exchange ratio of 0.7866 represented approximately $43.52 in Ventas common stock for each share of NHP common stock. See "Comparative Stock Prices and Dividends" on page 121.

        Upon completion of the merger, (i) each of NHP's outstanding stock options will become fully vested and, in Ventas's discretion, either be (A) cashed out based on the option spread or (B) assumed by Ventas, on the same terms and conditions (subject to adjustment for the exchange ratio), provided that stock options granted to Mr. Pasquale and certain other senior executives in February 2011 will be assumed by Ventas on the same terms and conditions (subject to adjustment for the exchange ratio); (ii) each NHP restricted stock unit will vest in full and be cashed out based on the exchange ratio, provided that (a) restricted stock units granted to Mr. Pasquale and certain other senior executives in February 2011 will be assumed by Ventas on the same terms and conditions (subject to adjustment for the exchange ratio) and (b) certain restricted stock units granted to Messrs. Khoury and Bradley will vest and be settled in accordance with their terms; (iii) each share of NHP restricted stock will vest in full and be converted into Ventas common stock, based on the exchange ratio; (iv) NHP performance shares will vest under the relevant award agreements in respect of the shortened performance period ending as of the closing of the merger and be converted into Ventas common stock based on the exchange ratio; and (v) dividend equivalent rights granted in connection with any NHP award will become fully vested and be paid out.

Material United States Federal Income Tax Consequences of the Merger (See page 99)

        The merger is intended to qualify as a reorganization, within the meaning of Section 368(a) of the Code. Assuming the merger qualifies as a reorganization, a U.S. holder of NHP common stock generally will not recognize any gain or loss upon receipt of Ventas common stock in exchange for NHP common stock in the merger, except with respect to cash received in lieu of a fractional share of Ventas common stock. It is a condition to the completion of the merger that Ventas and NHP receive written opinions from their respective counsel to the effect that the merger will qualify as a reorganization, within the meaning of Section 368(a) of the Code.

        Tax matters are very complicated and the tax consequences of the merger to each NHP stockholder may depend on such stockholder's particular facts and circumstances. NHP stockholders are urged to consult their tax advisors to understand fully the tax consequences to them of the merger. See "Material United States Federal Income Tax Consequences of the Merger" beginning on page 99.

Recommendations by the Ventas Board of Directors (See page 47)

        After careful consideration, the Ventas board of directors, on February 27, 2011, unanimously approved and adopted the merger agreement. For the factors considered by the Ventas board of directors in reaching its decision to approve the merger agreement, see the section entitled "The Merger—Ventas's Reasons for the Merger; Recommendation by the Ventas Board of Directors" beginning on page 47. The Ventas board of directors unanimously recommends that the Ventas stockholders vote "FOR" the issuance of shares of Ventas common stock to NHP stockholders in connection with the merger and "FOR" the Ventas charter amendment to increase the number of authorized shares of Ventas common stock at the Ventas special meeting. The merger cannot be completed without the approval by Ventas stockholders of both of these proposals.

Recommendation by the NHP Board of Directors (See page 49)

        After careful consideration, the NHP board of directors, on February 27, 2011, unanimously declared the merger agreement, the merger and the other transactions contemplated by the merger agreement to be advisable and approved the merger agreement. For the factors considered by the NHP board of directors in reaching its decision to approve the merger agreement, see the section entitled "The Merger—NHP's Reasons for the Merger; Recommendation by the NHP Board of Directors" beginning on page 49. The NHP board of directors unanimously recommends that the NHP stockholders vote "FOR" the adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement at the NHP special meeting.

Opinion of Ventas's Financial Advisor (See page 52)

        Centerview Partners LLC.    On February 27, 2011, at a meeting of the Ventas board of directors held to evaluate the merger, Centerview Partners LLC, which we refer to as Centerview Partners, delivered its oral opinion, which was later confirmed by delivery of a written opinion dated February 27, 2011, to the Ventas board of directors that, as of February 27, 2011 and based upon and subject to the assumptions and limitations set forth in the opinion, the exchange ratio of 0.7866 was fair, from a financial point of view, to Ventas. The full text of Centerview Partners's written opinion, dated February 27, 2011, is attached as Annex C to this joint proxy statement/prospectus. Centerview Partners's written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered, and limitations on the review undertaken by Centerview Partners in rendering its opinion. The summary of Centerview Partners's written opinion below is qualified in its entirety by reference to the full text of the written opinion. Centerview Partners's opinion is addressed to the Ventas board of directors for its benefit and use in connection with its evaluation of the merger. Centerview Partners's opinion relates only to the fairness, from a financial point of view, to Ventas of the exchange ratio provided for in the merger and does not constitute a recommendation to any stockholder of Ventas as to how such stockholder should vote or act with respect to the merger or any other matter.

Opinion of NHP's Financial Advisor (See page 57)

        J.P. Morgan Securities LLC, which we refer to as J.P. Morgan, delivered its opinion to the NHP board of directors that, as of February 27, 2011, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the exchange ratio of 0.7866 provided for in the proposed merger was fair, from a financial point of view, to the holders of NHP common stock. The full text of the written opinion of J.P. Morgan, dated February 27, 2011, which sets forth the assumptions made, procedures followed, factors considered, and qualifications and limitations on the review undertaken by J.P. Morgan in connection with its opinion, is attached as Annex D to this joint proxy statement/prospectus. The opinion of J.P. Morgan was directed to the NHP board of directors for the information and assistance of the NHP board of directors in connection with its evaluation of the merger and addressed only the fairness as of the date of the opinion, from a financial point of view, of the exchange ratio to the holders of NHP common stock. The opinion of J.P. Morgan was not intended to, and does not constitute a recommendation to any NHP stockholder as to how such stockholder should vote or act with respect to the merger or any other matter. Neither J.P. Morgan's opinion, nor the summary thereof or of J.P. Morgan's financial analyses set forth in this joint proxy statement/prospectus, is being provided for the use of any Ventas stockholder, nor does it constitute a recommendation to any stockholder of Ventas as to how such stockholder should vote or act with respect to the issuance of shares of Ventas common stock to NHP stockholders in connection with the merger or any other matter.

Financial Interests of NHP's Directors and Executive Officers in the Merger (See page 66)

        NHP's directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of NHP stockholders generally. The NHP board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, in approving the merger agreement, and in recommending to NHP stockholders that the merger agreement be adopted and that the merger and the other transactions contemplated by the merger agreement be approved.

        Please see "The Merger—Financial Interests of NHP's Directors and Executive Officers in the Merger" beginning on page 66 for additional information about these financial interests.

Board of Directors and Management Following the Merger (See page 69)

        Ventas has agreed to take all necessary action to cause three members of NHP's current board of directors to be appointed to the Ventas board of directors, effective as of the closing of the merger. One of these persons will be NHP's Chairman, President and Chief Executive Officer, Douglas M. Pasquale. The other persons will be individuals who are acceptable to the Nominating and Corporate Governance Committee of the Ventas board of directors. Those individuals have not yet been selected as of the date of this joint proxy statement/prospectus.

        Ventas currently anticipates that all of the existing executive officers of Ventas will remain executive officers of Ventas following the merger. As of the date of this joint proxy statement/prospectus, Ventas has not finalized any arrangements with current executive officers of NHP with respect to their employment by the combined company. If none of the current executive officers of NHP remain employed by Ventas following the merger, the associated severance costs are set forth in the section entitled "The Merger—Financial Interests of NHP's Directors and Executive Officers in the Merger" beginning on page 66. However, it is expected that Douglas M. Pasquale will serve as a senior advisor to Ventas to ensure an orderly transition.

Regulatory Approvals Required for the Merger (See page 70)

        Neither Ventas nor NHP is aware of any regulatory approvals that are expected to prevent the consummation of the merger. See "The Merger—Regulatory Approvals Required for the Merger" beginning on page 70.

Expected Timing of the Merger (See page 78)

        We currently expect to complete the merger in the third quarter of 2011, subject to receipt of required stockholder and regulatory approvals and the satisfaction or waiver of the other closing conditions summarized below.

Conditions to Completion of the Merger (See page 92)

        As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others:

  •
  receipt of the requisite approvals of Ventas stockholders and NHP stockholders;

  •
  the absence of any injunction or law prohibiting the merger;

  •
  the SEC having declared effective the registration statement of which this joint proxy statement/prospectus forms a part;

  •
  the approval for listing on the NYSE of the shares of Ventas common stock to be issued in connection with the merger;

  •
  the correctness of all representations and warranties made by the parties in the merger agreement and performance by the parties of their obligations under the merger agreement (subject in each case to certain materiality standards);

  •
  the absence of any material adverse effect being experienced by either company;

  •
  the receipt of legal opinions from each company's respective tax counsel regarding the qualification of the merger as a reorganization for U.S. federal income tax purposes; and

  •
  the receipt of a legal opinion from each company's tax counsel regarding its qualification as a REIT.

We cannot be certain as to whether, or when, the conditions to the merger will be satisfied or waived or whether the merger will be completed.

Termination of the Merger Agreement (See page 94)

        Ventas and NHP may mutually agree to terminate the merger agreement before completing the merger, even after approval of the Ventas stockholders or approval of the NHP stockholders.

        In addition, either Ventas or NHP (so long as it is not at fault) may decide to terminate the merger agreement if:

  •
  the merger is not consummated by October 31, 2011;

  •
  there is a final, non-appealable order or injunction prohibiting the merger;

  •
  Ventas stockholders fail to approve the issuance of shares of Ventas common stock to NHP stockholders in connection with the merger and the Ventas charter amendment;

  •
  NHP stockholders fail to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement; or

  •
  the other party materially breaches the merger agreement and does not cure such breach within a specified period.

        Ventas may also terminate the merger agreement prior to the NHP stockholder approval if: (1) NHP withdraws, qualifies or modifies its recommendation for the merger in a manner adverse to Ventas; (2) NHP approves, adopts or recommends any NHP Acquisition Proposal (as defined below under "The Merger—The Merger Agreement" beginning on page 77); (3) NHP fails to include its recommendation for the merger in its SEC filings; (4) NHP fails to publicly recommend against any NHP Acquisition Proposal within ten business days of Ventas's request; (5) NHP materially or willfully breaches its no-shop obligation or its obligation to hold a stockholders meeting; or (6) NHP enters into an agreement concerning a competing proposal.

Expenses and Termination Fees (See page 96)

        Generally, all fees and expenses incurred in connection with the merger and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses. The merger agreement provides that, if the merger agreement is terminated under certain circumstances, Ventas or NHP may be obligated to pay the other party a termination fee of $175 million plus $20 million in expense reimbursement. In certain circumstances, even if the termination fee is not payable, Ventas or NHP may be required to pay $20 million in expense reimbursement to the other party. See the section entitled "The Merger—The Merger Agreement—Termination of the Merger Agreement—Termination Fee and Expenses Payable by NHP to Ventas" beginning on page 96 and "—Termination Fee and Expenses Payable by Ventas to NHP" beginning on page 97 for a complete discussion of the circumstances under which a termination fee and/or expense reimbursement will be required to be paid.

Accounting Treatment (See page 69)

        Ventas prepares its financial statements in accordance with accounting principles generally accepted in the United States, which we refer to as GAAP. The merger will be accounted for by applying the acquisition method. Please see the section entitled "Accounting Treatment" on page 69.

No Appraisal Rights (See page 73)

        Under the Maryland General Corporation Law, in connection with the merger, NHP stockholders are not entitled to exercise the right of objecting stockholders to receive the fair value of their shares.

Litigation Relating to the Merger (See page 70)

        As of May 12, 2011, purported stockholders of NHP have filed seven lawsuits against NHP, its directors, and, in certain cases, Ventas and Needles Acquisition LLC challenging the merger. The lawsuits seek various forms of relief, including to enjoin the merger, direct the defendants to exercise certain alleged duties, rescind the merger agreement, impose a constructive trust in favor of the class upon any benefits improperly received by the defendants, and award the plaintiffs damages and expenses. For more information about litigation related to the merger, see "The Merger—Litigation Relating to the Merger" beginning on page 70.

The Special Meetings

The Ventas Special Meeting (See page 28)

        The Ventas special meeting will be held at 111 South Wacker Drive, 29th Floor, in Chicago, Illinois, on Friday, July 1, 2011, at 10:00 a.m. local time. At the Ventas special meeting, Ventas stockholders will be asked to vote on the following matters:

  •
  the approval of the issuance of shares of Ventas common stock to NHP stockholders in connection with the merger;

  •
  the approval of an amendment to the Amended and Restated Certificate of Incorporation of Ventas, Inc., as previously amended (which we refer to as the Ventas charter), to increase the number of authorized shares of Ventas capital stock from 310,000,000 to 610,000,000 and the number of authorized shares of Ventas common stock from 300,000,000 to 600,000,000 (we refer to this amendment as the charter amendment); and

  •
  the approval of any adjournments of the Ventas special meeting, if necessary, to solicit additional proxies if there are not sufficient votes for such proposals.

        You may vote at the Ventas special meeting if you owned shares of Ventas common stock at the close of business on the record date, May 13, 2011. You may cast one vote for each share of common stock that you owned on the record date. On that date, there were 188,080,247 shares of Ventas common stock outstanding and entitled to vote.

        The proposals to approve the issuance of shares of Ventas common stock to NHP stockholders in connection with the merger and to approve the Ventas charter amendment each require the affirmative vote of the holders of a majority of the outstanding shares of Ventas common stock. The merger cannot be completed without the approval by Ventas stockholders of both of these proposals. The proposal to approve any adjournments of the Ventas special meeting, if necessary, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the shares of Ventas common stock represented, in person or by proxy, at the Ventas special meeting.

        On the record date, approximately 1% of the outstanding shares of Ventas common stock entitled to vote was held by Ventas directors, executive officers and their respective affiliates. Ventas currently expects that its directors and executive officers will vote their shares in favor of the issuance of shares of Ventas common stock to NHP stockholders in connection with the merger and the Ventas charter amendment, although none has entered into any agreements obligating them to do so.

The NHP Special Meeting (See page 35)

        The special meeting of NHP stockholders will be held at the Conference Center at 610 Newport Center Drive, Newport Beach, California, on Friday, July 1, 2011, at 8:00 a.m. local time. At the special meeting, stockholders of NHP will be asked to adopt the Agreement and Plan of Merger, dated as of February 27, 2011, among Ventas, Needles Acquisition LLC, and NHP and to approve the merger of NHP with and into Needles Acquisition LLC and the other transactions contemplated by the merger agreement.

        You may vote at the NHP special meeting if you owned shares of NHP common stock at the close of business on the record date, May 13, 2011. On that date, there were 126,670,766 shares of NHP common stock outstanding and entitled to vote. You may cast one vote for each share of NHP common stock that you owned on the record date.

        The affirmative vote of the holders of at least two-thirds of the outstanding shares of NHP common stock on the record date is required to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement. In the event that there are not sufficient votes to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement, the Chairman of the NHP special meeting is authorized to adjourn the meeting (from time to time in his discretion) in order to solicit additional proxies.

        On the record date, approximately 1% of the outstanding shares of NHP common stock entitled to vote was held by NHP directors, executive officers and their respective affiliates. NHP currently expects that its directors and executive officers will vote their shares in favor of the adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement, although none has entered into any agreements obligating them to do so.

Rights of NHP Stockholders Will Change as a Result of the Merger (See page 125)

        NHP stockholders will have different rights once they become stockholders of the combined company, due to differences between the governing documents of Ventas and NHP. These differences are described in detail under "Comparison of Rights of Ventas Stockholders and NHP Stockholders" beginning on page 125.

Risk Factors

        Before voting at the Ventas or NHP special meeting, you should carefully consider all of the information contained in or incorporated by reference into this joint proxy statement/prospectus, including the risk factors set forth under the heading "Risk Factors" beginning on page 17 or described in Ventas's and NHP's Annual Reports on Form 10-K for the year ended December 31, 2010 and other reports filed with the SEC, which are incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 138.

Selected Historical Financial Data of Ventas

        The following table sets forth selected consolidated financial information for Ventas. The selected statement of income data for each of the years in the five-year period ended December 31, 2010 and the selected balance sheet data as of December 31 for each of the years in the five-year period ended December 31, 2010 have been derived from Ventas's audited consolidated financial statements incorporated herein by reference. The selected statement of income data for the three months ended March 31, 2011 and 2010 and the selected balance sheet data as of March 31, 2011 have been derived from Ventas's unaudited consolidated financial statements incorporated herein by reference.

        The following information should be read together with Ventas's Annual Report on Form 10-K for the year ended December 31, 2010, Ventas's Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, and the other information that Ventas has filed with the SEC and incorporated herein by reference. See "Where You Can Find More Information" beginning on page 138.

	As of and for the Three Months Ended March 31,		As of and for the Years Ended December 31,(1)
	2011	2010	2010	2009	2008	2007	2006
	(In thousands, except per share data)
Operating Data
Rental income	$142,839	$128,522	$539,572	$496,568	$476,815	$454,496	$378,763
Resident fees and services	114,502	108,486	446,301	421,058	429,257	282,226	—
Interest expense	42,558	44,090	178,863	176,990	202,624	194,752	125,737
Property-level operating expenses	86,787	78,879	315,953	302,813	306,944	198,125	3,171
General, administrative and professional fees	14,832	10,683	49,830	38,830	40,651	36,425	26,136
Income from continuing operations attributable to common stockholders	48,984	51,874	218,370	193,120	174,054	130,242	118,001
Discontinued operations	—	745	27,797	73,375	48,549	143,439	13,153
Net income attributable to common stockholders	48,984	52,619	246,167	266,495	222,603	273,681	131,154
Per Share Data
Income from continuing operations attributable to common stockholders, basic	$0.31	$0.34	$1.39	$1.27	$1.24	$1.06	$1.13
Net income attributable to common stockholders, basic	$0.31	$0.34	$1.57	$1.75	$1.59	$2.23	$1.26
Income from continuing operations attributable to common stockholders, diluted	$0.30	$0.34	$1.38	$1.26	$1.24	$1.06	$1.13
Net income attributable to common stockholders, diluted	$0.30	$0.34	$1.56	$1.74	$1.59	$2.22	$1.25
Dividends declared per common share	$0.575	$0.535	$2.14	$2.05	$2.05	$1.90	$1.58
Balance Sheet Data
Real estate investments, at cost	$6,764,463		$6,747,699	$6,399,421	$6,256,562	$6,380,703	$3,707,837
Cash and cash equivalents	41,899		21,812	107,397	176,812	28,334	1,246
Total assets	5,694,098		5,758,021	5,616,245	5,771,418	5,718,475	3,256,021
Senior notes payable and other debt	2,571,368		2,900,044	2,670,101	3,136,998	3,346,531	2,312,021
Other Data
Net cash provided by operating activities	$130,769	$115,561	$447,622	$422,101	$379,907	$404,600	$238,867
Net cash provided by (used in) investing activities	31,681	(30,005)	(301,920)	(1,746)	(136,256)	(1,175,192)	(481,974)
Net cash (used in) provided by financing activities	(142,456)	(61,071)	(231,452)	(490,180)	(95,979)	802,675	242,712

	As of and for the Three Months Ended March 31,		As of and for the Years Ended December 31,(1)
	2011	2010	2010	2009	2008	2007	2006
	(In thousands, except per share data)
Non-GAAP Financial Measures Reconciliation
Net income attributable to common stockholders	$48,984	$52,619	$246,167	$266,495	$222,603	$273,681	$131,154
Adjustments:
Real estate depreciation and amortization	51,173	52,085	203,966	198,841	228,778	224,028	107,253
Real estate depreciation related to noncontrolling interest	(204)	(1,726)	(6,217)	(6,349)	(6,251)	(3,749)	—
Real estate depreciation related to unconsolidated entities	1,035	—	2,367	—	—	—	—
Discontinued operations:
Gain on sale of real estate assets	—	(184)	(25,241)	(67,305)	(39,026)	(129,478)	—
Depreciation on real estate assets	—	223	464	1,727	6,253	9,736	10,985

FFO(2)	100,988	103,017	421,506	393,409	412,357	374,218	249,392
Adjustments:
Reversal of contingent liability	—	—	—	—	(23,328)	—	(1,769)
Provision for loan losses	—	—	—	—	5,994	—	—
Income tax (benefit) expense	(3,197)	(133)	2,930	(3,459)	(17,616)	(29,095)	—
Loss (gain) on extinguishment of debt	16,520	—	9,791	6,080	(2,398)	(88)	1,273
Merger-related expenses and deal costs	6,449	2,319	19,243	13,015	4,460	2,979	—
Amortization of other intangibles	256	—	511	—	—	—	—
Net gain on sale of marketable equity securities	—	—	—	—	—	(864)	(1,379)
Gain on foreign currency hedge	—	—	—	—	—	(24,314)	—
Preferred stock issuance costs	—	—	—	—	—	1,750	—
Bridge loan fee	—	—	—	—	—	2,550	—
Rent reset costs	—	—	—	—	—	—	7,361

Normalized FFO(2)	$121,016	$105,203	$453,981	$409,045	$379,469	$327,136	$254,878

(1)
Effective January 1, 2009, Ventas adopted Financial Accounting Standards Board guidance relating to convertible debt instruments that may be settled in cash upon conversion. See "Note 2—Accounting Policies" of the Notes to Consolidated Financial Statements included in Item 8 of Ventas's Annual Report on Form 10-K for the year ended December 31, 2010 for details regarding the impact of the adoption on Ventas's consolidated financial statements.

(2)
Ventas believes that net income, as defined by GAAP, is the most appropriate earnings measurement. However, Ventas considers funds from operations, which we refer to as FFO, and normalized FFO appropriate measures of operating performance of an equity REIT. Moreover, Ventas believes that normalized FFO provides useful information because it allows investors, analysts and Ventas management to compare Ventas's operating performance to the operating performance of other real estate companies and between periods on a consistent basis without having to account for differences caused by unanticipated items. Ventas uses the National Association of Real Estate Investment Trusts, which we refer to as NAREIT, definition of FFO. NAREIT defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. Ventas defines normalized FFO as FFO excluding the following items (which may be recurring in nature): (a) gains and losses on the sales of real property assets; (b) merger-related costs and expenses, including amortization of intangibles and transition and integration expenses, and deal costs and expenses, including expenses and recoveries, if any, relating to Ventas's lawsuit against HCP, Inc. and the issuance of preferred stock or bridge loan fees; (c) the impact of any expenses related to asset impairment and valuation allowances, the write-off of unamortized deferred financing fees, or additional costs, expenses, discounts, make-whole payments, penalties or premiums incurred as a result of early retirement or payment of Ventas's debt; (d) the non-cash effect of income tax benefits or expenses; (e) the impact of future unannounced acquisitions or divestitures (including pursuant to tenant options to purchase) and capital transactions; (f) the reversal or incurrence of contingent liabilities; (g) gains and losses for non-operational foreign currency hedge agreements; and (h) one-time expenses in connection with rent reset process with Kindred Healthcare, Inc and its subsidiaries. FFO and normalized FFO presented herein are not necessarily identical to FFO and normalized FFO presented by other real estate companies due to the fact that not all real estate companies use the same definitions. FFO and normalized FFO should not be considered alternatives to net income (determined in accordance with GAAP) as indicators of Ventas's financial performance or alternatives to cash flow from operating activities (determined in accordance with GAAP) as measures of Ventas's liquidity, nor are FFO and normalized FFO necessarily indicative of sufficient cash flow to fund all of Ventas's needs.

 Selected Historical Financial Data of NHP

        The following table sets forth selected consolidated financial information for NHP. The selected income statement data for each of the years in the five-year period ended December 31, 2010 and the selected balance sheet data as of December 31 for each of the years in the five-year period ended December 31, 2010 have been derived from NHP's audited consolidated financial statements incorporated herein by reference. The selected income statement data for the three months ended March 31, 2011 and 2010 and the selected balance sheet data as of March 31, 2011 have been derived from NHP's unaudited condensed consolidated financial statements incorporated herein by reference.

        The following information should be read together with NHP's Annual Report on Form 10-K for the year ended December 31, 2010, NHP's Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, and the other information that NHP has filed with the SEC and incorporated herein by reference. See "Where You Can Find More Information" beginning on page 138.

	As of and for the Three Months Ended March 31,		As of and for the Years Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(In thousands, except per share data)
Operating Data
Revenues	$122,374	$100,848	$439,251	$383,853	$360,869	$296,461	$214,928
Income from continuing operations	39,574	30,320	137,224	121,800	102,423	126,044	47,004
Discontinued operations	10,740	919	4,899	27,258	165,584	98,202	138,152
Net income	50,314	31,239	142,123	149,058	268,007	224,246	185,156
Preferred stock dividends	—	—	—	(5,350)	(7,637)	(13,434)	(15,163)
Net income attributable to NHP common stockholders	50,551	31,429	143,766	143,040	260,501	211,024	170,414
Dividends paid on common stock	61,138	51,979	223,452	187,799	171,496	150,819	120,406
Per Share Data
Diluted income from continuing operations attributable to NHP common stockholders	$0.31	$0.25	$1.11	$1.06	$0.95	$1.23	$0.41
Diluted net income attributable to NHP common stockholders	0.39	0.26	1.15	1.31	2.63	2.31	2.19
Dividends paid on common stock	0.48	0.44	1.82	1.76	1.76	1.64	1.54
Balance Sheet Data
Investments in real estate, net	$3,763,753		$3,698,274	$3,031,383	$3,124,299	$2,961,442	$2,583,515
Total assets	4,153,845		4,092,624	3,647,075	3,458,125	3,144,353	2,704,814
Borrowings under unsecured senior credit facility	245,000		175,000	—	—	41,000	139,000
Senior notes	991,633		991,633	991,633	1,056,233	1,166,500	887,500
Notes and bonds payable	365,164		362,624	431,456	435,199	340,150	355,411
NHP stockholders' equity	2,279,522		2,299,827	2,033,099	1,760,667	1,482,693	1,243,809
Other Data
Net cash provided by operating activities	$55,486	$43,733	$295,741	$247,145	$243,838	$220,886	$171,932
Net cash used in investing activities	$(75,468)	$(203,472)	$(708,454)	$(1,900)	$(111,088)	$(375,364)	$(654,819)
Net cash provided by (used in) financing activities	$11,598	$(11,949)	$90,026	$54,783	$(69,907)	$159,190	$487,577
Diluted weighted average shares outstanding	128,980	119,463	124,339	108,547	98,763	90,987	77,566

	As of and for the Three Months Ended March 31,		As of and for the Years Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(In thousands, except per share data)
Reconciliation of Funds from Operations(1)
Net income	$50,314	$31,239	$142,123	$149,058	$268,007	$224,246	$185,156
Net loss (income) attributable to noncontrolling interests	237	190	1,643	(668)	131	212	421
Preferred stock dividends	—	—	—	(5,350)	(7,637)	(13,434)	(15,163)
Real estate related depreciation	38,248	31,545	135,245	123,666	118,603	100,340	77,714
Depreciation in income from unconsolidated joint ventures	1,182	1,239	4,793	5,209	4,768	1,703	—
Deferred gain recognition	(471)	—	—	—	—	—	—
Gain on sale of facilities, net	(10,607)	(22)	(16,948)	(23,908)	(154,995)	(118,114)	(96,791)

Funds from operations available to common stockholders	$78,903	$64,191	$266,856	$248,007	$228,877	$194,953	$151,337

(1)
NHP believes that funds from operations is an important non-GAAP supplemental measure of operating performance because it excludes the effect of depreciation and gains (losses) from sales of facilities (both of which are based on historical costs which may be of limited relevance in evaluating current performance).

Additionally, funds from operations is used by NHP and widely used by industry analysts as a measure of operating performance for equity REITs. NHP therefore discloses funds from operations, although it is a measurement that is not defined by GAAP. NHP calculates funds from operations in accordance with the definition used by NAREIT. Funds from operations does not represent cash generated from operating activities as defined by GAAP (funds from operations does not include changes in operating assets and liabilities) and, therefore, should not be considered as an alternative to net income as the primary indicator of operating performance or to cash flow as a measure of liquidity.

Summary Unaudited Pro Forma Condensed Consolidated Financial Information

        The following table shows summary unaudited pro forma condensed consolidated financial information about the combined financial condition and operating results of Ventas and NHP after giving effect to the merger and the Atria Acquisition. The unaudited pro forma financial information assumes that the merger is accounted for by applying the acquisition method. The unaudited pro forma condensed consolidated balance sheet data gives effect to the merger and the Atria Acquisition as if they both had occurred on March 31, 2011. The unaudited pro forma condensed consolidated income statement data gives effect to the merger and the Atria Acquisition as if they both had occurred on January 1, 2010, in each case based on the most recent valuation data available. The summary unaudited pro forma condensed consolidated financial information listed below has been derived from and should be read in conjunction with (1) the more detailed unaudited pro forma condensed consolidated financial information, including the notes thereto, appearing elsewhere in this joint proxy statement/prospectus, (2) the historical consolidated financial statements and related notes of both Ventas and NHP, incorporated herein by reference, and (3) the historical consolidated financial statements and related notes of Atria Senior Living Group, Inc. and One Lantern Senior Living Inc, which we refer to as One Lantern, incorporated herein by reference. See "Unaudited Pro Forma Condensed Consolidated Financial Statements" beginning on page 102 and "Where You Can Find More Information" beginning on page 138.

	As of and for the Three Months Ended March 31, 2011
	Ventas Historical	Ventas Pro Forma for the Atria Acquisition	NHP Historical	Total Pro Forma
	(In thousands, except per share data)
Operating Data
Rental income	$142,839	$142,839	$111,786	$256,898
Resident fees and services	114,502	270,424	—	270,424
Interest expense	42,558	61,841	23,201	75,752
Property-level operating expenses	86,787	197,215	9,898	206,337
Income from continuing operations attributable to common stockholders	48,984	50,058	39,811	78,239
Per Share Data
Income from continuing operations attributable to common stockholders per common share:
Basic	$0.31	$0.27	$0.31	$0.27
Diluted	$0.30	$0.26	$0.31	$0.27
Shares used in computing earnings per common share:
Basic	160,420	187,481	126,474	290,588
Diluted	162,023	189,084	128,890	292,191
Balance Sheet Data
Net real estate investments	$5,389,043	$8,711,065	$3,919,136	$16,093,338
Total assets	5,694,098	9,157,864	4,153,845	16,773,959
Senior notes payable and other debt	2,571,368	4,551,536	1,601,797	6,114,651
Total equity	2,646,447	3,936,463	2,312,437	9,342,932
Other Data
FFO(1)	$100,988	$123,296	$78,903	$214,893
Normalized FFO(1)	121,016	145,364	84,000	242,058

	For the Year Ended December 31, 2010
	Ventas Historical	Ventas Pro Forma for the Atria Acquisition	NHP Historical	Total Pro Forma
	(In thousands, except per share data)
Operating Data
Rental income	$539,572	$565,781	$409,854	$1,030,431
Resident fees and services	446,301	1,046,840	—	1,046,840
Interest expense	178,863	259,490	97,329	317,511
Property-level operating expenses	315,953	754,443	39,536	793,595
Income from continuing operations attributable to common stockholders	218,370	140,476	138,867	254,781
Per Share Data
Income from continuing operations attributable to common stockholders per common share:
Basic	$1.39	$0.75	$1.14	$0.88
Diluted	$1.38	$0.75	$1.12	$0.87
Shares used in computing earnings per common share:
Basic	156,608	187,130	121,687	290,237
Diluted	157,657	188,179	124,339	291,286
Other Data
FFO(1)	$421,506	$543,662	$266,856	$920,947
Normalized FFO(1)	453,981	552,844	286,285	949,633

(1)
Reconciliation of FFO and normalized FFO is set forth in the "Unaudited Pro Forma Condensed Consolidated Financial Statements" beginning on page 102.

        The unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the combined operating results or financial position that would have occurred if such transactions had been consummated on the dates and in accordance with the assumptions described herein, nor is it necessarily indicative of the combined company's future operating results or financial position. The unaudited pro forma condensed consolidated financial information does not give effect to (1) any potential revenue enhancements or cost synergies that could result from the merger or the Atria Acquisition or (2) any integration costs relating to the Atria Acquisition. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed consolidated financial information, the preliminary allocation of the pro forma purchase prices reflected in the unaudited pro forma condensed consolidated financial information is subject to adjustment and may vary significantly from the definitive allocation of the final purchase prices that will be recorded subsequent to completion of the Atria Acquisition and the merger, respectively. The determination of the final purchase price for the merger will be based on the number of shares of NHP common stock outstanding and Ventas's stock price at closing.

 Equivalent and Comparative Per Share Information

        The following table sets forth for the three months ended March 31, 2011 and the year ended December 31, 2010 selected per share information for Ventas common stock on a historical and pro forma basis, giving effect to the merger and the Atria Acquisition, and for NHP common stock on a historical and pro forma equivalent basis. Except for the historical information as of and for the year ended December 31, 2010, the information in the table is unaudited. You should read the table below together with the historical consolidated financial statements and related notes of Ventas and NHP contained in their respective Quarterly Reports on Form 10-Q for the three months ended March 31, 2011 and in their respective Annual Reports on Form 10-K for the year ended December 31, 2010, which are incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 138.

        The Ventas pro forma income from continuing operations attributable to common stockholders was calculated using the methodology described below under the heading "Unaudited Pro Forma Condensed Consolidated Financial Statements," and is subject to all the assumptions, adjustments and limitations described thereunder. The Ventas pro forma cash dividends per common share represent Ventas's historical cash dividends per common share. The Ventas pro forma book value per share was calculated by dividing total combined Ventas and NHP common stockholders' equity by pro forma equivalent common shares. The NHP pro forma equivalent per common share amounts were calculated by multiplying the Ventas pro forma amounts by the exchange ratio of 0.7866.

	Ventas		NHP
	Historical	Pro Forma	Historical	Pro Forma
For the Three Months Ended March 31, 2011
Income from continuing operations attributable to common stockholders per common share, basic	$0.31	$0.27	$0.31	$0.21
Income from continuing operations attributable to common stockholders per common share, diluted	$0.30	$0.27	$0.31	$0.21
Cash dividends declared per common share	$0.575	$0.575	$0.48	$0.45
As of March 31, 2011
Book value per common share	$16.22	$32.09	$18.26	$25.24
For the Year Ended December 31, 2010
Income from continuing operations attributable to common stockholders per common share, basic	$1.39	$0.88	$1.14	$0.69
Income from continuing operations attributable to common stockholders per common share, diluted	$1.38	$0.87	$1.12	$0.68
Cash dividends declared per common share	$2.14	$2.14	$1.82	$1.68

RISK FACTORS

        In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section entitled "Cautionary Statement Regarding Forward-Looking Statements," you should carefully consider the following risks before deciding whether to vote for (i) if you are a Ventas stockholder, the issuance of shares of Ventas common stock to NHP stockholders in connection with the merger and the Ventas charter amendment, or (ii) if you are an NHP stockholder, the adoption of the merger agreement and approval of the merger and other transactions contemplated by the merger agreement. In addition, you should read and consider the risks associated with each of the businesses of Ventas and NHP because these risks will also affect the combined company. These risks can be found in Ventas's and NHP's respective Annual Reports on Form 10-K for the year ended December 31, 2010 and other reports filed by Ventas and NHP with the SEC, which are incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 138.

Risk Factors Relating to the Merger

The exchange ratio is fixed and will not be adjusted in the event of any change in either Ventas's or NHP's stock price.

        Upon the closing of the merger, each share of NHP common stock will be converted into the right to receive 0.7866 of a share of Ventas common stock, with cash paid in lieu of fractional shares. This exchange ratio was fixed in the merger agreement and will not be adjusted for changes in the market price of either Ventas common stock or NHP common stock. Changes in the price of Ventas common stock prior to the merger will affect the market value of the merger consideration that NHP stockholders will receive on the date of the merger. Stock price changes may result from a variety of factors (many of which are beyond our control), including the following factors:

  •
  changes in our respective businesses, operations, assets, liabilities and prospects;

  •
  changes in market assessments of the business, operations, financial position and prospects of either company;

  •
  market assessments of the likelihood that the merger will be completed;

  •
  interest rates, general market and economic conditions and other factors generally affecting the price of Ventas's and NHP's common stock; and

  •
  federal, state and local legislation, governmental regulation and legal developments in the businesses in which NHP and Ventas operate.

        The price of Ventas common stock at the closing of the merger may vary from its price on the date the merger agreement was executed, on the date of this joint proxy statement/prospectus and on the date of the special meetings of Ventas and NHP. As a result, the market value of the merger consideration represented by the exchange ratio will also vary. For example, based on the range of closing prices of Ventas common stock during the period from February 25, 2011, the last trading day before public announcement of the merger, through May 12, 2011, the latest practicable date before the date of this joint proxy statement/prospectus, the exchange ratio of 0.7866 shares of Ventas common stock represented a market value ranging from a low of $40.39 to a high of $44.99.

        Because the merger will be completed after the date of the special meetings, at the time of your special meeting, you will not know the exact market value of the Ventas common stock that NHP stockholders will receive upon completion of the merger. You should consider the following two risks:

  •
  If the price of Ventas common stock increases between the date the merger agreement was signed or the date of the Ventas special meeting and the effective time of the merger, NHP stockholders will receive shares of Ventas common stock that have a market value upon completion of the merger that is greater than the market value of such shares calculated pursuant to the exchange ratio when the merger agreement was signed or the date of the Ventas special meeting, respectively. Therefore, while the number of shares of Ventas common stock to be issued per share of NHP common stock is fixed, Ventas stockholders cannot be sure of the market value of the consideration that will be paid to NHP stockholders upon completion of the merger.

  •
  If the price of Ventas common stock declines between the date the merger agreement was signed or the date of the NHP special meeting and the effective time of the merger, including for any of the reasons described above, NHP stockholders will receive shares of Ventas common stock that have a market value upon completion of the merger that is less than the market value of such shares calculated pursuant to the exchange ratio on the date the merger agreement was signed or on the date of the NHP special meeting, respectively. Therefore, while the number of shares of Ventas common stock to be issued per share of NHP common stock is fixed, NHP stockholders cannot be sure of the market value of the Ventas common stock they will receive upon completion of the merger or the market value of Ventas common stock at any time after the completion of the merger.

If the merger does not occur, one of the companies may incur payment obligations to the other.

        If the merger agreement is terminated under certain circumstances, Ventas or NHP may be obligated to pay the other party a termination fee of $175 million plus $20 million in expense reimbursement. In certain circumstances, even if the termination fee is not payable, Ventas or NHP may be required to pay $20 million in expense reimbursement to the other party. See "The Merger Agreement—Termination of the Merger Agreement—Termination Fee and Expenses Payable by NHP to Ventas" beginning on page 96 and "—Termination Fee and Expenses Payable by Ventas to NHP" beginning on page 97.

Failure to complete the merger could negatively impact the stock prices and the future business and financial results of Ventas and NHP.

        If the merger is not completed, the ongoing businesses of Ventas and NHP could be adversely affected and each of Ventas and NHP will be subject to several risks, including the following:

  •
  being required, under certain circumstances, to pay to the other party a termination fee of $175 million and/or $20 million in expense reimbursement;

  •
  having to pay certain costs relating to the proposed merger, such as legal, accounting, financial advisor, filing, printing and mailing fees; and

  •
  diversion of management focus and resources from operational matters and other strategic opportunities while working to implement the merger.

        If the merger is not completed, these risks could materially affect the business, financial results and stock prices of Ventas or NHP.

The pendency of the merger could adversely affect the business and operations of Ventas and NHP.

        In connection with the pending merger, some customers or vendors of each of Ventas and NHP may delay or defer decisions, which could negatively impact the revenues, earnings, cash flows and expenses of Ventas and NHP, regardless of whether the merger is completed. Similarly, current and prospective employees of Ventas and NHP may experience uncertainty about their future roles with the combined company following the merger, which may materially adversely affect the ability of each of Ventas and NHP to attract and retain key personnel during the pendency of the merger. In addition, due to operating covenants in the merger agreement, each of Ventas and NHP may be unable, during the pendency of the merger, to pursue certain strategic transactions, undertake certain significant capital projects, undertake certain significant financing transactions and otherwise pursue other actions that are not in the ordinary course of business, even if such actions would prove beneficial.

Some of the directors and executive officers of NHP have interests in seeing the merger completed that are different from, or in addition to, those of the other NHP stockholders.

        Some of the directors and executive officers of NHP have arrangements that provide them with interests in the merger that are different from, or in addition to, those of the stockholders of NHP. These interests include, among other things, the continued service as a director or an executive officer of the combined company, severance benefits and the immediate vesting of certain stock-based awards. These interests, among other things, may influence the directors and executive officers of NHP to support or approve the merger. See "The Merger—Financial Interests of NHP's Directors and Executive Officers in the Merger" beginning on page 66.

The merger agreement contains provisions that could discourage a potential competing acquirer of either NHP or Ventas or could result in any competing proposal being at a lower price than it might otherwise be.

        The merger agreement contains "no shop" provisions that, subject to limited exceptions, restrict NHP's ability to solicit, encourage, facilitate or discuss competing third-party proposals to acquire all or a significant part of NHP. Further, even if the NHP board of directors withdraws or qualifies its recommendation for the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement, it will still be required to submit the matter to a vote of its stockholders at its special meeting. In addition, Ventas generally has an opportunity to offer to modify the terms of the proposed merger in response to any competing acquisition proposals that may be made before the NHP board of directors may withdraw or qualify its recommendation. Upon termination of the merger agreement in some circumstances, one of the parties may be required to pay a termination fee and/or expense reimbursement to the other party. See "The Merger—The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions by NHP" beginning on page 87, "—Termination of the Merger Agreement—Termination Fee and Expenses Payable by NHP to Ventas" beginning on page 96, and "—Termination Fee and Expenses Payable by Ventas to NHP" beginning on page 97.

        These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of NHP or Ventas from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the merger, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee and/or expense reimbursement that may become payable in certain circumstances.

Risk Factors Relating to Ventas Following the Merger

Operational Risks

Ventas expects to incur substantial expenses related to the merger.

        Ventas expects to incur substantial expenses in connection with completing the merger and integrating the business, operations, networks, systems, technologies, policies and procedures of NHP with those of Ventas. There are several systems that must be integrated, including accounting and finance, payroll and benefits, and asset management. While Ventas has assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond its control that could affect the total amount or the timing of its integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Moreover, Ventas expects to commence these integration initiatives before it has completed a similar integration of assets it acquired in the Atria Acquisition, which could cause both of these integration initiatives to be delayed or rendered more costly or disruptive than would otherwise be the case. Due to these factors, the transaction and integration expenses associated with the merger could, particularly in the near term, exceed the savings that Ventas expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the integration of the businesses following the completion of the merger. As a result of these expenses, Ventas expects to take charges against its earnings before and after the completion of the merger. The charges taken after the merger are expected to be significant, although the aggregate amount and timing of such charges are uncertain at present.

Following the merger, the combined company may be unable to integrate successfully the businesses of Ventas and NHP and realize the anticipated benefits of the merger or do so within the anticipated timeframe.

        The merger involves the combination of two companies which currently operate as independent public companies. Even though the companies are operationally similar, the combined company will be required to devote significant management attention and resources to integrating the business practices and operations of Ventas and NHP. It is possible that the integration process could result in the distraction of the combined company's management, the disruption of the combined company's ongoing business or inconsistencies in the combined company's operations, services, standards, controls, procedures and policies, any of which could adversely affect the ability of the combined company to maintain relationships with customers, vendors and employees or to fully achieve the anticipated benefits of the merger.

The future results of the combined company will suffer if the combined company does not effectively manage its expanded operations following the merger.

        Following the merger, the combined company may continue to expand its operations through additional acquisitions and other strategic transactions, some of which may involve complex challenges. The future success of the combined company will depend, in part, upon its ability to manage its expansion opportunities, integrate new operations into its existing business in an efficient and timely manner, successfully monitor its operations, costs, regulatory compliance and service quality, and maintain other necessary internal controls. The combined company cannot assure you that its expansion or acquisition opportunities will be successful, or that the combined company will realize its expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits.

The merger will result in changes to the board of directors of the combined company.

        Upon completion of the merger, the composition of the board of directors of the combined company will be different than the current boards of Ventas and NHP. The Ventas board of directors currently consists of ten directors, including the representative of LREP appointed to the board following the closing date of the Atria Acquisition. Upon the consummation of the merger, three NHP directors, including Douglas M. Pasquale, will also be added to the Ventas board of directors. This new composition of the board of directors of the combined company may affect the future decisions of the combined company.

Following the merger, the combined company may be unable to retain key employees.

        The success of Ventas after the merger will depend in part upon its ability to retain key NHP and Ventas employees. Key employees may depart either before or after the merger because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company following the merger. Accordingly, no assurance can be given that Ventas, NHP and, following the merger, the combined company will be able to retain key employees to the same extent as in the past.

The market price of Ventas common stock may decline as a result of the merger.

        The market price of Ventas common stock may decline as a result of the merger if the combined company does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts, or the effect of the merger on Ventas's financial results is not consistent with the expectations of financial or industry analysts.

After the merger is completed, NHP stockholders who receive Ventas common stock in the merger will have different rights that may be less favorable than their current rights as NHP stockholders.

        After the closing of the merger, NHP stockholders who receive Ventas common stock in the merger will have different rights than they currently have as NHP stockholders. For a detailed discussion of your rights as a stockholder of Ventas and the significant differences between your rights as a stockholder of NHP and your rights as a stockholder of Ventas, see "Comparison of Rights of Ventas Stockholders and NHP Stockholders" beginning on page 125.

Ventas cannot assure you that it will be able to continue paying dividends at the current rate.

        As noted elsewhere in this joint proxy statement/prospectus, Ventas plans to continue its current dividend practices following the merger. However, Ventas stockholders may not receive the same dividends following the merger for various reasons, including the following:

  •
  as a result of the merger and the issuance of shares of Ventas common stock in connection with the merger, the total amount of cash required for Ventas to pay dividends at its current rate will increase;

  •
  Ventas may not have enough cash to pay such dividends due to changes in Ventas's cash requirements, capital spending plans, cash flow or financial position;

  •
  decisions on whether, when and in which amounts to make any future distributions will remain at all times entirely at the discretion of the Ventas board of directors, which reserves the right to change Ventas's dividend practices at any time and for any reason;

  •
  Ventas may desire to retain cash to maintain or improve its credit ratings; and

  •
  the amount of dividends that Ventas's subsidiaries may distribute to Ventas may be subject to restrictions imposed by state law, restrictions that may be imposed by state regulators, and restrictions imposed by the terms of any current or future indebtedness that these subsidiaries may incur.

Ventas's stockholders have no contractual or other legal right to dividends that have not been declared.

The merger will likely result in a reduction in per share equivalent dividend payments for holders of NHP common stock after the merger.

        If Ventas continues to pay quarterly cash dividends at the rate of $0.575 per share after the merger, this dividend, from the perspective of a holder of NHP common stock, would be equivalent to a quarterly dividend of approximately $0.45 per share of NHP common stock, based on the exchange ratio of 0.7866, which is approximately 6% less than NHP's most recent quarterly dividend of $0.48 per share of NHP common stock.

Legal Risks

In connection with the announcement of the merger agreement, seven lawsuits have been filed and are pending, as of May 12, 2011, seeking, among other things, to enjoin the merger and rescind the merger agreement, and an adverse judgment in any of the lawsuits may prevent the merger from becoming effective within the expected timeframe (if at all).

        As of May 12, 2011, purported stockholders of NHP have filed seven lawsuits against NHP, its directors, and, in certain cases, Ventas and Needles Acquisition LLC challenging the merger. The lawsuits seek various forms of relief, including to enjoin the merger, direct the defendants to exercise certain alleged duties, rescind the merger agreement, impose a constructive trust in favor of the class upon any benefits improperly received by the defendants, and award the plaintiffs damages and expenses. If the plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the merger on the agreed upon terms, the injunction may prevent the completion of the merger in the expected timeframe (if it is completed at all). For more information about litigation related to the merger, see "The Merger—Litigation Relating to the Merger" beginning on page 70.

Counterparties to certain significant agreements with NHP may have consent rights in connection with the merger.

        NHP is party to certain agreements that give the counterparty certain rights, including consent rights, in connection with "change in control" transactions. Under certain of these agreements, the merger will constitute a change in control and, therefore, the counterparty may assert its rights in connection with the merger. Any such counterparty may request modifications of its agreements as a condition to granting a waiver or consent under those agreements and there can be no assurance that such counterparties will not exercise their rights under the agreements, including termination rights where available. While Ventas may request changes in the structure of the merger to avoid triggering such rights, Ventas could incur additional costs or suffer losses in connection with the exercise of any such rights or any modifications of such agreements, including any costs associated with effectuating any such changes in the structure of the merger. For more information about Ventas's right to request changes to the merger structure, see "The Merger—The Merger Agreement—Form, Effective Time and Closing of the Merger" beginning on page 78.

REIT Risks

Ventas may incur adverse tax consequences if NHP has failed or fails to qualify as a REIT for U.S. federal income tax purposes.

        If NHP has failed or fails to qualify as a REIT for U.S. federal income tax purposes and the merger is completed, Ventas may incur significant tax liabilities, and Ventas could lose its REIT status should disqualifying activities continue after the merger.

REITs are subject to a range of complex organizational and operational requirements.

        As REITs, each of Ventas and NHP must distribute with respect to each taxable year at least 90% of its REIT taxable income to its stockholders. Other restrictions apply to a REIT's income and assets. For any taxable year that Ventas or NHP fails to qualify as a REIT, it will not be allowed a deduction for dividends paid to its stockholders in computing taxable income and thus would become subject to U.S. federal income tax as if it were a regular taxable corporation. In such an event, Ventas or NHP, as the case may be, could be subject to potentially significant tax liabilities. Unless entitled to relief under certain statutory provisions, Ventas or NHP, as the case may be, would also be disqualified from treatment as a REIT for the four taxable years following the year in which it lost its qualification. If Ventas or NHP failed to qualify as a REIT, the market price of Ventas common stock may decline and Ventas may need to reduce substantially the amount of distributions to its stockholders because of its increased tax liability.

Ventas and NHP Face Other Risks

        The risks listed above are not exhaustive, and you should be aware that following the merger Ventas and NHP will face various other risks, including those discussed in reports filed by Ventas and NHP with the SEC. See "Where You Can Find More Information" beginning on page 138.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements regarding Ventas's, NHP's or their respective tenants', operators', managers' or borrowers' expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, merger integration, growth opportunities, dispositions, expected lease income, continued qualification as a real estate investment trust, plans and objectives of management for future operations and statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will" and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and security holders must recognize that actual results may differ from the companies' expectations. Except to the extent required by applicable law, neither Ventas nor NHP undertakes a duty to update such forward-looking statements, which speak only as of the date on which they are made.

        Ventas's and NHP's actual future results and trends may differ materially depending on a variety of factors discussed in their filings with the SEC. These factors include without limitation:

  •
  the ability and willingness of each company's tenants, operators, borrowers, managers and other third parties to meet and/or perform their obligations under their respective contractual arrangements with the company, including, in some cases, their obligations to indemnify, defend and hold harmless the company from and against various claims, litigation and liabilities;

  •
  the ability of each company's tenants, operators, borrowers and managers to maintain the financial strength and liquidity necessary to satisfy their respective obligations and liabilities to third parties, including without limitation obligations under their existing credit facilities and other indebtedness;

  •
  each company's success in implementing its business strategy and its ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions or investments, including Ventas's recently completed Atria Acquisition and those in different asset types and outside the United States;

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  the nature and extent of future competition;

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  the extent of future or pending healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates;

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  increases in each company's cost of borrowing as a result of changes in interest rates and other factors;

  •
  the ability of each company's operators and managers, as applicable, to deliver high quality services, to attract and retain qualified personnel and to attract residents and patients;

  •
  changes in general economic conditions and/or economic conditions in the markets in which each company may, from time to time, compete, and the effect of those changes on the company's revenues and its ability to access the capital markets or other sources of funds;

  •
  each company's ability to pay down, refinance, restructure and/or extend its indebtedness as it becomes due;

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  each company's ability and willingness to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations;

  •
  final determination of each company's taxable net income for the year ended December 31, 2010 and for the year ending December 31, 2011;

  •
  the ability and willingness of each company's tenants to renew their leases upon expiration of the leases and each company's ability to reposition its properties on the same or better terms in the event such leases expire and are not renewed by the tenants or in the event the company exercises its right to replace an existing tenant upon default;

  •
  risks associated with Ventas's senior living operating portfolio, such as factors causing volatility in its operating income and earnings generated by its properties, including without limitation national and regional economic conditions, costs of materials, energy, labor and services, employee benefit costs, insurance costs and professional and general liability claims, and the timely delivery of accurate property-level financial results for those properties;

  •
  the movement of U.S. and Canadian exchange rates;

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  year-over-year changes in the Consumer Price Index and the effect of those changes on each company's earnings and the rent escalators included in its leases;

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  each company's ability and the ability of its tenants, operators, borrowers and managers to obtain and maintain adequate liability and other insurance from reputable and financially stable providers;

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  the impact of increased operating costs and uninsured professional liability claims on the liquidity, financial condition and results of operations of each company's tenants, operators, borrowers and managers, and the ability of those tenants, operators, borrowers and managers to accurately estimate the magnitude of those claims;

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  risks associated with each company's MOB portfolio and operations, including its ability to successfully design, develop and manage MOBs, to accurately estimate its costs in fixed fee-for-service projects and to retain key personnel;

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  the ability of the hospitals on or near whose campuses each company's MOBs are located and their affiliated health systems to remain competitive and financially viable and to attract physicians and physician groups;

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  each company's ability to maintain or expand its relationships with its existing and future hospital and health system clients;

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  risks associated with each company's investments in joint ventures and unconsolidated entities, including its lack of sole decision-making authority and its reliance on its joint venture partners' financial condition;

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  the impact of market or issuer events on the liquidity or value of each company's investments in marketable securities; and

  •
  the impact of any financial, accounting, legal or regulatory issues or litigation that may affect either company or its major tenants, operators or managers.

        Many of these factors are beyond the control of the companies and their management. Due to these risks and uncertainties, there can be no assurances that the results anticipated by the forecasts or other forward-looking statements of Ventas or NHP will occur, that their respective judgments or assumptions will prove correct, or that unforeseen developments will not occur. Accordingly, you are cautioned not to place undue reliance upon any forecasts or other forward-looking statements of Ventas or NHP.

THE COMPANIES

Ventas

111 S. Wacker Drive, Suite 4800
Chicago, Illinois 60606
(877) 483-6827

        Ventas, together with its subsidiaries, is a REIT, with a geographically diverse portfolio of seniors housing and healthcare properties in the United States and Canada. Ventas was incorporated in Kentucky in 1983, commenced operations in 1985 and reorganized as a Delaware corporation in 1987. Ventas operates through three reportable business segments: triple-net leased properties, senior living operations and MOB operations.

        As of March 31, 2011, Ventas's portfolio consisted of 602 assets: 240 senior housing communities, 187 skilled nursing facilities, 40 hospitals and 135 MOBs and other properties in 43 U.S. states, the District of Columbia and two Canadian provinces. With the exception of Ventas's seniors housing communities that are managed by independent third parties, such as Sunrise, pursuant to long-term management agreements and certain of its MOBs, including those acquired in connection with Ventas's Lillibridge acquisition, Ventas leases its properties to healthcare operating companies under "triple-net" or "absolute-net" leases, which require the tenants to pay all property-related expenses. Ventas also had real estate loan and other investments relating to seniors housing and healthcare companies or properties as of March 31, 2011.

        Ventas's primary business consists of acquiring, financing and owning seniors housing and healthcare properties and leasing those properties to third parties or operating those properties through independent third party managers. Through its Lillibridge subsidiary, Ventas also provides management, leasing, marketing, facility development and advisory services to highly rated hospitals and health systems throughout the United States.

        On May 12, 2011, Ventas acquired substantially all of the real estate assets of privately-owned Atria for a total purchase price of $3.2 billion, comprised of 24,958,543 shares of Ventas common stock (having a value of $1.38 billion based on the closing price of Ventas common stock on May 12, 2011), $168 million in cash and the assumption or repayment of $1.6 billion of net debt. As a result of the transaction, Ventas added to its senior living operating portfolio 118 private pay seniors housing communities located primarily in affluent coastal markets such as the New York metropolitan area, New England and California. Immediately prior to the closing, Atria spun off its management business into a new entity, Atria Senior Living, which continues to operate the acquired assets under long-term management agreements with Ventas. Atria Senior Living, based in Louisville, Kentucky, is owned by private equity funds managed by LREP.

        Additional information about Ventas and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 138.

NHP

Nationwide Health Properties, Inc.
610 Newport Center Drive, Suite 1150
Newport Beach, California 92660
Telephone: (949) 718-4400

        NHP, a Maryland corporation incorporated on October 14, 1985, is a REIT that, together with its subsidiaries, invests in healthcare related real estate, primarily seniors housing, long-term care properties and medical office buildings.

        NHP's operations are organized into two segments—triple-net leases and multi-tenant leases. In the triple-net leases segment, NHP invests in healthcare-related properties and leases the facilities to unaffiliated tenants under "triple-net" and generally "master" leases that transfer the obligation for all facility operating costs (including maintenance, repairs, taxes, insurance and capital expenditures) to the tenant. In the multi-tenant leases segment, NHP invests in healthcare related properties that have several tenants under separate leases in each building, thus requiring active management and responsibility for many of the associated operating expenses (although many of these are, or can effectively be, passed through to the tenants). During 2010, 2009 and 2008, the multi-tenant leases segment was comprised exclusively of MOBs. In addition, but to a much lesser extent because NHP views the risks of this activity to be greater due to less favorable bankruptcy treatment and other factors, from time to time, NHP extends mortgage loans and other financing to operators. For the twelve months ended December 31, 2010, approximately 93% of NHP's revenues were derived from its leases, with the remaining 7% from its mortgage loans and other financing activities.

        As of March 31, 2011, NHP had investments in 665 healthcare facilities, one land parcel, three development projects and one asset held for sale located in 42 states.

        Additional information about NHP and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 138.

Needles Acquisition LLC

        Needles Acquisition LLC, a wholly owned subsidiary of Ventas, is a Delaware limited liability company formed on February 24, 2011 for the purpose of effecting the merger. Upon completion of the merger, NHP will be merged with and into Needles Acquisition LLC, and the name of the surviving entity will be Nationwide Health Properties, LLC.

        Needles Acquisition LLC has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement.

 THE VENTAS SPECIAL MEETING

Date, Time and Place

        The special meeting of Ventas stockholders will be held at 111 South Wacker Drive, 29th Floor, in Chicago, Illinois, on Friday, July 1, 2011, at 10:00 a.m. local time.

Purpose of the Ventas Special Meeting

        At the Ventas special meeting, Ventas stockholders will be asked to vote on the following matters:

  •
  the approval of the issuance of shares of Ventas common stock to NHP stockholders in connection with the merger;

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  the approval of an amendment to the Ventas charter to increase the number of authorized shares of Ventas capital stock from 310,000,000 to 610,000,000 and the total authorized shares of Ventas common stock from 300,000,000 to 600,000,000;

  •
  the approval of any adjournments of the Ventas special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the issuance of Ventas common stock in connection with the merger and the Ventas charter amendment; and

  •
  any other matters that may properly be brought before the special meeting and at any adjournments or postponements thereof.

Recommendation of the Board of Directors of Ventas

        The Ventas board of directors unanimously has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement, including the issuance of shares of Ventas common stock to NHP stockholders in connection with the merger and the Ventas charter amendment, are advisable and in the best interests of Ventas and its stockholders and has unanimously approved the merger agreement, the merger and the other transactions contemplated thereby and the charter amendment.

        The Ventas board of directors unanimously recommends that the Ventas stockholders vote "FOR" the issuance of shares of Ventas common stock to NHP stockholders in connection with the merger and "FOR" the Ventas charter amendment to increase the number of authorized shares of Ventas common stock. The merger cannot be completed without the approval by Ventas stockholders of both of these proposals.

 Ventas Record Date; Stock Entitled to Vote

        Only holders of record of shares of Ventas common stock at the close of business on May 13, 2011, the record date for the Ventas special meeting, will be entitled to notice of, and to vote at, the Ventas special meeting or any adjournments thereof. You may cast one vote for each share of Ventas common stock that you owned on the record date.

        On the record date, there were a total of 188,080,247 shares of Ventas common stock outstanding and entitled to vote at the Ventas special meeting. On the record date, approximately 1% of the outstanding shares of Ventas common stock entitled to vote was held by Ventas directors, executive officers and their respective affiliates. Ventas currently expects that its directors and executive officers will vote their shares in favor of the issuance of shares of Ventas common stock to NHP stockholders in connection with the merger and the Ventas charter amendment, although none has entered into any agreements obligating them to do so.

 Quorum

        Stockholders who hold a majority of the total number of shares of Ventas common stock issued and outstanding on the record date must be present or represented by proxy to constitute a quorum to organize the Ventas special meeting. All shares of Ventas common stock represented at the Ventas special meeting, including abstentions and broker non-votes (shares held by a broker or nominee that are represented at the meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal), will be treated as present for purposes of determining the presence or absence of a quorum to organize the Ventas special meeting.

Required Vote

        The issuance of shares of Ventas common stock to NHP stockholders in connection with the merger and the Ventas charter amendment each require the affirmative vote of the holders of a majority of the outstanding shares of Ventas common stock. The merger cannot be completed without the approval by Ventas stockholders of both of these proposals. The approval of any adjournments of the Ventas special meeting, if necessary, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the shares of Ventas common stock present, or represented by proxy, at the Ventas special meeting.

Abstentions and Broker Non-Votes

        If you are a Ventas stockholder and fail to vote, fail to instruct your broker, bank or nominee to vote, or abstain from voting, it will have the same effect as a vote against the issuance of shares of Ventas common stock to NHP stockholders in connection with the merger and against the Ventas charter amendment to increase the number of authorized shares of Ventas common stock, but it will have no effect on the approval of any adjournments of the special meeting, if necessary.

Voting at the Special Meeting

        Whether or not you plan to attend the Ventas special meeting, please vote your shares of Ventas common stock. If your shares of Ventas common stock are held in your name, you may vote in person at the Ventas special meeting or by proxy.

Voting in Person

        If you plan to attend the Ventas special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares of Ventas common stock are held in "street name," which means your shares of Ventas common stock are held of record by a broker, bank or other nominee, and you wish to vote at the Ventas special meeting, you must bring to the Ventas special meeting a proxy from the record holder (your broker, bank or nominee) of the shares of Ventas common stock authorizing you to vote at the Ventas special meeting.

Voting of Proxies

        A proxy card is enclosed for your use. Ventas requests that you sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope. You may also vote your shares by telephone or through the Internet. Information and applicable deadlines for voting by telephone or through the Internet are set forth on the enclosed proxy card. When the accompanying proxy card is returned properly executed, the shares of Ventas common stock represented by it will be voted at the Ventas special meeting or any adjournments thereof in accordance with the instructions contained in the proxy.

        If a proxy card is signed and returned without an indication as to how the shares of Ventas common stock represented by the proxy are to be voted with regard to a particular proposal, the Ventas common stock represented by the proxy will be voted in favor of each such proposal. At the date hereof, Ventas management has no knowledge of any business that will be presented for consideration at the special meeting and which would be required to be set forth in this joint proxy statement/prospectus, other than the matters set forth in Ventas's accompanying Notice of Special Meeting of Stockholders. In accordance with Ventas's bylaws and the Delaware General Corporation Law, which we refer to as Delaware law, business transacted at the Ventas special meeting will be limited to those matters set forth in such notice. Nonetheless, if any other matter is properly presented at the Ventas special meeting for consideration, it is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their best judgment on such matter.

        Your vote is important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the Ventas special meeting in person.

 Shares Held in Street Name

        If you hold your shares of Ventas common stock in a stock brokerage account or if your shares are held by a bank or nominee (that is, in "street name"), you must provide the record holder of your shares with instructions on how to vote your shares if you wish them to be counted. Please follow the voting instructions provided by your broker, bank or nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Ventas or by voting in person at the Ventas special meeting unless you provide to Ventas a "legal proxy," which you must obtain from your broker, bank or nominee. Further, brokers who hold shares of Ventas common stock on behalf of their customers may not vote those shares without specific instructions from their customers.

        If you are a Ventas stockholder and you do not instruct your broker, bank or nominee on how to vote any of your shares held in street name, your broker, bank or nominee may not vote those shares, which will have the same effect as a vote against the issuance of shares of Ventas common stock to NHP stockholders in connection with the merger and the Ventas charter amendment to increase the number of authorized shares of Ventas common stock, but will have no effect on the approval of any adjournments of the Ventas special meeting, if necessary.

Revocability of Proxies or Voting Instructions

        If you are a holder of record on the record date for the Ventas special meeting, you have the power to revoke your proxy at any time before your proxy is voted at the Ventas special meeting. You can revoke your proxy in one of three ways:

  •
  you can send a signed notice of revocation;

  •
  you can grant a new, valid proxy bearing a later date; or

  •
  you can attend the Ventas special meeting and vote in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person, but your attendance alone at the Ventas special meeting will not revoke any proxy that you have previously given.

        If you choose either of the first two methods, your notice of revocation or your new proxy must be received by Ventas's General Counsel at 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, no later than the beginning of the Ventas special meeting. If you have voted your shares by telephone or through the Internet, you may revoke your prior telephone or Internet vote by recording a different vote using the telephone or Internet, or by signing and returning a proxy card dated as of a date that is later than your last telephone or Internet vote.

 Solicitation of Proxies

        In accordance with the merger agreement, the cost of proxy solicitation for the Ventas special meeting will be borne by Ventas. In addition to the use of the mail, proxies may be solicited by officers and directors and regular employees of Ventas, without additional remuneration, by personal interview, telephone, facsimile or otherwise. Ventas will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on the record date and will provide customary reimbursement to such firms for the cost of forwarding these materials. Ventas has retained Innisfree M&A Incorporated to assist in its solicitation of proxies and has agreed to pay them a fee not to exceed $75,000 plus reasonable expenses for these services. Subject to certain limitations, Ventas has also agreed to indemnify Innisfree against losses arising out of Innisfree's proxy soliciting services on behalf of Ventas.

VENTAS PROPOSALS

PROPOSAL 1: APPROVAL OF THE ISSUANCE OF SHARES OF VENTAS COMMON STOCK

        Ventas is asking its stockholders to approve the issuance of shares of Ventas common stock to NHP stockholders in connection with the merger. For a detailed discussion of the terms and conditions of the merger, see "The Merger—The Merger Agreement" beginning on page 77. As discussed in the section entitled "The Merger—Ventas's Reasons for the Merger; Recommendation by the Ventas Board of Directors," beginning on page 47, after careful consideration, the Ventas board of directors, by a unanimous vote of all directors, approved the merger agreement and declared the merger agreement and the transactions contemplated thereby (including the issuance of shares of Ventas common stock to NHP stockholders in connection with the merger) to be advisable and in the best interests of Ventas and its stockholders.

Required Vote

        Approval of the issuance of shares of Ventas common stock to NHP stockholders in connection with the merger requires the affirmative vote of holders of a majority of the outstanding shares of Ventas common stock. For purposes of this proposal, a failure to vote, a failure to instruct your broker, bank or nominee to vote or an abstention from voting will have the same effect as a vote against the issuance of shares of Ventas common stock to NHP stockholders in connection with the merger.

        The Ventas board of directors unanimously recommends that Ventas stockholders vote "FOR" the issuance of shares of Ventas common stock to NHP stockholders in connection with the merger.

        The consummation of the merger is conditioned on the approval of the issuance of shares of Ventas common stock to NHP stockholders in connection with the merger and the Ventas charter amendment that is described in Proposal 2.

 PROPOSAL 2: APPROVAL OF THE VENTAS CHARTER AMENDMENT

        Ventas proposes to amend its charter to increase the number of authorized shares of Ventas common stock. Currently, the Ventas charter authorizes an aggregate of 310,000,000 shares of capital stock, consisting of 300,000,000 shares of Ventas common stock and 10,000,000 shares of Ventas preferred stock. Completion of the merger requires approval of the charter amendment because the number of shares of Ventas common stock to be issued to NHP stockholders in connection with the merger, together with the number of shares of Ventas common stock outstanding or reserved for issuance, will exceed the current aggregate number of authorized shares of Ventas common stock.

        If the charter amendment is approved, upon filing of the charter amendment with the Secretary of State of Delaware:

  •
  the total number of authorized shares of Ventas capital stock will be increased from 310,000,000 to 610,000,000;

  •
  the total number of authorized shares of Ventas common stock will be increased from 300,000,000 to 600,000,000; and

  •
  the total number of authorized shares of Ventas preferred stock will remain at 10,000,000 shares.

        Ventas intends to file the charter amendment, if approved, with the Secretary of State of Delaware prior to the effectiveness of the merger. A copy of the proposed charter amendment is attached to this joint proxy statement/prospectus as Annex B. You are urged to read the charter amendment in full.

Required Vote

        Approval of the Ventas charter amendment requires the affirmative vote of the holders of a majority of the outstanding shares of Ventas common stock. For purposes of this proposal, a failure to vote, a failure to instruct your bank, broker or nominee to vote or an abstention from voting will have the same effect as a vote against the charter amendment.

        The Ventas board of directors unanimously recommends that Ventas stockholders vote "FOR" the Ventas charter amendment.

        The consummation of the merger is conditioned on the approval of the Ventas charter amendment and the issuance of shares of Ventas common stock to NHP stockholders in connection with the merger that is described in Proposal 1.

 PROPOSAL 3: ADJOURNMENT OF THE VENTAS SPECIAL MEETING

        Ventas stockholders are being asked to approve any adjournments of the Ventas special meeting, if necessary, to solicit additional proxies in favor of the above proposals if there are insufficient votes at the time of such adjournment to approve such proposals.

        If, at the Ventas special meeting, the number of shares of Ventas common stock present, or represented by proxy, and voting in favor of the issuance of shares of Ventas common stock to NHP stockholders in connection with the merger and the Ventas charter amendment is insufficient to approve such proposals, Ventas may move to adjourn the Ventas special meeting in order to enable the Ventas board of directors to solicit additional proxies for the approval of such proposals.

        Ventas is asking its stockholders to authorize the holder of any proxy solicited by the Ventas board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the Ventas special meeting to another time and place for the purpose of soliciting additional proxies. If the Ventas stockholders approve this proposal, Ventas could adjourn the Ventas special meeting and any adjourned session of the Ventas special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Ventas stockholders who have previously voted.

Required Vote

        Approval of any adjournments of the Ventas special meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of Ventas common stock represented, in person or by proxy, at the Ventas special meeting and entitled to vote on the proposal. For purposes of this proposal, a failure to vote, a failure to instruct your broker, bank or nominee to vote or an abstention from voting will have no effect.

        The Ventas board of directors unanimously recommends that Ventas stockholders vote "FOR" any adjournments of the Ventas special meeting, if necessary.

THE NHP SPECIAL MEETING

Date, Time and Place

        The special meeting of NHP stockholders is scheduled to be held at the Conference Center at 610 Newport Center Drive, Newport Beach, California, on Friday, July 1, 2011, at 8:00 a.m. local time.

Purpose of the NHP Special Meeting

        The special meeting of NHP stockholders is being held to adopt the Agreement and Plan of Merger, dated as of February 27, 2011, by and among Ventas, its wholly owned subsidiary, Needles Acquisition LLC, and NHP and to approve the merger of NHP with and into Needles Acquisition LLC and the other transactions contemplated by the merger agreement.

Recommendation of the Board of Directors of NHP

        The board of directors of NHP has unanimously declared that the merger agreement and merger are advisable and fair to, and in the best interests of, NHP and its stockholders, and has unanimously approved the merger agreement.

        The NHP board of directors unanimously recommends that NHP stockholders vote "FOR" the adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement.

 NHP Record Date; Stock Entitled to Vote

        Only holders of record of shares of NHP common stock at the close of business on May 13, 2011 are entitled to notice of, and to vote at, the NHP special meeting and at any adjournment of the meeting. This date is referred to as the record date for the meeting.

        On the record date, there were 126,670,766 shares of NHP common stock outstanding and entitled to vote at the NHP special meeting. On the record date, approximately 1% of the outstanding shares of NHP common stock entitled to vote was held by NHP directors, executive officers and their respective affiliates. NHP currently expects that NHP's directors and executive officers will vote their shares in favor of adopting the merger agreement and approving the merger and the other transactions contemplated by the merger agreement, although none of them has entered into any agreements obligating them to do so.

Quorum

        A quorum is necessary to hold a valid special meeting of NHP stockholders. A quorum will be present at the NHP special meeting if the holders of a majority of the outstanding shares of NHP common stock entitled to vote on the record date are present, in person or by proxy. If there are insufficient votes at the NHP special meeting to approve the merger, NHP expects the chairman of the meeting to adjourn the special meeting (from time to time in his discretion) in order to solicit additional proxies. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present.

Required Vote

        The adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of NHP common stock.

 Abstentions and Broker Non-Votes

        If you are an NHP stockholder and fail to vote, fail to instruct your broker, bank or nominee to vote, or abstain from voting, it will have the same effect as a vote against the adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement.

Voting at the Special Meeting

        Whether or not you plan to attend the NHP special meeting, please vote your shares of NHP common stock. If your shares of NHP common stock are held in your name, you may vote in person at the NHP special meeting or by proxy.

Voting in Person

        If you plan to attend the NHP special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares of NHP common stock are held in "street name," which means your shares of NHP common stock are held of record by a broker, bank or other nominee, and you wish to vote at the NHP special meeting, you must bring to the NHP special meeting a proxy from the record holder (your broker, bank or nominee) of the shares of NHP common stock authorizing you to vote at the NHP special meeting.

Voting of Proxies

        A proxy card is enclosed for your use. NHP requests that you sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope. You may also vote your shares by telephone or through the Internet. Information and applicable deadlines for voting by telephone or through the Internet are set forth on the enclosed proxy card. When the accompanying proxy card is returned properly executed, the shares of NHP common stock represented by it will be voted at the NHP special meeting or any adjournment thereof in accordance with the instructions contained in the proxy.

        If a proxy card is signed and returned without an indication as to how the shares of NHP common stock represented by the proxy are to be voted with regard to the proposal, the NHP common stock represented by the proxy will be voted in favor of the proposal. At the date hereof, NHP management has no knowledge of any business that will be presented for consideration at the special meeting and which would be required to be set forth in this joint proxy statement/prospectus, other than the matters set forth in NHP's accompanying Notice of Special Meeting of Stockholders. In accordance with NHP's bylaws and the Maryland General Corporation Law, which we refer to as Maryland law, business transacted at the NHP special meeting will be limited to those matters set forth in such notice. Nonetheless, if any other matter is properly presented at the NHP special meeting for consideration, it is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their best judgment on such matter.

        Your vote is important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the NHP special meeting in person.

 Shares Held in Street Name

        If you hold your shares of NHP common stock in a stock brokerage account or if your shares are held by a bank or nominee (that is, in "street name"), you must provide the record holder of your shares with instructions on how to vote your shares if you wish them to be counted. Please follow the voting instructions provided by your broker, bank or nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to NHP or by voting in person at the NHP special meeting unless you provide to NHP a "legal proxy," which you must obtain from your broker, bank or nominee. Further, brokers who hold shares of NHP common stock on behalf of their customers may not vote those shares without specific instructions from their customers.

        If you are an NHP stockholder and you do not instruct your broker, bank or nominee on how to vote any of your shares held in street name, your broker, bank or nominee may not vote those shares, which will have the same effect as a vote against the adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement.

Revocability of Proxies or Voting Instructions

        If you are a holder of record on the record date for the NHP special meeting, you have the power to revoke your proxy at any time before your proxy is voted at the NHP special meeting. You can revoke your proxy in one of three ways:

  •
  you can send a signed notice of revocation;

  •
  you can grant a new, valid proxy bearing a later date; or

  •
  you can attend the NHP special meeting and vote in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person, but your attendance alone at the NHP special meeting will not revoke any proxy that you have previously given.

        If you choose either of the first two methods, your notice of revocation or your new proxy must be received by NHP's Corporate Secretary at 610 Newport Center Drive, Suite 1150, Newport Beach, California 92660 no later than the beginning of the NHP special meeting. If you have voted your shares by telephone or through the Internet, you may revoke your prior telephone or Internet vote by recording a different vote using the telephone or Internet, or by signing and returning a proxy card dated as of a date that is later than your last telephone or Internet vote.

Solicitation of Proxies

        In accordance with the merger agreement, the cost of proxy solicitation for the NHP special meeting will be borne by NHP. In addition to the use of the mail, proxies may be solicited by officers and directors and regular employees of NHP, without additional remuneration, by personal interview, telephone, facsimile or otherwise. NHP will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of NHP common stock held of record on the record date and will provide customary reimbursement to such firms for the cost of forwarding these materials. NHP has retained MacKenzie Partners, Inc. to assist in its solicitation of proxies and has agreed to pay them a fee of approximately $50,000 plus reasonable expenses for these services. Subject to certain limitations, NHP has also agreed to indemnify MacKenzie Partners, Inc. against losses arising out of MacKenzie Partners, Inc.'s proxy soliciting services on behalf of NHP.

 NHP PROPOSAL

PROPOSAL: ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER

        NHP is asking its stockholders to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement. For a detailed discussion of the terms and conditions of the merger, see "The Merger—The Merger Agreement" beginning on page 77. As discussed in the section entitled "The Merger—NHP's Reasons for the Merger; Recommendation by the NHP Board of Directors," beginning on page 49, after careful consideration, the NHP board of directors, by a unanimous vote, approved the merger agreement and declared the merger agreement and the transactions contemplated by the merger agreement, including the merger, to be advisable and fair to and in the best interests of NHP and its stockholders.

Required Vote

        Adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of two-thirds of the outstanding shares of NHP common stock. For purposes of this proposal, a failure to vote, a failure to instruct your broker, bank or nominee or an abstention from voting will have the same effect as a vote against the adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement.

        The NHP board of directors unanimously recommends that NHP stockholders vote "FOR" the adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement.

        The consummation of the merger is conditioned on the adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement by the NHP stockholders.

THE MERGER

Effects of the Merger

        The merger involves NHP merging with and into Needles Acquisition LLC, a wholly owned subsidiary of Ventas formed for the purpose of effecting the merger. Needles Acquisition LLC will be the surviving entity in the merger and will continue to be a wholly owned subsidiary of Ventas with the name Nationwide Health Properties LLC.

        In the merger, each outstanding share of NHP common stock (other than shares owned by any wholly owned subsidiary of NHP, Ventas or any subsidiary of Ventas, which will be cancelled) will be converted into the right to receive 0.7866 shares of Ventas common stock for each share of NHP common stock owned at the effective time of the merger, with cash paid in lieu of fractional shares. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to closing of the merger. Ventas stockholders will continue to hold their existing Ventas shares.

Background of the Merger

        As part of its normal strategic planning process, each year for the past several years, the NHP board of directors held a special board meeting, or allocated large amounts of time in one or more regular board meetings, to consider and discuss strategic planning. At these meetings, the NHP board has from time to time considered various strategic alternatives, including corporate merger and acquisition opportunities within the healthcare real estate sector. In recent years, this strategic planning process led to an increased emphasis on building NHP's business development staff, which contributed to a robust acquisition pipeline, focused on smaller and mid-size property acquisitions. The strategic planning process also led to NHP's entrance into the medical office building, which we refer to as MOB, segment, which evolved in 2008 into NHP's agreements with Pacific Medical Buildings, LLC, which we refer to as PMB, under which NHP acquired nearly 1.9 million square feet of medical office space, and may acquire additional MOBs developed by PMB in the future. Additionally, in the course of the strategic planning process, during 2010, NHP evaluated and considered several larger and potentially transformative transactions.

        In late July and early August 2010, NHP management initiated its annual strategic review process, with the intent of specifically evaluating the effect on its business model of the changing healthcare real estate landscape and resulting new potential opportunities and challenges for NHP, reviewing NHP's existing growth plans, and exploring various other new growth initiatives in an effort to continue to maximize long-term value for NHP stockholders. Over the preceding several years, NHP management had been successful in acquiring relatively modest-sized healthcare properties through sale/leasebacks with private regional operators. At the same time, certain other healthcare REITs had focused on larger transactions involving not only sale/leasebacks, but also strategic debt investments and participation in operations through management agreements with operators, including under the REIT Improvement Diversification and Empowerment Act of 2007, which we refer to as RIDEA. NHP management further considered its options for participating in these competitive transactions, as well as various other growth initiatives and acquisition opportunities consistent with its market outlook. During 2010, NHP management became increasingly concerned about its ability to compete effectively relative to certain larger healthcare REITs and its lack of success in pursuing certain larger acquisitions. NHP management believed that, unless NHP altered its investment approach, NHP would have difficulty competing for acquisitions with the other larger healthcare REITs.

        On August 3, 2010, as a part of the NHP board's regular quarterly meeting, NHP's financial advisor, J.P. Morgan, provided the NHP board with a capital markets update and reviewed general market trends in the REIT industry, and the changing healthcare real estate landscape. J.P. Morgan also reviewed potential merger and acquisition activity in the healthcare REIT industry, including the range of opportunities that might be available for an acquisition or merger of NHP. To provide additional perspective, another financial advisor made a presentation at the same meeting, focusing on healthcare REITs and operators, and provided financial analysis on specific merger opportunities. After considerable discussion by the NHP board, including discussion in executive session, the NHP board indicated that it would be receptive to considering a merger or acquisition transaction. The NHP board directed NHP management to develop more precise information about the opportunities and risks entailed in maintaining NHP as a stand-alone entity, as compared to alternative courses of action. The NHP board of directors indicated it was comfortable with J.P. Morgan based on its prior experience working with NHP, as well as the insight it had demonstrated in recent presentations to the NHP board, and selected J.P. Morgan as the financial advisor on this matter.

        On October 18, 2010, the NHP board of directors held an all-day special meeting for the exclusive purpose of further discussing its strategic options. At this meeting, the NHP board discussed NHP's performance and operating history over the previous seven years, NHP's strategic business plans for the next seven years, and what results might be achievable through pursuit of those plans, as well as the risks and uncertainties in achieving long-term projected results. In considering NHP's strategic business plans for the next seven years, the NHP board considered the results of the extensive review conducted by NHP management and J.P. Morgan following the August 2010 board meeting with respect to NHP's stand-alone opportunities and risks, as compared to various strategic alternatives that might be available to NHP, including potential mergers and acquisitions. At the meeting, J.P. Morgan made a presentation regarding the healthcare real estate industry, specific acquisition opportunities, and various other merger and acquisition opportunities. At the conclusion of the meeting, the NHP board agreed that it would be prudent to investigate specific merger and acquisition possibilities and instructed management to coordinate with J.P. Morgan to initiate contact with a select group of large healthcare REITs with which a combination could be favorable for NHP stockholders and which were capable of executing such a transaction. After consultation with J.P. Morgan, the NHP board determined that three healthcare REITs met these criteria—Ventas and two other healthcare REITs, referred to herein as "Company A" and "Company B".

        On October 22, 2010, NHP management discussed with representatives of J.P. Morgan and NHP's outside legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP, which we refer to as Skadden Arps, a plan for a process by which J.P. Morgan, on behalf of NHP, would contact the three selected strategic merger candidates to gauge interest in a potential transaction involving NHP. During the weeks of October 25 and November 1, at the direction of NHP, representatives of J.P. Morgan conducted in-person meetings and/or telephonic discussions with the chief executive officers of Ventas, Company A and Company B.

        At its regular quarterly board meeting held on November 3 and 4, 2010, the NHP board of directors discussed a number of topics, including further discussion of NHP's strategic business plans and potential merger and acquisition opportunities. J.P. Morgan provided an update of its discussions with Ventas, Company A and Company B. A representative of Skadden Arps attended the meeting and discussed the board's duties in considering a possible transaction.

        On November 10, 2010, at the direction of NHP, representatives of J.P. Morgan met with the chief executive officer of Company A to further discuss the strategic merits of a potential combination and to address specific questions.

        During the week of November 14, 2010, while attending the NAREIT annual convention in New York, Mr. Pasquale and representatives of J.P. Morgan met separately with each of Ms. Cafaro, the chairman and chief executive officer of Ventas, and the chief executive officers of Company A and Company B. In each of these meetings, the parties discussed in general terms the potential for a strategic transaction and addressed specific questions with respect to a potential combination. The discussions with Ventas and Company A contemplated their acquisition of NHP, but because of Company B's relative size, the discussions with it contemplated a "merger of equals" transaction.

        In mid-November 2010, Skadden Arps negotiated the terms of a confidentiality agreement with counsel for each of Ventas, Company A and Company B. On November 19 and 20, 2010, NHP entered into confidentiality agreements with Ventas and Company A, respectively. Following execution of their respective confidentiality agreements, each of Ventas and Company A was provided access to a virtual data room that contained limited non-public information about NHP. Company B did not sign a confidentiality agreement; however, both parties agreed to continue discussions based on publicly available information. On November 21, 2010, J.P. Morgan, at the direction of NHP, asked each of Ventas and Company A to provide a preliminary non-binding indication of its interest in a transaction with NHP by December 8, 2010.

        Throughout the remainder of November 2010, J.P. Morgan had several communications with the chief executive officer of Company B, including sharing a combination analysis and discussing specific terms related to a potential combination.

        On November 29, 2010, the NHP board of directors held a special telephonic meeting. At the meeting, representatives of J.P. Morgan reported to the NHP board regarding meetings with executives of the three healthcare REITs. Representatives of Skadden Arps described the confidentiality agreements that were entered into with Ventas and Company A. Representatives of J.P. Morgan described the information made available to Ventas and Company A in the virtual data room and the anticipated process with both of them, including the request for preliminary proposals by December 8, 2010. J.P. Morgan further reported on its ongoing discussions with Company B and the information made available to it, including the combination analysis and specific draft terms provided.

        In early December 2010, in discussions with J.P. Morgan, Company B indicated that it was not interested in continuing to discuss a transaction with NHP. NHP and its representatives continued to have discussions with representatives of both Ventas and Company A, addressing specific questions related to the information provided.

        On December 8, 2010, Company A submitted to J.P. Morgan a non-binding indication of interest pursuant to which it would acquire all outstanding shares of NHP common stock in exchange for shares of Company A common stock at a fixed exchange ratio that was equivalent to $43.94 per share of NHP common stock, based on the closing price of Company A's common stock the previous day, noted as a 24.4% premium.

        On December 13, 2010, Ventas submitted a non-binding indication of interest to J.P. Morgan to acquire all outstanding shares of NHP common stock in exchange for shares of Ventas common stock at a fixed exchange ratio of 0.800, which was equivalent to $40.28 per share of NHP common stock, based on the $50.35 closing price of Ventas common stock that day.

        On December 15, 2010, the NHP board of directors held a special meeting to discuss the specific terms of the proposals received from Ventas and Company A. In attendance at the meeting were senior officers of NHP and representatives of J.P. Morgan and Skadden Arps. A representative of Skadden Arps described the due diligence materials that had been made available to Ventas and Company A. Representatives of J.P. Morgan discussed merger activity involving healthcare REITs as well as other private company real estate acquisitions. They also updated the board regarding the decision of Company B to discontinue discussions with NHP. Representatives of J.P. Morgan described the preliminary non-binding indications of interest that had been received from each of Ventas and Company A, noting that, based on the most recent quarterly dividend payments made by each party, the proposal from Ventas would result in a 9% decline in pro forma dividend payments to NHP stockholders, while the proposal from Company A would result in a 29% increase. J.P. Morgan reviewed a number of other statistics relating to NHP, Ventas, Company A and the healthcare REIT industry in general. J.P. Morgan also discussed the potential accretion or dilution of funds from operations and adjusted funds from operations of each of Ventas and Company A based on different exchange ratios, noting that the transaction proposed by Ventas was expected to be accretive to Ventas and the transaction proposed by Company A was expected to be dilutive to Company A. NHP's management team presented the board with updated financial projections, which had also been provided to Ventas and Company A. The board discussed the recent decline in NHP's share price and the impact that might have on the discussions with Ventas and Company A. The board concluded the meeting with a determination that NHP's management and advisors should continue the due diligence process and discussions with both Ventas and Company A and continue to encourage them to improve upon their respective proposals.

        In response to a request from Ms. Cafaro, on December 20, 2010, NHP agreed to amend its confidentiality agreement with Ventas to permit information to be provided to two executives of the funds managed by LREP that are parties to Ventas's agreement to acquire substantially all of the real estate assets of Atria, and who are affiliated with Atria. After the confidentiality agreement was amended, Mr. Pasquale spoke with one of the LREP executives regarding the proposed transaction. Throughout the period leading up to the execution of the merger agreement, Ventas regularly consulted with these representatives of the funds regarding the proposed transaction, and the two individuals engaged directly in discussions with members of NHP's management and representatives of J.P. Morgan.

        During the last two weeks of December 2010, NHP's management and J.P. Morgan had several significant and detailed discussions with the management teams and advisors of each of Ventas and Company A regarding the documentation and information made available to Ventas and Company A in a virtual data room and otherwise responding to information requests and specific questions relating to the documentation and other information provided.

        On January 4, 2011, in response to J.P. Morgan's request for an update to its proposal, Ventas submitted a revised non-binding proposal to J.P. Morgan pursuant to which it would acquire all outstanding shares of NHP common stock at $44 per share, payable in shares of Ventas common stock, with the exchange ratio to be determined at the time of execution of a definitive agreement. Ventas's proposal represented a 23% premium to NHP's ten-day average share price as of the date of the letter, and implied an exchange ratio of 0.827, based on Ventas's closing price of $53.20 on that day.

        On January 7, 2011, in response to J.P. Morgan's request for an update to Company A's proposal, the financial advisor to Company A indicated to J.P. Morgan that Company A would revise its proposal to acquire all outstanding shares of NHP common stock in exchange for shares of Company A common stock to reflect an exchange ratio range which, based on Company A's share price on January 7, 2011, was the equivalent of between $42.86 and $47.50 per share of NHP common stock. The advisor to Company A cited the pro forma FFO dilution to Company A at the fixed exchange ratio previously proposed as the rationale for the revised range.

        On January 7, 2011, at the direction of NHP, J.P. Morgan met with the financial advisors of Ventas and Company A and provided them with a term sheet setting forth certain terms of a potential merger agreement with NHP proposed by NHP. On January 9, 2011, Ventas's financial advisor, Centerview Partners, provided J.P. Morgan with a revised version of the term sheet with Ventas's comments, which reflected that Ventas's view of those terms of the merger agreement was generally consistent with that of NHP (including agreement that the exchange ratio would be determined based on the trailing 10-day volume weighted average price of Ventas's common stock on the business day preceding the date of the merger agreement), except that Ventas increased the termination fee payable by NHP if it accepted a superior proposal from 2.0% to 3.5% of the merger consideration, and indicated that it would not pay a break-up fee to NHP if Ventas's shareholders voted against the transaction. Company A did not comment in writing on the proposed term sheet, however through their advisors commented verbally that it had no material issues with the terms provided and would seek to negotiate specific points later.

        On January 10, 2011, the NHP board of directors held a special telephonic meeting to discuss the revised proposals made by Ventas and Company A. Senior officers of NHP and representatives of

J.P. Morgan and Skadden Arps were present at the meeting. A representative of J.P. Morgan described the revised proposals from Ventas and Company A, as well as the due diligence investigation that each company had conducted and the focus of each company's extensive ongoing due diligence questions and requests.

        In response to a request from J.P. Morgan, made at the direction of NHP, that Company A narrow its proposal range, the chief executive officer of Company A spoke directly with an NHP director on January 11, 2011, and communicated Company A's desire to move forward within the exchange ratio range provided on January 7, 2011. On January 12, 2011, Company A's advisors communicated to J.P. Morgan that Company A would narrow its proposed exchange ratio range by maintaining the top end of the previously proposed range and increasing the low end of the range. Based on Company A's share price on January 12, 2011, the revised exchange ratio range provided by Company A was the equivalent of between $44.17 and $46.95 per share of NHP common stock.

        On January 12, 2011, NHP management and representatives of J.P. Morgan met in person with Ms. Cafaro and several other Ventas executives and Ventas's financial advisors to discuss Ventas's proposal of January 4, 2011, provided further information related to the NHP business, and answered certain outstanding business and financial questions.

        On January 13, 2011, the NHP board of directors held a special meeting to discuss the proposals from Ventas and Company A. In attendance at the meeting were certain senior officers of NHP and representatives of J.P. Morgan and Skadden Arps and, by telephone, representatives of NHP's Maryland counsel, Venable LLP, which we refer to as Venable. At the meeting, representatives of Skadden Arps and Venable discussed the duties applicable to the board in considering the two proposals. Representatives of J.P. Morgan updated the board regarding the status of due diligence activities, and the terms of the current proposals from both Ventas and Company A. Representatives of J.P. Morgan also discussed with the board a wide range of financial data, including the capitalization rate implied by the current proposals. Senior officers of NHP reviewed with the board their revised projections and the assumptions underlying those projections, including the level of acquisitions necessary to achieve the projected results. The board also discussed the value of having representatives of Ventas and Company A make presentations directly to the NHP board of directors, giving the board an opportunity to meet the senior management of those companies. The board also discussed some of the terms that were likely to be part of a transaction with Ventas or Company A. At the conclusion of the meeting, the board encouraged NHP's management and advisors to continue the discussions with Ventas and Company A, and indicated a desire to obtain a price of $46 per share, based on the exchange ratio at the time of execution of a definitive agreement.

        On January 14, 2011, at the direction of NHP, representatives of J.P. Morgan contacted financial advisors to Ventas and Company A, and indicated that the NHP board of directors desired to obtain a price of $46 per share based on an exchange ratio to be set at signing. In response, Ventas's financial advisor indicated to J.P. Morgan that Ventas was not willing to pay $46 per share, that an impasse existed and that any potential increase in price would be subject to Ventas completing its due diligence review and financial analysis.

        On January 20, 2011, on behalf of NHP, J.P. Morgan provided Ventas with an initial draft of a merger agreement. On January 24, 2011, NHP and Ventas entered into a confidentiality agreement relating to information about Ventas that NHP had requested.

        During the following weeks, representatives of Ventas reiterated to NHP that substantial due diligence issues remained outstanding, including with regard to NHP's tenant Hearthstone Senior Services, L.P., which we refer to as Hearthstone, and would need to be addressed before Ventas would be willing to consider any increase in price.

        On February 1, 2011, at NHP's request, Ventas's outside legal counsel, Wachtell, Lipton, Rosen & Katz, which we refer to as Wachtell, provided Skadden Arps with initial comments on the draft merger agreement on behalf of Ventas. On February 3, 2011, representatives of Skadden Arps and Wachtell had a conference call to discuss the draft merger agreement. Following these discussions, Wachtell and Skadden Arps acknowledged that a number of key terms in the merger agreement remained to be resolved, including provisions related to deal protection, a "force the vote" provision that Ventas had requested and the size of a break-up fee.

        On February 3, 2011, representatives of NHP, J.P. Morgan, Skadden Arps and NHP's outside real estate counsel, Sherry, Meyerhoff, Hanson & Crance LLP, had a conference call with representatives of Ventas, Centerview Partners and Wachtell to discuss various outstanding diligence issues, including with regard to tenants, leases, business plan, change of control provisions, indebtedness, employee benefits and various consents and approvals necessary for a transaction. At the conclusion of the call, NHP and its advisors agreed to investigate and respond with respect to certain issues raised by Ventas.

        On February 8, 2011, at the direction of NHP, J.P. Morgan provided Company A with a draft merger agreement for its review. On February 11, 2011, representatives of Skadden Arps had a conference call with outside legal counsel to Company A to discuss specific terms of the draft merger agreement. J.P. Morgan had several calls with Company A's advisors, addressing questions and attempting to further narrow the exchange ratio range previously provided.

        On February 8, 2011, at the direction of NHP, representatives of J.P. Morgan informed Ventas and Company A that their respective bids were still inadequate and insufficiently detailed and that, if they could present a proposal with adequate value and a specific price or exchange ratio for NHP shares, they would be invited to make a presentation to the NHP board of directors. Both Ventas and Company A accepted the invitation to present to NHP's board on February 22, 2010, subject to improvement in pricing and providing more detail on their offers.

        On February 11, 2011, Skadden Arps distributed to Ventas and Wachtell a revised draft of the merger agreement. The revised draft did not include the "force the vote" provision and certain other key terms that Ventas had required in its initial comments to the merger agreement.

        On February 14, 2011, Ms. Cafaro and Mr. Pasquale continued their discussions regarding, among other things, NHP's business and the potential benefits of a possible transaction to both Ventas and NHP, and possible solutions to the transaction terms and due diligence items that were impeding progress.

        In mid-February 2011, it became clear that Hearthstone would be unable to pay the rent then due under its leases with NHP, and on February 15, 2011, Hearthstone asked NHP to amend certain terms of the leases to make rents achievable. Mr. Pasquale informed both Ms. Cafaro and the chief executive officer of Company A of Hearthstone's failure to pay rent and its request to modify the leases. The chief executive officer of Company A indicated that Company A continued to be interested in pursuing a merger with NHP notwithstanding Hearthstone's failure to pay its rent, but recognized that additional due diligence would be required to understand the impact of the Hearthstone situation. Ms. Cafaro indicated to Mr. Pasquale that the financial model on which Ventas had based its proposal assumed a lower rent amount from Hearthstone than the amount contractually due under its leases, and that Ventas would support a restructuring of the terms of the Hearthstone leases that would reduce the rents payable thereunder to an amount supported by current operations and, in exchange for the rent reduction, provide NHP with, among other things, the right to terminate its leases with Hearthstone and transition its management in an orderly manner at any time without cause.

        On February 15, 2011, NHP and representatives of J.P. Morgan held a conference call with Company A and its advisors to review key schedules recently posted to the virtual data room and to address outstanding questions. Company A and its advisors did not express any significant concerns regarding the findings of its due diligence investigations to date.

        On February 18, 2011, NHP and representatives of J.P. Morgan held several conference calls with Ventas regarding accounting, tax, finance, compensation and benefits, information technology and enterprise risk management matters. In addition, NHP and representatives of J.P. Morgan held a conference call with Ms. Cafaro and Ventas's President, Raymond J. Lewis, to discuss an overview of Ventas's strategic plan.

        On February 19, 2011, having made progress with regard to various key issues, Ventas submitted a revised non-binding proposal, subject to the approval of the Ventas board of directors, to acquire all outstanding shares of NHP common stock at $44 per share, payable in shares of Ventas common stock, with an exchange ratio that would be determined at the time a merger agreement was entered into, based on the volume weighted average price of Ventas common stock over the preceding ten trading days. The offer implied an exchange ratio of 0.781 based on Ventas's closing price of $56.36 on February 18, 2011, the most recent trading day prior to the date of Ventas's proposal, and an exchange ratio of 0.806 based on the trailing 10-day volume weighted average price of Ventas common stock on the day preceding the date of the proposal. The proposal indicated that, by this time, Ventas had substantially completed its due diligence investigation of NHP. Additionally, at this time, Ventas began to provide confidential information about Ventas to NHP and its advisors.

        On February 21, 2011, the chief executive officer of Company A informed Mr. Pasquale that Company A was not prepared to confirm a definitive proposal. Financial advisors to Company A had previously indicated to J.P. Morgan that Company A was concerned about the pro forma dilution to Company A that would result from a potential transaction in the exchange ratio range that Company A had last provided which, based on Company A's share price on the last trading day prior to February 21, 2011, was the equivalent of between $45.56 and $48.42 per share of NHP common stock. It was also acknowledged that Company A would not be invited to present at the board meeting the following day. The chief executive officer and financial advisors of Company A placed phone calls to representatives of NHP between February 22, 2011 and February 27, 2011, indicating Company A's continuing interest in a potential transaction with NHP and making overtures toward continued discussions. However, following NHP's request, Company A did not narrow, modify or confirm the exchange ratio range it had previously proposed.

        On February 22, 2011, the NHP board of directors held a special meeting. In attendance at the meeting were senior officers of NHP, and representatives of J.P. Morgan and Skadden Arps. At the meeting, Ms. Cafaro, Mr. Lewis, and Ventas's Senior Vice President and Chief Investment Officer, John D. Cobb, made a presentation to the NHP board, and answered questions from NHP's directors. Following the departure of the Ventas representatives, the NHP board of directors discussed the Ventas proposal and recent developments. Representatives of J.P. Morgan reviewed with the NHP board a wide range of financial data as part of reviewing the Ventas proposal, including the capitalization rates implied by the proposal. J.P. Morgan also reviewed Ventas's and NHP's stock price performance, noting that Ventas's stock price had outperformed its peers' (including NHP's) stock price since December 15, 2010, as well as over a one-year period. Although Ventas's proposal of $44 per share in Ventas stock was at a nominal price slightly lower than the price the NHP board had hoped for after the January 13, 2011 board meeting, the NHP board recognized that the proposed transaction with Ventas was in the best interests of NHP and its stockholders. At the conclusion of the meeting, the NHP board determined that NHP's management and advisors should continue negotiations with Ventas, with a view to finalizing a merger agreement.

        On February 23, 2011, Mr. Pasquale and representatives of J.P. Morgan met with Ms. Cafaro, Messrs. Lewis and Cobb and a representative of Centerview Partners and discussed the basis upon which NHP would be prepared to move forward to finalize a merger agreement. NHP agreed for the first time that the merger agreement would include the "force the vote" provision that Ventas had requested, and Ventas agreed for the first time that the termination fee would only be 3.0% of the merger consideration and that no third party or governmental consents would be conditions to closing. The parties also agreed that the exchange ratio would be determined based on the trailing 10-day volume weighted average price of Ventas's common stock on the business day preceding the date of the merger agreement.

        Between February 23 and February 27, 2011, Ventas's and NHP's representatives and legal advisors conducted telephonic and in-person negotiations on the terms of a definitive merger agreement. During this time, senior management of Ventas and NHP, and each party's legal and financial advisors, worked to finalize their respective due diligence investigations and conducted negotiations on the terms of the definitive merger agreement.

        On February 24, 2011, the NHP board of directors held a special telephonic meeting. At this meeting, NHP's lead independent director, Robert Paulson, updated the other directors regarding the status of negotiations with Ventas and Hearthstone, based upon information he had received that day from Mr. Pasquale and representatives of J.P. Morgan.

        On February 25, 2011, NHP and Hearthstone executed definitive agreements implementing the revised lease terms.

        On February 25, 2011, representatives of NHP, J.P. Morgan, Ventas and Centerview Partners met to continue NHP's due diligence and reviewed specifically Ventas's business plan, financial projections, growth estimates and balance sheet. In addition, NHP management and representatives of J.P. Morgan met to continue NHP's due diligence and reviewed specifically Ventas's asset management systems and capabilities.

        On February 27, 2011, the Ventas board of directors held a special meeting to discuss the proposed merger with NHP. At the meeting, Ventas management provided an update to the Ventas board on the negotiation of the proposed merger and the results of its due diligence review of NHP, and reviewed the strategic rationale and anticipated benefits of the proposed transaction to Ventas stockholders. Representatives of Centerview Partners reviewed their financial analysis of the merger and answered questions from the directors. In its presentation, Centerview Partners noted that, although the nominal $44 of consideration per share of NHP common stock offered by Ventas had not changed since Ventas's proposal of January 4, 2011, the agreed-upon exchange ratio and the total number of Ventas shares to be issued in the merger were lower than the exchange ratio and total number of Ventas shares implied by the January 4th proposal because of a subsequent increase in Ventas's stock price. Centerview Partners then delivered its oral opinion, later confirmed in writing, to the Ventas board that, as of February 27, 2011, and based upon and subject to the assumptions and limitations set forth in the opinion, the exchange ratio of 0.7866 was fair, from a financial point of view, to Ventas. Representatives of Wachtell then reviewed the material terms of the proposed merger agreement. Following discussions and deliberations by Ventas's board, the Ventas board unanimously approved the merger agreement and the transactions contemplated by the merger agreement.

        On February 27, 2011, the NHP board of directors held a special meeting at the Los Angeles office of Skadden Arps to discuss the terms of the proposed merger with Ventas. Mr. Pasquale and representatives of Skadden Arps updated the board on the status of the negotiations over the weekend, and reviewed the terms of the merger agreement. At the meeting, representatives of J.P. Morgan reviewed its financial analysis of the merger and answered questions from the directors. J.P. Morgan then rendered its oral opinion to the NHP board of directors that, as of February 27, 2011, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of NHP common stock. J.P. Morgan subsequently confirmed its oral opinion by delivering its written opinion, dated February 27, 2011, to the NHP board of directors. After additional discussions and deliberations, the NHP board unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement were advisable and fair to and in the best interests of NHP and its stockholders and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. The NHP board also resolved unanimously to recommend to NHP's stockholders that they vote to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement.

        Later in the day on February 27, 2011, NHP and Ventas executed the merger agreement. A joint press release announcing the transaction was released prior to the opening of trading on February 28, 2011.

Ventas's Reasons for the Merger; Recommendation by the Ventas Board of Directors

        After careful consideration, the Ventas board of directors, by a unanimous vote of all directors, at a meeting held on February 27, 2011, approved the merger agreement and the transactions contemplated thereby, including the merger. In reaching its decision, the Ventas board of directors consulted with Ventas's senior management and its financial and legal advisors, and considered a number of factors that the board of directors believed supported its decision, including the following material factors:

  •
  Strategic and Financial Considerations.  The Ventas board of directors believes that the merger will provide a number of significant strategic and financial opportunities, including the following:

  •
  the creation of the largest healthcare REIT by equity value and one of the largest publicly traded REITs in the U.S., which is expected to position Ventas to compete for a broad spectrum of transactions and to grow and invest in existing relationships;

  •
  the assembly of a high-quality portfolio with greater diversification by geography, asset class, tenant/operator and operating model than Ventas currently possesses;

  •
  an expansion of the private pay component of Ventas's income, with private pay sources expected to account for approximately 70% of the combined company's $1.3 billion in net operating income;

  •
  the creation of a truly national MOB footprint that includes Ventas's Lillibridge franchise and NHP's joint venture with Pacific Medical Buildings and extensive hospital and health-system relationships;

  •
  the belief that the merger will be immediately accretive to Ventas's funds from operations and funds available for distribution;

  •
  the potential for future growth by combining NHP's regional acquisition capabilities and Ventas's entity-level acquisition expertise;

  •
  an anticipated reduction in Ventas's leverage, strengthening of Ventas's balance sheet and improvement of Ventas's long-term cost of capital and credit profile;

  •
  the belief that the combined company's stockholders will benefit from a stable and secure dividend with above-average growth potential; and

  •
  an opportunity to enhance the level of management depth and experience of the combined company by leveraging the talents of the combined board and management teams.

  •
  Fixed Exchange Ratio.  The Ventas board of directors considered that the exchange ratio is fixed and that it will not fluctuate as a result of changes in the price of Ventas common stock or NHP common stock and that a fixed exchange ratio limits the impact of external factors on the transaction. Additionally, the Ventas board of directors noted that, although the nominal $44 of consideration per share of NHP common stock offered by Ventas had not changed since

    Ventas's proposal of January 4, 2011, the agreed-upon exchange ratio and the total number of Ventas shares to be issued in the merger were lower than the exchange ratio and total number of Ventas shares implied by the January 4th proposal because of a subsequent increase in Ventas's stock price.

  •
  Opinion of Financial Advisor.  The Ventas board of directors considered the financial analyses presented to it by Centerview Partners and the opinion of Centerview Partners that, as of February 27, 2011 and based upon and subject to the assumptions and limitations set forth in its opinion, the exchange ratio of 0.7866 was fair, from a financial point of view, to Ventas, as more fully described elsewhere in this joint proxy statement/prospectus.

  •
  Familiarity with Businesses.  The Ventas board of directors considered its knowledge of the business, operations, financial condition, earnings and prospects of Ventas and NHP, taking into account the results of Ventas's due diligence review of NHP, as well as its knowledge of the current and prospective environment in which Ventas and NHP operate, including economic and market conditions.

  •
  High Likelihood of Consummation.  The Ventas board of directors considered the commitment on the part of both parties to complete the business combination between Ventas and NHP pursuant to their respective obligations under the terms of the merger agreement, and the likelihood that the stockholder approvals needed to complete the transaction would be obtained in a timely manner.

        The Ventas board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement and the merger, including the following:

  •
  the possibility that the merger may not be completed, or that completion may be unduly delayed, including because NHP stockholders may not adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement, Ventas stockholders may not approve the issuance of shares of Ventas common stock to NHP stockholders in connection with the merger or the Ventas charter amendment or because of reasons beyond the control of Ventas and/or NHP;

  •
  the risk that failure to complete the merger could negatively affect the price of Ventas common stock and future business and financial results of Ventas;

  •
  the potential risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the merger;

  •
  the risk of not capturing all of the anticipated operational synergies and cost savings between Ventas and NHP and the risk that other anticipated benefits might not be realized on the expected timeframe or at all;

  •
  the substantial costs to be incurred in connection with the transaction, including the costs of integrating the businesses of Ventas and NHP and the transaction expenses arising from the merger;

  •
  the restrictions on the conduct of Ventas's business between the date of the merger agreement and the date of the consummation of the proposed merger;

  •
  the obligation to pay to NHP a termination fee of $175 million and/or $20 million in expense reimbursement if the merger agreement is terminated under certain circumstances; and

  •
  the other factors described under "Risk Factors."

        The above discussion of the factors considered by the Ventas board of directors is not intended to be exhaustive, but does set forth the material factors considered by the Ventas board of directors. In reaching its determination, the Ventas board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Ventas board of directors considered all these factors as a whole, including its discussions with, and inquiry of, Ventas's management and financial and legal advisors, and overall considered these factors to be favorable to, and to support, its determination. The Ventas board of directors also relied on the experience of Centerview Partners, Ventas's financial advisor, for its opinion as to the fairness, from a financial point of view, to Ventas of the exchange ratio.

        For the reasons set forth above, the Ventas board of directors unanimously approved the merger agreement and the transactions contemplated thereby. The Ventas board of directors unanimously recommends that the Ventas stockholders vote "FOR" the issuance of shares of Ventas common stock to NHP stockholders in connection with the merger and "FOR" the Ventas charter amendment.

 NHP's Reasons for the Merger; Recommendation by the NHP Board of Directors

        After careful consideration, the NHP board of directors, by a unanimous vote of all directors, at a meeting held on February 27, 2011, approved the merger agreement. In the course of reaching its unanimous decision to approve the merger agreement and recommend adoption by the NHP stockholders of the merger agreement and approval by the NHP stockholders of the merger and the other transactions contemplated by the merger agreement, the NHP board of directors consulted with NHP's senior management and NHP's financial and legal advisors and considered a number of factors that the NHP board of directors believed supported its decision, including the following material factors:

  •
  Premium Over Historical Share Prices.  The value of Ventas shares that NHP stockholders will receive in the merger, based on the Ventas closing price of $57.19 on February 25, 2011, represents a premium over historical trading prices of approximately:

  •
  15.5%, based on the closing sales price per share of NHP common stock on February 25, 2011 (the last trading day before the proposed merger was announced); and

  •
  19%, based on the average price per share of NHP common stock over the one-month period preceding February 25, 2011.

  •
  Strategic and Financial Considerations.  The NHP board of directors believes that the merger will provide a number of significant strategic and financial opportunities for the combined company, including the following:

  •
  the creation of the largest healthcare REIT by equity value and one of the largest publicly traded REITs in the United States which is expected to compete for a broad spectrum of transactions and invest in existing, growth-oriented relationships;

  •
  the potential for future growth by combining NHP's regional acquisition capabilities and Ventas's entity-level acquisition expertise;

  •
  the creation of a truly national MOB footprint that includes Ventas's Lillibridge franchise and NHP's joint venture with Pacific Medical Buildings and extensive hospital and health-system relationships;

  •
  the formation of the largest seniors housing owner in the United States, with over 57,000 units and the opportunity for increased off-market investment with growth-oriented tenants and significant re-development opportunities;

  •
  the belief that the merger will be immediately accretive to Ventas's funds from operation and funds available for distribution;

    •
    the expectation that the combined company, as a result of its larger size and strong balance sheet, would have an improved credit profile and lower cost of debt capital; and

    •
    an opportunity to enhance the level of management depth and experience of the combined company by leveraging the talents of the combined board and management teams.

  •
  Fixed Exchange Ratio.  The merger consideration is a fixed exchange ratio which will not fluctuate as a result of changes in the price of NHP common stock or Ventas common stock prior to the merger, which limits the impact of external factors on the transaction.

  •
  Participation in Future Appreciation.  The merger consideration will be paid in shares of Ventas common stock, which provides NHP stockholders with the opportunity to participate in any future appreciation of Ventas common stock following the merger, whether from future growth in earnings or as a result of any premium paid to Ventas stockholders in connection with a future acquisition of Ventas.

  •
  Potential for Future Dividend Increases.  Stockholders have the potential for future increases in dividend payments, based on future growth at the combined company, and Ventas's current conservative payout ratio.

  •
  Improved Liquidity.  The merger is expected to result in improved liquidity for stockholders as a result of the increased equity capitalization and the increased stockholder base of the combined company.

  •
  Tax-Free Transaction.  The merger is expected to qualify as a tax-free transaction to NHP stockholders for U.S. federal income tax purposes.

  •
  Strategic Alternatives.  After reviewing possible alternatives to the proposed merger with Ventas, including continuing to operate NHP as an independent company or seeking a business combination with Company A or Company B or another company, and after consultation with NHP's financial advisor, the NHP board of directors believes that it is unlikely that another party would have the ability to meet or exceed the economic and other terms being offered by Ventas and took into account the belief by NHP that an offer by another company on terms economically comparable to Ventas's offer would probably have been dilutive, and therefore reduced the value of any consideration in the form of stock to be paid to NHP stockholders.

  •
  Superior Proposals.  The NHP board of directors has the ability to change its recommendation in favor of the merger upon receipt of a superior proposal, if failure to take such action would be inconsistent with the directors' duties under applicable law and after compliance with the requirements set forth in the merger agreement. The NHP board of directors, after consultation with NHP's legal and financial advisors, believes that the termination fee, equal to 3% of the equity value of the transaction, and the expense reimbursement payable by NHP in such circumstances is reasonable and will not unduly impede the ability of a third party to make a superior proposal.

  •
  Opinion of Financial Advisor.  The NHP board of directors considered the financial analyses reviewed with the NHP board of directors by J.P. Morgan and the opinion of J.P. Morgan that, as of February 27, 2011 and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in its opinion, the exchange ratio of 0.7866 was fair, from a financial point of view, to the holders of NHP common stock, as more fully described under "—Opinion of NHP's Financial Advisor."

  •
  Familiarity with Businesses.  The NHP board of directors considered its knowledge of the business, operations, financial condition, earnings and prospects of both NHP and Ventas, taking into account the results of NHP's due diligence review of Ventas, including the presentation to the NHP board of directors by Ventas's senior management, as well as its knowledge of the current and prospective environment in which NHP and Ventas operate, including economic and market conditions.

  •
  High Likelihood of Consummation.  The NHP board of directors deems it highly likely that the merger will be completed in a timely manner given the commitment of both parties to complete the business combination pursuant to their respective obligations under the merger agreement, the absence of any significant closing conditions under the merger agreement, other than the stockholder approvals, and the likelihood that the stockholder approvals would be obtained.

        The NHP board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement and the merger, including the following:

  •
  the fact that the merger consideration is a fixed exchange ratio which will not fluctuate as a result of changes in the price of NHP common stock or Ventas common stock prior to the merger, which means that the value of the merger consideration could decrease prior to the closing of the merger if the trading price of Ventas common stock decreases;

  •
  that the Ventas closing price on February 25, 2011, the last trading day prior to the execution of the merger agreement and the agreement upon the exchange ratio, was an all-time high;

  •
  that based on the fixed exchange ratio and the quarterly dividend most recently paid by Ventas of $0.575 per share, the pro forma equivalent dividend to be paid to NHP stockholders is approximately $0.45 per share, which is less than the quarterly dividend of $0.48 per share most recently paid by NHP;

  •
  that the "force the vote" provision in the merger agreement, which would obligate NHP to hold a stockholders meeting to consider the merger with Ventas even if a third party makes a superior proposal for NHP, might discourage other parties potentially interested in an acquisition of, or combination with, NHP from pursuing such a transaction;

  •
  the obligation to pay to Ventas a termination fee of $175 million and/or $20 million in expense reimbursement if the merger agreement is terminated under certain circumstances;

  •
  the possibility that the merger may not be completed, or that completion may be unduly delayed, for reasons including the failure of NHP stockholders to adopt the merger agreement and approve the merger or the failure of Ventas stockholders to approve the issuance of shares of Ventas common stock in connection with the merger or the Ventas charter amendment or for reasons beyond the control of NHP or Ventas;

  •
  the risk that failure to complete the merger could negatively affect the price of NHP common stock and future business and financial results of NHP;

  •
  the potential risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the merger;

  •
  the risk of not capturing all of the anticipated operational synergies and cost savings between NHP and Ventas and the risk that other anticipated benefits might not be realized on the expected timeframe or at all;

  •
  the substantial costs to be incurred in connection with the transaction, including the costs of integrating the businesses of NHP and Ventas and the transaction expenses arising from the merger;

  •
  the restrictions on the conduct of NHP's business between the date of the merger agreement and the date of the consummation of the proposed merger;

  •
  the absence of appraisal rights for NHP stockholders under Maryland law; and

  •
  the other factors described under "Risk Factors."

        In addition to considering the factors described above, the NHP board of directors considered the fact that some of NHP's directors and executive officers have other interests in the merger that are different from, or in addition to, the interests of NHP's stockholders generally, as discussed under "Financial Interests of NHP's Directors and Executive Officers in the Merger" beginning on page 66 of this joint proxy statement/prospectus.

        The above discussion of the factors considered by the NHP board of directors is not intended to be exhaustive, but does set forth material factors considered by the NHP board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the NHP board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have given different weights to different factors. The NHP board of directors viewed its position and recommendation as being based on an overall analysis of the totality of the information available to it, including discussions with, and inquiry of, NHP's management and financial and legal advisors, and overall considered these factors to be favorable to, and to support, its determination.

        This explanation of NHP's reasons for the merger and other information presented in this section is forward-looking in nature and should be read in light of the "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 24 of this joint proxy statement/prospectus.

        For the reasons set forth above, the NHP board of directors unanimously declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, NHP and its stockholders and unanimously approved the merger agreement. The NHP board of directors unanimously recommends to NHP's stockholders that they vote "FOR" the adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement.

 Opinion of Ventas's Financial Advisor

        On February 27, 2011, at a meeting of the Ventas board of directors held to evaluate the merger, Centerview Partners delivered to the Ventas board of directors an oral opinion, which was confirmed by Centerview Partners by delivery of a written opinion dated February 27, 2011, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its written opinion, the exchange ratio provided for in connection with the merger was fair, from a financial point of view, to Ventas.

        The full text of the written opinion of Centerview Partners to the Ventas board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this joint proxy statement/prospectus. The following summary of the Centerview Partners opinion is qualified in its entirety by reference to the full text of the opinion. Centerview Partners delivered its opinion to the Ventas board of directors for the benefit and use of the Ventas board of directors in connection with its consideration of the merger.

        The opinion and financial analyses of Centerview Partners do not address any other aspect of the merger (including, without limitation, the fairness or appropriateness of the exchange ratio to NHP) and do not constitute a recommendation to any stockholder of any party to the merger as to how to vote or act on any matter relating to the merger. The opinion and financial analyses of Centerview Partners were prepared for and delivered to the Ventas board of directors and did not evaluate the merger or the exchange ratio from the point of view of any party other than Ventas. The opinion and financial analyses of Centerview Partners were not intended to be used by NHP's stockholders in evaluating the merger or the exchange ratio.

        In connection with rendering its opinion, Centerview Partners, among other things:

  •
  reviewed the merger agreement;

  •
  reviewed certain publicly available financial and other information about NHP and Ventas, as the case may be;

  •
  reviewed certain information furnished to Centerview Partners by NHP's management (as adjusted by Ventas), including financial forecasts and analyses, relating to the business, operations and prospects of NHP;

  •
  reviewed certain information furnished to Centerview Partners by Ventas's management, including financial forecasts and analyses, relating to the business, operations and prospects of Ventas and NHP;

  •
  held discussions with members of management of NHP and Ventas concerning certain anticipated strategic, financial and operational benefits relating to the merger and the matters described in the second through fourth bullets above (as applicable);

  •
  held discussions with members of management of NHP and Ventas concerning the respective past and current business, operations, financial condition and prospects of NHP and Ventas, including after giving effect to the merger, and discussed the past and current business, operations, financial condition and prospects of NHP and Ventas, including after giving effect to the merger, with Ventas's management;

  •
  reviewed the potential pro forma financial impact of the merger on the future financial performance of Ventas;

  •
  reviewed information prepared by NHP's management and Ventas's management relating to the relative financial contributions of NHP and Ventas to the future financial performance of the combined company on a pro forma basis;

  •
  reviewed certain share trading price history and valuation multiples for Ventas's common stock and NHP's common stock;

  •
  compared the financial and operating performance of NHP and Ventas with publicly available information concerning other publicly traded companies Centerview Partners deemed relevant, and reviewed certain current and historical market prices and valuation multiples of the equity securities of such other companies;

  •
  compared the proposed financial terms of the merger with the financial terms of certain other transactions that Centerview Partners deemed relevant; and

  •
  conducted such other financial studies, analyses and investigations as Centerview Partners deemed appropriate, including analyses of certain anticipated strategic, financial and operational benefits from the merger, and considered such other factors as Centerview Partners deemed appropriate.

        In arriving at its opinion, Centerview Partners assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Centerview Partners relied on assurances of the management of each of Ventas and NHP that they were not aware of any facts or circumstances that would make such information inaccurate or misleading in any respect material to Centerview Partners's opinion. In connection with the opinion, Centerview Partners did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of NHP or Ventas, or concerning the solvency or fair value of NHP or Ventas, and Centerview Partners was not furnished with any such valuation or appraisal. With respect to the financial forecasts provided to and examined by Centerview Partners, Centerview Partners noted that projecting future results of any company is inherently subject to uncertainty. With respect to the financial forecasts provided to Centerview Partners and utilized in its analyses relating to NHP and Ventas, including any analysis of information relating to anticipated strategic, financial and/or operational benefits expected to result from the merger, Centerview Partners assumed, with the consent of Ventas, that the forecasts had been reasonably prepared to reflect the best currently available estimates and judgments of the management of NHP and Ventas as to the future financial performance of NHP and Ventas, respectively. Centerview Partners assumed no responsibility for and expressed no opinion or view as to any forecasts reviewed by Centerview Partners or the assumptions on which they were based. Financial forecasts for NHP that Centerview Partners assumed and relied upon in rendering its opinion were furnished to Centerview Partners by NHP's management (as adjusted by Ventas's management) and financial forecasts for Ventas that Centerview Partners assumed and relied upon in rendering its opinion were furnished to Centerview Partners by Ventas's management. Centerview Partners assumed, with Ventas's consent, that Ventas's pending Atria Acquisition will be consummated upon the terms and conditions set forth in the definitive merger agreement, dated as of October 21, 2010, with respect to such acquisition, without any waiver or modification of any such terms or conditions in any respect material to Centerview Partners's opinion.

        Centerview Partners's opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to Centerview Partners as of, the date of its opinion. Subsequent circumstances, events or developments may affect the opinion, and Centerview Partners does not have any responsibility or obligation to update, revise or reaffirm its opinion based on subsequent circumstances, events or developments. Centerview Partners does not express any opinion as to the prices at which shares of Ventas's common stock may trade at any time subsequent to the announcement of the merger.

        In rendering its opinion, Centerview Partners assumed, with Ventas's consent, that the merger will be consummated on the terms set forth in the merger agreement, without any waiver or modification of any material terms or conditions. Centerview Partners also assumed, with Ventas's consent, that obtaining the necessary governmental, regulatory or third party approvals and consents for the merger will not have an adverse effect on NHP or Ventas or on the contemplated benefits expected to be derived from the merger. Centerview Partners did not express any opinion as to any tax or other consequences that might result from the merger, nor does the opinion address any legal, tax, regulatory or accounting matters, as to which Ventas has obtained such advice as it deemed necessary from qualified professionals. Centerview Partners assumed, at the direction of Ventas, that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. The opinion addressed only the fairness, from a financial point of view, to Ventas, on the date of the opinion, of the exchange ratio provided for in connection with the merger. Centerview Partners expressed no view or opinion as to any terms or other aspects or implications of the merger (other than, to the extent expressly specified in the opinion, the exchange ratio provided for in connection with the merger), including, without limitation, the form or structure of the merger or any other agreements or arrangements entered into in connection with, or otherwise contemplated by, the merger. In addition, Centerview Partners expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the merger, or class of such persons, relative to the exchange ratio provided for in connection with the merger or otherwise.

        Centerview Partners's opinion was provided for the benefit and use of the Ventas board of directors in connection with its consideration of the merger. The opinion does not constitute a recommendation to any stockholder of Ventas as to how any such stockholder should vote or act on any matter relating to the merger. In addition, Centerview Partners's opinion does not address the relative merits of the merger as compared to any other transaction or business strategy in which Ventas might engage or the merits of the underlying decision by Ventas to engage in the merger. Centerview Partners's opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Financial Analyses of Centerview Partners

        The following is a brief summary of the material financial and comparative analyses that Centerview Partners deemed to be appropriate for this type of merger and that were reviewed with the Ventas board of directors in connection with rendering Centerview Partners's opinion. The following summary, however, does not purport to be a complete description of all the financial analyses performed by Centerview Partners in connection with rendering its opinion, nor does the order of analyses described represent relative importance or weight given to those analyses by Centerview Partners.

        The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Centerview Partners, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Centerview Partners. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Centerview Partners.

        Relative Historical Stock Price Ratio Analysis.    Centerview Partners reviewed the history of the trading prices of NHP common stock relative to Ventas common stock over the three-year period ended February 25, 2011. For each trading day during such three-year period, the trading price of NHP common stock was divided by the trading price of Ventas common stock to calculate an implied exchange ratio. The implied high and low exchange ratios based on this analysis were 1.068x and 0.669x.

        Relative Analyst Price Target Analysis.    Centerview Partners reviewed selected analyst price targets found in publicly available equity research for NHP common stock and Ventas common stock. In each instance, the analyst price target for NHP was divided by the analyst price target for Ventas to calculate an implied exchange ratio. The following table sets forth the implied mean, median, high and low exchange ratios based on the selected analyst price targets for NHP and Ventas common stock:

	Mean	Median	High	Low
Implied Exchange Ratio	0.713x	0.717x	0.780x	0.645x

        Relative Net Asset Value Analysis.    Centerview Partners reviewed selected net asset value, or NAV, estimates found in publicly available equity research for NHP common stock and Ventas common stock and calculated the implied exchange ratios of NHP common stock to Ventas common stock based upon such estimates. The following table sets forth the implied mean, median, high and low exchange ratios based on the selected NAV estimates for Ventas and NHP common stock:

	Mean	Median	High	Low
Implied Exchange Ratio	0.737x	0.756x	0.818x	0.665x

        Relative Contribution Analysis.    Centerview Partners reviewed and compared the relative contributions of Ventas and NHP to the combined company based on estimated funds from operations, or FFO, and estimated funds available for distribution, or FAD, for the calendar years 2011, 2012 and 2013, based on projections for NHP provided by NHP (as adjusted by Ventas) and projections for Ventas provided by Ventas. Centerview Partners compared these ratios to the implied pro forma ownership of the combined company of 65% by the current Ventas stockholders and 35% by the NHP stockholders (assuming consummation of the Atria Acquisition). The analysis implied that between 2011 and 2013: (1) NHP's contribution to FFO would range from 34% to 38% and Ventas's contribution to FFO would range from 66% to 62%, implying high and low exchange ratios of 0.877x and 0.775x; and (2) NHP's contribution to FAD would range from 35% to 39% and Ventas's contribution to FAD would range from 65% to 61%, implying high and low exchange ratios of 0.919x and 0.814x.

        Relative Discounted Cash Flow Analysis.    Centerview Partners calculated the implied exchange ratio of NHP common stock to Ventas common stock based on an illustrative discounted cash flow analysis. The discounted cash flow analysis was based on projections for NHP provided by NHP (as adjusted by Ventas) and projections for Ventas provided by Ventas (assuming consummation of the Atria Acquisition). Centerview Partners calculated terminal values by using an estimated free cash flow perpetuity growth rate of 3.00% for NHP and 4.00% for Ventas. The cash flows and terminal values were then discounted to an illustrative present value using discount rates of 9.0% to 10.0% for NHP and 9.75% to 10.75% for Ventas. Centerview Partners calculated the implied per share equity values of NHP common stock and Ventas common stock based upon the discounted cash flow analysis. The low implied per share equity value of NHP common stock was then divided by the high implied per share equity value of Ventas common stock, to determine the low implied exchange ratio, and the high implied per share equity value of NHP common stock was then divided by the low implied per share equity value of Ventas common stock, to determine the high implied exchange ratio. This calculation indicated the following high and low implied exchange ratios based upon the discounted cash flow analysis:

	High	Low
Implied Exchange Ratio	0.968x	0.621x

        Pro Forma Analysis of the Merger.    Centerview Partners analyzed certain pro forma effects of the merger, including, among other things, the impact of the merger on FFO and FAD per share estimates for Ventas, using projections for NHP provided by NHP (as adjusted by Ventas) and projections for Ventas provided by Ventas (assuming consummation of the Atria Acquisition). The pro forma merger analysis implied that the merger would be immediately accretive to Ventas's FFO per share and FAD per share, after taking into account purchase accounting adjustments required by GAAP.

Miscellaneous

        As noted above, the discussion set forth above is a summary of the material financial analyses presented by Centerview Partners to the Ventas board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken by Centerview Partners in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Centerview Partners believes that its analyses summarized above must be considered as a whole. Centerview Partners further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Centerview Partners's analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

        In performing its analyses, Centerview Partners considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Ventas and NHP. The estimates of the future performance of Ventas and NHP in or underlying Centerview Partners's analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Centerview Partners's analyses. These analyses were prepared solely as part of Centerview Partners's analysis of the fairness, from a financial point of view, to Ventas of the exchange ratio provided for in connection with the merger and were provided to the Ventas board of directors in connection with the delivery of Centerview Partners's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Centerview Partners's view of the actual values of Ventas or NHP.

        The exchange ratio provided for in connection with the merger was determined through negotiations between Ventas and NHP, rather than by any financial advisor, and was approved by the Ventas board of directors. The decision to enter into the merger agreement was solely that of the Ventas board of directors. As described above, Centerview Partners's opinion and analyses were only one of many factors considered by the Ventas board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the Ventas board of directors or management with respect to the merger or the exchange ratio.

        Under the terms of a letter agreement, Ventas engaged Centerview Partners to act as its financial advisor in connection with the merger. Pursuant to the letter agreement, Ventas has agreed to pay Centerview Partners a transaction fee of $20 million. A portion of the fee equal to $4 million was contingent and payable upon the delivery of the opinion and Ventas's execution of a definitive agreement regarding the potential acquisition of NHP. A portion of the fee equal to $16 million is payable upon consummation of the merger. Ventas took the existence of these contingent fees into account when considering the analyses, advice and opinion of its financial advisor. Ventas also has agreed to reimburse Centerview Partners's expenses and to indemnify Centerview Partners against certain liabilities arising out of its engagement. Centerview Partners has in the past performed, and may continue to perform, investment banking services for Ventas and its affiliates, in each case, for customary compensation.

Opinion of NHP's Financial Advisor

        At the meeting of the NHP board of directors on February 27, 2011, J.P. Morgan rendered its oral opinion to the NHP board of directors that, as of such date and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in its written opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of NHP common stock. J.P. Morgan subsequently confirmed its oral opinion by delivering its written opinion, dated February 27, 2011, to the NHP board of directors. No limitations were imposed by the NHP board of directors upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinion.

        The full text of the written opinion of J.P. Morgan, dated February 27, 2011, which sets forth, among other things, the assumptions made, procedures followed, factors considered, and qualifications and limitations on the review undertaken by J.P. Morgan in rendering its opinion, is attached to this joint proxy statement/prospectus as Annex D. The summary of J.P. Morgan's opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. NHP stockholders should read the full opinion carefully and in its entirety. J.P. Morgan's opinion is addressed to the NHP board of directors, is directed only to the fairness, from a financial point of view, of the exchange ratio in the merger to holders of NHP common stock as of the date of the opinion, and does not address any other aspect of the transactions contemplated by the merger agreement. J.P. Morgan provided its advisory services and opinion for the information and assistance of the NHP board of directors in connection with its consideration of the merger. The opinion of J.P. Morgan does not constitute a recommendation as to how any NHP stockholder should vote with respect to the merger. In addition, this opinion does not in any manner address the price at which NHP common stock or Ventas common stock will trade at any time subsequent to the date of the opinion. J.P. Morgan's opinion was approved by J.P. Morgan's fairness committee. Neither

J.P. Morgan's opinion, nor the summary thereof or of J.P. Morgan's financial analyses set forth in this document, is being provided for the use of any Ventas stockholder and does not constitute a recommendation as to how any Ventas stockholder should vote with respect to the issuance of shares of Ventas common stock to NHP stockholders in connection with the merger or any other matter.

        In arriving at its opinion, J.P. Morgan, among other things:

  •
  reviewed a draft dated February 25, 2011 of the merger agreement;

  •
  reviewed certain publicly available business and financial information concerning NHP and Ventas and the industries in which they operate;

  •
  compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

  •
  compared the financial and operating performance of NHP and Ventas with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of NHP common stock and Ventas common stock and certain publicly traded securities of such other companies;

  •
  reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of NHP and Ventas relating to their respective businesses as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the merger; and

  •
  performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

        In addition, J.P. Morgan held discussions with certain members of the management of NHP and Ventas with respect to certain aspects of the merger, and the past and current business operations of NHP and Ventas, the financial condition and future prospects and operations of NHP and Ventas, the effects of the merger on the financial condition and future prospects of Ventas and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

        In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by NHP and Ventas or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (nor did J.P. Morgan assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of NHP or Ventas under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they had been reasonably prepared based on assumptions reflecting the best then-available estimates and judgments by management as to the expected future results of operations and financial condition of NHP and Ventas to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that each of the merger and the other transactions contemplated by the merger agreement will qualify as a tax-free reorganization for U.S. federal income tax purposes, and will be consummated as described in the merger agreement, and that the definitive merger agreement does not differ in any material respects from the draft thereof furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by NHP and Ventas in the merger agreement and the related agreements are and will be true and correct in all respects material to J.P. Morgan's analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to NHP with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on NHP or Ventas, or on the contemplated benefits of the merger.

        J.P. Morgan's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of J.P. Morgan's opinion. It should be understood that subsequent developments may affect J.P. Morgan's opinion, and J.P. Morgan does not have any obligation to update, revise or reaffirm its opinion. J.P. Morgan's opinion is limited to the fairness, from a financial point of view, to the holders of NHP common stock of the exchange ratio in the merger, and J.P. Morgan expressed no opinion as to the fairness of the merger to, or any consideration to be paid to, the holders of any other class of securities, creditors or other constituencies of NHP or as to the underlying decision by NHP to engage in the merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of any party to the merger, or any class of such persons, relative to the exchange ratio applicable to the holders of NHP common stock or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which NHP common stock or Ventas common stock will trade at any time subsequent to the date of the opinion.

        The terms of the merger agreement, including the exchange ratio, were determined through arm's-length negotiations between NHP and Ventas, and the decision to enter into the merger agreement was solely that of the NHP board of directors and the Ventas board of directors. J.P. Morgan's opinion and financial analyses were among the many factors considered by the NHP board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the NHP board of directors or management with respect to the merger or the exchange ratio.

        In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of certain of the financial analyses undertaken by J.P. Morgan and delivered to the NHP board of directors on February 27, 2011, which analyses were among those considered by J.P. Morgan in connection with delivering its opinion. J.P. Morgan's financial analyses that were delivered to the NHP board of directors prior to its meeting on February 27, 2011 were based on an assumed exchange ratio of 0.787 shares of Ventas common stock per share of NHP common stock. J.P. Morgan rendered its opinion using the final exchange ratio of 0.7866 shares of Ventas common stock per share of NHP common stock. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan's analyses.

Historical Exchange Ratio Analysis

        J.P. Morgan calculated (1) the implied historical exchange ratios during the one-year period ended February 25, 2011 by dividing the daily closing price per share of NHP common stock by that of Ventas common stock for each trading day during that period and (2) the average of those daily implied historical exchange ratios for the one-week, one-month, three-month, six-month, and one-year periods ending February 25, 2011. J.P. Morgan also noted the low and high exchange ratios for each period referenced in clause (2) above and the resulting premiums of the proposed exchange ratio to the average exchange ratios for each such period. The analysis resulted in the following implied exchange ratios for the periods indicated, as compared to the exchange ratio of 0.7866x provided for in the merger:

Exchange ratio
One-week
low	0.678x
average	0.680x
high	0.684x
One-month
low	0.675x
average	0.683x
high	0.696x
Three-month
low	0.669x
average	0.687x
high	0.706x
Six-month
low	0.669x
average	0.715x
high	0.775x
One-year
low	0.669x
average	0.730x
high	0.775x

        J.P. Morgan noted that a historical exchange ratio analysis is not a valuation methodology and that such analysis was presented merely for reference purposes.

Contribution Analysis

        J.P. Morgan analyzed the contribution of each of Ventas and NHP to the pro forma combined company with respect to EBITDA (defined as earnings before interest, taxes, depreciation and amortization including joint ventures' contribution to EBITDA at ownership share), estimated FFO and estimated adjusted funds from operations, or AFFO, for calendar year 2011, which is referred to as CY11. Earnings metrics were adjusted to include the full-year impact of certain acquisitions based on publicly available information. For purposes of the contribution analysis, J.P. Morgan assumed that the contribution with respect to EBITDA reflected each company's contribution to the combined company's pro forma firm value. Equity value contributions and relative ownership interests were then derived by adjusting firm value contributions for outstanding net debt, preferred equity and non-controlling interests of both companies. J.P. Morgan further assumed that the contributions with respect to FFO and AFFO reflected each company's contribution to the combined company's pro forma equity value and relative ownership interests. Synergies were not taken into account in the contribution analysis. The analyses yielded the following pro forma diluted equity value contributions and ownership interests with respect to EBITDA, FFO and AFFO and implied exchange ratios ranging from a low of 0.683x to a high of 0.833x, as follows:

	CY11E
EBITDA
NHP % contribution / ownership	31.3%
Implied exchange ratio	0.683	x
	CY11E
FFO
NHP % contribution / ownership	35.1%
Implied exchange ratio	0.810	x
	CY11E
AFFO
NHP % contribution / ownership	35.8%
Implied exchange ratio	0.833	x

Public Trading Analysis

        Using publicly available information, including estimated AFFO per share for CY11 published by equity research analysts and adjusted to include the full-year impact of certain acquisitions, including Ventas's Atria Acquisition and certain acquisitions by NHP in December 2010 and January 2011, J.P. Morgan analyzed certain trading multiples of other selected publicly traded REITs. None of the selected companies are identical to NHP. However, the selected companies were chosen because they are publicly traded REITs with operations that, for purposes of J.P. Morgan's analysis, may be considered similar to those of NHP. These companies were as follows:

  •
  HCP, Inc.

  •
  Health Care REIT, Inc.

  •
  Ventas, Inc.

        For each of these other REITs, J.P. Morgan calculated the multiple of equity market price per share to the median estimate of its CY11 AFFO per share, as reported by equity research analysts as of February 25, 2011. J.P. Morgan also analyzed the same trading multiples for NHP based on equity research analyst data and data provided by NHP management. Synergies were not taken into account in the public trading analysis.

        The following presents the results of this analysis:

Price / AFFO per share Multiple
CY11
Other REITs (including Ventas)	Median equity research estimate	18.2x
Ventas	Median equity research estimate	19.5x
NHP	Median equity research estimate	16.3x
NHP	Management estimate	15.9x

        J.P. Morgan applied a range of these multiples to the CY11 AFFO per share estimates for NHP and Ventas per median equity research estimates, which resulted in the following range of implied share prices for each share of NHP and Ventas, rounded to the nearest $0.50, as compared to the (1) closing price per share of NHP common stock on February 25, 2011 of $38.96, (2) closing price per share of Ventas common stock on February 25, 2011 of $57.19 and (3) implied price per share of NHP common stock of $44.99 based on the exchange ratio of 0.7866x provided for in the merger applied to the closing price per share of Ventas common stock on February 25, 2011:

		CY11 AFFO per share
		Multiple	Implied share price
NHP	High	17.0x	$40.50
	Low	15.0x	$36.00
Ventas	High	19.5x	$57.50
	Low	17.5x	$51.50

        J.P. Morgan compared the results of the implied equity values per share for Ventas and NHP. For each comparison, J.P. Morgan compared the highest equity value per share for NHP to the highest equity value per share for Ventas to derive the highest exchange ratio implied by each pair of estimates. J.P. Morgan also compared the lowest equity value per share for NHP to the lowest equity value per share for Ventas to derive the lowest exchange ratio implied by each pair of estimates. The implied exchange ratios resulting from this analysis, as compared to the exchange ratio of 0.7866x provided for in the merger, were:

Exchange ratio CY11 AFFO per share
Highest NHP equity value per share to highest Ventas equity value per share	0.709x
Lowest NHP equity value per share to lowest Ventas equity value per share	0.697x

Dividend Discount Analysis

        J.P. Morgan performed a dividend discount analysis of NHP's common stock and Ventas's common stock using three-year projections for each company as provided by each company's management, and seven-year extrapolations thereof that were reviewed and approved by NHP's management for the purpose of determining the fully diluted implied equity value per share of each company. The dividend per share payout ratios (as a percentage of AFFO per share) for NHP that were provided to J.P. Morgan for 2011, 2012, 2013, 2014 and 2015 through 2020, respectively, were as follows: 80.0%; 80.0%; 80.0%; 82.5%; and 85.0%. The dividend per share payout ratios (as a percentage of AFFO per share) for Ventas that were provided to J.P. Morgan for 2011, 2012, 2013, 2014 and 2015 through 2020, respectively, were as follows: 77.5%; 76.2%; 75.7%; 77.9%; and 80.0%. A dividend discount analysis is a method of evaluating the equity value of a company using estimates of future dividends to shareholders generated by the company and taking into consideration the time value of money with respect to those future dividends by calculating their "present value." "Present value" refers to the current value of the future dividends to shareholders paid by the company and is obtained by discounting those future dividends back to the present using a discount rate that takes into account macro-economic assumptions, estimates of risk, the opportunity cost of capital and other appropriate factors.

        Based on the dividends NHP was projected to distribute during fiscal years 2011 through 2020, J.P. Morgan discounted the dividend stream to present values using a range of discount rates from 9.50% to 10.50%, which was chosen by J.P. Morgan based upon an analysis of the cost of equity for NHP. J.P. Morgan also calculated a range of terminal values for the company at the end of the 10-year period ending fiscal year 2020 by applying a perpetual dividend growth rate ranging from 2.50% to 3.25% and discounted the terminal value using a range of discount rates from 9.50% to 10.50%. "Terminal value" refers to the capitalized value of all future dividends to shareholders paid by the company for periods beyond the financial forecast. Synergies were not taken into account in the dividend discount analysis.

        Based on the dividends Ventas was projected to distribute during fiscal years 2011 through 2020, J.P. Morgan discounted the dividend stream to present values using a range of discount rates from 9.50% to 10.50%, which was chosen by J.P. Morgan based upon an analysis of the cost of equity for Ventas. J.P. Morgan also calculated a range of terminal values for the company at the end of the 10-year period ending fiscal year 2020 by applying a perpetual dividend growth rate ranging from 4.00% to 4.75% and discounted the terminal value using a range of discount rates from 9.50% to 10.50%.

        The analysis yielded the following implied equity value per share, compared to the implied price per share of NHP common stock of $44.99 based on the exchange ratio of 0.7866x provided for in the merger applied to the closing price per share of Ventas common stock on February 25, 2011:

	NHP	Ventas
High	$42.00	$60.50
Low	$34.00	$46.00

        J.P. Morgan compared the results for NHP to the results for Ventas. For each comparison, J.P. Morgan compared the highest equity value per share for NHP to the highest equity value per share for Ventas to derive the lowest exchange ratio implied by each pair of estimates. J.P. Morgan also compared the lowest equity value per share for NHP to the lowest equity value per share for Ventas to derive the highest exchange ratio implied by each pair of estimates. The implied exchange ratios resulting from this analysis, as compared to the exchange ratio of 0.7866x provided for in the merger, were:

Exchange Ratio
NHP to Ventas
Highest NHP equity value per share to highest Ventas equity value per share	0.694x
Lowest NHP equity value per share to lowest Ventas equity value per share	0.739x

Net Asset Value Analysis

        J.P. Morgan prepared a per share net asset value analysis for NHP using forward 12 months cash net operating income and asset and liability balances as of December 31, 2010, adjusted to include the full year impact of certain acquisitions by NHP in December 2010 and January 2011, as provided by NHP. J.P. Morgan applied a weighted average range of capitalization rates of 7.34% to 8.34% to the last quarter annualized cash net operating income, excluding net operating income from investments made late in the fourth quarter of 2010, for the portfolio to arrive at an aggregate value for the property portfolio at December 31, 2010. The capitalization rate range represented the weighted average capitalization rates provided by equity research analysts, weighted by NHP's corresponding net operating income contribution by property type. To this aggregate value amount, J.P. Morgan added the value of other tangible real estate and non-real estate assets, including certain acquisitions by NHP in December 2010 and January 2011 and mortgage loans. From gross asset value, J.P. Morgan deducted debt balances and other tangible liabilities. This analysis implied a net asset value per share of $27.50 to $32.00 per share.

        J.P. Morgan prepared a per share net asset value analysis for Ventas using forward 12 months cash net operating income and asset and liability balances as of December 31, 2010, as provided in Ventas's public filings, adjusted to include the full-year impact of certain acquisitions, including Ventas's Atria Acquisition at its purchase price. J.P. Morgan applied a weighted average range of capitalization rates of 7.33% to 8.33% to the last quarter annualized cash net operating income for the portfolio to arrive at an aggregate value for the property portfolio at December 31, 2010. The capitalization rate range represented the weighted average capitalization rates provided by equity research analysts, weighted by Ventas's corresponding net operating income contribution by property type. To this aggregate value amount, J.P. Morgan added the value of other tangible real estate and non-real estate assets, including Ventas's Atria Acquisition and loan receivables. From gross asset value, J.P. Morgan deducted debt balances and other tangible liabilities. This analysis implied a net asset value per share of $38.00 to $43.50 per share. Synergies were not taken into account in the net asset value analysis.

        The implied exchange ratios resulting from this analysis, as compared to the exchange ratio of 0.7866x provided for in the merger, were:

Exchange Ratio
NHP to Ventas
Highest NHP net asset value per share to highest Ventas net asset value per share	0.734x
Lowest NHP net asset value per share to lowest Ventas net asset value per share	0.721x

Value Creation Analysis

        Intrinsic Value.    J.P. Morgan prepared a value creation analysis that compared the intrinsic equity value per share of Ventas common stock based on the dividend discount analysis to the pro forma combined company equity value per share. The pro forma combined company equity value per share was equal to: (1) (a) the mid-point intrinsic equity value of NHP, plus (b) the mid-point intrinsic equity value of Ventas, plus (c) the present value of expected synergies calculated by discounting the expected cash flows from NHP management's estimated $24 million of synergies, growing at a rate equal to (i) NHP's budgeted growth rate for G&A expenses for 2012, (ii) a straight line decrease of such growth rate from the budgeted growth rate for 2013 to 2% in 2019, (iii) 2% for 2020, and (iv) 1.25% for a terminal period, by a discount rate of 10% based on the blended midpoint of discount rates utilized in the dividend discount analyses for Ventas and NHP, less (d) $100 million of estimated costs to achieve such synergies and transaction-related expenses; divided by (2) pro forma diluted outstanding shares of common stock of the combined company. There can be no assurance that the synergies, estimated cost to achieve such synergies or estimated transaction-related expenses will not be substantially greater or less than the NHP management estimate described above. The value creation analysis at the exchange ratio of 0.7866x provided for in the merger yielded accretion to the holders of NHP common stock of 7.5%.

        Market Value.    J.P. Morgan prepared a value creation analysis that compared the closing share price of NHP's common stock on February 25, 2011 to the pro forma combined company equity value per share for the merger. The pro forma combined company equity value per share was equal to: (1) (a) the market equity value of NHP as of February 25, 2011, plus (b) the market equity value of Ventas as of February 25, 2011, plus (c) the value of expected synergies calculated by applying a blended FFO multiple of NHP and Ventas (based on market capitalization) of 17.1x to NHP management's estimate of $24 million of synergies, less (d) $100 million of estimated costs to achieve such synergies and transaction-related expenses; divided by (2) pro forma diluted outstanding shares of common stock of the combined company. There can be no assurance that the synergies, estimated cost to achieve such synergies or estimated transaction-related expenses will not be substantially greater or less than the NHP management estimate described above. The value creation analysis at the exchange ratio of 0.7866x provided for in the merger yielded accretion to the holders of NHP common stock of 12.3%.

        The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses or focusing on information in tabular format, in each case, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of NHP or Ventas. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. Except as otherwise noted, the foregoing quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 25, 2011, and is not necessarily indicative of current market conditions. J.P. Morgan's opinion and financial analyses was only one of the many factors considered by the NHP board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the NHP board of directors or management with respect to the proposed merger or the merger consideration. The consideration was determined through negotiation between NHP and Ventas.

        As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected on the basis of such experience and its familiarity with NHP to advise NHP in connection with the merger and to deliver a fairness opinion to the NHP board of directors addressing only the fairness from a financial point of view of the exchange ratio to the holders of shares of NHP common stock pursuant to the merger agreement as of the date of such opinion.

        For services rendered in connection with the merger (including the delivery of its opinion), NHP has agreed to pay J.P. Morgan a fee of 0.47% of the total consideration in the merger, which includes the merger consideration paid to holders of NHP common stock and equity awards and the amount of indebtedness of NHP at the closing of the merger. Based on the closing price of Ventas common stock on May 12, 2011 and the amount of indebtedness currently expected to be outstanding at the closing of the merger, the J.P. Morgan fee will be approximately $37 million, $7 million of which was payable upon the earlier of public announcement of a transaction or delivery by J.P. Morgan of its opinion, and the remainder of which is contingent upon the consummation of the merger. NHP took the existence of these contingent fees into account when considering the analyses, advice and opinion of its financial advisor. In addition, NHP has agreed to reimburse J.P. Morgan for certain expenses incurred in connection with its services, including the fees and disbursements of counsel, and has agreed to indemnify J.P. Morgan against certain liabilities, including liabilities arising under the federal securities laws.

        During the two years preceding the date of its opinion, J.P. Morgan and its affiliates have had commercial and investment banking relationships with NHP and Ventas, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included executing open market repurchases by NHP of certain of its outstanding debt securities in May 2010. In addition, J.P. Morgan's commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of NHP and a lender under outstanding credit facilities of Ventas and also provides treasury and cash management services to each of NHP and Ventas, for which it receives customary compensation or other financial benefits. J.P. Morgan's asset management affiliate also provides asset and wealth management services to NHP for customary compensation. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of NHP or

Ventas for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Financial Interests of NHP's Directors and Executive Officers in the Merger

        NHP's directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of NHP stockholders generally. The NHP board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, in approving the merger agreement, and in recommending to NHP stockholders that the merger agreement be adopted and the merger and the other transactions contemplated by the merger agreement be approved.

Stock Options

        In connection with the merger, each outstanding NHP stock option will become fully vested and exercisable as of the closing of the merger and will, in the discretion of Ventas, either (a) be exchanged for a cash payment based on the spread of the option (calculated using a formula based on a 10-day volume weighted average of Ventas's stock price) or (b) be assumed by Ventas based on the stock option's existing terms and conditions after taking into account its acceleration of vesting and exercisability and subject to adjustment for the exchange ratio, except that stock options granted to Mr. Pasquale in February 2011 will be assumed by Ventas and remain outstanding in accordance with their terms (as adjusted to reflect the exchange ratio). Pursuant to the terms of his employment agreement (described below), Mr. Pasquale's stock options (including stock options granted to him in February 2011) would become fully exercisable upon his resignation for any reason during the period six-months prior to and three years following the closing, and as such all of his unvested stock options have been included in the chart below. Assuming a merger completion date of May 6, 2011, the estimated number of unvested stock options held by NHP's executive officers which will vest in connection with the merger is set forth in the table below. The NHP directors do not hold any outstanding NHP stock options.

Name	Number of Unvested Stock Options
Douglas M. Pasquale	218,800
Abdo H. Khoury	36,101
Donald D. Bradley	35,034

Restricted Stock Units

        In connection with the merger all NHP restricted stock units, including restricted stock units held by Mr. Pasquale which were granted pursuant to the terms of dividend equivalent rights associated with previously granted restricted stock units, will vest in full and be cashed out based on the exchange ratio, except that (i) restricted stock units granted to Mr. Pasquale in February 2011 will be assumed by Ventas and remain outstanding in accordance with their terms and (ii) restricted stock units granted to Messrs. Khoury and Bradley on April 23, 2007 will vest and be settled in accordance with their terms (in each case, as adjusted to reflect the exchange ratio). Pursuant to the terms of his employment agreement (described below), Mr. Pasquale would be entitled to full vesting and settlement of his restricted stock units (including restricted stock units granted to him in February 2011) upon his resignation for any reason during the period six-months prior to and three years following the closing, and as such all of his unvested restricted stock units have been included in the chart below. Messrs. Khoury and Bradley were granted restricted stock units on April 23, 2007, and additional restricted stock units were credited pursuant to the terms of associated dividend equivalent rights. The terms of such grants provide for the accelerated vesting of a portion of the units upon a change in control event, with the number of units so accelerated determined based on the year in which the change in control event occurs.

        Assuming a merger completion date of May 6, 2011 and that Mr. Pasquale resigns immediately following the merger, the estimated number of unvested restricted stock units held by each of NHP's executive officers and directors which will vest in connection with the merger is set forth in the table below.

Name	Number of Unvested Restricted Stock Units
Douglas M. Pasquale	188,047
R. Bruce Andrews	6,000
Abdo H. Khoury	26,861
Donald D. Bradley	19,800
David R. Banks	6,000
William K. Doyle	6,000
Richard I. Gilchrist	6,000
Robert D. Paulson	6,000
Keith P. Russell	6,000
Jeffrey L. Rush, M.D.	6,000

Performance Shares

        In connection with the merger, vesting of each grant of NHP performance shares will accelerate under the award agreements in respect of the shortened performance period ending as of the closing of the merger, and the shares earned in respect of such accelerated vesting will be converted into Ventas common stock, based on the exchange ratio. If the merger occurred on May 6, 2011, the number of performance shares held by each of NHP's executive officers that would have vested in the merger would be as set forth in the table below under "Shortened Performance Period." The actual number of performance shares that will vest will depend on a calculation of actual performance through the date on which the merger occurs. Also, under the terms of Mr. Pasquale's employment agreement and the change in control agreements with Messrs. Khoury and Bradley, the NHP executive officers are eligible for accelerated vesting of all equity-based awards (including performance shares) if, within six months prior to a "change in control" of NHP, their employment is terminated either by NHP other than for "cause" or "disability" or by the executive officer for "good reason" (which, in the case of Mr. Pasquale, includes resignation for any reason during the period six months prior to a "change in control" of NHP). The table below indicates the estimated number of performance shares held by each of NHP's executive officers that would vest (i) assuming a shortened performance period, calculated as of May 6, 2011 for illustrative purposes; (ii) assuming vesting at 100% of the award amount (except for awards issued in 2011, for which vesting is assumed at one-third of the award amount); and (iii) assuming vesting at 200% of the award amount (except for awards issued in 2011, for which vesting is assumed at one-third of the award amount) with the actual number of shares that vest to depend on the circumstances at the time of the merger or termination of employment and the terms of the relevant agreements. The NHP directors do not hold any outstanding NHP performance shares.

	Number of Unvested Performance Shares(1)
Name	Shortened Performance Period	Vesting at 100%	Vesting at 200%
Douglas M. Pasquale	70,192	124,133	239,433
Abdo H. Khoury	24,444	42,133	79,933
Donald D. Bradley	22,695	39,833	76,433

(1)
The actual number of shares that vest will depend on the circumstances at the time of the merger or termination of employment and the terms of the relevant agreements.

Employment Agreement with Mr. Pasquale

        NHP is party to an employment agreement with Mr. Pasquale which provides that in the event Mr. Pasquale's employment is terminated during the employment term either by NHP other than for "cause" or "disability" or by Mr. Pasquale for "good reason" (which includes resignation for any reason during the period six-months prior to and three years following a "change in control" of NHP) (as those terms are defined in the employment agreement), Mr. Pasquale will be entitled to severance pay that includes: (1) any accrued but unpaid base salary through the termination date; (2) a pro-rated portion of the annual bonus for the year of separation; (3) an amount equal to three times Mr. Pasquale's highest base salary during any of the last three full fiscal years prior to the termination date, payable in equal monthly installments over the three-year period following the termination date; (4) an amount equal to three times the average annual bonus earned by Mr. Pasquale over the last three full fiscal years prior to the termination date, payable in equal annual installments over the three-year period following the termination date; (5) for a period of three years following the termination date, continuation of all benefits in place as of the date of termination for Mr. Pasquale, with terms no less favorable, in the aggregate, than the most favorable of those provided to Mr. Pasquale during the year immediately preceding the termination date; (6) accelerated vesting of Mr. Pasquale's equity-based awards to the extent outstanding on the termination date and not otherwise vested; (7) any performance-based dividend equivalents on then-outstanding stock options for the three-year period following the termination date; (8) payment of any compensation previously deferred (including matching contributions and earnings) by Mr. Pasquale in accordance with the provisions of NHP's Deferred Compensation Plan; and (9) in the event that Mr. Pasquale's separation benefits (whether under his employment agreement or any other plan or arrangement) are subject to the excise tax imposed under Section 4999 of the Code, a gross-up payment so that the net amount of such payment (after taxes) he receives is sufficient to pay the excise tax due. If the employment of Mr. Pasquale was terminated immediately following the merger under circumstances giving rise to the right to receive the separation benefits, the approximate value of the payments and benefits to be provided under the employment agreement would be approximately as set forth in the table below. In addition, Mr. Pasquale may be entitled to accelerated vesting of performance shares as described under "—Performance Shares" above.

Executive	Cash Severance	Benefit Continuation	Dividend Equivalent Payment	Gross-Up		Total
Douglas M. Pasquale	$6,791,250	$254,985	$1,369,344	$6,073,480	(1)	$14,489,059	(1)

(1)
Calculated assuming vesting of performance shares at 100% of the award amount. Assuming vesting of performance shares at 200% of the award amount, the gross up amount would be approximately $9,148,147 and the total amount would be approximately $17,563,726. Assuming vesting of performance shares based on a shortened performance period that ended on May 6, 2011, the gross up amount would be approximately $0 and the total amount would be approximately $8,415,579.

Change in Control Agreements

        NHP is party to change in control agreements with each of Messrs. Khoury and Bradley which provide that, if within six months prior to or three years following a "change in control" of NHP the executive's employment is terminated by NHP without "cause" or by the executive for "good reason" (as those terms are defined in the change in control agreements), then the executive will be entitled to receive the following separation benefits: (1) an amount equal to three times the executive's highest annual base salary during any of the last three full fiscal years prior to separation, payable in equal monthly installments over the three-year period following separation; (2) an amount equal to three times the average annual bonus earned by the executive over the last three full fiscal years prior to separation, payable in equal annual installments over the three-year period following separation;

(3) continued medical and life insurance benefits for three years following separation, on terms no less favorable in the aggregate than the most favorable of those provided to the executive during the year immediately preceding the separation; (4) accelerated vesting of all outstanding stock-based awards (except that, as described above, restricted stock units granted to Messrs. Khoury and Bradley on April 23, 2007 will vest and be settled in accordance with their terms); (5) performance-based dividend equivalents on outstanding stock options for the three-year period following separation; and (6) any compensation previously deferred by the executive in accordance with the provisions of the plan under which such compensation was deferred. If the executive's separation benefits (whether under the change in control agreement or any other plan or arrangement) are subject to the excise tax imposed under Section 4999 of the Code, the change in control agreements provide that NHP will make an additional payment to the executive so that the net amount of such payment (after taxes) received by the executive is sufficient to pay the excise tax due. The consummation of the merger will constitute a "change in control" for purposes of the change in control agreements. If the employment of Messrs. Khoury and Bradley was terminated immediately following the merger under circumstances giving rise to the right to receive the separation benefits, the approximate value of the payments and benefits to be provided under the change in control agreements would be approximately as set forth in the table below. In addition, Messrs. Khoury and Bradley may be entitled to accelerated vesting of performance shares as described under "—Performance Shares" above.

Executive	Cash Severance	Welfare Benefit Continuation	Dividend Equivalent Payment	Gross-Up		Total
Abdo H. Khoury	$2,528,000	$56,877	$140,064	—	(2)	$2,724,941	(2)
Donald D. Bradley	$2,435,000	$55,860	$136,128	—	(3)	$2,626,988	(3)

(2)
Calculated assuming vesting of performance shares at 100% or less of the award amount. Assuming vesting of performance shares at 200% of the award amount, the gross up amount would be approximately $2,534,445 and the total amount would be approximately $5,259,386.

(3)
Calculated assuming vesting of performance shares at 100% or less of the award amount. Assuming vesting of performance shares at 200% of the award amount, the gross up amount would be approximately $2,484,472 and the total amount would be approximately $5,111,460.

Board of Directors and Management Following the Merger

        Ventas has agreed to take all necessary action to cause three members of NHP's current board of directors to be appointed to the Ventas board of directors, effective as of the closing of the merger. One of these persons will be NHP's Chairman, President and Chief Executive Officer, Douglas M. Pasquale. The other persons will be individuals who are acceptable to the Nominating and Corporate Governance Committee of Ventas. Those individuals have not yet been selected as of the date of this joint proxy statement/prospectus.

        Ventas currently anticipates that all of the existing executive officers of Ventas will remain executive officers of Ventas following the merger. As of the date of this joint proxy statement/prospectus, Ventas has not finalized any arrangements with existing executive officers of NHP with respect to their employment by the combined company. If none of the existing executive officers of NHP remains employed by Ventas following the merger, the associated severance costs are set forth in the section entitled "The Merger—Financial Interests of NHP's Directors and Executive Officers in the Merger" beginning on page 66. However, it is expected that Douglas M. Pasquale will serve as a senior advisor to Ventas to ensure an orderly transition.

Accounting Treatment

        Ventas prepares its financial statements in accordance with GAAP. The merger will be accounted for by applying the acquisition method, which requires the identification of the acquirer, the determination of the acquisition date, the recognition and measurement, at fair value, of the identifiable assets acquired, liabilities assumed and any noncontrolling interest in the consolidated subsidiaries of the acquiree and recognition and measurement of goodwill or a gain from a bargain purchase. The accounting guidance for business combinations, referred to as ASC 805, provides that in a business combination involving the exchange of equity interests, the entity issuing the equity interests is usually the acquirer; however, all pertinent facts and circumstances must be considered, including the relative voting rights of the stockholders of the constituent companies in the combined entity, the composition of the board of directors and senior management of the combined company, the relative size of the company and the terms of the exchange of equity interests in the business combination, including payment of a premium.

        Based on the fact that Ventas is the entity issuing the equity securities, that upon completion of the merger it is estimated that current Ventas stockholders will own approximately 65% of the combined company and former NHP stockholders will own approximately 35% of the combined company and that Ventas board members and senior management will represent the majority of the board and senior management of the combined company, and based on the terms of the merger, with NHP stockholders receiving a premium (as of the trading day immediately preceding the merger announcement) over the fair market value of their shares on such date, Ventas is considered the acquirer for accounting purposes. Therefore, Ventas will recognize and measure, at fair value, the identifiable assets acquired, liabilities assumed and any noncontrolling interests in the consolidated subsidiaries of NHP, and Ventas will recognize and measure goodwill and any gain from a bargain purchase, in each case, upon completion of the merger.

Regulatory Approvals Required for the Merger

        Based upon applicable statutes and communications with state regulators, certain states where NHP tenants hold licenses from state health care facility licensing agencies will require notices in connection with the merger. Some states may require that updated information be filed concerning the ownership of the properties. One state will require the filing and approval of a certificate of need application. Another state could require an application that could trigger an inspection of three facilities. To date, we have no reason to believe that any required filing will be rejected or that any approvals will not be obtained in advance of the planned closing date.

Litigation Relating to the Merger

        In the weeks following the announcement of the merger on February 28, 2011, purported stockholders of NHP filed seven lawsuits against NHP and its directors. Six of these lawsuits also named Ventas as a defendant and five named Needles Acquisition LLC as a defendant. The purported stockholder plaintiffs commenced these actions in two jurisdictions: the Superior Court of the State of California, Orange County, which we refer to as the California State Court; and the Circuit Court for Baltimore City, Maryland, which we refer to as the Maryland State Court. All of these actions were brought as putative class actions, and two also purport to assert derivative claims on behalf of NHP. All of these stockholder complaints allege that NHP's directors breached certain alleged duties to NHP's stockholders by approving the merger agreement, and certain complaints allege that NHP aided and abetted those breaches. Those complaints that name Ventas and Needles Acquisition LLC allege that Ventas and Needles Acquisition LLC aided and abetted the purported breaches of certain alleged duties by NHP's directors. All of the complaints request an injunction of the merger. Certain of the complaints also seek damages.

        In the California State Court, the following actions were filed purportedly on behalf of NHP stockholders: on February 28, 2011, a putative class action entitled Palma v. Nationwide Health Properties, Inc., et al.; on March 3, 2011, a putative class action entitled Barker v. Nationwide Health Properties, Inc., et al.; and on March 3, 2011, a putative class action entitled Davis v. Nationwide Health Properties, Inc., et al., which was subsequently amended on March 11, 2011 under the caption Davids v. Nationwide Health Properties, Inc., et al. Each action names NHP and members of the NHP board of directors as defendants. The Barker and Davids actions also name Ventas as a defendant, and the

Davids action names Needles Acquisition LLC as a defendant. Each complaint alleges, among other things, that NHP's directors breached certain alleged duties by approving the merger agreement between NHP and Ventas because the proposed transaction purportedly fails to maximize stockholder value and provides the directors personal benefits not shared by NHP stockholders. The Palma and Davids actions allege that NHP aided and abetted those purported breaches; the Barker and Davids actions allege that Ventas aided and abetted those purported breaches; and the Davids action alleges that Needles Acquisition LLC aided and abetted those purported breaches. Along with other relief, the complaints seek an injunction against the closing of the proposed merger. On April 4, 2011, the defendants demurred and moved to stay the Palma, Barker, and Davids actions in favor of the parallel litigation in the Maryland State Court described below. On April 27, 2011, all three actions were consolidated pursuant to a Stipulation and Proposed Order on Consolidation of Related Actions signed by the parties on March 22, 2011. On May 12, 2011, the California State Court granted the defendants' motion to stay.

        In the Maryland State Court, the following actions were filed purportedly on behalf of NHP stockholders: on March 7, 2011, a putative class action entitled Crowley v. Nationwide Health Properties, Inc., et al.; on March 10, 2011, a putative class action entitled Taylor v. Nationwide Health Properties, Inc., et. al.; on March 17, 2011, a putative class action entitled Haughey Family Trust v. Pasquale, et al.; and on March 31, 2011, a putative class action entitled Rappoport v. Pasquale, et al. All four actions name NHP, its directors, Ventas and Needles Acquisition LLC as defendants. All four actions allege, among other things, that NHP's directors breached certain alleged duties by approving the merger agreement between NHP and Ventas because the proposed transaction purportedly fails to maximize stockholder value and provides certain directors personal benefits not shared by NHP stockholders. The Haughey and Rappoport actions allege that NHP, Ventas and Needles Acquisition LLC aided and abetted those purported breaches; the Crowley action alleges that NHP and Ventas aided and abetted those purported breaches, and the Taylor action alleges that Ventas and Needles Acquisition LLC aided and abetted those purported breaches. In addition to asserting direct claims on behalf of a putative class of NHP shareholders, the Haughey and Rappoport actions purport to bring derivative claims on behalf of NHP, asserting breaches of certain alleged duties by NHP's directors in connection with their approval of the proposed transaction. All four actions seek to enjoin the proposed merger, and the Taylor action seeks damages.

        On March 30, 2011, pursuant to stipulation of the parties, the Maryland State Court entered an order consolidating the Crowley, Taylor and Haughey actions. The Rappoport action was consolidated with the other actions on April 15, 2011. On April 1, 2011, pursuant to stipulation of the parties, the Maryland State Court entered an order: (i) certifying a class of NHP shareholders; and (ii) providing for the plaintiffs to file a consolidated amended complaint. The plaintiffs filed a consolidated amended complaint on April 19, 2011, which the defendants moved to dismiss on April 29, 2011. Plaintiffs opposed that motion on May 9, 2011. Plaintiffs moved for expedited discovery on April 19, 2011, and the defendants simultaneously opposed that motion and moved for a protective order staying discovery on April 26, 2011. The court denied plaintiffs' motion for expedited discovery and granted defendants' motion for a protective order on May 3, 2011. On May 6, 2011, plaintiffs moved for reconsideration of the court's grant of the protective order. The Maryland Court denied the plaintiffs' motion for reconsideration on May 11, 2011.

        NHP, its directors, Ventas and Needles Acquisition LLC believe that each of these actions is without merit.

Exchange of Shares in the Merger

        At or prior to the effective time of the merger, Ventas will appoint an exchange agent to handle the exchange of shares of NHP common stock for shares of Ventas common stock. As promptly as practicable after the effective time of the merger, the exchange agent will send to each holder of record of NHP common stock at the effective time of the merger who holds shares of NHP common stock in certificated form a letter of transmittal and instructions for effecting the exchange of NHP common stock certificates for the merger consideration the holder is entitled to receive under the merger agreement. Upon surrender of stock certificates for cancellation along with the executed letter of transmittal and other documents described in the instructions, an NHP stockholder will receive any whole shares of Ventas common stock such holder is entitled to receive and cash in lieu of any fractional shares of Ventas common stock such holder is entitled to receive. After the effective time of the merger, NHP will not register any transfers of shares of NHP common stock.

        Upon completion of the merger, shares of NHP common stock held in book-entry form will be automatically converted into whole shares of Ventas common stock in book-entry form and the exchange agent will deliver to holders of book-entry shares cash in lieu of any fractional shares of Ventas common stock such holder is entitled to receive.

        Ventas stockholders need not take any action with respect to their stock certificates or book-entry shares.

Dividends

        Each company plans to continue its current dividend policy until the closing of the merger. Ventas currently pays an annualized dividend equating to $2.30 per share and NHP currently pays an annualized dividend equating to $1.92 per share. Following the closing of the merger, Ventas expects to continue its current dividend policy for stockholders of the combined company, subject to the discretion of the Ventas board of directors, which reserves the right to change Ventas's dividend policy at any time and for any reason. See "Risk Factors—Risk Factors Relating to Ventas Following the Merger—Ventas cannot assure you that it will be able to continue paying dividends at the current rate" on page 21. NHP and Ventas have each agreed to declare a prorated dividend to their respective stockholders for the period between the record date of their last dividend and the closing, at the same rate as their respective dividends for the prior period. The record and payment date for the pro rata dividend will be the close of business on the last business day prior to the effective time of the merger. For additional information on the treatment of dividends under the merger agreement, see "The Merger—The Merger Agreement—Covenants and Agreements—Dividends" on page 89.

Listing of Ventas Common Stock

        It is a condition to the completion of the merger that the shares of Ventas common stock issuable in connection with the merger be approved for listing on the NYSE, subject to official notice of issuance.

De-Listing and Deregistration of NHP Common Stock

        After the merger is completed, the NHP common stock currently listed on the NYSE will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

Arrangements Between Ventas and NHP Prior to the Merger

        As a result of the Atria Acquisition on May 12, 2011, subsidiaries of Ventas are now parties to confidentiality agreements, lease agreements and other commercial arrangements with NHP. Neither Ventas nor NHP views any of these arrangements as material to Ventas or NHP.

        On May 10, 2011, Ventas priced a public offering of $700 million aggregate principal amount of 4.750% senior notes due 2021. The notes will be issued by Ventas's subsidiaries, Ventas Realty, Limited Partnership and Ventas Capital Corporation, and will be fully and unconditionally guaranteed on a senior unsecured basis by Ventas. Ventas has indicated that it may use all or a portion of the net proceeds from the offering to make a senior unsecured term loan to NHP. Although the final terms of any such loan are subject to agreement between Ventas and NHP, it is expected that (1) such loan would rank equal in right of payment with NHP's existing senior unsecured indebtedness, (2) NHP would use the proceeds of such loan for general corporate purposes (including repayment of outstanding indebtedness and/or to fund permitted acquisitions), and (3) the loan would be subject to mandatory prepayment if the merger agreement is terminated under certain circumstances. No assurance can be given that such loan will be made by Ventas to NHP or, if made, what the terms will be.

No Appraisal Rights

        Under Section 3-202 of Maryland law, holders of NHP common stock may not exercise the rights of objecting stockholders to receive the fair value of their shares in connection with the merger because the shares of NHP are listed on the NYSE.

        Under Section 262 of Delaware law, the holders of Ventas common stock are not entitled to appraisal rights in connection with the merger or the matters to be voted upon at the Ventas special meeting.

Certain Ventas Financial Information

        Ventas does not, as a matter of course, make public internal prospective financial analysis and information due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the evaluation of the merger, Ventas provided the NHP board of directors and management and J.P. Morgan with hypothetical, unaudited financial information for Ventas for fiscal years 2011 through 2013, which we refer to as the Ventas case. The Ventas case is speculative by its nature and is based on numerous assumptions, including with regard to the volume of, and returns on, acquisitions, borrowing costs and cost of equity, which are inherently uncertain and beyond the knowledge and control of Ventas management. Ventas has included below a summary of the Ventas case to give Ventas stockholders and NHP stockholders access to certain non-public information that was furnished to third parties. A subset of this information not reflecting the impact of future acquisition activity was also made available to the Ventas board of directors and Centerview Partners in connection with their evaluation of the merger.

        The inclusion of the Ventas case should not be regarded as an indication that any of Ventas, NHP, Centerview Partners, J.P. Morgan or any other recipient of this information considered, or now considers, it to be predictive of actual future results. The Ventas case is subjective in many respects and there can be no assurance that the results indicated will be realized or that actual results will not be significantly higher or lower than estimated. Since the Ventas case covers multiple years, such information by its nature becomes less predictive with each successive year.

        Ventas stockholders and NHP stockholders are urged to review Ventas's SEC filings for a description of risk factors with respect to Ventas's business. See "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 24 and "Where You Can Find More Information" beginning on page 138. The Ventas case was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or GAAP.

        Neither Ernst & Young LLP nor any other independent accountants, have compiled, examined or performed any procedures with respect to the the Ventas case, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of Ernst & Young LLP contained in Ventas's Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference into this joint proxy statement/prospectus, relates to Ventas's historical financial information. It does not extend to the Ventas case and should not be read to do so. Furthermore, the Ventas case does not take into account any circumstances or events occurring after the date it was prepared.

        The following table presents a summary of the Ventas case:

	2011	2012	2013
	(In thousands)
Revenues	$1,604,571	$1,917,624	$2,083,928
Normalized EBIT (Excluding Gains and Losses)	526,222	620,975	716,347
Net Income Attributable to Common Stockholders	197,936	428,753	397,711
Normalized FFO	588,003	694,245	777,132
Normalized FAD	552,466	657,929	744,496

        Normalized FFO is a non-GAAP financial measure that Ventas defines as net income, computed in accordance with GAAP, excluding gains or losses from sales of real estate property, plus real estate depreciation and amortization expenses and after adjustments for unconsolidated partnerships and joint ventures, and excluding certain income and expense items (which may be recurring in nature). Normalized FAD is a non-GAAP financial measure that Ventas defines as normalized FFO excluding straight-line rental adjustments and routine capital expenditures.

        The inclusion of the above information in this joint proxy statement/prospectus should not be regarded as an indication that Ventas, NHP, Centerview Partners or J.P. Morgan, or their respective officers, directors and other affiliates consider such information to be an accurate prediction of future events or necessarily achievable. The estimates and assumptions underlying the Ventas case involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently speculative and subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, the risks and uncertainties described under "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements" beginning on pages 17 and 24, respectively, and in Ventas's Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference into this joint proxy statement/prospectus. All of these uncertainties and contingencies are difficult to predict and many of them are beyond the control of Ventas and/or NHP and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions will prove to be accurate or that the estimated results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the Ventas case, whether or not the merger is completed. None of Ventas, NHP, Centerview Partners or J.P. Morgan or their respective officers, directors and other affiliates has made any representations regarding the Ventas case.

        In addition, although presented with numerical specificity, the above information reflects numerous assumptions and estimates as to future events made by Ventas management that Ventas management believed were reasonable at the time the Ventas case was prepared, but which may not accurately predict future events. The above information does not give effect to the merger. Ventas stockholders and NHP stockholders are urged to review Ventas's most recent SEC filings for a description of Ventas's results of operations and financial condition and capital resources during 2010, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Ventas's Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 138 of this joint proxy statement/prospectus.

        Readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the information set forth above. No representation is made by Ventas, NHP or any other person to any Ventas stockholder or any NHP stockholder regarding the ultimate performance of Ventas compared to the information included in the Ventas case. The inclusion of the Ventas case in this joint proxy statement/prospectus should not be regarded as an indication that such information will be an accurate prediction of future events, and the information should not be relied on as such.

        VENTAS DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.

 Certain NHP Financial Information

        NHP does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, NHP is including these projections that were made available to the NHP board of directors, the Ventas board of directors and management, J.P. Morgan and/or Centerview Partners in connection with the evaluation of the merger. The inclusion of this information should not be regarded as an indication that any of NHP, Ventas, J.P. Morgan, Centerview Partners or any other recipient of this information considered, or now considers, it to be predictive of actual future results.

        The projections are subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the projections cover multiple years, such information by its nature becomes less predictive with each successive year. NHP stockholders and Ventas stockholders are urged to review the SEC filings of NHP for a description of risk factors with respect to the business of NHP. See "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 24 and "Where You Can Find More Information" beginning on page 138. The projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or GAAP.

        Neither Ernst & Young LLP nor any other independent accountants have compiled, examined, or performed any audit or other procedures with respect to the projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of Ernst & Young LLP contained in NHP's Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference into this joint proxy statement/prospectus, relates to the historical financial information of NHP. It does not extend to the projections and should not be read to do so. Furthermore, the projections do not take into account any circumstances or events occurring after the respective dates on which they were prepared.

        In November 2010, NHP's management prepared projections for NHP's internal use, which were provided during the course of Ventas's due diligence process to Ventas, Centerview Partners and J.P. Morgan. The November 2010 projections set forth below were not used by J.P. Morgan in connection with the preparation of J.P. Morgan's fairness opinion. The following table presents selected unaudited prospective financial information for the fiscal years ending 2011 through 2013:

	Forecast for Fiscal Year Ending December 31,
	2011	2012	2013
	(In thousands)
Revenue	$526,558	$682,659	$869,543
Income from Continuing Operations	176,756	243,490	306,872
Net Income Attributable to NHP Common Stockholders	191,665	254,701	322,150
Adjusted Diluted FFO	343,199	421,400	518,775
Adjusted Diluted FAD	342,463	418,971	513,683

        In February 2011, NHP's management updated their November 2010 projections to reflect current information and assumptions. In updating the projections, NHP's management assumed different market conditions, including higher interest rates, and a lower rent amount from Hearthstone. These projections were provided to J.P. Morgan and used by J.P. Morgan in connection with the preparation of its fairness opinion. These projections were not provided to Ventas or Centerview Partners because they relied on a financial model that Ventas had prepared based on the November 2010 projections, and both Ventas and Centerview were aware of the factors that caused NHP management to update their projections. The following table presents revised selected unaudited prospective financial information for the fiscal years ending 2011 through 2013 that was prepared in February 2011:

	Forecast for Fiscal Year Ending December 31,
	2011	2012	2013
	(In thousands)
Revenue	$526,891	$676,440	$858,836
Income from Continuing Operations	170,128	238,004	300,629
Net Income Attributable to NHP Common Stockholders	190,366	264,663	337,690
Adjusted Diluted FFO	338,784	416,055	512,621
Adjusted Diluted FAD	332,554	414,376	508,946

        Adjusted Diluted FFO and Adjusted Diluted FAD are non-GAAP measures that NHP believes are important to understanding NHP's operations. NHP believes Adjusted Diluted FFO is an important supplemental measure of operating performance because it excludes the effects of depreciation and amortization and gains (losses) from sales of facilities (both of which are based on historical costs and which may be of limited relevance in evaluating current performance). NHP believes Adjusted Diluted FAD is an important supplemental measure of operating performance because, in addition to the items excluded in calculating Adjusted Diluted FFO, it excludes straight-lined rent and other non-cash items that have become more significant for NHP and NHP's competitors over the last several years. Adjusted Diluted FFO and Adjusted Diluted FAD also exclude acquisition costs, which is dependent on acquisitions made and can fluctuate significantly from period to period. NHP believes that net income is the most directly comparable GAAP measure to Adjusted Diluted FFO and Adjusted Diluted FAD.

        In preparing the foregoing projections, NHP made a number of assumptions and estimates regarding, among other things, future interest rates, NHP's future stock price, the level of future investments by NHP and the yield to be achieved on such investments, financing of future investments, including leverage ratios, future property sales by NHP, future mortgage and receivable loan payoffs to NHP, the ability to refinance certain of NHP's outstanding secured and unsecured debt and the terms of any such refinancing, and future lease renewals, purchase option exercises, capital expenditures and dividend rates. NHP management believed these assumptions and estimates were reasonable at the time the projections were prepared, but these assumptions and estimates may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, the risks and uncertainties described under "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements" beginning on pages 17 and 24, respectively, and in NHP's Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference into this joint proxy statement/prospectus. All of these uncertainties and contingencies are difficult to predict and many are beyond the control of NHP and/or Ventas and will be beyond the control of the combined company.

        Readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the projections set forth above. The inclusion of the above projections in this joint proxy statement/prospectus should not be regarded as an indication that NHP, Ventas, J.P. Morgan, Centerview Partners or their respective officers, directors and other affiliates consider such information to be an accurate prediction of future events or necessarily achievable. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the projections, whether or not the merger is completed. In addition, the above projections do not give effect to the merger. None of NHP, Ventas, J.P. Morgan, Centerview Partners or their respective officers, directors and other affiliates has made any representations regarding the performance of NHP compared to the information included in the above projections.

        NHP stockholders and Ventas stockholders are urged to review NHP's most recent SEC filings for a description of NHP's results of operations and financial condition and capital resources during 2010, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" in NHP's Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 138.

        NHP DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROJECTIONS ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.

 The Merger Agreement

        The following is a summary of the material terms and conditions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to, and incorporated by reference into, this joint proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. You are urged to read the merger agreement carefully and in its entirety before making any decisions regarding the merger.

Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement: Representations, Warranties and Covenants in the Merger Agreement Are Not Intended to Function as Public Disclosures

        The merger agreement and the summary of its terms in this joint proxy statement/prospectus have been included only to provide you with information about the terms and conditions of the merger agreement. The terms and information in the merger agreement are not intended to provide any other public disclosure of factual information about Ventas, NHP or any of their respective subsidiaries, affiliates or businesses. The representations, warranties and covenants contained in the merger agreement are made by Ventas, NHP and

Needles Acquisition LLC only for purposes of the merger agreement and as of specific dates and were qualified and subject to certain limitations and exceptions agreed to by Ventas, NHP and Needles Acquisition LLC in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement and were negotiated for the purpose of allocating contractual risk among the parties to the merger agreement rather than to establish matters as facts. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to stockholders and reports and documents filed with the SEC, and, in some cases, they may be qualified by disclosures made by one party to the other, which are not necessarily reflected in the merger agreement or other public disclosures made by Ventas or NHP. The representations and warranties contained in the merger agreement do not survive the effective time of the merger. Moreover, information concerning the subject matter of the representations, warranties and covenants, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the merger agreement, and subsequent developments or new information may not be fully reflected in public disclosures of Ventas or NHP.

        For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of NHP or Ventas or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 138.

Form, Effective Time and Closing of the Merger

        The merger agreement provides for the merger of NHP with and into Needles Acquisition LLC, upon the terms and subject to the conditions set forth in the merger agreement. Needles Acquisition LLC will be the surviving entity in the merger and, following completion of the merger, will continue to exist under the name Nationwide Health Properties, LLC as a wholly owned subsidiary of Ventas. The merger will become effective upon the filing of articles of merger with the State Department of Assessments and Taxation of the State of Maryland and a certificate of merger with the Secretary of State of the State of Delaware or at a later date and time agreed to by Ventas and NHP and specified in the articles of merger and certificate of merger.

        Subject to certain limitations, if requested by Ventas, the merger agreement provides that NHP will (i) agree to, and cooperate in the implementation of, certain reorganization transactions necessary to implement a holding company structure for NHP and to any corresponding changes to the structure of the transactions contemplated by the merger agreement and (ii) cooperate with Ventas with respect to any other reasonable changes regarding the structure of the transaction.

        The merger agreement provides that the closing of the merger will take place on the second business day following the date on which the last of the conditions to closing of the merger (described under "The Merger Agreement—Conditions to Completion of the Merger") have been satisfied or waived (other than the conditions that by their nature are to be satisfied at the closing of the merger, but subject to the fulfillment or waiver of those conditions). However, in the event that Ventas directs NHP to prepay certain of its outstanding indebtedness and the earliest permitted date for such prepayment is after the then-scheduled closing date, or if any regulatory approvals or significant third-party consents have not been obtained, Ventas may, on a one-time basis, defer the closing until the earliest to occur of (a) such earliest permitted prepayment date, (b) 30 days after the previously scheduled closing date, and (c) October 31, 2011.

Organizational Documents of the Surviving Entity

        Upon completion of the merger, the certificate of formation and limited liability company agreement of Needles Acquisition LLC in effect as of immediately prior to the effective time will be the certificate of formation and limited liability company agreement of the surviving entity.

Merger Consideration; Conversion or Cancellation of Shares in the Merger

  Merger Consideration

        If the merger is completed, each share of NHP common stock (other than shares of NHP common stock owned by any wholly owned subsidiary of NHP, Ventas or any subsidiary of Ventas, which will be cancelled) will be converted automatically into the right to receive 0.7866 shares of Ventas common stock, which we refer to in this joint proxy statement/prospectus as the exchange ratio. No fractional shares of Ventas common stock will be issued. Instead of fractional shares, NHP stockholders will receive cash, without interest, in an amount determined by multiplying the fractional interest to which such holder would otherwise be entitled by the volume weighted average price of Ventas common stock for the 10 trading days immediately prior to the closing.

  Procedures for Surrendering NHP Stock Certificates

        The conversion of NHP common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. In accordance with the merger agreement, Ventas will appoint an exchange agent to handle the payment and delivery of the merger consideration, the stock award payments, any cash payments in relation to NHP's equity awards, and the cash payments to be delivered in lieu of fractional shares. On or before the effective time of the merger, Ventas will deliver to the exchange agent certificates representing shares of Ventas common stock sufficient to pay the merger consideration and the stock award payments and cash sufficient to pay any cash payments in respect of equity awards and the cash to be delivered in lieu of fractional shares. As promptly as practicable after the effective time, but in no event later than two business days thereafter, the surviving entity will cause the exchange agent to send (a) to each record holder of NHP common stock at the effective time of the merger, a letter of transmittal and instructions explaining how to surrender NHP stock certificates to the exchange agent, (b) to each holder of an NHP stock option, a certificate representing an option to acquire shares of Ventas common stock or a check or direct deposit due and payable in respect of such option, (c) to each holder of an NHP restricted stock unit, a certificate representing a rollover restricted stock unit or a check or direct deposit due and payable in respect of such restricted stock unit, (d) to each holder of a share of NHP restricted stock, a certificate representing shares of Ventas common stock due and payable in respect of such shares of NHP common stock, (e) to each holder of an NHP performance share, a certificate representing shares of Ventas common stock due and payable in respect of such NHP performance shares, and (f) to each holder of an NHP dividend equivalent right, the payments due in respect of such dividend equivalent rights.

        Each NHP stockholder that surrenders its stock certificate to the exchange agent together with a duly completed letter of transmittal, and each NHP stockholder that holds book-entry shares of NHP common stock, will receive the merger consideration due to such stockholder (including cash in lieu of any fractional shares). After the effective time of the merger, each certificate that previously represented shares of NHP common stock will only represent the right to receive the merger consideration into which those shares of NHP common stock have been converted.

  Treatment of NHP Stock Options and Other Equity Awards

        Each outstanding NHP stock option will become fully vested and exercisable as of the closing of the merger and will, in the sole discretion of Ventas, be treated in either of the following ways:

(a) exchanged for a cash payment equal to the excess, if any, of (1) the product of (x) the exchange ratio and (y) the volume weighted average price of Ventas common stock for the 10 trading days immediately prior to the closing date, over (2) the exercise price of the stock option; or (b) assumed by Ventas, on the same terms and conditions after taking into account the acceleration of vesting and exercisability and subject to adjustment for the exchange ratio, provided that stock options granted to Mr. Pasquale and certain other senior executives in February 2011 will not accelerate and will be assumed by Ventas and remain outstanding in accordance with their terms (as adjusted to reflect the exchange ratio).

        Each outstanding NHP restricted stock unit will vest in full and be converted into the right to receive an amount in cash equal to the product of (a) the exchange ratio per share of NHP common stock subject to such restricted stock unit and (b) the volume weighted average price of Ventas common stock for the 10 trading days immediately prior to the closing date, provided that (i) restricted stock units granted to Mr. Pasquale and certain other senior executives in February 2011 will not accelerate and will be assumed by Ventas and remain outstanding in accordance with their terms and (ii) restricted stock units granted to Messrs. Khoury and Bradley on April 23, 2007 will vest and be settled in accordance with their terms (as adjusted to reflect the exchange ratio).

        Each outstanding share of NHP restricted stock will fully vest and will be converted into the right to receive a number of shares of Ventas common stock based on the exchange ratio.

        Each NHP performance share will fully vest under the award agreements in respect of the shortened performance period ending as of the closing of the merger, and the shares earned in respect of such accelerated vesting will be converted into Ventas common stock, based on the exchange ratio.

        Any dividend equivalent right granted in connection with another award pursuant to an NHP compensation plan which is outstanding will become fully vested immediately prior to the effective time of the merger, and all NHP dividend equivalent rights will be paid in accordance with their terms.

  Withholding

        All payments under the merger agreement are subject to applicable withholding requirements.

Representations and Warranties

        The merger agreement contains a number of representations and warranties made by NHP, on the one hand, and Ventas and Needles Acquisition LLC, on the other hand. The representations and warranties were made by the parties as of the date of the merger agreement and do not survive the effective time of the merger. Certain of these representations and warranties are subject to specified exceptions and qualifications contained in the merger agreement or the disclosure letters delivered in connection therewith. See "The Merger Agreement—Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement: Representations, Warranties and Covenants in the Merger Agreement Are Not Intended to Function as Public Disclosures" beginning on page 77.

  Representations and Warranties of NHP

        NHP made representations and warranties in the merger agreement relating to, among other things:

  •
  corporate organization, valid existence, good standing, and qualification to conduct business;

  •
  organizational documents;

  •
  capitalization;

  •
  due authorization, execution, delivery and validity of the merger agreement;

  •
  absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;

  •
  permits and compliance with law;

  •
  SEC filings, financial statements, and internal accounting controls;

  •
  disclosure documents to be filed with the SEC in connection with the merger;

  •
  absence of certain changes since September 30, 2010;

  •
  employee benefit plans;

  •
  labor and other employment-related matters;

  •
  material contracts;

  •
  litigation;

  •
  environmental matters;

  •
  intellectual property;

  •
  real property and leases;

  •
  tax matters, including qualification as a REIT;

  •
  insurance;

  •
  receipt of the opinion of J.P. Morgan;

  •
  exemption of the merger from anti-takeover statutes;

  •
  stockholder vote required in connection with the merger;

  •
  broker's, finder's and investment banker's fees;

  •
  inapplicability of the Investment Company Act of 1940; and

  •
  affiliate transactions.

  Representations and Warranties of Ventas and Needles Acquisition LLC

        Ventas and Needles Acquisition LLC made representations and warranties in the merger agreement relating to, among other things:

  •
  corporate organization, valid existence, good standing, and qualification to conduct business;

  •
  organizational documents;

  •
  capitalization;

  •
  due authorization, execution, delivery and validity of the merger agreement;

  •
  absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;

  •
  permits and compliance with law;

  •
  SEC filings, financial statements, and internal accounting controls;

  •
  disclosure documents to be filed with the SEC in connection with the merger;

  •
  absence of certain changes since December 31, 2010;

  •
  certain ERISA matters;

  •
  absence of labor disputes;

  •
  material contracts;

  •
  litigation;

  •
  environmental matters;

  •
  intellectual property;

  •
  real property and leases;

  •
  tax matters, including qualification as a REIT;

  •
  insurance;

  •
  stockholder vote required;

  •
  broker's, finder's and investment banker's fees;

  •
  inapplicability of the Investment Company Act of 1940;

  •
  funds sufficient to consummate the transactions contemplated by the merger agreement;

  •
  ownership of Needles Acquisition LLC;

  •
  ownership of NHP common stock; and

  •
  affiliate transactions.

Definition of "Material Adverse Effect"

        Many of the representations of NHP, Ventas and Needles Acquisition LLC are qualified by a "material adverse effect" standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect). For the purposes of the merger agreement, "material adverse effect" means any event, circumstance, change or effect (a) that is material and adverse to the business, assets, properties, liabilities, condition (financial or otherwise) or results of operations of NHP and its subsidiaries, taken as a whole, or Ventas and its subsidiaries (including Needles Acquisition LLC), taken as a whole, as the case may be or (b) that will, or would reasonably be expected to, prevent or materially impair the ability of NHP, Ventas or Needles Acquisition LLC to consummate the merger before October 31, 2011. However, any event, circumstance, change or effect will not be considered a material adverse effect to the extent arising out of or resulting from the following:

  •
  failure of NHP or Ventas, as applicable, to meet any projections or forecasts or any decrease in the market price of NHP's or Ventas's common stock, as applicable (it being understood that any event, circumstance, change or effect giving rise to such failure or decrease will be taken into account in determining if a material adverse effect has occurred);

  •
  events, circumstances, changes or effects that affect the healthcare REIT industry generally;

  •
  changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates;

  •
  changes in the legal or regulatory conditions in the geographic regions in which NHP and its subsidiaries, or Ventas and its subsidiaries, as applicable, operate, own or lease properties;

  •
  commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage;

  •
  negotiation, execution or announcement of the merger agreement, or the consummation or anticipation of the merger or other transactions contemplated by the merger agreement, including the impact of the foregoing on relationships, contractual or otherwise, with tenants, suppliers, lenders, investors, future partners, or employees;

  •
  taking of any action expressly required by, or the failure to take any action expressly prohibited by, the merger agreement, or the taking of any action at the written request or with the prior written consent of an executive officer of Ventas or NHP, as applicable;

  •
  earthquakes, hurricanes or other natural disasters;

  •
  any damage or destruction of property that is substantially covered by insurance; or

  •
  changes in law or GAAP;

except to the extent, (i) in the case of the second, third, fifth and tenth bullet points above, that such changes do not disproportionately affect NHP and its subsidiaries, taken as a whole, or Ventas and its subsidiaries, taken as a whole, as applicable, relative to other participants in the healthcare REIT industry in the United States and (ii) in the case of the fourth and eighth bullet points above, that such changes do not disproportionately affect NHP and its subsidiaries, taken as a whole, or Ventas and its subsidiaries, taken as a whole, as applicable, relative to other participants in the healthcare REIT industry in the geographic regions in which NHP and its subsidiaries, or Ventas and its subsidiaries, as applicable, operate, own or lease properties.

Covenants and Agreements

  Conduct of Business of NHP Pending the Merger

        NHP has agreed to certain restrictions on it and its subsidiaries until the earlier of the effective time of the merger or the valid termination of the merger agreement. In general, except with Ventas's prior written approval (not to be unreasonably withheld) or as otherwise expressly required or permitted by the merger agreement or required by law, NHP has agreed that, it will, and will cause each of its subsidiaries to, conduct its business in the ordinary course and in a manner consistent with past practice in all material respects, and use its reasonable best efforts to maintain its material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by reasons outside of NHP's or its subsidiaries' control excepted), preserve intact in all material respects its current business organization, goodwill, ongoing businesses and relationships with third parties, keep available the services of its present officers and key employees and maintain the status of NHP as a REIT. Without limiting the foregoing, NHP has also agreed that, except with Ventas's prior written approval (not to be unreasonably withheld), to the extent required by law, or as otherwise expressly required or permitted by the merger agreement, it will not, and it will not cause or permit any of its subsidiaries to:

  •
  amend or propose to amend its organizational documents;

  •
  split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of NHP or any of its subsidiaries;

  •
  declare, set aside or pay any dividend on or make other distributions with respect to the capital stock of NHP or any of its subsidiaries or other equity securities or ownership interests in NHP or any of its subsidiaries, subject to certain exceptions, including the right of NHP to declare and pay regular quarterly dividends at a rate not to exceed $0.48 per share and the dividend described below under "—Dividends";

  •
  redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of NHP or any of its subsidiaries, subject to certain exceptions;

  •
  issue, sell, pledge, dispose, encumber or grant any shares of NHP's or any of its subsidiaries' capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of NHP's or any of its subsidiaries' capital stock or other equity interests, subject to certain exceptions;

  •
  grant, confer, award, except as may be specifically required under an employment agreement executed prior to the date of the merger agreement or an NHP benefit plan, or modify the terms of any options, convertible securities, restricted stock units, restricted stock, performance shares, equity-based compensation or other rights to acquire, or denominated in, any of NHP's or any of its subsidiaries' capital stock or take any action not otherwise contemplated by the merger agreement to cause to be exercisable any otherwise unexercisable option under any existing stock plan, subject to certain exceptions;

  •
  acquire or agree to acquire any real property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, subject to certain exceptions;

  •
  sell, pledge, lease, dispose of or encumber any property or assets, subject to certain exceptions;

  •
  incur, create or assume any indebtedness for borrowed money or issue or amend the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible for the indebtedness of any other person or entity, subject to certain exceptions;

  •
  make any loans, advances or capital contributions to, or investments in, any person or entity, or make any change in its existing borrowing or lending arrangements for or on behalf of any person or entity, subject to certain exceptions;

  •
  enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any material contract or lease, subject to certain exceptions;

  •
  waive, release, assign any material rights or claims or make any payment, direct or indirect, of any other liability of NHP or any of its subsidiaries, in an amount in excess of $5,000,000, before it comes due in accordance with its terms, other than in the ordinary course of business and consistent with past practice;

  •
  settle or compromise any legal action, suit or proceeding made or pending against NHP or any of its subsidiaries or involving any present, former or purported holder or group of holders of NHP common stock, subject to certain exceptions;

  •
  except as may be required by an existing employment agreement or benefit plan or as required by law, (a) hire or terminate any officer or director of NHP or any of its subsidiaries or promote or appoint any person to a position of officer or director, (b) increase the compensation, perquisites or other benefits payable or to become payable to any current or former employees, directors or officers, (c) grant any severance or termination pay to, or enter into any severance agreement with, any employee, director or officer, (d) enter into any employment agreement, change of control, severance or retention agreement with any current or former employee, officer or director, (e) accelerate the vesting or payment of compensation payable or benefits provided to or to become payable to any current or former employees, directors or officers, or (f) establish, adopt, enter into or amend any benefit plan, employment agreement, collective bargaining agreement, plan, trust, fund, policy or arrangement with, or for the benefit of, any current or former directors, officers or employees or any of their beneficiaries;

  •
  make any material change to its methods of accounting in effect at September 30, 2010, except as required by a change in GAAP (or any interpretation thereof) or in applicable law;

  •
  enter into any new line of business material to NHP and its subsidiaries, taken as a whole;

  •
  fail to duly and timely file all material reports and other material documents required to be filed with all governmental and other authorities (including the NYSE);

  •
  make, change or rescind any election relating to taxes, change a material method of tax accounting, amend any material tax return, settle or compromise any material federal, state, local or foreign income tax liability, audit, claim or assessment, enter into any material closing agreement related to taxes, or knowingly surrender any right to claim any material taxes, subject to certain exceptions;

  •
  take any action that could, or fail to take any action, the failure of which could, reasonably be expected to cause NHP to fail to qualify as a REIT or any NHP subsidiary to cease to be treated as a partnership or disregarded entity for federal income tax purposes or as a qualified REIT subsidiary, a taxable REIT subsidiary or a REIT;

  •
  take any action that could, or fail to take any action, the failure of which could, reasonably be expected to prevent the merger from qualifying as a reorganization under the Code;

  •
  adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy organization, subject to certain exceptions;

  •
  permit any material insurance policy to terminate or lapse without replacing such policy with comparable coverage or amend or cancel any material insurance policy;

  •
  initiate or consent to any material zoning reclassification of any real property or any other material change to any approved site plan, special use permit, planned development approval or other land use entitlement affecting any NHP property;

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  take, or agree to commit to take, any action that would reasonably be expected to result in any of the conditions to the merger not being satisfied; or

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  authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

  Conduct of Business of Ventas Pending the Merger

        Ventas has agreed to certain restrictions on it and its subsidiaries until the earlier of the effective time of the merger or the valid termination of the merger agreement. In general, except with NHP's prior written approval (not to be unreasonably withheld) or as otherwise expressly required or permitted by the merger agreement or required by law, Ventas has agreed that, it will, and will cause each of its subsidiaries to, conduct its business in the ordinary course and in a manner consistent with past practice in all material respects, and use its reasonable best efforts to maintain its material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by reasons outside of Ventas's or its subsidiaries' control excepted), preserve intact in all material respects its current business organization, goodwill, ongoing businesses and relationships with third parties, keep available the services of its present officers and key employees and maintain the status of Ventas as a REIT. Without limiting the foregoing, Ventas has also agreed that, except with NHP's prior written approval (not to be unreasonably withheld), to the extent required by law, or as otherwise expressly required or permitted by the merger agreement, it will not, and it will not cause or permit any of its subsidiaries to:

  •
  amend or propose to amend its organizational documents, except for the proposed amendment to Ventas's charter described under "Ventas Proposals—Proposal 2: Approval of the Ventas Charter Amendment" beginning on page 33;

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  split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of Ventas, Needles Acquisition LLC or any of Ventas's other subsidiaries;

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  declare, set aside or pay any dividend on or make any other distributions with respect to shares of capital stock of Ventas or other equity securities or ownership interests in Ventas, subject to certain exceptions, including the right of Ventas to declare and pay regular quarterly dividends at a rate not to exceed $0.575 per share and the dividend described below under "—Dividends";

  •
  issue, sell, pledge, dispose, encumber or grant any shares of Ventas's or its subsidiaries' capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Ventas's or any of its subsidiaries' capital stock or other equity interests, other than in the ordinary course and in a manner consistent with past practice and subject to certain other exceptions;

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  grant, confer or award, except in the ordinary course of business consistent with past practice and as may be required under agreements or benefit plans in effect on the date of the merger agreement, options, convertible securities, restricted stock units, restricted stock, performance shares, equity-based compensation or other rights to acquire, or denominated in, any of Ventas's or any of its subsidiaries' capital stock or take any action not otherwise contemplated by the merger agreement to cause to be exercisable any otherwise unexercisable option under any existing plan of Ventas or any of its subsidiaries, subject to certain exceptions;

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  acquire or agree to acquire any real property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof that would, or would reasonably be expected to, prevent or materially impair the ability of Ventas or Needles Acquisition LLC to consummate the merger before October 31, 2011;

  •
  adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, subject to certain exceptions;

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  fail to duly and timely file all material reports and other material documents required to be filed with all governmental or other authorities (including the NYSE);

  •
  take any action that could, or fail to take any action, the failure of which could, reasonably be expected to cause Ventas to fail to qualify as a REIT or any Ventas subsidiary to cease to be treated as a partnership or disregarded entity for federal income tax purposes or as a qualified REIT subsidiary, a taxable REIT subsidiary or a REIT;

  •
  take any action that could, or fail to take any action, the failure of which could, reasonably be expected to prevent the merger from qualifying as a reorganization under the Code;

  •
  take, or agree to commit to take, any action that would reasonably be expected to result in any of the conditions to the merger not being satisfied; or

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  authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

  No Solicitation of Transactions by NHP

        NHP will not and it will cause its subsidiaries and its and their officers and directors, managers or the equivalent not to, and it will use its reasonable best efforts to cause any other representatives of NHP or any of its subsidiaries not to directly or indirectly (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, an NHP Acquisition Proposal (except for purposes of this paragraph, references in such definition to "20%" are replaced by "5%"), (ii) engage in any discussions or negotiations regarding, or furnish to any third party any non-public information in connection with, or otherwise cooperate in any way with, or knowingly facilitate in any way any effort by, any third party in connection with any NHP Acquisition Proposal or inquiry, (iii) approve or recommend an NHP Acquisition Proposal, or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or any other similar agreement (other than a customary confidentiality agreement containing terms no less favorable to NHP than the terms of NHP's confidentiality agreement with Ventas entered into in accordance with the limitations described below) providing for or relating to an NHP Acquisition Proposal, or (iv) propose or agree to do any of the foregoing.

        For the purposes of the merger agreement, "NHP Acquisition Proposal" means, subject to certain exceptions, any proposal or offer for (or expression by a third party that it is considering or may engage in), whether in one transaction or a series of related transactions, (i) any merger, consolidation, share exchange, business combination or similar transaction involving NHP or any of its subsidiaries, (ii) any sale, lease, exchange, mortgage, pledge, license, transfer or other disposition, directly or indirectly, by merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise, of any assets of NHP or any of its subsidiaries representing 20% or more of the consolidated assets of NHP and its subsidiaries, taken as a whole as determined on a book-value basis, (iii) any issue, sale or other disposition of (including by way of merger, consolidation, joint venture, business combination, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the voting power of NHP, (iv) any tender offer or exchange offer in which any person or "group" (as defined in Rule 13d-3 promulgated under the Exchange Act) seeks to acquire beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the outstanding shares of any class of voting securities of NHP, (v) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to NHP in which a third party acquires beneficial ownership of 20% or more of the outstanding shares of any class of voting securities of NHP, or (vi) any transaction similar in form, substance or purpose to any of the foregoing.

        Notwithstanding the restrictions set forth above, the merger agreement provides that, at any time prior to the approval of the merger by NHP stockholders, NHP may, in response to an unsolicited bona fide written NHP Acquisition Proposal from a third party made after February 27, 2011 that did not result from a breach of the merger agreement, (i) furnish non-public information to such third party pursuant to a customary confidentiality agreement containing terms no less favorable to NHP than the terms of NHP's confidentiality agreement with Ventas (provided that all such information is simultaneously provided or made available to Ventas if it has not been provided or made available previously) and (ii) engage in discussions or negotiations with such third party and its representatives if the NHP board of directors determines in good faith, after consultation with its financial and legal advisors, that the NHP Acquisition Proposal constitutes, or could reasonably be expected to lead to, a superior proposal (as defined below) and the NHP board of directors determines in good faith, after consultation with legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the directors' duties under applicable law.

        NHP must notify Ventas promptly (but in no event later than 24 hours) after receipt of any NHP Acquisition Proposal or any request for nonpublic information relating to NHP or any of its subsidiaries by any third party, or any inquiry from any person or entity seeking to have discussions or negotiations with NHP relating to a possible NHP Acquisition Proposal. NHP must also promptly, and in any event within 24 hours, notify Ventas if it enters into discussions or negotiations concerning any NHP Acquisition Proposal or provides nonpublic information or data to any person and keep Ventas informed of the status and terms of any proposals, offers, discussions or negotiations on a current basis, including by providing a copy of all related material documentation or correspondence.

        Except as described below, the NHP board of directors may not (i) withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify), in a manner adverse to Ventas or Needles Acquisition LLC, the NHP board's recommendation to NHP stockholders that they adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement, (ii) approve, adopt or recommend (or publicly propose to approve, adopt or recommend) any NHP Acquisition Proposal, (iii) fail to include the NHP board's recommendation in this joint proxy statement/prospectus, (iv) fail to publicly recommend against any NHP Acquisition Proposal within 10 business days of the request of Ventas and to reaffirm the NHP board's recommendation within 10 business days, or (v) approve, adopt, declare advisable or recommend, or cause or permit NHP to enter into, an alternative acquisition agreement (other than a customary confidentiality agreement containing terms no less favorable to NHP than the terms of NHP's confidentiality agreement with Ventas entered into in accordance with the limitations described above). In this joint proxy statement/prospectus, we refer to (i) through (iv) above as an "adverse recommendation change." Notwithstanding the foregoing, at any time prior to obtaining the approval of NHP's stockholders, the NHP board of directors may effect an adverse recommendation change if it (A) has received an NHP Acquisition Proposal that, in the good faith determination of the NHP board of directors, after consultation with its financial and legal advisors, constitutes a superior proposal (subject to the matching right described below), and (B) determines in good faith, after consultation with its financial and legal advisors, that failure to take such action would be inconsistent with the directors' duties under applicable law.

        For the purposes of the merger agreement, "superior proposal" means any bona fide written NHP Acquisition Proposal (except that, for purposes of this definition, the references in the definition of "NHP Acquisition Proposal" to "20%" are replaced by "50%") made by a third party on terms that the NHP board of directors determines in good faith, after consultation with NHP's financial and legal advisors, taking into account all financial, legal, regulatory and any other aspects of the transaction described in such proposal, including the identity of the person or entity making the proposal, as well as any changes to the financial terms of the merger agreement proposed by Ventas and Needles Acquisition LLC in response to such proposal or otherwise, to be more favorable to NHP and its stockholders (solely in their capacity as stockholders) from a financial point of view than the transactions contemplated by the merger agreement.

        The NHP board of directors is not entitled to effect an adverse recommendation change unless (i) NHP has provided a written notice to Ventas that NHP intends to take such action and describing the material terms and conditions of (and attaching a complete copy of) the superior proposal that is the basis of such action, (ii) during the following three business days, NHP negotiates with Ventas in good faith (if desired by Ventas) to adjust the terms of the merger agreement so that the superior proposal giving rise to the notice is no longer a superior proposal and (iii) the NHP board of directors has subsequently determined in good faith, after consultation with its financial and legal advisors, that the superior proposal giving rise to the notice continues to constitute a superior proposal. Upon any material amendment to the superior proposal giving rise to the notice, NHP is required to deliver a new notice and commence a new negotiation period of two business days.

        The merger agreement required NHP to immediately cease any existing discussions, negotiations or communications conducted before the execution of the merger agreement with respect to any NHP Acquisition Proposal and requires NHP to enforce any confidentiality or standstill provisions or provisions of similar effect that NHP may have against third parties. NHP must also use all reasonable efforts to cause third parties who were furnished confidential information regarding NHP in connection with the solicitation of or discussions regarding an NHP Acquisition Proposal within the six months prior to the execution of the merger agreement to promptly return or destroy such information.

  Form S-4, Joint Proxy Statement/Prospectus; Stockholders Meetings

        NHP and Ventas agreed to prepare and cause to be filed with the SEC the joint proxy statement included in this joint proxy statement/prospectus and NHP and Ventas agreed to prepare, and Ventas to file, a registration statement on Form S-4 with respect to the merger, which includes this joint proxy statement/prospectus, in each case as promptly as reasonably practicable. NHP and Ventas also agreed to use their reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after filing and to keep the Form S-4 effective for so long as necessary to complete the merger.

        NHP and Ventas each agreed to use their reasonable best efforts to cause this joint proxy statement/prospectus to be mailed to their stockholders and to hold their respective stockholder meetings as soon as reasonably practicable after the Form S-4 is declared effective. NHP further agreed to include in the joint proxy statement/prospectus its recommendation to its stockholders that they adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement and to use its reasonable best efforts to obtain the its stockholder approval. Ventas also agreed to include its recommendation that the Ventas stockholders approve the issuance of shares of Ventas common stock to NHP stockholders in connection with the merger and the Ventas charter amendment and to use its reasonable best efforts to obtain such approvals.

        NHP has agreed that, unless the merger agreement has been validly terminated, its obligation to hold the NHP stockholder meeting will not be affected by the commencement, public proposal, public disclosure or communication to NHP of any NHP Acquisition Proposal or by any adverse recommendation change.

  Dividends

        NHP and Ventas have each agreed to declare a prorated dividend to their respective stockholders for the period between the record date of their last dividend and the closing, at the same rate as their respective dividends for the prior period. The record and payment date for the pro rata dividend will be the close of business on the last business day prior to the effective time of the merger.

  Ventas Board of Directors

        Ventas has agreed to take all necessary action to increase the size of its board of directors as of the effective time of the merger to add Douglas M. Pasquale and two other members of the NHP board of directors who are acceptable to the Nominating and Corporate Governance Committee of Ventas's board of directors.

  Efforts to Complete Transactions; Consents

        Both Ventas and NHP have agreed to use their reasonable best efforts to take all actions and do all things necessary, proper or advisable under applicable laws or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the merger, including obtaining all necessary actions or nonactions, waivers, consents and approvals from governmental authorities or other persons or entities in connection with the merger and the other transactions contemplated by the merger agreement and defending any lawsuits or other legal proceedings challenging the merger agreement or the merger or other transactions contemplated by the merger agreement.

        Ventas and NHP have agreed to provide any necessary notices to third parties and to use their reasonable best efforts to obtain any third-party consents that are necessary, proper or advisable to consummate the merger.

  Access to Information; Confidentiality

        The merger agreement requires both NHP and Ventas to provide to the other, upon reasonable notice and during normal business hours, reasonable access to its properties, offices, books, contracts, commitments, personnel and records, and each of NHP and Ventas are required to furnish reasonably promptly to the other a copy of each report, schedule, registration statement and other document filed prior to closing pursuant to federal or state securities laws and all other information concerning its business, properties and personnel as the other party may reasonably request.

        Further, Ventas has the right, at its own expense and subject to the terms of any NHP leases, to reasonable access during normal business hours and upon reasonable advance notice in order to prepare or cause to be prepared surveys, inspections, engineering studies, environmental assessments and other tests, examination or studies with respect to NHP's properties that Ventas deems reasonably necessary, so long as such access does not unduly interfere with NHP's ordinary conduct of business. Ventas has agreed to indemnify NHP for any losses, costs or damages caused by such access.

        Each of NHP and Ventas has agreed to hold, and to cause its representatives and affiliates to hold, any non-public information in confidence to the extent required by the terms of its existing confidentiality agreements.

        Each of NHP and Ventas has agreed to give prompt written notice to the other upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or to any of its subsidiaries which could reasonably be expected to have, individually or in the aggregate, a material adverse effect, or if unremedied by the effective time of the merger, would cause or constitute a material breach of any of its representations, warranties or covenants in the merger agreement, and to use its reasonable best efforts to prevent or promptly remedy the same.

  Notification of Certain Matters; Transaction Litigation

        NHP and Ventas have agreed to provide prompt notice to the other of any notice received from any governmental authority in connection with the merger agreement or the transactions contemplated by the merger agreement, including the merger, or from any person or entity alleging that its consent is or may be required in connection with any such transaction.

        Each of NHP and Ventas has agreed to provide prompt notice to the other if any representation or warranty made by it in the merger agreement becomes untrue or inaccurate such that the applicable closing conditions would reasonably be expected to be incapable of being satisfied by October 31, 2011, or if it fails to comply with or satisfy in any material respect any covenant, condition or agreement contained in the merger agreement.

        Each of NHP and Ventas has agreed to provide prompt notice to the other of any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving such party or any of its subsidiaries in connection with the merger agreement, the merger or the other transactions contemplated by the merger agreement. Each has agreed to allow the other the opportunity to reasonably participate in the defense and settlement of any stockholder litigation and not to agree to a settlement of any stockholder litigation without the other's consent (not to be unreasonably withheld), unless the settlement involves only the payment of money and the amount of the settlement is fully covered by insurance proceeds.

  Employee Matters

        For a period of one year following the merger, Ventas has agreed to provide, or cause to be provided, to NHP's employees (i) a salary at least equal to that in effect immediately prior to the merger, and (ii) employee benefits (other than any incentive compensation, equity-based compensation, defined benefit pension benefits and retiree medical benefits) that are, in the aggregate, no less favorable than the benefits provided to similarly situated employees of Ventas under its benefit plans.

        Ventas has agreed to provide, or cause to be provided, to each employee of NHP who is a participant in a severance pay plan of NHP and whose employment is involuntarily terminated in a severance-qualifying manner during the one-year period following the merger with severance benefits that are no less favorable, in the aggregate, than the severance benefits that would have been provided to such employee immediately prior to the merger (provided that such severance benefits will not be provided to any NHP employee who is party to an employment agreement that otherwise provides for severance benefits).

        Employee benefits accrued under NHP's benefits plans will carry over and be credited to employees under the employee benefits plans of Ventas. Following the completion of the merger, Ventas has agreed to recognize covered employees' service with NHP to the same extent recognized by NHP immediately prior to the completion of the merger for purposes of determining eligibility to participate, vesting, benefit accrual and determination of level of benefits under any Ventas benefit plans. NHP employees will be immediately eligible to participate in Ventas benefit plans to the extent such benefit plans replace coverage under comparable NHP benefit plans and for purposes of any Ventas benefit plan that provides medical, dental, pharmaceutical and/or vision benefits to a covered employee, Ventas has agreed to cause all pre-existing conditions exclusions and actively-at-work requirements to be waived to the same extent such conditions and requirements would have been waived under an analogous NHP benefit plan. Ventas has agreed to use reasonable efforts to take into account any expenses incurred by a covered employee during the portion of the plan year prior to the merger for the purposes of satisfying all deductible, co-insurance, co-payment and maximum out-of-pocket requirements under the Ventas benefit plans.

  Stock Exchange Listing

        Ventas has agreed to use its reasonable best efforts to cause the shares of its common stock to be issued in connection with the merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the effective time of the merger.

  Indemnification of Directors and Officers; Insurance

        For a period of six years after the effective time of the merger, pursuant to the terms of the merger agreement, Ventas and the surviving entity will indemnify NHP's officers and directors to the fullest extent permitted by law with respect to all acts or omissions by them in their capacities as such at any time prior to the effective time of the merger.

        Prior to the effective time of the merger, NHP has agreed to (or, if NHP is unable to, Ventas has agreed to cause the surviving entity in the merger to) obtain and pay for a non-cancelable extension of NHP's existing directors' and officers' insurance policies and NHP's existing fiduciary liability insurance policies covering at least six years after the merger with respect to any claim related to any period or time prior to the merger with terms and limits of liability that are no less favorable than the coverage provided under NHP's existing policies, as long as the annual premium does not exceed 110% of the annual premium under NHP's existing policies.

        If NHP or the surviving entity does not obtain a "tail" policy as of the effective time of the merger, the surviving entity will maintain in effect, for a period of at least six years after the merger, NHP's existing policies in effect on February 27, 2011 on terms and limits of liability that are no less favorable than the coverage provided on that date. Notwithstanding the foregoing, (i) neither Ventas nor the surviving entity will be required to pay annual premiums in excess of 300% of the current annual premium paid by NHP for such insurance, and (ii) if the annual premiums exceed 300%, Ventas or the surviving entity will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding 300% of the current annual premium.

  Public Announcements

        Ventas, Needles Acquisition LLC and NHP have agreed, subject to certain exceptions, to consult with, and receive consent (not to be unreasonably withheld) from, each other before issuing any press release or otherwise making any public statements or filings with respect to the merger agreement or any of the transactions contemplated by the merger agreement.

  Other Covenants and Agreements

        The merger agreement contains certain other covenants and agreements, including covenants related to:

  •
  each of Ventas and NHP using its reasonable best efforts to cause the merger to qualify as a reorganization under the Code;

  •
  Ventas's taking all necessary steps to (a) cause Needles Acquisition LLC to perform its obligations under the merger agreement and to consummate the merger and (b) ensure that, prior to the effective time of the merger, Needles Acquisition LLC does not conduct any business or make any investments other than as contemplated by the merger agreement or incur or guarantee any indebtedness;

  •
  each of NHP, Ventas and Needles Acquisition LLC taking all necessary or appropriate steps to ensure that any disposition of NHP common stock and any acquisition of Ventas common stock in connection with the merger and the other transactions contemplated by the merger agreement by certain individuals are exempted pursuant to Rule 16b-3 promulgated under the Exchange Act from giving rise to any liability under Section 16 of the Exchange Act; and

  •
  Ventas and its subsidiaries voting all NHP common stock they beneficially own as of the record date of the NHP special meeting in favor of the adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement, and NHP and its subsidiaries voting all Ventas common stock they beneficially own as of the record date of the Ventas special meeting in favor of the issuance of shares of Ventas common stock to NHP stockholders in connection with the merger and the Ventas charter amendment.

Conditions to Completion of the Merger

  Mutual Closing Conditions

        The obligation of each of NHP, Ventas and Needles Acquisition LLC to complete the merger is subject to the satisfaction or waiver, at or prior to the effective time of the merger, of the following conditions:

  •
  adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement by holders of not less than two-thirds of all outstanding shares of NHP common stock in accordance with applicable law, and approval of the issuance of shares of Ventas common stock to NHP stockholders in connection with the merger and the

    Ventas charter amendment by the affirmative vote of the holders of not less than a majority in voting power of the outstanding shares of Ventas common stock;

  •
  absence of any law or order by any governmental authority restricting, preventing or prohibiting the consummation of the merger or otherwise restraining, enjoining, preventing, prohibiting or making illegal the acquisition of some or all of the shares of NHP common stock by Ventas;

  •
  effectiveness of the Form S-4 and the absence of any stop order suspending the effectiveness of the Form S-4; and

  •
  authorization of the listing on the NYSE of the shares of Ventas common stock to be issued in connection with the merger, subject to official notice of issuance.

  Additional Closing Conditions for the Benefit of Ventas and Needles Acquisition LLC

        The obligation of Ventas and Needles Acquisition LLC to complete the merger is subject to the satisfaction or waiver, at or prior to the effective time, of the following additional conditions:

  •
  the accuracy in all material respects as of the date of the merger agreement and as of the effective time of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date) of certain representations and warranties made in the merger agreement by NHP regarding NHP's organization and subsidiaries, certain aspects of its capital structure, corporate authority relative to the merger agreement, the fairness opinion from J.P. Morgan, applicability of takeover statutes and the Investment Company Act of 1940, brokers, and the required stockholder vote to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement;

  •
  the accuracy in all but de minimis respects as of the date of the merger agreement and as of the effective time of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date) of representations and warranties by NHP regarding certain aspects of its capital stock;

  •
  the accuracy of all other representations and warranties made in the merger agreement by NHP (disregarding any materiality or material adverse effect qualifications contained in such representations and warranties) as of the date of the merger agreement and as of the effective time of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date), except for any such inaccuracies that do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on NHP;

  •
  performance and compliance in all material respects by NHP with the agreements and covenants required to be performed or complied with by it at or prior to the closing date;

  •
  receipt of an officer's certificate, dated as of the closing date and signed by NHP's chief executive officer or another senior officer on its behalf, certifying that the closing conditions described in the four preceding bullets have been satisfied;

  •
  absence of a material adverse effect on NHP since February 27, 2011;

  •
  receipt of an opinion dated as of the closing date from Skadden, Arps, Slate, Meagher & Flom LLP regarding NHP's qualification and taxation as a REIT under the Code; and

  •
  receipt of an opinion dated as of the closing date from Wachtell, Lipton, Rosen & Katz regarding the merger's qualification as a reorganization within the meaning of Section 368(a) of the Code.

  Additional Closing Conditions for NHP's Benefit

        The obligation of NHP to complete the merger is subject to the satisfaction or waiver, at or prior to the effective time, of the following additional conditions:

  •
  the accuracy in all material respects as of the date of the merger agreement and as of the effective time of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date) of certain representations and warranties made in the merger agreement by Ventas regarding Ventas's organization and subsidiaries, certain aspects of its capital structure, corporate authority relative to the merger agreement, applicability of the Investment Company Act of 1940, brokers, and the required stockholder vote to approve the issuance of shares of Ventas common stock to NHP stockholders in connection with the merger and the Ventas charter amendment;

  •
  the accuracy in all but de minimis respects as of the date of the merger agreement and as of the effective time of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date) of representations and warranties by Ventas regarding certain aspects of its capital stock;

  •
  the accuracy of all other representations and warranties made in the merger agreement by Ventas (disregarding any materiality or material adverse effect qualifications contained in such representations and warranties) as of the date of the merger agreement and as of the effective time of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date), except for any such inaccuracies that do not have and would not constitute, individually or in the aggregate, a material adverse effect on Ventas;

  •
  performance and compliance in all material respects by Ventas with the agreements and covenants required to be performed or complied with by it at or prior to the closing date;

  •
  receipt of an officer's certificate dated as of the closing date and signed by Ventas's chief executive officer or other senior officer on its behalf, certifying that the closing conditions described in the four preceding bullets have been satisfied;

  •
  absence of a material adverse effect on Ventas since February 27, 2011;

  •
  receipt of an opinion dated as of the closing date from Wilkie Farr & Gallagher LLP, or other counsel reasonably acceptable to NHP, regarding Ventas's qualification and taxation as a REIT under the Code; and

  •
  receipt of an opinion dated as of the closing date from Skadden, Arps, Slate, Meagher & Flom LLP regarding the merger's qualification as a reorganization within the meaning of Section 368(a) of the Code.

Termination of the Merger Agreement

  Termination by Mutual Agreement

        The merger agreement may be terminated at any time before the effective time of the merger by the mutual written agreement of Ventas and NHP.

  Termination by Either Ventas or NHP

        The merger agreement may also be terminated prior to the effective time of the merger by either Ventas or NHP if:

  •
  the merger has not been consummated on or before October 31, 2011 (provided that this termination right will not be available to a party if that party failed to fulfill its obligations under the merger agreement and that failure was a principle cause of, or resulted in, the merger not closing);

  •
  a governmental authority of competent jurisdiction has issued a final and non-applicable order or taken any final and non-appealable other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement (provided that this termination right will not be available to a party if the issuance of such order was primarily due to the failure of such party to perform any of its obligations under the merger agreement);

  •
  NHP stockholders fail to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement at a duly convened meeting (provided that this termination right will not be available to NHP if the failure to obtain such NHP stockholder approval was primarily due to NHP's failure to perform any of its obligations under the merger agreement); or

  •
  Ventas stockholders fail to approve the issuance of shares of Ventas common stock to NHP stockholders in connection with the merger and the Ventas charter amendment at a duly convened meeting (provided that this termination right will not be available to Ventas if the failure to obtain such Ventas stockholder approval was primarily due to Ventas's failure to perform any of its obligations under the merger agreement).

  Termination by Ventas

        The merger agreement may also be terminated prior to the effective time of the merger by Ventas if:

  •
  NHP has breached in any material respect any of its representations, warranties, covenants or agreements in the merger agreement that would, or would reasonably be expected to, result in a failure of Ventas's condition to closing the merger related to the accuracy of NHP's representations and warranties or NHP's material performance of or compliance with its obligations under the merger agreement and such breach either (x) cannot be cured by October 31, 2011 or (y) has not been cured by NHP within 20 days after receiving written notice of such breach (provided that this termination right will not be available to Ventas if Ventas or Needles Acquisition LLC is then in a similar breach that would result in the failure of NHP's condition to closing the merger related to the accuracy of Ventas's and Needles Acquisition LLC's representations and warranties or Ventas's and Needles Acquisition LLC's material performance of or compliance with their obligations under the merger agreement); or

  •
  (i) the NHP board of directors has made an adverse recommendation change, (ii) NHP has materially or willfully breached any of its obligations under the provisions of the merger agreement regarding (x) the preparation of the Form S-4 and the joint proxy statement/prospectus and the holding of NHP's stockholder meeting or (y) no solicitation of transactions by NHP, or (iii) NHP enters into an agreement providing for or relating to an NHP Acquisition Proposal other than a customary confidentiality agreement containing terms no less favorable to NHP than the terms of NHP's confidentiality agreement with Ventas entered into in accordance with the limitations described above under "—No Solicitation of Transactions by NHP" (provided that the termination right under clauses (i) and (ii) will not be available after NHP's stockholders approve the transaction).

  Termination by NHP

        The merger agreement may also be terminated prior to the effective time of the merger by NHP if Ventas or Needles Acquisition LLC has breached in any material respect any of its representations, warranties, covenants or agreements in the merger agreement that would, or would reasonably be expected to, result in a failure of NHP's condition to closing the merger related to the accuracy of Ventas's and Needles Acquisition LLC's representations and warranties or Ventas's and Needles Acquisition LLC's material performance of or compliance with their obligations under the merger agreement and such breach either (x) cannot be cured by October 31, 2011 or (y) has not been cured by Ventas within 20 days after receiving written notice of such breach (provided that this termination right will not be available to NHP if NHP is then in a similar breach that would result in the failure of Ventas's condition to closing the merger related to the accuracy of NHP's representations and warranties or NHP's material performance of or compliance with its obligations under the merger agreement).

  Termination Fee and Expenses Payable by NHP to Ventas

        NHP has agreed to pay a termination fee of $175 million plus $20 million as an expense reimbursement to Ventas (unless the expense amount is previously paid as described below) if:

  •
  all of the following events have occurred:

  •
  the merger agreement is terminated (A) by either NHP or Ventas because (1) the merger has not occurred by October 31, 2011 (and, prior to termination, the Ventas stockholders have approved the issuance of shares of Ventas common stock to NHP stockholders in connection with the merger and the Ventas charter amendment, but the NHP stockholders have not adopted the merger agreement and approved the merger and the other transactions contemplated by the merger agreement), or (2) the NHP stockholders fail to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement at a duly convened meeting or (B) by Ventas upon a material uncured breach by NHP of its representations, warranties, covenants or agreements set forth in the merger agreement;

  •
  NHP receives an NHP Acquisition Proposal (provided that the references to "20%" in the definition of "NHP Acquisition Proposal" will be replaced with "50%" for purposes of determining whether a termination fee is due and payable) after the date of the merger agreement that has been publicly announced; and

  •
  within 12 months after such termination, NHP consummates a transaction regarding, or enters into a definitive agreement which is later consummated with respect to, an NHP Acquisition Proposal; or

  •
  the merger agreement is terminated by Ventas because (A) the NHP board of directors has made an adverse recommendation change, (B) NHP has materially or willfully breached any of its obligations under the provisions of the merger agreement regarding (x) the preparation of the Form S-4 and the joint proxy statement/prospectus and the holding of NHP's stockholder meeting and (y) NHP Acquisition Proposals, or (C) NHP enters into an alternative acquisition agreement other than a customary confidentiality agreement containing terms no less favorable to NHP than the terms of NHP's confidentiality agreement with Ventas entered into in accordance with the limitations described above under "—No Solicitation of Transactions by NHP."

        NHP has also agreed to pay the expense amount of $20 million to Ventas, if Ventas or NHP terminates the merger agreement due to the failure of NHP's stockholders to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement, within two business days after such termination (rather than when a termination fee, if any, becomes payable to Ventas).

  Termination Fee and Expenses Payable by Ventas to NHP

        Ventas has agreed to pay a termination fee of $175 million plus $20 million as an expense reimbursement to NHP (unless the expense amount is previously paid as described below) if all of the following events have occurred:

  •
  the merger agreement is terminated (A) by either NHP or Ventas because (1) the merger has not occurred by October 31, 2011 (and, prior to termination, the NHP stockholders have adopted the merger agreement and approved the merger and the other transactions contemplated by the merger agreement, but the Ventas stockholders have not approved the issuance of shares of Ventas common stock to NHP stockholders in connection with the merger and the Ventas charter amendment), or (2) the Ventas stockholders fail to approve the issuance of shares of Ventas common stock to NHP stockholders in connection with the merger and the Ventas charter amendment at a duly convened meeting or (B) by NHP upon a material uncured breach by Ventas of its representations, warranties, covenants or agreements set forth in the merger agreement;

  •
  Ventas receives a bona fide Ventas Acquisition Proposal (as defined below) after the date of the merger agreement that has been publicly announced; and

  •
  within 12 months after such termination, Ventas consummates a transaction regarding, or enters into a definitive agreement which is later consummated with respect to, a Ventas Acquisition Proposal.

        A "Ventas Acquisition Proposal" has the same meaning as an "NHP Acquisition Proposal," except that the words "NHP and/or any of its subsidiaries" are replaced with the word "Ventas," the reference to "20%" is replaced with "50%" and transactions in which Ventas is the acquiring party are not included.

        Ventas has also agreed to pay $20 million as an expense reimbursement to NHP, if NHP or Ventas terminates the merger agreement due to the failure of Ventas's stockholders to approve the issuance of shares of Ventas common stock to NHP stockholders in connection with the merger and the Ventas charter amendment, within two business days after such termination (rather than when a termination fee, if any, becomes payable to NHP).

Payment of Expenses; Specific Performance; Modification or Amendment; Waiver of Conditions; Governing Law

  Payment of Expenses

        Other than as described above under "—Termination Fee and Expenses Payable by NHP to Ventas" and "—Termination Fee and Expenses Payable by Ventas to NHP," the merger agreement provides that each party will pay its own fees and expenses in connection with the merger agreement, except that NHP and Ventas will share equally all expenses related to this joint proxy statement/prospectus and the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part (other than attorneys' and accountants' fees).

  Specific Performance

        The parties to the merger agreement are entitled to injunctions, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in addition to any and all other remedies at law or in equity.

  Amendment

        The parties to the merger agreement may amend the merger agreement by written agreement executed and delivered by their duly authorized officers, provided that, after adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement by NHP's stockholders or the approval of the issuance of shares of Ventas common stock to NHP stockholders in connection with the merger and the Ventas charter amendment by Ventas's stockholders, no amendment may be made which changes the form or amount of the consideration to be delivered to the holders of NHP common stock or which by law or in accordance with the rules of any stock exchange requires further approval by NHP's or Ventas's stockholders, without the approval of such stockholders.

  Waiver

        Prior to the effective time of the merger, Ventas or NHP may extend the time for performance of any obligation of the other or waive any inaccuracy in the representations and warranties of the other or the other party's compliance with any agreement or condition contained in the merger agreement to the extent permitted by law.

  Governing Law

        The merger agreement is governed by the laws of the State of Maryland (without giving effect to choice of law principles thereof).

        IF YOU ARE A VENTAS STOCKHOLDER, THE VENTAS BOARD
RECOMMENDS THAT YOU VOTE "FOR" THE ISSUANCE OF SHARES OF
VENTAS COMMON STOCK TO NHP STOCKHOLDERS IN CONNECTION WITH THE MERGER
AND "FOR" THE VENTAS CHARTER AMENDMENT TO INCREASE THE NUMBER OF
AUTHORIZED SHARES OF VENTAS COMMON STOCK. THE MERGER CANNOT BE COMPLETED WITHOUT THE APPROVAL BY VENTAS STOCKHOLDERS OF BOTH OF THESE PROPOSALS.

IF YOU ARE AN NHP STOCKHOLDER, THE NHP BOARD
RECOMMENDS THAT YOU VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

        The following general discussion sets forth the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of NHP common stock. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax nor does it address tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. This discussion is based upon the Code, the regulations promulgated under the Code (which we refer to as Treasury regulations) and court and administrative rulings and decisions, all as in effect on the date of this joint proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

        This discussion addresses only those NHP common stockholders that hold their NHP common stock as a capital asset under the Code (generally, property held for investment). Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

  •
  a financial institution;

  •
  a tax-exempt organization;

  •
  an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

  •
  an insurance company;

  •
  a mutual fund;

  •
  a dealer or broker in stocks and securities, or currencies;

  •
  a trader in securities that elects mark-to-market treatment;

  •
  a person that is subject to the alternative minimum tax provisions of the Code;

  •
  a holder of NHP common stock that received NHP common stock through the exercise of an employee stock option, through a tax-qualified retirement plan or otherwise as compensation;

  •
  a person that is not a U.S. holder (as defined below);

  •
  a person that has a functional currency other than the U.S. dollar;

  •
  a holder of NHP common stock that holds NHP common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

  •
  a United States expatriate.

        Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within the control of Ventas or NHP. You should consult with your tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of NHP common stock that is for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

        The U.S. federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes and that holds NHP common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding NHP common stock should consult their tax advisors.

Tax Consequences of the Merger

Generally

        The parties intend for the merger to qualify as a reorganization for U.S. federal income tax purposes. It is a condition to the obligation of Ventas to complete the merger that Ventas receive an opinion from Wachtell, Lipton, Rosen & Katz, dated the closing date, substantially to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to the obligation of NHP to complete the merger that NHP receive an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, dated the closing date, substantially to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. These opinions will be based on representation letters provided by Ventas and NHP and on customary factual assumptions. Neither of the opinions described above will be binding on the Internal Revenue Service, which we refer to as the IRS. Ventas and NHP have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger and, as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

        Provided the merger is treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, upon exchanging your NHP common stock for Ventas common stock (other than cash received in lieu of a fractional share), you generally will not recognize gain or loss. The aggregate tax basis in the shares of Ventas common stock that you receive in the merger, including any fractional share interests deemed received and sold as described below, will equal your aggregate adjusted tax basis in the NHP common stock you surrender. Your holding period for the shares of Ventas common stock that you receive in the merger (including any fractional share interest deemed received and sold as described below) will include your holding period for the shares of NHP common stock that you surrender in the exchange.

Cash Instead of a Fractional Share

        If you receive cash instead of a fractional share of Ventas common stock, you will be treated as having received the fractional share of Ventas common stock pursuant to the merger and then as having sold that fractional share of Ventas common stock for cash. As a result, you generally will recognize gain or loss equal to the difference between the amount of cash received and the basis allocable to your fractional share of Ventas common stock as set forth above. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for the shares (including the holding period of NHP common stock surrendered therefor) is greater than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding

        If you are a non-corporate holder of NHP common stock you may be subject to information reporting and backup withholding (currently at a rate of 28%) on any cash payments you receive. You generally will not be subject to backup withholding, however, if you:

  •
  furnish a correct taxpayer identification number, certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal you will receive and otherwise comply with all the applicable requirements of the backup withholding rules; or

  •
  provide proof that you are otherwise exempt from backup withholding.

        Any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the IRS.

        This summary of certain material U.S. federal income tax consequences of the merger is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction.

VENTAS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
As of and For the Three Months Ended March 31, 2011 and For the Year Ended December 31, 2010

        On October 22, 2010, Ventas announced that it had entered into a definitive agreement to acquire 118 private pay seniors housing communities owned and/or operated by Atria (including assets owned by Atria's affiliate One Lantern) from funds affiliated with LREP for a purchase price of approximately $3.1 billion, comprised of $1.35 billion in Ventas common stock (a fixed 24.96 million shares based on Ventas's 10-day volume weighted average price as of October 20, 2010 of $54.09), $150 million in cash and the assumption or repayment of approximately $1.6 billion of debt and capital lease obligations, less assumed cash. On May 12, 2011, Ventas completed the acquisition of Atria and One Lantern.

        On February 28, 2011, Ventas announced that it had entered into a definitive agreement to acquire NHP in a stock-for-stock transaction valued at approximately $7.4 billion. Under the terms of the agreement, in the merger, NHP stockholders will receive a fixed exchange ratio of 0.7866 shares of Ventas common stock for each share of NHP common stock they own.

        The following unaudited pro forma condensed consolidated financial information sets forth:

  •
  The historical consolidated financial information of Ventas as of and for the three months ended March 31, 2011, derived from Ventas's unaudited consolidated financial statements, and the historical consolidated statement of income for the year ended December 31, 2010, derived from Ventas's audited consolidated financial statements;

  •
  Pro forma adjustments to give effect to Ventas's 2010 acquisitions and other investments, dispositions and significant debt activity on Ventas's consolidated statement of income for the year ended December 31, 2010, as if these transactions occurred on January 1, 2010;

  •
  The historical consolidated financial information of Atria and One Lantern as of and for the three months ended March 31, 2011, derived from Atria's and One Lantern's unaudited condensed consolidated financial statements, respectively, and the historical consolidated statements of income for the year ended December 31, 2010, derived from Atria's and One Lantern's audited consolidated financial statements, respectively;

  •
  Pro forma adjustments to give effect to Ventas's acquisition of Atria and One Lantern on Ventas's consolidated balance sheet as of March 31, 2011, as if the acquisitions closed on March 31, 2011;

  •
  Pro forma adjustments to give effect to Ventas's acquisition of Atria and One Lantern on Ventas's consolidated statements of income for the three months ended March 31, 2011 and for the year ended December 31, 2010, as if the acquisitions closed on January 1, 2010;

  •
  Pro forma adjustments to give effect to Ventas's February 2011 equity issuance and related debt activity on Ventas's consolidated statements of income for the three months ended March 31, 2011 and year ended December 31, 2010 as if the transactions occurred on January 1, 2010, which was completed in contemplation of the acquisitions of Atria and One Lantern;

  •
  The historical consolidated financial information of NHP as of and for the three months ended March 31, 2011, derived from NHP's unaudited condensed consolidated financial statements, and the historical consolidated statement of income for the year ended December 31, 2010, derived from NHP's audited consolidated financial statements;

  •
  Pro forma adjustments to give effect to NHP's 2011 and 2010 acquisitions and other investments, dispositions, significant debt activity and equity issuances on NHP's consolidated statements of income for the three months ended March 31, 2011 and for the year ended December 31, 2010, as if these transactions occurred on January 1, 2010;

  •
  Pro forma adjustments to give effect to Ventas's acquisition of NHP on Ventas's consolidated balance sheet as of March 31, 2011, as if the acquisition closed on March 31, 2011; and

  •
  Pro forma adjustments to give effect to Ventas's acquisition of NHP on Ventas's consolidated statements of income for the three months ended March 31, 2011 and for the year ended December 31, 2010, as if the acquisition closed on January 1, 2010.

        Certain assets and liabilities of Atria and One Lantern included in the historical consolidated financial information consisting primarily of certain working capital, property leases, insurance items and property management services will not be acquired and have been so reflected in the pro forma adjustments. Also, certain intercompany activity between Atria, One Lantern and NHP has been eliminated in the pro forma adjustments.

        These unaudited pro forma condensed consolidated financial statements are prepared for informational purposes only and are based on assumptions and estimates considered appropriate by Ventas's management; however, they are not necessarily indicative of what Ventas's consolidated financial condition or results of operations actually would have been assuming the transactions had been consummated as of the dates indicated, nor do they purport to represent the consolidated financial position or results of operations for future periods. These unaudited pro forma condensed consolidated financial statements do not include the impact of any synergies that may be achieved in the transactions or any strategies that management may consider in order to continue to efficiently manage Ventas's operations. This pro forma condensed consolidated financial information should be read in conjunction with:

  •
  Ventas's unaudited condensed consolidated financial statements and the related notes thereto as of March 31, 2011 and for the three months ended March 31, 2011 included in Ventas's Quarterly Report on Form 10-Q for the quarter then ended, filed with the SEC on May 6, 2011, which is incorporated by reference in this joint proxy statement/prospectus;

  •
  Ventas's audited consolidated financial statements and the related notes thereto as of and for the year ended December 31, 2010 included in Ventas's Annual Report on Form 10-K for the year then ended, filed with the SEC on February 18, 2011, which is incorporated by reference in this joint proxy statement/prospectus;

  •
  Atria's and One Lantern's unaudited condensed consolidated financial statements and the related notes thereto as of March 31, 2011 and for the three months ended March 31, 2011, which are included in Ventas's Current Report on Form 8-K filed with the SEC on May 9, 2011 and incorporated by reference in this joint proxy statement/prospectus;

  •
  Atria's and One Lantern's audited consolidated financial statements and the related notes thereto for the year ended December 31, 2010, which are included in Ventas's Current Report on Form 8-K filed with the SEC on April 11, 2011 and incorporated by reference in this joint proxy statement/prospectus;

  •
  NHP's unaudited condensed consolidated financial statements and the related notes thereto as of March 31, 2011 and for the three months ended March 31, 2011 included in NHP's Quarterly Report on Form 10-Q for the quarter then ended, filed with the SEC on May 5, 2011, which is incorporated by reference in this joint proxy statement/prospectus; and

  •
  NHP's audited consolidated financial statements and the related notes thereto for the year ended December 31, 2010 included in NHP's Annual Report on Form 10-K for the year then ended, filed with the SEC on March 1, 2011, which is incorporated by reference in this joint proxy statement/prospectus.

See "Where You Can Find More Information," beginning on page 138.

        The acquisition of Atria, One Lantern and NHP will be accounted for using the acquisition method of accounting. The total purchase price of approximately $10.5 billion will be allocated to the assets ultimately acquired and liabilities ultimately assumed based upon their respective fair values. The allocations of the purchase prices reflected in these unaudited pro forma condensed consolidated financial statements have not been finalized and are based upon preliminary estimates of these fair values, which is the best available information at the current time. A final determination of the fair values of the assets and liabilities, which is currently being completed following the May 12, 2011 acquisition for the Atria and One Lantern assets, but cannot be made prior to the completion of the NHP acquisition, which is anticipated to occur during the third quarter of 2011, will be based on the actual valuations of the tangible and intangible assets and liabilities that exist as of the dates of completion of the acquisitions. Consequently, amounts preliminarily allocated to identifiable tangible and intangible assets and liabilities could change significantly from those used in the unaudited pro forma condensed consolidated financial statements and could result in a material change in depreciation and amortization of tangible and intangible assets and liabilities.

        The completion of the valuations, the allocations of purchase price, the impact of ongoing integration activities, the timing of completion of the NHP acquisition and other changes in tangible and intangible assets and liabilities that occur prior to completion of the NHP acquisition could cause material differences in the information presented.

VENTAS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of March 31, 2011

(In thousands)

	Ventas Historical	Atria Historical(A)	One Lantern Historical(B)	Atria and One Lantern Acquisition Adjustments(C)		Ventas Pro Forma for the Atria and One Lantern Acquisition	NHP Historical(D)	NHP Acquisition Adjustments(E)		Total Pro Forma
Assets:
Net real estate investments	$5,389,043	$1,050,639	$721,052	$1,550,331	(F)	$8,711,065	$3,919,136	$3,463,137	(N)	$16,093,338
Cash and cash equivalents	41,899	134,637	24,615	(84,998	)(G)	116,153	51,207	—		167,360
Escrow deposits and restricted cash	35,399	27,356	33,323	(12,992	)(G)	83,086	7,192	(4,641	)(O)	85,637
Deferred financing costs, net	17,141	10,657	3,739	(14,396	)(H)	17,141	8,138	(8,138	)(H)	17,141
Other	210,616	119,795	11,849	(111,841	)(G)	230,419	168,172	11,892	(P)	410,483

Total assets	$5,694,098	$1,343,084	$794,578	$1,326,104		$9,157,864	$4,153,845	$3,462,250		$16,773,959

Liabilities and equity:
Liabilities:
Senior notes payable and other debt	$2,571,368	$1,063,164	$661,942	$255,062	(I)	$4,551,536	$1,601,797	$(38,682	)(Q)	$6,114,651
Accrued interest	34,543	218	7,466	(73	)(G)	42,154	17,392	(137	)(O)	59,409
Accounts payable and other liabilities	203,594	72,205	47,298	26,605	(J)	349,702	129,644	401,682	(R)	881,028
Deferred income taxes	238,146	27,973	—	11,890	(K)	278,009	—	—		278,009

Total liabilities	3,047,651	1,163,560	716,706	293,484		5,221,401	1,748,833	362,863		7,333,097
Redeemable OP unitholder interests	—	—	—	—		—	92,575	5,355	(S)	97,930
Commitments and contingencies
Equity:
Total stockholders' equity	2,643,404	179,524	43,627	1,066,865	(L)	3,933,420	2,279,522	3,010,671	(T)	9,223,613
Noncontrolling interest	3,043	—	34,245	(34,245	)(M)	3,043	32,915	83,361	(U)	119,319

Total equity	2,646,447	179,524	77,872	1,032,620		3,936,463	2,312,437	3,094,032		9,342,932

Total liabilities and equity	$5,694,098	$1,343,084	$794,578	$1,326,104		$9,157,864	$4,153,845	$3,462,250		$16,773,959

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

VENTAS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

For the three months ended March 31, 2011

(In thousands, except per share amounts)

	Ventas Historical	Atria Historical(A)	One Lantern Historical(B)	Atria and One Lantern Acquisition Adjustments(C)		Ventas Pro Forma for the Atria and One Lantern Acquisition	NHP Historical(D)	NHP 2011 Transactions Adjustments(V)	Pro Forma for NHP 2011 Transactions	NHP Acquisition Adjustments(E)		Total Pro Forma
Revenues:
Rental income:
Triple-net leased	$118,603	$—	$—	$—		$118,603	$82,271	$412	$82,683	$2,376	(BB)	$203,662
Medical office buildings	24,236	—	—	—		24,236	29,515	14	29,529	(529	)(CC)	53,236

	142,839	—	—	—		142,839	111,786	426	112,212	1,847		256,898
Resident fees and services	114,502	121,703	43,147	(8,928	)(W)	270,424	—	—	—	—		270,424
Medical office building services revenue	6,957	—	—	—		6,957	—	—	—	—		6,957
Income from loans and investments	6,085	—	—	—		6,085	9,871	—	9,871	(4	)(DD)	15,952
Interest and other income	78	19,681	207	(19,804	)(W)	162	713	(8)	705	—		867

Total revenues	270,461	141,384	43,354	(28,732)		426,467	122,370	418	122,788	1,843		551,098
Expenses:
Interest	42,558	17,774	12,065	(10,556	)(X)	61,841	23,201	—	23,201	(9,290	)(EE)	75,752
Depreciation and amortization	51,759	13,497	6,004	1,733	(Y)	72,993	38,670	268	38,938	24,849	(FF)	136,780
Property-level operating expenses:
Senior living	78,111	101,668	28,729	(19,969	)(Z)	188,539	—	—	—	(744	)(O)	187,795
Medical office buildings	8,676	—	—	—		8,676	9,898	8	9,906	—		18,582

	86,787	101,668	28,729	(19,969)		197,215	9,898	8	9,906	(744)		206,377
Medical office building services costs	5,536	—	—	—		5,536	—	—	—	—		5,536
General, administrative and professional fees	14,832	11,788	179	(11,967	)(W)	14,832	7,395	—	7,395	—		22,227
Foreign currency loss	1	—	—	—		1	—	—	—	—		1
Loss on extinguishment of debt	16,520	—	—	—		16,520	—	—	—	—		16,520
Other	—	1,487	2,519	(19	)(W)	3,987	—	—	—	—		3,987
Merger related expenses and deal costs	6,449	—	—	—		6,449	5,097	—	5,097	—		11,546

Total expenses	224,442	146,214	49,496	(40,778)		379,374	84,261	276	84,537	14,815		478,726

Income (loss) before (loss) income from unconsolidated entities, income taxes, discontinued operations and noncontrolling interest	46,019	(4,830)	(6,142)	12,046		47,093	38,109	142	38,251	(12,972)		72,372
(Loss) income from unconsolidated entities	(170)	—	77	(77	)(W)	(170)	1,465	—	1,465	(42	)(GG)	1,253
Income tax benefit	3,197	667	—	(667	)(W)	3,197	—	—	—	—		3,197

Income (loss) from continuing operations	49,046	(4,163)	(6,065)	11,302		50,120	39,574	142	39,716	(13,014)		76,822
Net income (loss) attributable to noncontrolling interest	62	—	(543)	543	(M)	62	(237)	—	(237)	(1,242	)(GG)	(1,417)

Income (loss) from continuing operations attributable to common stockholders	$48,984	$(4,163)	$(5,522)	$10,759		$50,058	$39,811	$142	$39,953	$(11,772)		$78,239

Income from continuing operations attributable to common stockholders per common share:
Basic	$0.31	n/a	n/a	n/a		$0.27	$0.31	n/a	$0.32	n/a		$0.27
Diluted	$0.30	n/a	n/a	n/a		$0.26	$0.31	n/a	$0.31	n/a		$0.27
Shares used in computing earnings per common share:
Basic	160,420	n/a	n/a	27,061	(AA)	187,481	126,474	—	126,474	103,107	(HH)	290,588
Diluted	162,023	n/a	n/a	27,061	(AA)	189,084	128,890	—	128,980	103,107	(HH)	292,191

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

VENTAS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

For the year ended December 31, 2010

(In thousands, except per share amounts)

	Ventas Historical	Ventas 2010 Transactions Adjustments(V)	Pro Forma for Ventas 2010 Transactions	Atria Historical(A)	One Lantern Historical(B)	Atria and One Lantern Acquisition Adjustments(C)		Ventas Pro Forma for the Atria and One Lantern Acquisition	NHP Historical(D)	NHP 2010 and 2011 Transactions Adjustments(V)	Pro Forma for NHP 2010 and 2011 Transactions	NHP Acquisition Adjustments(E)		Total Pro Forma
Revenues:
Rental income:
Triple-net leased	$469,825	$260	$470,085	$—	$—	$—		$470,085	$307,567	$30,947	$338,514	$13,464	(BB)	$822,063
Medical office buildings	69,747	25,949	95,696	—	—	—		95,696	102,287	12,783	115,070	(2,398	)(CC)	208,368

	539,572	26,209	565,781	—	—	—		565,781	409,854	43,730	453,584	11,066		1,030,431
Resident fees and services	446,301	1,619	447,920	466,773	165,463	(33,316	)(W)	1,046,840	—	—	—	—		1,046,840
Medical office building services revenue	14,098	14,098	28,196	—	—	—		28,196	—	—	—	—		28,196
Income from loans and investments	16,412	1,024	17,436	—	—	—		17,436	26,402	5,678	32,080	(100	)(DD)	49,416
Interest and other income	484	19	503	77,789	820	(78,318	)(W)	794	2,977	(1)	2,976	—		3,770

Total revenues	1,016,867	42,969	1,059,836	544,562	166,283	(111,634)		1,659,047	439,233	49,407	488,640	10,966		2,158,653
Expenses:
Interest	178,863	9,178	188,041	71,604	47,236	(47,391	)(X)	259,490	97,329	(988)	96,341	(38,320	)(EE)	317,511
Depreciation and amortization	205,600	14,845	220,445	52,138	22,663	111,057	(Y)	406,303	134,522	25,293	159,815	101,842	(FF)	667,960
Property-level operating expenses:
Senior living	291,831	1,443	293,274	395,796	109,277	(77,809	)(Z)	720,538	—	—	—	(3,039	)(O)	717,499
Medical office buildings	24,122	9,783	33,905	—	—	—		33,905	39,536	2,655	42,191	—		76,096

	315,953	11,226	327,179	395,796	109,277	(77,809)		754,443	39,536	2,655	42,191	(3,039)		793,595
Medical office building services costs	9,518	9,518	19,036	—	—	—		19,036	—	—	—	—		19,036
General, administrative and professional fees	49,830	7,981	57,811	47,558	749	(48,307	)(W)	57,811	31,057	—	31,057	—		88,868
Foreign currency loss	272	—	272	—	—	—		272	—	—	—	—		272
Loss (gain) on extinguishment of debt	9,791	—	9,791	2	—	(2	)(W)	9,791	(75)	—	(75)	75	(JJ)	9,791
Other	—	—	—	6,009	19,607	(85	)(W)	25,531	—	—	—	—		25,531
Merger related expenses and deal costs	19,243	—	19,243	—	—	—		19,243	5,118	—	5,118	—		24,361

Total expenses	789,070	52,748	841,818	573,107	199,532	(62,537)		1,551,920	307,487	26,960	334,447	60,558		1,946,925

Income (loss) before (loss) income from unconsolidated entities, income taxes, discontinued operations and noncontrolling interest	227,797	(9,779)	218,018	(28,545)	(33,249)	(49,097)		107,127	131,746	22,447	154,193	(49,592)		211,728
(Loss) income from unconsolidated entities	(664)	(664)	(1,328)	—	130	(130	)(W)	(1,328)	5,478	(12)	5,466	(887	)(GG)	3,251
Income tax (expense) benefit	(5,201)	(39)	(5,240)	7,560	—	32,303	(II)	34,623	—	—	—	—		34,623

Income (loss) from continuing operations	221,932	(10,482)	211,450	(20,985)	(33,119)	(16,924)		140,422	137,224	22,435	159,659	(50,479)		249,602
Net income (loss) attributable to noncontrolling interest	3,562	(3,616)	(54)	—	(5,907)	5,907	(M)	(54)	(1,643)	(317)	(1,960)	(3,165	)(GG)	(5,179)

Income (loss) from continuing operations attributable to common stockholders	$218,370	$(6,866)	$211,504	$(20,985)	$(27,212)	$(22,831)		$140,476	$138,867	$22,752	$161,619	$(47,314)		$254,781

Income from continuing operations attributable to common stockholders per common share:
Basic	$1.39	n/a	$1.35	n/a	n/a	n/a		$0.75	$1.14	n/a	$1.28	n/a		$0.88
Diluted	$1.38	n/a	$1.34	n/a	n/a	n/a		$0.75	$1.12	n/a	$1.25	n/a		$0.87
Shares used in computing earnings per common share:
Basic	156,608	n/a	156,608	n/a	n/a	30,522	(AA)	187,130	121,687	4,782	126,469	103,107	(HH)	290,237
Diluted	157,657	n/a	157,657	n/a	n/a	30,522	(AA)	188,179	124,339	4,782	129,121	103,107	(HH)	291,286

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

VENTAS, INC.

NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1—BASIS OF PRO FORMA PRESENTATION

        Ventas is a REIT with a geographically diverse portfolio of seniors housing and healthcare properties in the United States and Canada. The historical consolidated financial statements of Ventas include the accounts of Ventas and its wholly owned subsidiaries and joint venture entities over which it exercises control.

        On October 22, 2010, Ventas announced that it had entered into a definitive agreement to acquire 118 private pay seniors housing communities owned and/or operated by Atria (including assets owned by Atria's affiliate One Lantern) from funds affiliated with LREP for a purchase price of approximately $3.1 billion, comprised of $1.35 billion in Ventas common stock (a fixed 24.96 million shares based on Ventas's 10-day volume weighted average price as of October 20, 2010 of $54.09), $150 million in cash and the assumption or repayment of approximately $1.6 billion of debt and capital lease obligations, less assumed cash. On May 12, 2011, Ventas completed the acquisition of Atria and One Lantern.

        On February 28, 2011, Ventas announced that it had entered into a definitive agreement to acquire NHP in a stock-for-stock transaction valued at approximately $7.4 billion. Under the terms of the agreement, in the merger, NHP stockholders will receive a fixed exchange ratio of 0.7866 shares of Ventas common stock for each share of NHP common stock they own.

NOTE 2—ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

  (A)
  Reflects historical financial condition or results of operations of Atria as of or for the three months ended March 31, 2011 or for the year ended December 31, 2010. Certain amounts have been reclassified to conform to Ventas's presentation.

  (B)
  Reflects historical financial condition or results of operations of One Lantern as of or for the three months ended March 31, 2011 or for the year ended December 31, 2010. Certain amounts have been reclassified to conform to Ventas's presentation.

  (C)
  Represents adjustments to record the acquisition of Atria and One Lantern by Ventas based upon the estimated purchase price of approximately $3.1 billion. The calculation of the estimated purchase price to be allocated is as follows (in millions, except per share amounts):

Equity to be issued (24.96 million shares at $54.09 per share)(1)	$1,350
Cash to be paid (assumed to be funded with borrowings from Ventas's unsecured revolving credit facilities)	150
Assumption or repayment of net debt, including capital lease obligations	1,626

Estimated purchase price	$3,126

(1)
Purchase price will be adjusted based on the share price of Ventas common stock at closing consistent with the requirements of ASC 805, Business Combinations.

VENTAS, INC.

NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 2—ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (Continued)

  (D)
  Reflects historical financial condition or results of operations of NHP as of or for the three months ended March 31, 2011 or for the year ended December 31, 2010. Certain amounts have been reclassified to conform to Ventas's presentation.

  (E)
  Represents adjustments to record the acquisition of NHP by Ventas based upon the estimated purchase price of approximately $7.4 billion. Additionally, certain intercompany activity between Atria, One Lantern and NHP has been eliminated. The calculation of the estimated purchase price to be allocated is as follows (in millions, except per share amounts):

Equity to be issued (126.3 million shares of NHP common stock and 2.2 million Class A limited partnership units at $44.99 per share)(1)	$5,778
Assumption of debt(2)	1,614

Estimated purchase price	$7,392

(1)
Purchase price will be adjusted based on the share price of Ventas common stock at closing consistent with the requirements of ASC 805, Business Combinations.

(2)
Includes NHP's joint venture share of total debt from its unconsolidated entities.
  (F)
  Reflects adjustment to eliminate assets of Atria and One Lantern included in the historical consolidated financial information that Ventas is not purchasing and an adjustment to record the estimated increase over Atria's and One Lantern's historical investment in real estate based upon the preliminary estimated fair value for the tangible and intangible real estate assets to be acquired. These estimated values are as follows (in millions):

Land	$609
Buildings and improvements	2,539
Acquired lease intangibles	140
Construction in progress	34

Estimated fair value of net real estate investments	$3,322

  (G)
  Reflects adjustments to eliminate assets and liabilities of Atria and One Lantern included in the historical consolidated financial information that Ventas is not acquiring or assuming as part of the working capital consideration.

  (H)
  Represents the write-off of Atria's, One Lantern's and NHP's historical deferred financing costs, which were not assigned any value in the preliminary purchase price allocation.

VENTAS, INC.

NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 2—ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (Continued)

  (I)
  Represents the following adjustments (in millions):

Write-off Atria's and One Lantern's historical fair value of debt adjustment	$28
Fair value of debt adjustment recorded in connection with the acquisition	49
Debt not assumed as part of the acquisition included in the historical consolidated financial information	(58)
Net adjustment allocated for the acquired capital lease obligations	26
Atria and/or One Lantern debt anticipated to be repaid at closing	(181)
Anticipated borrowings on unsecured revolving credit facility(1)	391

Pro forma adjustment to debt	$255

(1)
Borrowings are comprised of $150 million of cash to be paid at closing, $181 million for the Atria and/or One Lantern debt anticipated to be repaid at closing and $60 million for estimated transaction and debt extinguishment costs to be paid related to the Atria and One Lantern acquisition.
  (J)
  Reflects adjustments to eliminate other liabilities of Atria and One Lantern included in the historical consolidated financial information that Ventas is not assuming as part of the working capital consideration, offset primarily by approximately $40.2 million of a contingent consideration liability, which was recorded based on preliminary fair value calculations.

  (K)
  Represents the write-off of Atria's historical deferred income tax liability, which was not assigned any value in the allocation of the acquisition, offset by Ventas's estimate of approximately $39.9 million for its deferred tax liability associated with the step up to fair value for book purposes of the Atria and One Lantern assets, acquired by a wholly-owned taxable REIT subsidiary of Ventas (difference between book and tax bases).

  (L)
  Represents the write-off of Atria's and One Lantern's historical equity, net of the issuance of 24.96 million shares of Ventas common stock to be issued in connection with the Atria acquisition, which was valued at $1.35 billion at the time of the announcement of the transaction. Additionally, the adjustment includes a reduction of stockholders' equity in the amount of $60 million for the estimated transaction and debt extinguishment costs to be paid related to the Atria and One Lantern acquisition.

  (M)
  Reflects the acquisition of the noncontrolling interest in One Lantern by Ventas as part of the transaction consideration.

  (N)
  Reflects adjustment to record the estimated increase over NHP's historical investment in real estate based upon the preliminary estimated fair value for the tangible and intangible real estate assets to be acquired. Additionally, certain intercompany activity between Atria, One

VENTAS, INC.

NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 2—ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (Continued)

    Lantern and NHP has been eliminated. These estimated values and eliminations are as follows (in millions):

Land	$1,287
Buildings and improvements	5,653
Acquired lease intangibles	418
Construction in progress	22
Loans receivable	278
Investments in unconsolidated entities	85
Elimination of Atria and One Lantern assets leased from NHP that were classified as capital lease assets	(361)

Pro forma adjustment to net real estate investments	$7,382

  (O)
  Reflects the elimination of certain intercompany activity between Atria, One Lantern and NHP.

  (P)
  Reflects adjustment to eliminate historical other assets of NHP that were not assigned any value in the preliminary purchase price allocation and the elimination of certain intercompany activity between Atria, One Lantern and NHP, net of other acquired assets, primarily consisting of other intangible assets.

  (Q)
  Represents the following adjustments (in millions):

Fair market value of debt adjustment allocated for the acquisition	$66
Borrowings on unsecured revolving credit facility for estimated transaction costs and transition and integration expenses to be paid related to the NHP acquisition	125
Elimination of promissory note between Atria and NHP	(23)
Elimination of capital lease obligations between Atria, One Lantern and NHP	(207)

Pro forma adjustment to debt	$(39)

  (R)
  Reflects adjustment to eliminate historical other liabilities of NHP that were not assigned any value in the preliminary purchase price allocation, the elimination of certain intercompany activity between Atria, One Lantern and NHP and the recording of approximately $434.8 million of various lease intangibles, which primarily include below market operating lease intangibles, all of which are based on the preliminary fair value calculations.

  (S)
  Represents the adjustment to record the fair market value of the redeemable OP unitholder interests, which are valued at a price of $44.99 per unit (the acquisition value of each share of NHP common stock at the time the acquisition was announced).

VENTAS, INC.

NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 2—ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (Continued)

  (T)
  Represents the adjustment to convert NHP's historical equity into Ventas common stock, which was valued at a price of $44.99 per common share at the time the acquisition was announced. Additionally, the adjustment includes a reduction of stockholders' equity in the amount of $125 million for the estimated transaction costs and transition and integration expenses to be paid related to the NHP acquisition.

  (U)
  Reflects the adjustment to record the estimated increase over NHP's historical noncontrolling interest value based upon the preliminary estimated fair value of the noncontrolling interest.

NOTE 3—NHP 2011 AND VENTAS AND NHP 2010 TRANSACTIONS ADJUSTMENTS

  (V)
  Adjustments reflect the effect on Ventas's and NHP's historical consolidated statements of income and shares used in computing earnings per common share as if Ventas or NHP had consummated its significant 2011 and/or 2010 transactions on January 1, 2010. With respect to Ventas, these adjustments primarily relate to the recording of income statement activity specific to the acquisition of Lillibridge Healthcare Services, Inc. and the acquisition of Sunrise Senior Living, Inc.'s noncontrolling interests in certain consolidated entities, and adjusting interest expense for a $200 million term loan with Bank of America, N.A. and a $400 million 3.125% senior notes issuance, assuming all transactions occurred on January 1, 2010. With respect to NHP, the adjustments primarily relate to the recording of income statement activity for 2011 and 2010 acquisitions (56 properties subject to triple-net leases and 21 multi-tenant medical office buildings), adjusting income from loans and other investments for the funding/acquisition of five new mortgage loans, adjusting interest expense for the prepayment of $118.3 million of secured debt and $175 million of credit facility borrowings and adjusting shares used in computing earnings per share for equity issuances, assuming all transactions occurred on January 1, 2010.

NOTE 4—ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

  (W)
  Reflects adjustments to eliminate historical revenues and expenses of Atria and One Lantern attributable to assets or liabilities that Ventas is not acquiring or assuming as part of the acquisition.

VENTAS, INC.

NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 4—ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Continued)

  (X)
  Represents the following adjustments (in millions):

	For the Three Months Ended March 31, 2011	For the Year Ended December 31, 2010
Elimination of historical interest expense on debt not assumed as part of the acquisition	$(1)	$(5)
Fair market value of debt adjustment allocated for the acquisition	(4)	(14)
Elimination of historical interest related to Atria and/or One Lantern deferred financing fees	(1)	(4)
Elimination of Atria's and/or One Lantern's historical interest expense on debt anticipated to be repaid at closing	(4)	(13)
Additional interest expense on borrowings on unsecured revolving credit facility	3	13
Ventas debt repaid with proceeds from its February 2011 equity issuance	(3)	(19)
Net adjustment allocated for the acquired capital lease obligations	(1)	(5)

Pro forma adjustment to interest	$(11)	$(47)

  (Y)
  Based on the preliminary purchase price allocation, Ventas expects to allocate $609 million to land and $2.5 billion to buildings and improvements. Depreciation expense is calculated on a straight-line basis based on Ventas's purchase price allocation and using a 35-year life for buildings and permanent structural improvements, a five-year life for furniture and equipment and a 10-year life for land improvements. Additionally, Ventas's purchase price allocation includes $101 million of acquired in-place lease intangibles, which will be amortized over the average remaining life of these leases (approximately one year). Further, the adjustment reflects the elimination of historical depreciation expense related to assets Ventas is not acquiring.

  (Z)
  Reflects adjustments to eliminate historical expenses of Atria and One Lantern attributable to assets or liabilities that Ventas is not acquiring or assuming as part of the acquisition, offset by the 5% management fee Ventas will be paying to Atria for management services related to the acquired communities.

  (AA)
  Reflects the issuance of 24.96 million shares of Ventas common stock upon consummation of the Atria and One Lantern acquisition and Ventas's February 2011 equity issuance of 5.6 million shares.

VENTAS, INC.

NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 4—ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Continued)

  (BB)
  Reflects the net amortization of above and below market lease intangibles recorded by Ventas as a result of the NHP acquisition and the elimination of certain intercompany activity between Atria, One Lantern and NHP.

  (CC)
  Reflects the net amortization of above and below market lease intangibles recorded by Ventas as a result of the NHP acquisition and the elimination of NHP's historical amortization related to above and below market lease intangibles.

  (DD)
  Reflects adjustments to eliminate revenues and expenses of NHP attributable to assets or liabilities that Ventas is not acquiring or assuming as part of the acquisition and the elimination of certain intercompany activity between Atria, One Lantern and NHP.

  (EE)
  Represents the following adjustments (in millions):

	For the Three Months Ended March 31, 2011	For the Year Ended December 31, 2010
Fair market value of debt adjustment allocated for the acquisition	$(7)	$(27)
Elimination of historical interest expense related to NHP deferred financing fees	(1)	(4)
Elimination of interest expense from a promissory note between Atria and NHP	—	(1)
Elimination of Atria and One Lantern capital lease obligation interest	(2)	(10)
Additional interest on borrowings on unsecured revolving credit facility	1	4

Pro forma adjustment to interest	$(9)	$(38)

  (FF)
  Based on the preliminary purchase price allocation, Ventas expects to allocate $1.3 billion to land and $5.7 billion to buildings and improvements. Depreciation expense is calculated on a straight-line basis based on Ventas's purchase price allocation and using an average 34-year life for buildings and permanent structural improvements, a five-year life for furniture and equipment, an average eight-year life for land improvements and an average four-year life for tenant improvements. Additionally, Ventas's purchase price allocation includes $261 million of in-place acquired lease intangibles, which will be amortized over the average remaining life of these leases. Further, the adjustment reflects the elimination of certain intercompany activity between Atria, One Lantern and NHP.

  (GG)
  Reflects the adjustment to record the estimated increase over NHP's historical income related to the various joint venture entities as a result of the preliminary estimated fair value

VENTAS, INC.

NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 4—ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Continued)

    for the assets and liabilities acquired that will be depreciated and amortized over the estimated remaining useful life.

  (HH)
  Reflects the conversion of NHP common stock to Ventas common stock at the exchange ratio of 0.7866.

  (II)
  Reflects adjustments to eliminate the historical tax benefit of Atria, offset by the estimated tax benefit Ventas expects to recognize due to the acquisition.

  (JJ)
  Reflects adjustment to eliminate gains and expenses of NHP attributable to transactions that would not have occurred had the acquisition closed on January 1, 2010.

VENTAS, INC.

NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 5—FUNDS FROM OPERATIONS AND NORMALIZED FUNDS FROM OPERATIONS

        Ventas's historical and pro forma FFO and normalized FFO for the three months ended March 31, 2011 and the year ended December 31, 2010 are summarized as follows (in thousands):

VENTAS, INC.

UNAUDITED PRO FORMA FFO AND NORMALIZED FFO

For the three months ended March 31, 2011

(In thousands, except per share amounts)

	Ventas Historical	Atria Historical(A)	One Lantern Historical(B)	Atria and One Lantern Acquisition Adjustments(C)	Ventas Pro Forma for the Atria and One Lantern Acquisition	NHP Historical(D)	NHP 2011 Transactions Adjustments(V)	Pro Forma for NHP 2011 Transactions	NHP Acquisition Adjustments(E)	Total Pro Forma
Income (loss) from continuing operations attributable to common stockholders	$48,984	$(4,163)	$(5,522)	$10,759	$50,058	$39,811	$142	$39,953	$(11,772)	$78,239
Discontinued operations	—	—	—	—	—	10,740	—	10,740	(10,740)	—

Net income (loss) attributable to common stockholders	48,984	(4,163)	(5,522)	10,759	50,058	50,551	142	50,693	(22,512)	78,239
Adjustments:
Real estate depreciation and amortization	51,173	13,497	6,004	1,733	72,407	38,573	268	38,841	24,849	136,097
Real estate depreciation and amortization related to noncontrolling interest	(204)	—	—	—	(204)	(325)	—	(325)	(1,242)	(1,771)
Real estate depreciation and amortization related to unconsolidated entities	1,035	—	—	—	1,035	1,182	—	1,182	111	2,328
Gain on sale of real estate assets	—	—	—	—	—	(11,078)	—	(11,078)	11,078	—

FFO	100,988	9,334	482	12,492	123,296	78,903	410	79,313	12,284	214,893
Adjustments:
Income tax benefit	(3,197)	(667)	—	667	(3,197)	—	—	—	—	(3,197)
Loss on extinguishment of debt	16,520	—	—	—	16,520	—	—	—	—	16,520
Merger-related expenses and deal costs	6,449	—	—	—	6,449	5,097	—	5,097	—	11,546
Loss on interest rate swap	—	—	2,040	—	2,040	—	—	—	—	2,040
Amortization of other intangibles	256	—	—	—	256	—	—	—	—	256

Normalized FFO	$121,016	$8,667	$2,522	$13,159	$145,364	$84,000	$410	$84,410	$12,284	$242,058

VENTAS, INC.

NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 5—FUNDS FROM OPERATIONS AND NORMALIZED FUNDS FROM OPERATIONS (Continued)

        Ventas's historical and pro forma FFO and normalized FFO per diluted share outstanding for the three months ended March 31, 2011 follows (in thousands, except per share amounts)(1):

	Ventas Historical	Ventas Pro Forma for the Atria and One Lantern Acquisition	NHP Historical(D)	Total Pro Forma
Income from continuing operations attributable to common stockholders	$0.30	$0.26	$0.31	$0.27
Discontinued operations	—	—	0.08	—

Net income attributable to common stockholders	0.30	0.26	0.39	0.27
Adjustments:
Real estate depreciation and amortization	0.32	0.38	0.30	0.47
Real estate depreciation related to noncontrolling interest	0.00	—	0.00	(0.01)
Real estate depreciation and amortization related to unconsolidated entities	0.01	0.01	0.01	0.01
Gain on sale of real estate assets	—	—	(0.09)	—

FFO	0.62	0.65	0.61	0.74
Adjustments:
Income tax benefit	(0.02)	(0.02)	—	(0.01)
Loss on extinguishment of debt	0.10	0.09	—	0.06
Merger-related expenses and deal costs	0.04	0.03	0.04	0.04
Loss on interest rate swap	—	0.01	—	0.01
Amortization of other intangibles	0.00	—	—	—

Normalized FFO	$0.75	$0.77	$0.65	$0.83

Dilutive shares outstanding used in computing FFO and normalized FFO per common share	162,023	189,084	129,129	292,191

(1)
Per share amounts may not add due to rounding.

VENTAS, INC.

NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 5—FUNDS FROM OPERATIONS AND NORMALIZED FUNDS FROM OPERATIONS (Continued)

VENTAS, INC.

UNAUDITED PRO FORMA FFO AND NORMALIZED FFO

For the year ended December 31, 2010

(In thousands, except per share amounts)

	Ventas Historical	Ventas 2010 Transactions Adjustments(V)	Pro Forma for Ventas 2010 Transactions	Atria Historical(A)	One Lantern Historical(B)	Atria and One Lantern Acquisition Adjustments(C)	Ventas Pro Forma for the Atria and One Lantern Acquisition	NHP Historical(D)	NHP 2010 and 2011 Transactions Adjustments(V)	Pro Forma for NHP 2010 and 2011 Transactions	NHP Acquisition Adjustments(E)	Total Pro Forma
Income (loss) from continuing operations attributable to common stockholders	$218,370	$(6,866)	$211,504	$(20,985)	$(27,212)	$(22,831)	$140,476	$138,867	$22,752	$161,619	$(47,314)	$254,781
Discontinued operations	27,797	(2,556)	25,241	—	—	—	25,241	4,899	(3,836)	1,063	—	26,304

Net income (loss) attributable to common stockholders	246,167	(9,422)	236,745	(20,985)	(27,212)	(22,831)	165,717	143,766	18,916	162,682	(47,314)	281,085
Adjustments:
Real estate depreciation and amortization	203,966	14,845	218,811	52,138	22,663	111,057	404,669	133,992	25,293	159,285	101,842	665,796
Real estate depreciation and amortization related to noncontrolling interest	(6,217)	—	(6,217)	—	—	—	(6,217)	(1,099)	(2,005)	(3,104)	(2,656)	(11,977)
Real estate depreciation and amortization related to unconsolidated entities	2,367	2,367	4,734	—	—	—	4,734	4,793	—	4,793	878	10,405
Discontinued operations:
Gain on sale of real estate assets	(25,241)	—	(25,241)	—	—	—	(25,241)	(16,948)	—	(16,948)	16,948	(25,241)
Depreciation on real estate assets	464	(464)	—	—	—	—	—	2,352	(1,473)	879	—	879

FFO	421,506	7,326	428,832	31,153	(4,549)	88,226	543,662	266,856	40,731	307,587	69,698	920,947
Adjustments:
Income tax expense (benefit)	2,930	39	2,969	(7,560)	—	(32,303)	(36,894)	—	—	—	—	(36,894)
Loss (gain) on extinguishment of debt	9,791	—	9,791	2	—	(2)	9,791	(75)	—	(75)	75	9,791
Merger-related expenses and deal costs	19,243	—	19,243	—	—	—	19,243	5,118	—	5,118	—	24,361
Loss on interest rate swap	—	—	—	—	16,020	—	16,020	—	—	—	—	16,020
Amortization of other intangibles	511	511	1,022	—	—	—	1,022	—	—	—	—	1,022
Gain on re-measurement of equity interest upon acquisition, net	—	—	—	—	—	—	—	(620)	—	(620)	—	(620)
Impairments	—	—	—	—	—	—	—	15,006	—	15,006	—	15,006

Normalized FFO	$453,981	$7,876	$461,857	$23,595	$11,471	$55,921	$552,844	$286,285	$40,731	$327,016	$69,773	$949,633

VENTAS, INC.

NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 5—FUNDS FROM OPERATIONS AND NORMALIZED FUNDS FROM OPERATIONS (Continued)

        Ventas's historical and pro forma FFO and normalized FFO per diluted share outstanding for the year ended December 31, 2010 follows (in thousands, except per share amounts)(1):

	Ventas Historical	Ventas Pro Forma for the Atria and One Lantern Acquisition	NHP Historical(D)	Total Pro Forma
Income from continuing operations attributable to common stockholders	$1.39	$0.75	$1.12	$0.87
Discontinued operations	0.18	0.13	0.04	0.09

Net income attributable to common stockholders	1.56	0.88	1.15	0.96
Adjustments:
Real estate depreciation and amortization	1.29	2.15	1.08	2.29
Real estate depreciation related to noncontrolling interest	(0.04)	(0.03)	(0.01)	(0.04)
Real estate depreciation and amortization related to unconsolidated entities	0.02	0.03	0.04	0.04
Discontinued operations:
Gain on sale of real estate assets	(0.16)	(0.13)	(0.14)	(0.09)
Depreciation on real estate assets	0.00	—	0.02	0.00

FFO	2.67	2.89	2.14	3.16
Adjustments:
Income tax expense (benefit)	0.02	(0.20)	—	(0.13)
Loss on extinguishment of debt	0.06	0.05	0.00	0.03
Merger-related expenses and deal costs	0.12	0.10	0.04	0.08
Loss on interest rate swap	—	0.09	—	0.05
Amortization of other intangibles	0.00	0.01	—	0.00
Gain on re-measurement of equity interest upon acquisition, net	—	—	0.00	0.00
Impairments	—	—	0.12	0.05

Normalized FFO	$2.88	$2.94	$2.30	$3.26

Dilutive shares outstanding used in computing FFO and normalized FFO per common share	157,657	188,179	124,514	291,286

(1)
Per share amounts may not add due to rounding.

        Pro forma FFO and normalized FFO are presented for information purposes only, and were based on available information and assumptions that the Company's management believes to be reasonable; however, they are not necessarily indicative of what Ventas's FFO or normalized FFO actually would have been assuming the transactions had occurred as of the dates indicated.

VENTAS, INC.

NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 5—FUNDS FROM OPERATIONS AND NORMALIZED FUNDS FROM OPERATIONS (Continued)

        Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values, instead, have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. To overcome this problem, Ventas considers FFO and normalized FFO appropriate measures of operating performance of an equity REIT. Further, Ventas believes that normalized FFO provides useful information because it allows investors, analysts and Ventas management to compare Ventas's operating performance to the operating performance of other real estate companies and between periods on a consistent basis without having to account for differences caused by unanticipated items. Ventas uses the NAREIT definition of FFO. NAREIT defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. Ventas defines "normalized FFO" as FFO excluding the following items (which may be recurring in nature): (a) gains and losses on the sales of real property assets; (b) merger-related costs and expenses, including amortization of intangibles and transition and integration expenses, and deal costs and expenses, including expenses and recoveries, if any, relating to the Company's lawsuit against HCP, Inc.; (c) the impact of any expenses related to asset impairment and valuations allowances, the write-off of unamortized deferred financing fees, or additional costs, expenses, discounts, make-whole payments, penalties or premiums incurred as a result of early retirement or payment of the Company's debt; (d) the non-cash effect of income tax benefits or expenses; (e) the impact of future unannounced acquisitions or divestitures (including pursuant to tenant options to purchase) and capital transactions; (f) gains and losses for the non-operational hedge agreements; and (g) any gains or losses on re-measurement of equity interests upon acquisition.

        FFO and normalized FFO presented herein are not necessarily identical to FFO and normalized FFO presented by other real estate companies due to the fact that not all real estate companies use the same definitions. FFO and normalized FFO should not be considered as alternatives to net income (determined in accordance with GAAP) as indicators of Ventas's financial performance or as alternatives to cash flow from operating activities (determined in accordance with GAAP) as measures of Ventas's liquidity, nor is FFO and normalized FFO necessarily indicative of sufficient cash flow to fund all of Ventas's needs. Ventas believes that in order to facilitate a clear understanding of Ventas's consolidated historical operating results, FFO and normalized FFO should be examined in conjunction with net income as presented in the Unaudited Pro Forma Condensed Consolidated Financial Statements.

COMPARATIVE STOCK PRICES AND DIVIDENDS

        Ventas common stock and NHP common stock are traded on the NYSE under the symbols "VTR" and "NHP", respectively. The following table presents trading information for Ventas common stock and NHP common stock on February 25, 2011, the last trading day before the execution of the merger agreement, and May 12, 2011, the latest practicable trading day before the date of this joint proxy statement/prospectus.

	VTR Common Stock			NHP Common Stock
Date	High	Low	Close	High	Low	Close
February 25, 2011	$57.24	$56.34	$57.19	$38.96	$38.09	$38.96
May 12, 2011	$55.49	$54.61	$55.33	$43.51	$42.63	$43.49

        For illustrative purposes, the following table provides NHP equivalent per share information on each of the specified dates. NHP equivalent per share amounts are calculated by multiplying Ventas per share amounts by the exchange ratio of 0.7866.

	VTR Common Stock			NHP Equivalent Per Share
Date	High	Low	Close	High	Low	Close
February 25, 2011	$57.24	$56.34	$57.19	$45.02	$44.32	$44.99
May 12, 2011	$55.49	$54.61	$55.33	$43.65	$42.96	$43.52

Market Prices and Dividend Data

        The following tables set forth the high and low sales prices of Ventas common stock and NHP common stock as reported on the NYSE, and the quarterly cash dividends declared per share, for each of the quarterly periods indicated.

Ventas

	High	Low	Dividend
2009
First Quarter	$33.49	$19.13	$0.5125
Second Quarter	32.40	21.66	0.5125
Third Quarter	40.23	27.41	0.5125
Fourth Quarter	44.91	36.19	0.5125
2010
First Quarter	$49.24	$40.36	$0.535
Second Quarter	50.33	43.14	0.535
Third Quarter	53.89	45.77	0.535
Fourth Quarter	56.20	48.53	0.535
2011
First Quarter	$57.45	$50.98	$0.575
Second Quarter (through May 12, 2011)	57.08	53.31	0.575

NHP

	High	Low	Dividend
2009
First Quarter	$28.81	$18.16	$0.44
Second Quarter	28.38	21.46	0.44
Third Quarter	33.79	24.23	0.44
Fourth Quarter	35.92	29.73	0.44
2010
First Quarter	$36.82	$31.43	$0.44
Second Quarter	37.33	30.91	0.45
Third Quarter	39.94	34.34	0.46
Fourth Quarter	41.48	33.55	0.47
2011
First Quarter	$44.05	$35.62	$0.48
Second Quarter (through May 12, 2011)	44.59	41.63	0.48

DESCRIPTION OF VENTAS CAPITAL STOCK

        The following discussion is a summary of the terms of the capital stock of Ventas and should be read in conjunction with "Comparison of Rights of Ventas Stockholders and NHP Stockholders" beginning on page 125. This summary is not meant to be complete and is subject to and is qualified in its entirety by reference to the relevant provisions of Delaware law and Ventas's organizational documents. You are urged to read those documents carefully. Copies of the Ventas charter and the fourth amended and restated bylaws of Ventas, which we refer to as the Ventas bylaws, are incorporated by reference into this joint proxy statement/prospectus as exhibits to the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, and will be sent to Ventas and NHP stockholders upon request. See "Where You Can Find More Information" beginning on page 138.

Authorized Capital Stock

        The Ventas charter provides that Ventas may issue up to 310,000,000 shares of capital stock, consisting of up to 300,000,000 shares of common stock, par value $0.25 per share, and up to 10,000,000 shares of preferred stock, par value $1.00 per share. As of May 13, 2011, 188,080,247 shares of Ventas common stock were issued and outstanding and no shares of Ventas preferred stock were outstanding. If the proposed charter amendment is adopted, upon filing of the charter amendment with the Secretary of State of Delaware, the total number of authorized shares of Ventas capital stock will be increased from 310,000,000 to 610,000,000, the total number of authorized shares of Ventas common stock will be increased from 300,000,000 to 600,000,000 and the total number of authorized shares of Ventas preferred stock will remain at 10,000,000 shares. Ventas may issue additional shares of common stock from time to time in acquisitions and other transactions.

        All outstanding shares of Ventas common stock are, and the shares of Ventas common stock to be issued in connection with the merger will be, duly authorized, fully paid and non-assessable.

Description of Ventas Common Stock

        Subject to the preferential rights of any other shares of capital stock and to certain provisions of the Ventas charter, holders of shares of common stock are entitled to receive distributions if, as and when authorized and declared by the Ventas board of directors out of assets legally available therefor and to share ratably in Ventas's assets legally available for distribution to Ventas stockholders in the event of liquidation, dissolution or winding-up of Ventas after payment of, or adequate provision for, all of Ventas's known debts and liabilities. Ventas currently expects to continue to make quarterly distributions, and from time to time it may make additional distributions.

        Holders of shares of Ventas common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote. Holders of shares of Ventas common stock have no conversion, sinking fund, redemption or preemptive rights to subscribe for any of Ventas securities. Subject to certain provisions of the Ventas charter, shares of Ventas common stock have equal distribution, liquidation and other rights.

Certain Anti-Takeover Provisions

        In order to preserve Ventas's ability to maintain REIT status, the Ventas charter provides that if a person acquires beneficial ownership of more than 9% of the outstanding shares of Ventas common stock, the shares that are beneficially owned in excess of such 9% limit are considered to be "excess shares." Excess shares are automatically deemed transferred to a trust for the benefit of a charitable institution or other qualifying organization selected by the Ventas board of directors. The trust is entitled to all dividends with respect to the excess shares and the trustee may exercise all voting power over the excess shares. Ventas has the right to buy the excess shares for a purchase price equal to the lesser of (1) the price per share in the transaction that created the excess shares, or (2) the market price on the date Ventas buys the shares, and it may defer payment of the purchase price for up to five years. If Ventas does not purchase the excess shares, the trustee of the trust is required to transfer the excess shares at the direction of the Ventas board of directors. The owner of the excess shares is entitled to receive the lesser of the proceeds from the sale of the excess shares or the original purchase price for such excess shares, and any additional amounts are payable to the beneficiary of the trust. Ventas's board of directors may grant waivers from the excess share limitations.

Transfer Agent and Registrar

        The transfer agent and registrar for Ventas common stock is Wells Fargo Bank, National Association.

New York Stock Exchange Listing

        Ventas common stock is listed and traded on the NYSE under the symbol "VTR." It is a condition to the completion of the merger that the shares of Ventas common stock to be issued in connection with the merger be approved for listing on the NYSE, subject to official notice of issuance.

COMPARISON OF RIGHTS OF VENTAS STOCKHOLDERS
AND NHP STOCKHOLDERS

        If the merger is consummated, stockholders of NHP will become stockholders of Ventas. The rights of Ventas stockholders are governed by and subject to the provisions of Delaware law and the charter and bylaws of Ventas, rather than the provisions of Maryland law and the charter and bylaws of NHP. The following is a summary of the material differences between the rights of holders of Ventas common stock and the rights of holders of NHP common stock, but does not purport to be a complete description of those differences or a complete description of the terms of the Ventas common stock subject to issuance in connection with the merger. The following summary is qualified in its entirety by reference to the relevant provisions of (i) Delaware law, (ii) Maryland law, (iii) the Ventas charter, (iv) the Articles of Restatement of NHP, which we refer to as the NHP charter, (v) the Ventas bylaws, (vi) the amended and restated bylaws of NHP, which we refer to as the NHP bylaws, and (vii) the description of Ventas common stock contained in Ventas's Form 8-A filed with the Commission on January 23, 1992, and any amendment or report filed with the SEC for the purpose of updating such description.

        This section does not include a complete description of all differences among the rights of Ventas stockholders and NHP stockholders, nor does it include a complete description of the specific rights of such holders. Furthermore, the identification of some of the differences in the rights of such holders as material is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of Delaware law and Maryland law, as well as the governing corporate instruments of each of Ventas and NHP, copies of which are available, without charge, to any person, including any beneficial owner to whom this joint proxy statement/prospectus is delivered, by following the instructions listed under "Where You Can Find More Information," beginning on page 138.

Authorized Capital Stock

Ventas

        Ventas is currently authorized under the Ventas charter to issue up to 310,000,000 shares of capital stock, consisting of up to 300,000,000 shares of common stock, $0.25 par value per share, and up to 10,000,000 shares of preferred stock, $1.00 par value per share. If the proposed charter amendment is approved, upon filing of the charter amendment with the Secretary of State of Delaware, the total number of authorized shares of Ventas capital stock will be increased from 310,000,000 to 610,000,000, the total number of authorized shares of Ventas common stock will be increased from 300,000,000 to 600,000,000, and the total number of authorized shares of Ventas preferred stock will remain at 10,000,000 shares.

        Common Stock.    Under the Ventas charter, each share of Ventas common stock, including those to be issued in connection with the merger, entitles the holder thereof to one vote per share on all matters duly submitted to stockholders for their vote or consent.

        Preferred Stock.    Under the Ventas charter, the Ventas board of directors is authorized, without stockholder action, to issue preferred stock from time to time and to establish the designations, preferences and relative, optional or other special rights and qualifications, limitations and restrictions thereof, as well as to establish and fix variations in the relative rights as between holders of any one or more series thereof. As of May 13, 2011, there were no shares of Ventas preferred stock outstanding.

NHP

        NHP is authorized under the NHP charter to issue an aggregate of 205,000,000 shares of capital stock, consisting of 200,000,000 shares of common stock, $0.10 par value per share, and 5,000,000 shares of preferred stock, $1.00 par value per share.

        Common Stock.    Under the NHP charter, the holders of NHP common stock are entitled to one vote per share on all matters duly submitted to stockholders for their vote or consent.

        Preferred Stock.    Under the NHP charter and subject to limitations prescribed by Maryland law, the NHP board of directors is authorized, without stockholder action, to issue preferred stock, which we refer to as NHP preferred stock. NHP preferred stock may be issued by the NHP board of directors from time to time in one or more series, each of which is to have the powers, preferences and relative rights and qualifications, limitations or restrictions as are stated in the NHP charter or related articles supplementary. As of May 13, 2011, there were no shares of NHP preferred stock outstanding.

Cumulative Voting and Election of Directors

        Neither holders of Ventas common stock nor holders of NHP common stock have the right to cumulate their votes with respect to the election of directors.

Ventas

        Each Ventas director is elected by a majority of votes cast, which means that the number of votes cast "for" a director's election must exceed the number of votes cast "against" that director's election (with abstentions and broker non-votes not counted as a vote cast either "for" or "against" that director's election) unless the election is contested, in which case directors are elected by the vote of a plurality of the shares entitled to vote and present or represented by proxy at the meeting.

NHP

        A plurality of all the votes cast at a meeting of stockholders at which a quorum is present is sufficient to elect an NHP director.

Size of the Board of Directors

Ventas

        Under the Ventas charter, the number of directors of Ventas is fixed in the manner described in the Ventas bylaws. The Ventas bylaws currently provide that the number of directors shall not be less than three nor more than 11, as determined by the board. There are currently nine directors serving on the Ventas board of directors. Following the closing date of the Atria Acquisition, a representative of LREP will join the Ventas board of directors. Upon the consummation of the merger, three NHP directors, including Douglas M. Pasquale, will join the Ventas board of directors. In connection with the merger, the Ventas bylaws will be amended to increase the maximum number of directors allowed to serve on the Ventas board of directors.

NHP

        The NHP charter and bylaws provide that the NHP board of directors may establish the number of directors of the company as long as the number is not less than five. The number of directors is fixed by the NHP board of directors from time to time. There are currently eight directors serving on the NHP board of directors.

 Staggered Boards and Term of Directors

Ventas

        Ventas directors are not divided into classes and hold office until the next annual meeting of stockholders or until their earlier resignation, removal from office or death.

NHP

        The NHP charter divides the NHP board of directors into three classes, each having three-year terms that expire in successive years. As the term of each class expires, stockholders elect directors in that class for a term of three years and until their successors are duly elected and qualified. The directors in the other two classes continue in office, serving the remaining portion of their respective three-year term.

Removal of Directors

Ventas

        The Ventas bylaws provide that any director or the entire Ventas board of directors may be removed with or without cause, at any time, by the affirmative vote of the holders of record of a majority of the outstanding shares of stock entitled to vote in the election of directors, at a special meeting of the stockholders called for that purpose.

NHP

        The NHP charter provides that a director may be removed by the vote or written consent of the holders of at least two-thirds of the outstanding shares entitled to vote in the election of directors. Under Section 2-406(b)(3) of Maryland law, a director may not be removed without cause.

Vacancies on the Board of Directors

Ventas

        The Ventas bylaws provide that if any vacancy occurs on the Ventas board of directors for any reason, including, but not limited to, the resignation, removal or death of a director or an increase in the number of authorized directors, a majority of the directors remaining in office, although less than a quorum, may elect a successor for the unexpired term and until his or her successor is elected and qualified.

NHP

        The NHP bylaws provide that a majority of the directors remaining on the NHP board of directors may fill any vacancy, other than a vacancy caused by removal, even if the remaining directors do not constitute a quorum. The NHP stockholders entitled to vote for the election of directors at an annual or special meeting of NHP stockholders may fill a vacancy resulting from the removal of a director.

Standard of Conduct for Directors

Ventas

        With respect to Ventas, under Delaware law, the standards of conduct for directors have developed through written opinions of the Delaware courts in cases decided by them. Generally, directors of a Delaware corporation are subject to a duty of loyalty, a duty of care and a duty of candor to the corporation's stockholders. The duty of loyalty requires directors to refrain from self-dealing. According to the Delaware Supreme Court, the duty of care requires "directors in managing the corporate affairs to use that amount of care which ordinarily careful and prudent men would use in similar circumstances," and the duty of candor requires directors "to disclose fully and fairly all material information within the board's control when it seeks stockholder action." Later case law has established "gross negligence" as the test for breach of the standard for the duty of care in the process of decision-making by directors.

NHP

        With respect to NHP, the standard of conduct for directors is set forth in Section 2-405.1(d)-(g) of Maryland law, which requires that a director of a Maryland corporation perform his or her duties in good faith with a reasonable belief that the director's actions are in the best interests of the corporation and with the care of an ordinarily prudent person in a like position under similar circumstances. Maryland law provides that a director is presumed to satisfy this standard of conduct.

Amendment of Charter and Bylaws

Ventas

        The affirmative vote of the holders of a majority of the outstanding shares entitled to vote is required to amend the Ventas charter, according to Delaware law. Under Delaware law, the holders of the outstanding shares of a class is entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but will not so affect the entire class, then only the shares of the series so affected by the amendment are considered a separate class for the purposes of this provision. Additionally, the Ventas charter provides that the provisions on "Restrictions of Ownership and Transfer; Designation of Excess Shares" contained in Article IX of the Ventas charter may be amended only by the affirmative vote of the holders of not less than two-thirds of the votes entitled to be cast by the holders of shares entitled to vote generally in the election of directors.

        The Ventas bylaws may be amended (i) by the affirmative vote of the holders of at least 66 2/3% of the voting power of all shares entitled to vote in the election of directors or (ii) by action of the board of directors at a regular or special meeting thereof. Any bylaws made by the Ventas board of directors may be amended or repealed by action of the stockholders at any annual or special meeting of stockholders.

NHP

        The NHP charter may be amended only if the amendment is declared advisable by the NHP board of directors and approved by NHP stockholders by the affirmative vote of the holders of at least two-thirds of the shares entitled to vote on the amendment. However, the provisions relating to (i) business combinations, (ii) board of directors classification and removal and (iii) redemption, as described, respectively, in Sections 2, 3 and 4 of Article V of the NHP charter, may be amended only with the affirmative vote of the holders of at least 90% of the shares entitled to vote on the amendment.

        The NHP bylaws may be amended by the affirmative vote of (i) the holders of a majority of the outstanding NHP shares entitled to vote on the amendment or (ii) a majority of the NHP board of directors, except that the NHP board of directors cannot amend the provisions relating to the number of independent directors, approval of transactions by independent directors, duties of independent directors and composition of the investment committee as described, respectively, in Sections 2, 12 and 13 of Article III and Section 4 of Article IV of the NHP bylaws.

Stockholder Action Without a Meeting

Ventas

        The Ventas charter and bylaws provide that action may be taken without a meeting of Ventas stockholders, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of 80% of the outstanding Ventas shares entitled to vote. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent must be given to those stockholders who have not consented in writing.

NHP

        The NHP bylaws provide that any action to be taken by the stockholders other than the election of directors may be taken without a meeting, if, and only if, prior to such action, all stockholders entitled to vote thereon consent in writing to such action being taken.

Special Stockholder Meetings

Ventas

        Under the Ventas bylaws, special meetings of stockholders, unless otherwise prescribed by statute, may be called at any time only by the Ventas board of directors or the chairman of the Ventas board of directors.

NHP

        Under the NHP bylaws, special meetings can be called by the chairman of the NHP board of directors, the Chief Executive Officer, the President or by a majority of the NHP board of directors. A special meeting may also be called by the Secretary upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

Stockholder Proposals

Ventas

        The Ventas bylaws allow stockholders to submit business or a proposal (including but not limited to, the nomination of any person for election as a director). To be properly brought before an annual meeting of stockholders, the stockholder must have given timely notice thereof in writing to Ventas's Secretary. To be timely, a stockholder's notice must be delivered to or mailed and received at Ventas's principal executive offices not earlier than 150 nor later than 120 days prior to the first anniversary of the date of the preceding year's annual meeting; provided, however, that if the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year's annual meeting or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than 150 days prior to the date of the annual meeting nor later than either 120 days prior to the date of such annual meeting or 10 days following the day on which public announcement of the date of such meeting is first made. The public announcement of a postponement or adjournment of an annual meeting will not commence a new time period for the giving of a stockholder's notice as described above. For a stockholder seeking to nominate a candidate for director, the notice must describe various matters regarding the nominee, including name, address, occupation and number of shares held, and other specified matters. For a stockholder seeking to propose other business, the notice must include a description of the proposed business, the reasons for the proposal and other specified matters.

NHP

        Under the NHP bylaws, for nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary and such other business must otherwise be a proper matter for action by the stockholders. To be timely, a stockholder's notice must be delivered to NHP's Secretary at NHP's principal executive office not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of mailing of the notice for the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year's annual meeting, notice by the stockholder to be timely must be so delivered not earlier than 150 days prior to the date of the annual meeting and not later than the later of 120 days prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The public announcement of a postponement or adjournment of an annual meeting will not commence a new time period for the giving of a stockholder's notice as described above. For a stockholder seeking to nominate a candidate for director, the notice must describe various matters regarding the nominee, including name, address, occupation and number of shares held, and other specified matters. For a stockholder seeking to propose other business, the notice must include a description of the proposed business, the reasons for the proposal and other specified matters.

Limitation of Liability of Directors and Officers

Ventas

        As permitted by Delaware law, the Ventas charter provides that the directors of Ventas will not be personally liable to Ventas or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for a breach of a director's duty of loyalty to Ventas or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Delaware law, or (iv) for any transaction from which a director derived an improper personal benefit.

NHP

        The NHP charter provides that the liability of NHP directors and officers for money or other damages is limited to the fullest extent permitted by Maryland law. Therefore, NHP directors and officers shall have no liability for money or other damages except to the extent that (i) it is proven that the director or officer actually received an improper benefit or profit, or (ii) a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the action, or failure to act, of the director or officer, was the result of active and deliberate dishonesty, and was material to the cause of action.

Indemnification

Ventas

        To the fullest extent authorized by Delaware law, the Ventas charter provides that Ventas will indemnify any person who was or is made a party to or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative because he or she is or was one of Ventas's directors or officers, or is or was serving at Ventas's request as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, liabilities and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by him or her in connection with such proceeding.

        In Delaware, indemnification is mandatory where a present or former director or officer has been successful on the merits or otherwise in any suit or matter covered by the indemnification statute (Section 145(c) of Delaware law). It covers expenses (including attorney's fees) actually and reasonably incurred by the director or officer in the matter. Permissive indemnification (Section 145(a), (b) and (d) of Delaware law) is authorized upon a determination that the corporate representative has met the applicable standard of conduct required, i.e., that he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and that, with respect to any criminal proceeding, he had no reason to believe his conduct was unlawful.

        Additionally, Ventas may provide by action of its board of directors through agreement, resolution or by a provision in its bylaws, indemnification of its employees and agents with substantially the same scope and effect as the indemnification provided for directors and officers. Expenses incurred by such a person in his or her capacity as one of Ventas's directors or officers (and not in any other capacity in which service was or is rendered by such person while a director or officer) in defending a proceeding may be paid by Ventas in advance of the final disposition of such proceeding as authorized by the Ventas board of directors in a specific case upon receipt of an undertaking by or on behalf of that person to repay such amounts unless it is ultimately determined that such person is entitled to be indemnified by Ventas as authorized by Delaware law. Expenses incurred by a person in any capacity other than one of Ventas's officers or directors may be paid in advance of the final disposition of a proceeding on such terms and conditions, if any, as the Ventas board of directors deems appropriate.

NHP

        The NHP charter and bylaws provide for indemnification of NHP officers and directors against liabilities to the fullest extent permitted by Maryland law, as amended from time to time. Under Maryland law, a corporation may indemnify any director or officer made a party to any proceeding by reason of service as a director or officer unless it is established that (i) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or (ii) such person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by, or in the right of, the corporation, indemnification is not permitted with respect to any proceeding in which the director or officer had been adjudged to be liable to the corporation unless approved by a court (except where the individual is adjudged to be liable on the basis of improper receipt of a personal benefit). The termination of any proceeding by conviction, upon a plea of nolo contendere or its equivalent or upon an entry of an order of probation prior to judgment creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director or officer failed to meet the requisite standard of conduct for permitted indemnification. Unless limited by the charter, if a director or officer has been successful, on the merits or otherwise, in the defense of any such proceeding, or in the defense of any claim, issue or matter in the proceeding, such director or officer must be indemnified by the corporation for his or her reasonable expenses, including attorney's fees incurred in such defense. Whether or not director or officer has met the standard of care described above, a court may order such indemnification as it shall deem proper.

 Dividends

Ventas

        With respect to Ventas, under Delaware law, dividends may be declared by the board of directors of a corporation and paid out of surplus, and, if no surplus is available, out of any net profits for the then current fiscal year or the preceding fiscal year, or both, provided that such payment would not reduce capital below the amount of capital represented by all classes of outstanding stock having a preference as to the distribution of assets upon liquidation of the corporation. Ventas's charter provides that, after the requirements regarding preferential dividends or amounts are met for any series of preferred stock entitled to them, holders of Ventas common stock are entitled to dividends or distributions, if any, as may be declared from time to time by the Ventas board of directors.

NHP

        With respect to NHP, Maryland law permits a corporation, subject to any restriction in its charter, to make any distribution authorized by the board of directors unless, after the distribution, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation's total assets would be less than the sum of its total liabilities, plus the amount that would be needed if the corporation were dissolved at the time of the distribution to satisfy senior liquidation preferences. In determining whether a distribution is permitted, the board of directors may rely either on (i) financial statements prepared on the basis of accounting practices and principles that are reasonable under the circumstances or (ii) a fair valuation or other method that is reasonable under the circumstances. In addition, the corporation is permitted to make a distribution so long as the distribution is made from (i) the net earnings of the corporation for the fiscal year in which the distribution is made, (ii) its net earnings for the preceding fiscal year or (iii) the sum of its net earnings for the preceding eight fiscal quarters.

Stockholder Rights; Stockholder Lists

Ventas

        With respect to Ventas, under Delaware law, any stockholder may for any proper purpose, inspect a corporation's stock ledger, a list of its stockholders and its other books and records, and may make copies of and extracts from the record. A stockholder may exercise this right only upon written demand under oath. The inspection must occur during regular business hours. The Ventas bylaws provide that at least 10 days before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting shall be open to the examination of any stockholder, for any purpose germane to the meeting. The Ventas bylaws also require that the list be produced and kept at the time and place of the meeting during the whole time thereof, and the list may be inspected by any stockholder who is present at the meeting.

NHP

        With respect to NHP, pursuant to Maryland law, one or more persons who together are and have been stockholders of record of a corporation for at least six months and in total hold at least 5% of the outstanding stock of any class may inspect and copy the corporation's books of account and stock ledger, request a written statement of the corporation's affairs and request a list of the corporation's stockholders. In addition, any stockholder of a Maryland corporation may (i) inspect and copy the bylaws, minutes of the proceedings of stockholders, annual statement of affairs, and voting trust agreements and (ii) request the corporation provide a sworn statement showing all stock, as well as any other securities, issued and all consideration received by the corporation during the preceding 12 months.

 Merger Approval

Ventas

        The merger approval procedure in Delaware begins with the adoption of a resolution by the board of directors of each of two or more corporations approving an agreement of merger and declaring the merger advisable (Section 251(b) of Delaware law). This agreement must then be approved by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote at an annual or special meeting of each corporation (Section 251(c) of Delaware law), and no class vote is required unless provided in the certificate of incorporation. Unless otherwise provided in the certificate of incorporation, a stockholder vote is not required in the case of a Delaware corporation surviving a merger if (i) the agreement of merger does not amend in any respect the certificate of incorporation of the corporation, (ii) each share of stock outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger and (iii) either (A) no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the agreement of merger or (B) the authorized and unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the agreement of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan, do not exceed 20% of the shares of common stock of the corporation outstanding immediately prior to the effective date of the merger (Section 251(f) of Delaware law).

NHP

        The merger approval procedure in Maryland begins with the adoption, by the board of directors of each corporation, of a resolution declaring that the proposed merger is advisable and that the merger is to be submitted for consideration at either an annual or special meeting of the stockholders. After notice is given to all of the stockholders stating that the purpose of the meeting will be to consider the proposed merger, the proposed merger must be approved by the affirmative vote of two-thirds of all votes entitled to be cast, unless a different proportion is provided in the charter of the corporation, but not less than a majority. The NHP charter does not provide for a different proportion for merger approval.

Business Combinations

Ventas

        As a Delaware corporation, Ventas is subject to the provisions of Section 203 of Delaware law. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time at which such person became an interested stockholder unless: (i) prior to such time, the board of directors approved either the business combination or transaction in which the stockholder became an interested stockholder; or (ii) upon becoming an interested stockholder, the stockholder owned at least 85% of the corporation's outstanding voting stock other than shares held by directors who are also officers and certain employee benefit plans; or (iii) the business combination is approved by both the board of directors and by holders of at least 66 2/3% of the corporation's outstanding voting stock (at a meeting and not by written consent), excluding shares owned by the interested stockholder. For these purposes, a "business combination" includes mergers, asset sales and other similar transactions with an "interested stockholder," and "interested stockholder" means a stockholder that, together with its affiliates and associates, owns (or, under certain circumstances, has owned within the prior three years) more than 15% of the outstanding voting stock. Although Section 203 permits a corporation to elect not to be governed by its provisions, Ventas has not made this election.

NHP

        The Maryland Business Combination Act, which we refer to as the MBCA, provides, as a general rule, that, unless an exemption from the MBCA applies, a corporation may not engage in any "business combinations" with an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in certain circumstances specified in the MBCA, an asset transfer or issuance or reclassification of equity securities, liquidation or dissolution plans, and receipt of certain benefits by the interested stockholder. Maryland law defines an "interested stockholder" as (i) any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the company's shares, or (ii) an affiliate of the company who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the company's then outstanding voting stock. A person is not an "interested stockholder" under the business combination provisions of Maryland law if the board of directors approved in advance the transaction by which such person would otherwise have become an interested stockholder. Even if a business combination between a corporation and an interested stockholder is not prohibited by the general rule, it must be recommended by the corporation's board of directors and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of the corporation's voting stock and (b) two-thirds of the votes entitled to be cast by holders of the corporation's voting stock other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if the corporation's common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. None of these provisions of Maryland law will apply, however, to business combinations that are approved or exempted by the corporation's board of directors prior to the time that the interested stockholder becomes an interested stockholder.

        Additionally, the NHP charter contains a supermajority business combination vote requirement. The affirmative vote of the holders of not less than 90% of the outstanding shares of voting stock of NHP is required to approve a business combination of NHP with a greater than 10% shareholder. However, such 90% voting requirement is not applicable if: (i) the NHP board of directors by unanimous vote or written consent expressly approves in advance the acquisition of voting stock or approved the business combination prior to the 10% stockholder becoming a 10% stockholder; or (ii) the business combination is solely between NHP and another corporation, 100% of the voting stock of which is owned directly or indirectly by NHP.

Control Share Acquisitions

Ventas

        None of the Ventas charter, the Ventas bylaws or Delaware law includes a control share acquisition provision.

NHP

        With respect to NHP, Maryland law provides that "control shares" of a corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast, excluding shares owned by an acquiring person, by an officer of the corporation or an employee of the corporation who is also a director of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other voting shares of stock previously acquired by a person, or over which such person is able to directly or indirectly exercise voting power, except solely by revocable proxy, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

  •
  one-tenth or more but less than one-third;

  •
  one-third or more but less than a majority; or

  •
  a majority or more.

        Generally, "control share acquisition" means the acquisition of control shares. A person who has made or proposes to make a control share acquisition may require the board of directors to call a special meeting of stockholders to consider voting rights for the shares if the person agrees to pay the corporation's expenses of the meeting. The meeting must be held within 50 days of demand. If no request for a meeting is made, the corporation may present the question at any stockholders' meeting.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to conditions and limitations, the corporation may redeem any or all of the control shares (unless the charter or bylaws provide otherwise), except those for which voting rights previously have been approved, for fair value. Fair value is determined without regard to the absence of voting rights for control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of control shares are considered and not approved. Unless the charter or bylaws provide otherwise, before a control acquisition has occurred, if voting rights for control shares are approved at a stockholders meeting and the acquiring person becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise the rights of objecting stockholders to receive the fair value of their shares. The fair value of the shares as determined for this purpose may not be less than the highest price per share paid in the control share acquisition. Certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

        The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by its charter or bylaws. The NHP bylaws have exempted any shares of NHP stock that are acquired by Cohen & Steers Capital Management, Inc. or its associates from the application of the control share acquisition statute.

Stockholder Rights Plan

        Neither Ventas nor NHP has in effect a stockholder rights plan.

Appraisal Rights

Ventas

        With respect to Ventas, under Delaware law, stockholders who dissent from a merger or consolidation of the corporation have the right to demand and receive payment of the fair value of their stock, as appraised by the Delaware Chancery Court (Section 262 of Delaware law). Delaware law provides that dissenters' rights are inapplicable (i) to stockholders of a surviving corporation whose vote is not required to approve the merger or consolidation, and (ii) to any class of stock listed on a national securities exchange or designated as a Nasdaq National Market security or held of record by over 2,000 stockholders, unless, in either case, such stockholders are required in the merger to accept in exchange for their shares anything other than (1) shares of the surviving corporation, (2) stock of another corporation which is either listed on a national securities exchange or designated as a Nasdaq National Market security, (3) cash in lieu of fractional shares of such corporations, or (4) or any combination of the above. Neither the Ventas charter nor the Ventas bylaws contains any additional provisions relating to dissenters' rights of appraisal. Holders of Ventas stock may not be entitled to appraisal rights in connection with mergers or consolidations involving Ventas, depending on the consideration payable in connection therewith.

NHP

        With respect to NHP, except for transactions governed by the MBCA described above, no objecting stockholder rights are available if the corporation's shares are listed on a national securities exchange unless stockholders, in exchange for their shares, are receiving cash (other than in lieu of fractional shares), or consideration other than stock or depositary receipts of the successor, in a merger, consolidation or share exchange in which the directors and executive officers were the beneficial owners, in the aggregate, of 5% or more of the outstanding voting stock of the corporation at any time during the prior year and the stock held by the directors and executive officers, or any of them, is converted or exchanged in the transaction for stock of a person, or an affiliate of a person, who is a party to the transaction on terms that are not otherwise available to all holders. This provision does not apply when the directors' and/or executive officers' stock is held in a compensatory plan or arrangement approved by the board of directors and the treatment of the stock in the transaction is approved by the board (Section 3-202(d) of the Maryland law). Neither the NHP charter nor the NHP bylaws contain any additional provisions relating to the rights of objecting stockholders.

Constituency and Related Provisions

Ventas

        None of the Ventas charter, the Ventas bylaws or Delaware law allows the Ventas board of directors to consider the effect of the potential acquisition of control on constituencies other than the corporation and its stockholders, such as employees, suppliers, customers and creditors of the corporation and on communities in which offices or other establishments of the corporation are located.

NHP

        With respect to NHP, under Maryland law, the charter may include a provision permitting the directors, in considering a potential acquisition of control of the corporation, to consider the effect of the potential acquisition on the corporation's stockholders, employees, customers, creditors, suppliers and communities in which offices or other establishments of the corporation are located. Accordingly, directors may reject an offer because of the effect that the acquisition would have on non-stockholder constituencies or accept a lower priced offer that the directors believe is more favorable to all of the corporation's constituencies. The NHP charter does not include such a provision. However, Maryland law also states that the inclusion or absence of such a provision does not create an inference as to what factors may be considered by the board of directors.

STOCKHOLDER PROPOSALS

        If the merger is completed on the expected timetable, NHP does not intend to hold a 2011 annual meeting of its stockholders. However, if the merger is not completed, or if NHP is otherwise required to do so under applicable law, NHP would hold a 2011 annual meeting of stockholders. Because NHP's 2011 annual meeting, if it is held, is not expected to be held until after the date that is 30 days following the first anniversary of NHP's 2010 annual meeting, the deadline for inclusion of any stockholder proposal in the proxy statement and form of proxy for NHP's 2011 annual meeting is a reasonable time before NHP begins to print and mail its proxy materials for the 2011 annual meeting. In order to be included in the proxy statement, such proposals must comply with the requirements as to form and substance established by the SEC for such proposals and the notice and other requirements set forth in the NHP bylaws. In addition, a stockholder who wishes to make a proposal at NHP's 2011 annual meeting must comply with the notice and other requirements set forth in the NHP bylaws. Pursuant to the NHP bylaws, that notice must have been submitted in writing and delivered to the secretary of NHP not later than the later of 120 days prior to the date of the annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

        Stockholder proposals intended to be presented at the Ventas 2012 annual meeting of stockholders must be received by Ventas no later than November 29, 2011 in order to be included in the proxy statement and form of proxy relating to that meeting. In order to be included in the proxy statement, such proposals must comply with the requirements as to form and substance established by the SEC for such proposals. A stockholder who wishes to make a proposal at the Ventas annual meeting without submitting the proposal in the proxy statement and form of proxy relating to that meeting must comply with the notice and other requirements set forth in the Ventas bylaws. Pursuant to the Ventas bylaws, that notice must have been submitted in writing and delivered to the secretary of Ventas between December 14, 2011 and January 13, 2012.

LEGAL MATTERS

        The validity of the shares of Ventas common stock to be issued in the merger will be passed upon by Wachtell, Lipton, Rosen & Katz. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for Ventas by Wachtell, Lipton, Rosen & Katz and for NHP by Skadden, Arps, Slate, Meagher & Flom LLP.

EXPERTS

Ventas

        The consolidated financial statements of Ventas appearing in Ventas's Annual Report (Form 10-K) for the year ended December 31, 2010 (including the financial statement schedule appearing therein), and the effectiveness of Ventas's internal control over financial reporting as of December 31, 2010 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Atria

        The consolidated financial statements of Atria Senior Living Group, Inc. and subsidiaries and One Lantern Senior Living Inc and subsidiaries as of and for the years ended December 31, 2010 and 2009, incorporated in this joint proxy statement/prospectus by reference to Ventas's Current Report on Form 8-K, filed on April 11, 2011, have been audited by Deloitte & Touche LLP, independent auditors as stated in their reports, which are incorporated herein by reference. Such financial statements have been incorporated by reference herein in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

NHP

        The consolidated financial statements of NHP appearing in NHP's Annual Report (Form 10-K) for the year ended December 31, 2010 (including the financial statement schedule appearing therein), and the effectiveness of NHP's internal control over financial reporting as of December 31, 2010 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

OTHER MATTERS

        As of the date of this joint proxy statement/prospectus, neither the Ventas board of directors nor the NHP board of directors knows of any matters that will be presented for consideration at either the Ventas special meeting or the NHP special meeting other than as described in this joint proxy statement/prospectus. In accordance with Ventas's bylaws, NHP's bylaws, Delaware law and Maryland law, business transacted at the Ventas special meeting and the NHP special meeting will be limited to those matters set forth in the respective accompanying notice of special meeting. Nonetheless, if any other matter is properly presented at the Ventas special meeting or the NHP special meeting, or any adjournments or postponements of such meetings, and are voted upon, including matters incident to the conduct of the meeting, the enclosed proxy card will confer discretionary authority on the individuals named therein as proxies to vote the shares represented thereby as to any such other matters. It is intended that the persons named in the enclosed proxy card and acting thereunder will vote in accordance with their best judgment on any such matter.

WHERE YOU CAN FIND MORE INFORMATION

        Ventas and NHP file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including Ventas and NHP, who file electronically with the SEC. The address of that site is www.sec.gov.

        Investors may also consult Ventas's or NHP's website for more information concerning the merger described in this joint proxy statement/prospectus. Ventas's website is www.ventasreit.com. NHP's website is www.nhp-reit.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

        Ventas has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of Ventas common stock to be issued to NHP stockholders in connection with the merger. The registration statement, including the exhibits and schedules thereto, contains additional relevant information about Ventas common stock. The rules and regulations of the SEC allow Ventas and NHP to omit certain information included in the registration statement from this joint proxy statement/prospectus.

        In addition, the SEC allows Ventas and NHP to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus.

        This joint proxy statement/prospectus incorporates by reference the documents listed below that Ventas has previously filed with the SEC; provided, however, that we are not incorporating by reference, in each case, any documents, portions of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The documents listed below contain important information about Ventas, its financial condition or other matters.

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as amended by Ventas's Annual Report on Form 10-K/A.

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.

  •
  Current Reports on Form 8-K, filed on February 3, 2011, February 17, 2011, February 28, 2011, March 24, 2011, April 11, 2011, May 9, 2011 and May 12, 2011 (other than documents or portions of those documents not deemed to be filed).

  •
  Proxy Statement for Ventas's 2011 Annual Meeting of Stockholders, on Schedule 14A filed with the SEC on March 28, 2011.

  •
  The description of Ventas common stock contained in Ventas's Form 8-A filed with the SEC on January 23, 1992, as amended.

        In addition, Ventas incorporates by reference herein any filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement that contains this joint proxy statement/prospectus and prior to the effectiveness of this joint proxy statement/prospectus and any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the effective date of the merger. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

        You can obtain any of the documents listed above from the SEC, through the SEC's website at the address described above or from Ventas by requesting them in writing or by telephone at the following address:

General Counsel
Ventas, Inc.
10350 Ormsby Park Place
Suite 300
Louisville, Kentucky 40223
Telephone: (502) 357-9000

        These documents are available from Ventas without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.

        This joint proxy statement/prospectus also incorporates by reference the documents listed below that NHP has previously filed with the SEC; provided, however, that we are not incorporating by reference, in each case, any documents, portion of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The documents listed below contain important information about NHP, its financial condition or other matters.

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as amended by NHP's Annual Report on Form 10-K/A.

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.

  •
  Current Reports on Form 8-K, filed on February 18, 2011, February 28, 2011 and March 30, 2011 (other than documents or portions of those documents not deemed to be filed).

  •
  Proxy Statement for NHP's 2010 Annual Meeting of Stockholders, on Schedule 14A filed with the SEC on March 25, 2010.

        In addition, NHP incorporates by reference any filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement that contains this joint proxy statement/prospectus and prior to the effectiveness of this joint proxy statement/prospectus and any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the NHP special meeting. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

        You can obtain any of these documents from the SEC, through the SEC's website at the address described above, or NHP will provide you with copies of these documents, without charge, upon written or oral request to:

Nationwide Health Properties, Inc.
610 Newport Center Drive
Suite 1150
Newport Beach, CA 92660
Attention: Investor Relations
Telephone: (949) 718-4400

        If you are a stockholder of Ventas or a stockholder of NHP and would like to request documents, please do so by Friday, June 24, 2011 to receive them before the Ventas special meeting and the NHP special meeting. If you request any documents from Ventas or NHP, Ventas or NHP, as applicable, will mail them to you by first class mail, or another equally prompt means, within one business day after Ventas or NHP receives your request.

        This document is a prospectus of Ventas and is a joint proxy statement of Ventas and NHP for the Ventas special meeting and the NHP special meeting. Neither Ventas nor NHP has authorized anyone to give any information or make any representation about the merger or Ventas or NHP that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that Ventas or NHP has incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

Annex A

AGREEMENT AND PLAN OF MERGER

By and Among

VENTAS, INC.,

NEEDLES ACQUISITION LLC

and

NATIONWIDE HEALTH PROPERTIES, INC.

Dated as of February 27, 2011

A-i

A-ii

A-iii

 AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER, dated as of February 27, 2011 (this "Agreement"), is made by and among Ventas, Inc., a Delaware corporation ("Parent"), Needles Acquisition LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent ("Merger Sub"), and Nationwide Health Properties, Inc., a Maryland corporation (the "Company").

W I T N E S S E T H:

        WHEREAS, the parties hereto wish to effect a business combination transaction in which the Company will be merged with and into Merger Sub, with Merger Sub being the surviving entity (the "Merger"), and each outstanding share of common stock, par value $0.10 per share (the "Company Common Stock"), of the Company will be converted into the right to receive the Merger Consideration (as defined herein), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the MGCL and the DLLCA;

        WHEREAS, the respective boards of directors of the Company and Parent have approved this Agreement, the Merger and the other transactions contemplated by this Agreement and declared that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable;

        WHEREAS, the respective boards of directors of the Company and Parent have directed that this Agreement, the Merger and the other transactions contemplated by this Agreement be submitted for consideration at meetings of their respective stockholders and have resolved to recommend that their respective stockholders vote to approve this Agreement and the Merger and the other transactions contemplated by this Agreement;

        WHEREAS, Parent, in its capacity as the sole member of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub and to adopt and approve this Agreement and to approve the consummation by Merger Sub of the Merger and the other transactions contemplated by this Agreement;

        WHEREAS, for United States federal income tax purposes (and, where applicable, state and local income tax purposes), the parties intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and that this Agreement be, and is hereby adopted as, a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

        WHEREAS, each of the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

        Section 1.1    Definitions.

        (a)   For purposes of this Agreement:

        "1989 Plan" shall mean the Company's 1989 Stock Option Plan, as amended and restated.

        "2005 Plan" shall mean the Company's 2005 Performance Incentive Plan, as amended.

        "Acceptable Confidentiality Agreement" shall mean a customary confidentiality agreement containing terms no less favorable to the Company than the terms set forth in the Company Confidentiality Agreement; provided, however, that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of Section 6.5.

        "Action" shall mean any claim, action, suit, proceeding, arbitration, mediation or other investigation.

        "Affiliate" of a specified Person shall mean a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

        "Aggregate Cash Consideration" shall mean the sum of (i) the Cash Option Payment, if applicable, and (ii) the aggregate amount paid with respect to fractional shares in accordance with Section 3.7.

        "Atria Agreement" shall mean that certain Merger Agreement, dated as of October 21, 2010, by and among Parent, Ventas SL I, LLC, Ventas SL II, LLC, Ventas SL III, LLC, Atria Holdings LLC, Lazard Senior Housing Partners LP, LSHP Coinvestment Partnership I LP, Atria Senior Living Group, Inc., One Lantern Senior Living Inc, and LSHP Coinvestment I Inc.

        "Business Day" shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York or Los Angeles, California are authorized or obligated by Law or executive order to close.

        "Company Benefit Plan" shall mean each material "employee pension benefit plan" (as defined in Section 3(2) of ERISA), each material "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), each employment, termination or severance agreement and each other material plan, arrangement or policy (written or oral) relating to stock options, stock purchases, deferred compensation, bonus, severance, retention, fringe benefits, cash- or equity-based incentive, health, medical, dental, disability, accident, life insurance, vacation, paid time off, perquisite, severance, change of control, retention, employment, separation, retirement, pension, or savings or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company or the Company Subsidiaries, other than any Multiemployer Plan or any plan, arrangement or policy mandated by applicable Law.

        "Company Confidentiality Agreement" shall mean the letter agreement, dated November 19, 2010, as amended from time to time, between the Company and Parent.

        "Company Employment Agreement" shall mean each contract or agreement (whether written or unwritten) of the Company or any Company Subsidiary with or addressed to any individual who is rendering or has rendered services thereto as an employee, director or consultant pursuant to which any Company or Subsidiary has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

        "Company Material Adverse Effect" shall mean any event, circumstance, change or effect (a) that is material and adverse to the business, assets, properties, liabilities, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole or (b) that will, or would reasonably be expected to, prevent or materially impair the ability of the Company, Parent or Merger Sub to consummate the Merger before the Outside Date; provided, however, that for purposes of clause (a) "Company Material Adverse Effect" shall not include any event, circumstance, change or effect to the extent arising out of or resulting from (i) any failure of the Company to meet any projections or forecasts or any decrease in the market price of the Company Common Stock (it being understood and agreed that any event, circumstance, change or effect giving rise to such failure or decrease shall be taken into account in determining whether there has been a Company Material Adverse Effect), (ii) any events, circumstances, changes or effects that affect the healthcare REIT industry generally, (iii) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv) any changes in the legal or regulatory conditions in the geographic regions in which the Company and the Company Subsidiaries operate or own or lease properties, (v) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (vi) the negotiation, execution or announcement of this Agreement, or the consummation or anticipation of the Merger or other transactions contemplated hereby, including the impact of any of the foregoing on relationships, contractual or otherwise, with tenants, suppliers, lenders, investors, future partners or employees, (vii) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of an executive officer of Parent, (viii) earthquakes, hurricanes or other natural disasters, (ix) any damage or destruction of any Company Property that is substantially covered by insurance, or (x) changes in Law or GAAP, which in the case of each of clauses (ii), (iii), (v) and (x) do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, relative to other participants in the healthcare REIT industry in the United States, and in the case of clauses (iv) and (viii) do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, relative to other participants in the healthcare REIT industry in the geographic regions in which the Company and the Company Subsidiaries operate or own or lease properties.

        "Company Option" shall mean any outstanding option to purchase shares of Company Common Stock under any of the Company Plans.

        "Company Performance Share" shall mean any shares of Company Common Stock that are subject to performance-based conditions granted pursuant to the Company Plans.

        "Company Plans" shall mean the 1989 Plan and the 2005 Plan.

        "Company Restricted Stock" shall mean any shares of Company Common Stock that are subject to restrictions on transfer and/or forfeiture granted pursuant to the Company Plans or otherwise.

        "Company Restricted Stock Unit" shall mean any restricted stock units granted pursuant to the Company Plans.

        "Company Severance Pay Plan" shall mean a Company Benefit Plan that is (i) an employee welfare benefit plan" within the meaning of Section 3(1) of ERISA and (2) constitutes a "severance pay plan" that satisfies each of the conditions set forth in Department of Labor Regulation Section 2510.3-2.

        "Company Stockholder Meeting" shall mean the meeting of the holders of shares of Company Common Stock for the purpose of seeking the Company Stockholder Approval, including any postponement and adjournment thereof.

        "Company Subsidiary" shall mean (a) any corporation of which more than fifty percent (50%) of the outstanding voting securities is directly or indirectly owned by the Company, (b) any partnership, limited liability company, joint venture or other entity of which more than fifty percent (50%) of the total equity interest is directly or indirectly owned by the Company or of which the Company or any Company Subsidiary is a general partner, manager, managing member or the equivalent and (c) MS NHP Mass, Inc.

        "Company Title Insurance Policy" shall mean each policy of title insurance insuring the Company's or the applicable Company Subsidiary's (or the applicable predecessor's) title to or leasehold interest in Company Properties, subject to the matters and printed exceptions set forth in the Company Title Insurance Policies.

        "Confidentiality Agreements" shall mean the Company Confidentiality Agreement and the Parent Confidentiality Agreement.

        "control" (including the terms "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

        "Delaware Secretary" shall mean the Secretary of State of the State of Delaware.

        "DLLCA" shall mean the Delaware Limited Liability Company Act.

        "Environmental Law" shall mean any Law relating to the pollution or protection of the environment (including air, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to Hazardous Materials), including Laws relating to the use, handling, presence, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

        "Environmental Permit" shall mean any permit, approval, license or other authorization required under any applicable Environmental Law.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "Expense Amount" shall mean $20,000,000.

        "Expenses" shall mean all expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, and filing of the Form S-4, the preparation, printing, filing and mailing of the Joint Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Form S-4 and the Joint Proxy Statement, the solicitation of stockholder approvals, engaging the services of the Exchange Agent, obtaining third party consents, any other filings with the SEC and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

        "GAAP" shall mean the United States generally accepted accounting principles.

        "Governmental Authority" shall mean any United States (federal, state or local) or foreign government, arbitration panel, or any governmental or quasi-governmental, regulatory, judicial or administrative authority, board, bureau, agency, commission or self-regulatory organization.

        "Hazardous Substances" shall mean (i) those substances listed in, defined in or regulated under any Environmental Law, including without limitation, the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; and (iii) polychlorinated biphenyls, methane, asbestos, and radon.

        "Indebtedness" shall mean, with respect to any Person, (i) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (vii) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.

        "Indemnitee" shall mean any individual who, on or prior to the Effective Time, was an officer, director, partner, member, or trustee of the Company or served on behalf of the Company as an officer, director, partner, member or trustee of any of the Company Subsidiaries.

        "Intellectual Property" shall mean all United States and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) copyrightable works and copyrights, (iv) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

        "Investment Company Act" shall mean the Investment Company Act of 1940, as amended.

        "IRS" shall mean the United States Internal Revenue Service.

        "knowledge" shall mean the actual knowledge of the following officers and employees of the Company and Parent, as applicable, after inquiry reasonable under the circumstances: (i) for the Company: Douglas M. Pasquale, Abdo H. Khoury, Donald D. Bradley, and Roger E. Laty; and (ii) for Parent: Debra A. Cafaro, Raymond J. Lewis, T. Richard Riney and Brian K. Wood.

        "Law" shall mean any and all domestic (federal, state or local) or foreign laws, rules, regulations, orders, judgments or decrees promulgated by any Governmental Authority.

        "Lien" shall mean with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, charge, security interest, preferential arrangement, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

        "MGCL" shall mean the Maryland General Corporation Law.

        "Minimum Distribution Dividend" shall mean a distribution with respect to the Company's taxable year ending at the Effective Time which is sufficient to allow the Company to (i) satisfy the distribution requirements set forth in Section 857(a) of the Code and (ii) avoid, to the extent possible, the imposition of income tax under Section 857(b) of the Code and the imposition of excise tax under Section 4981 of the Code.

        "Multiemployer Plan" shall mean any "multiemployer plan" within the meaning of Section 3(37) of ERISA.

        "NHP/PMB" shall mean NHP/PMB L.P., a Delaware limited partnership.

        "NHP/PMB Partnership Agreement" shall mean that certain Amended and Restated Agreement of Limited Partnership of NHP/PMB, dated as of April 1, 2008, as amended.

        "NYSE" shall mean the New York Stock Exchange.

        "Order" shall mean a judgment, order or decree of a Governmental Authority.

        "Parent Benefit Plan" shall mean each material "employee pension benefit plan" (as defined in Section 3(2) of ERISA), each material "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), each employment, termination or severance agreement and each other material plan, arrangement or policy (written or oral) relating to stock options, stock purchases, deferred compensation, bonus, severance, retention, fringe benefits, cash- or equity-based incentive, health, medical, dental, disability, accident, life insurance, vacation, paid time off, perquisite, severance, change of control, retention, employment, separation, retirement, pension, or savings or other employee benefit, in each case maintained or contributed to, or required to be maintained or contributed to, by Parent or the Parent Subsidiaries, other than any Multiemployer Plan or any plan, arrangement or policy mandated by applicable Law.

        "Parent Confidentiality Agreement" shall mean the letter agreement, dated January 25, 2011, as amended from time to time, between Parent and the Company.

        "Parent Lease" shall mean each lease and sublease that was in effect as of December 31, 2010 and to which Parent, Merger Sub or the other Parent Subsidiaries are parties as lessors or sublessors with respect to each of the applicable Parent Properties.

        "Parent Material Adverse Effect" shall mean any event, circumstance, change or effect (a) that is material and adverse to the business, assets, properties, liabilities, condition (financial or otherwise) or results of operations of Parent, Merger Sub and the other Parent Subsidiaries, taken as a whole or (b) that will, or would reasonably be expected to, prevent or materially impair the ability of the Company, Parent or Merger Sub to consummate the Merger before the Outside Date; provided, however, that for purposes of clause (a) "Parent Material Adverse Effect" shall not include any event, circumstance, change or effect to the extent arising out of or resulting from (i) any failure of Parent to meet any projections or forecasts or any decrease in the market price of the Parent Common Stock (it being understood and agreed that any event, circumstance, change or effect giving rise to such failure or decrease shall be taken into account in determining whether there has been a Parent Material Adverse Effect), (ii) any events, circumstances, changes or effects that affect the healthcare REIT industry generally, (iii) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv) any changes in the legal or regulatory conditions in the geographic regions in which Parent and the Parent Subsidiaries operate or own or lease properties, (v) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (vi) the negotiation, execution or announcement of this Agreement, or the consummation or anticipation of the Merger or other transactions contemplated hereby, including the impact of any of the foregoing on relationships, contractual or otherwise, with tenants, suppliers, lenders, investors, future partners or employees, (vii) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of an executive officer of the Company, (viii) earthquakes, hurricanes or other natural disasters, (ix) any damage or destruction of any Parent Property that is substantially covered by insurance, or (x) changes in Law or GAAP, which in the case of each of clauses (ii), (iii), (v) and (x) do not disproportionately affect Parent and the Parent Subsidiaries, taken as a whole, relative to other participants in the healthcare REIT industry in the United States, and in the case of clauses (iv) and (viii) do not disproportionately affect Parent and the Parent Subsidiaries, taken as a whole, relative to other participants in the healthcare REIT industry in the geographic regions in which Parent and the Parent Subsidiaries operate or own or lease properties.

        "Parent Material Contract" shall mean each contract or agreement in effect as of the date of this Agreement to which Parent or any Parent Subsidiary is a party (specifically excluding (x) any contract or agreement that will no longer be in effect following the Closing and (y) any contract or agreement that is, or at the Closing will be, terminable-at-will (as defined below) or terminable upon not more than ninety (90) days' notice by Parent or any Parent Subsidiary without penalty) that is required to be filed as an exhibit to the Parent SEC Filings pursuant to Items 601(b)(2), (4), (9) and (10) of Regulation S-K promulgated by the SEC. A contract or agreement is "terminable-at-will", as that expression is used in this definition if it expressly provides that it is terminable-at-will, regardless of whether any covenant of good faith and fair dealing may be implied as a matter of law in connection with the termination thereof.

        "Parent Stockholder Meeting" shall mean the meeting of the holders of shares of Parent Common Stock for the purpose of seeking the Parent Stockholder Approval, including any postponement and adjournment thereof.

        "Parent Subsidiary" shall mean (a) any corporation of which more than fifty percent (50%) of the outstanding voting securities is directly or indirectly owned by Parent, or (b) any partnership, limited liability company, joint venture or other entity of which more than fifty percent (50%) of the total equity interest is directly or indirectly owned by Parent or of which Parent or any Parent Subsidiary is a general partner, manager, managing member or the equivalent.

        "Parent Title Insurance Policy" shall mean each policy of title insurance insuring Parent's or the applicable Parent Subsidiary's (or the applicable predecessor's) title to or leasehold interest in Parent Properties, subject to the matters and printed exceptions set forth in the Parent Title Insurance Policies.

        "Person" shall mean an individual, corporation, partnership, limited partnership, limited liability company, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or a government or a political subdivision, agency or instrumentality of a government.

        "Representative" shall mean, with respect to any Person, such Person's directors, officers, employees, consultants, advisors (including, without limitation, attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.

        "Sarbanes-Oxley Act" shall mean the Sarbanes-Oxley Act of 2002, as amended.

        "SEC" shall mean the United States Securities and Exchange Commission (including the staff thereof).

        "Securities Act" shall mean the Securities Act of 1933, as amended.

        "Tax" or "Taxes" shall mean any federal, state, local or foreign or other taxes of any kind, together with any interest, penalties and additions to tax, imposed by any Governmental Authority, including taxes on or with respect to income, franchises, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment and net worth, and taxes in the nature of excise, withholding, and value added taxes.

        "Tax Return" shall mean any return, report or similar statement, together with any attached schedule, that is required to be provided to a Governmental Authority with respect to Taxes, including information returns, refunds claims, amended returns and declarations of estimated Tax.

        "Termination Payment" shall mean the Expense Amount or the sum of the Termination Fee and the Expense Amount, as applicable and payable pursuant to Section 8.3.

        "Third Party" shall mean any Person or group of Persons other than Parent, Merger Sub and their respective Affiliates.

        "VWAP of Parent Common Stock" shall mean the volume weighted average price of Parent Common Stock for the ten (10) trading days immediately prior to the Closing Date, starting with the opening of trading on the first trading day to the closing of the last trading day prior to the Closing Date, as reported by Bloomberg.

        (b)   The following terms shall have the respective meanings set forth in the Section set forth below opposite such term:

1989 Plan	Section 1.1(a)
2005 Plan	Section 1.1(a)
Acceptable Confidentiality Agreement	Section 1.1(a)
Action	Section 1.1(a)
Additional Dividend Amount	Section 6.12(a)
Adverse Recommendation Change	Section 6.5(d)
Affiliate	Section 1.1(a)
Aggregate Cash Consideration	Section 1.1(a)
Aggregate Merger Consideration	Section 3.2(a)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.5(a)
Articles of Merger	Section 2.3(a)
Atria Agreement	Section 1.1(a)
Book-Entry Share	Section 3.1(b)
Business Day	Section 1.1(a)
Cash Option Payment	Section 3.3(a)(i)
Certificate	Section 3.1(b)
Charter Amendment	Section 5.4(a)
Class A Units	Section 4.3(a)
Closing	Section 2.2
Closing Date	Section 2.2
Code	Recitals
Company	Preamble
Company Acquisition Proposal	Section 6.5(h)(i)
Company Assumed Award	Section 3.3(f)
Company Benefit Plan	Section 1.1(a)
Company Board	Section 4.4(a)
Company Bylaws	Section 4.2
Company Charter	Section 4.2
Company Common Stock	Recitals
Company Confidentiality Agreement	Section 1.1(a)
Company DER	Section 3.3(e)
Company Disclosure Letter	Article IV
Company Employees	Section 6.10(a)
Company Employment Agreement	Section 1.1(a)
Company Insurance Policies	Section 4.18
Company Leases	Section 4.16(h)
Company Material Adverse Effect	Section 1.1(a)
Company Material Contract	Section 4.12(a)
Company MOBs	Section 4.16(h)
Company Option	Section 1.1(a)
Company Performance Share	Section 1.1(a)
Company Permits	Section 4.6(a)
Company Permitted Liens	Section 4.16(b)
Company Plans	Section 1.1(a)
Company Preferred Stock	Section 4.3(a)
Company Properties	Section 4.16(a)
Company Property	Section 4.16(a)

Company Quarterly Dividend	Section 6.1(b)(ii)
Company Recommendation	Section 4.4(a)
Company Restricted Stock	Section 1.1(a)
Company Restricted Stock Unit	Section 1.1(a)
Company SEC Filings	Section 4.7(a)
Company Severance Pay Plan	Section 1.1(a)
Company Stockholder Approval	Section 4.21
Company Stockholder Meeting	Section 1.1(a)
Company Subsidiary	Section 1.1(a)
Company Tax Protection Agreements	Section 4.17(h)
Company Third Party	Section 4.16(l)
Company Title Insurance Policy	Section 1.1(a)
Confidentiality Agreements	Section 1.1(a)
control	Section 1.1(a)
D&O Insurance	Section 6.9(c)
Delaware Secretary	Section 1.1(a)
Delayed Closing	Section 2.2(b)
DER Payment	Section 3.3(e)
DLLCA	Section 1.1(a)
Effective Time	Section 2.3(a)
Environmental Law	Section 1.1(a)
Environmental Permit	Section 1.1(a)
ERISA	Section 1.1(a)
ERISA Affiliate	Section 1.1(a)
Exchange Act	Section 1.1(a)
Exchange Agent	Section 3.2(a)
Exchange Fund	Section 3.2(a)
Exchange Ratio	Section 3.1(b)
Expense Amount	Section 1.1(a)
Expenses	Section 1.1(a)
Form S-4	Section 4.5(b)
GAAP	Section 1.1(a)
Governmental Authority	Section 1.1(a)
Hazardous Substances	Section 1.1(a)
Indebtedness	Section 1.1(a)
Indemnitee	Section 1.1(a)
Inquiry	Section 6.5(a)
Intellectual Property	Section 1.1(a)
Interim Period	Section 6.1(a)
Investment Company Act	Section 1.1(a)
IRS	Section 1.1(a)
J.P. Morgan	Section 4.19
Joint Proxy Statement	Section 4.5(b)
knowledge	Section 1.1(a)
Law	Section 1.1(a)
Letter of Transmittal	Section 3.2(c)(i)
Lien	Section 1.1(a)
Material Company Leases	Section 4.16(i)
Material Parent Leases	Section 5.16(g)
Merger	Recitals
Merger Consideration	Section 3.1(b)

Merger Sub	Preamble
Merger Sub Common Stock	Section 3.1(c)
MGCL	Section 1.1(a)
Minimum Distribution Dividend	Section 1.1(a)
Multiemployer Plan	Section 1.1(a)
New Plans	Section 6.10(c)
NHP/PMB	Section 1.1(a)
NHP/PMB Partnership Agreement	Section 1.1(a)
Notice of Superior Proposal	Section 6.5(e)
NYSE	Section 1.1(a)
Option Payment	Section 3.3(a)
Order	Section 1.1(a)
Outside Date	Section 8.1(b)(i)
Parent	Preamble
Parent Acquisition Proposal	Section 8.3(e)
Parent Benefit Plan	Section 1.1(a)
Parent Board	Section 5.7(c)
Parent Bylaws	Section 5.2
Parent Charter	Section 5.2
Parent Common Stock	Section 3.1(b)
Parent Confidentiality Agreement	Section 1.1(a)
Parent Disclosure Letter	Article V
Parent Insurance Policies	Section 5.18
Parent Lease	Section 1.1(a)
Parent Material Adverse Effect	Section 1.1(a)
Parent Material Contract	Section 5.12
Parent Permits	Section 5.6(a)
Parent Permitted Liens	Section 5.16(a)
Parent Preferred Stock	Section 5.3(a)
Parent Properties	Section 5.16(a)
Parent Property	Section 5.16(a)
Parent Quarterly Dividend	Section 6.2(b)(ii)
Parent Recommendation	Section 5.4(a)
Parent SEC Filings	Section 5.7(a)
Parent Stock	Section 5.3(a)
Parent Stockholder Approval	Section 5.19
Parent Stockholder Meeting	Section 1.1(a)
Parent Subsidiary	Section 1.1(a)
Parent Subsidiary Partnership	Section 5.17(h)
Parent Tax Protection Agreements	Section 5.17(h)
Parent Third Party	Section 5.16(j)
Parent Title Insurance Policy	Section 1.1(a)
Performance Share Payment	Section 3.3(d)
Person	Section 1.1(a)
Qualifying Income	Section 8.3(d)
REIT	Section 4.17(b)
Representative	Section 1.1(a)
Restricted Stock Payment	Section 3.3(c)
Restricted Stock Unit Payment	Section 3.3(b)
Rollover RSUs	Section 3.3(b)
Sarbanes-Oxley Act	Section 1.1(a)

SDAT	Section 2.3(a)
SEC	Section 1.1(a)
Securities Act	Section 1.1(a)
Stock Award Payment	Section 3.1(d)
Superior Proposal	Section 6.5(h)(i)
Surviving Entity	Section 2.1
Takeover Statutes	Section 4.20
Tax	Section 1.1(a)
Tax Return	Section 1.1(a)
Taxes	Section 1.1(a)
Termination Fee	Section 8.3(a)(i)
Termination Fee Payee	Section 8.3(d)
Termination Fee Payor	Section 8.3(d)
Termination Payment	Section 1.1(a)
Third Party	Section 1.1(a)
VWAP of Parent Common Stock	Section 1.1(a)

ARTICLE II

THE MERGER

        Section 2.1    Merger.     Upon the terms and subject to the conditions of this Agreement, and in accordance with the MGCL and the DLLCA, at the Effective Time, the Company shall be merged with and into Merger Sub, whereupon the separate existence of the Company shall cease, and Merger Sub shall continue under the name "Nationwide Health Properties, LLC" as the surviving entity in the Merger (the "Surviving Entity") and shall be governed by the laws of the State of Delaware. The Merger shall have the effects specified in the MGCL and the DLLCA.

        Section 2.2    Closing.

        (a)   The closing of the Merger (the "Closing") shall occur as promptly as practicable (but in no event later than the second (2nd) Business Day) after all of the conditions set forth in Article VII (other than those conditions that by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to the benefit of the same and, subject to the foregoing, shall take place at such time and on a date to be specified by the parties (the "Closing Date"). The Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Suite 3400, Los Angeles, California, 90071, or at such other place as agreed to by the parties hereto.

        (b)   If (i) Parent has directed or intends to direct the Company or any of the Company Subsidiaries to give notice of prepayment or defeasance of any of the Company's Indebtedness and the earliest permitted prepayment or defeasance date for any of such Indebtedness falls after the then-scheduled Closing Date or (ii) any regulatory approvals or significant third party consents shall not have been obtained, then on a one-time basis, Parent may, by written notice to the Company at least three (3) Business Days prior to the then scheduled Closing Date, defer the Closing Date until a date no later than the earliest to occur of (x) such earliest permitted prepayment or defeasance date (in the case of clause (i)), (y) thirty (30) days after the previously-scheduled Closing Date, and (z) the Outside Date (such deferred Closing, a "Delayed Closing"). In the event that Parent causes a Delayed Closing as contemplated by this Section 2.2(b), all references in this Agreement to the Closing (except the references in the preceding sentence) shall be deemed references to the Delayed Closing and the Closing Date shall be deemed to occur on the date on which the Delayed Closing occurs.

        Section 2.3    Effective Time.

        (a)   At the Closing, the Company, Parent and Merger Sub shall (i) cause articles of merger with respect to the Merger (the "Articles of Merger") to be duly executed and filed with the State Department of Assessments and Taxation of Maryland (the "SDAT") as provided under the MGCL, (ii) cause a certificate of merger with respect to the Merger (the "Certificate of Merger") to be duly executed and filed with the Delaware Secretary as provided under the DLLCA and (iii) make any other filings, recordings or publications required to be made by the Company or Merger Sub under the MGCL or DLLCA in connection with the Merger. The Merger shall become effective following the close of business on the Closing Date, with such date and time specified in the Articles of Merger and the Certificate of Merger, or on such other date and time, not to exceed thirty-one (31) days from the filing, as shall be agreed to by the Company and Parent and specified in the Articles of Merger, following acceptance for record by SDAT, and the Certificate of Merger, following acceptance by the Delaware Secretary (such date and time being hereinafter referred to as the "Effective Time").

        (b)   The Merger shall have the effects set forth in the MGCL, the DLLCA and this Agreement. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Surviving Entity shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Entity.

        Section 2.4    Organizational Documents.     Subject to Section 6.9, at the Effective Time, the certificate of formation and limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation and limited liability company agreement of the Surviving Entity, until thereafter amended in accordance with applicable Law and the applicable provisions of such certificate of formation and limited liability company agreement.

        Section 2.5    Tax Consequences.     It is intended that, for U.S. federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement be, and is hereby adopted as, a plan of reorganization for purposes of Sections 354 and 361 of the Code.

        Section 2.6    Transaction Structure.     Notwithstanding anything in this Agreement to the contrary, the Company shall, if requested by Parent at least five (5) Business Days prior to the Company Stockholder Meeting, (a) agree to, and cooperate in the implementation of, certain reorganization transactions by the Company prior to the Effective Time, including any transactions that may be necessary to implement a holding company structure for the Company, (b) agree to, and cooperate in the implementation of, any changes to the structure of the transactions contemplated by this Agreement, including (i) changing the direction of the Merger so that the Company is the Surviving Entity, (ii) adding new parties to the Agreement in the event that the holding company structure contemplated by clause (a) is implemented, or (iii) switching to an exchange offer plus back-end merger structure, and (c) cooperate with Parent with respect to any other reasonable changes regarding the structure of the transactions contemplated herein (in the case of each of the foregoing clauses (a) through (c), such cooperation shall include entering into appropriate amendments to this Agreement and the Company Disclosure Letter and seeking a private letter ruling from the IRS with respect to any reorganization by the Company or other change to the structure of the transactions contemplated by this Agreement); provided, however, that such cooperation contemplated by this Section 2.6 shall not (w) have any adverse impact on the Company, (x) alter or change the amount or kind of the consideration to be issued to holders of Company Common Stock, (y) adversely affect the tax consequences of the Merger to holders of Company Common Stock, or (z) materially impede or delay consummation of the Merger.

 ARTICLE III

EFFECT OF THE MERGER

        Section 3.1    Effect on Shares.     At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any securities of the Company, Parent or Merger Sub:

        (a)    Cancellation of Company Securities.     Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is held by any wholly owned Company Subsidiary, by Parent or by any Parent Subsidiary shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

        (b)    Conversion of Company Securities.     Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.1(a)) shall automatically be converted into the right to receive 0.7866 shares (the "Exchange Ratio") of common stock, par value $0.25 per share (the "Parent Common Stock"), of Parent, subject to adjustment as provided in Section 3.1(d) (the "Merger Consideration"). All shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (a "Certificate") or book-entry share registered in the transfer books of the Company (a "Book-Entry Share") that immediately prior to the Effective Time represented shares of Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive the Merger Consideration in accordance with Section 3.2, including the right, if any, to receive, pursuant to Section 3.7, cash in lieu of fractional shares of Parent Common Stock into which such shares of Company Common Stock have been converted pursuant to this Section 3.1(b), together with the amounts, if any, payable pursuant to Section 3.2(d).

        (c)    Treatment of Merger Sub Membership Interests.     All membership interests of Merger Sub (the "Merger Sub Interests") issued and outstanding immediately prior to the Effective Time shall remain as outstanding membership interests of the Surviving Entity.

        (d)    Adjustments.     Without limiting the other provisions of this Agreement and subject to Section 6.1(b)(ii) and Section 6.1(b)(iii), if at any time during the period between the date of this Agreement and the Effective Time, the Company should split, combine or otherwise reclassify the Company Common Stock, or make a distribution in Company Common Stock, or otherwise change the Company Common Stock into any other securities, then (without limiting any other rights of Parent or Merger Sub hereunder), the Merger Consideration and any Option Payment, Restricted Stock Unit Payment, Restricted Stock Payment and/or Performance Share Payment to be received in the form of Parent Common Stock (each such payment, a "Stock Award Payment") shall be ratably adjusted to reflect any such change. Without limiting the other provisions of this Agreement and subject to Section 6.2(b)(ii) and Section 6.2(b)(iii), if at any time during the period between the date of this Agreement and the Effective Time, Parent should split, combine or otherwise reclassify the Parent Common Stock, or make a distribution in Parent Common Stock, or otherwise change the Parent Common Stock into other securities, then the Exchange Ratio shall be ratably adjusted to reflect any such change.

        Section 3.2    Exchange Fund; Exchange Agent.

        (a)   Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as exchange agent (the "Exchange Agent") for the payment and delivery of the Merger Consideration, the Stock Award Payments and the Aggregate Cash Consideration, as provided in Section 3.1(b) and Section 3.3. On or before the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent (i) certificates representing the shares of Parent Common Stock sufficient to pay the Merger Consideration and the Stock Award Payments,

and (ii) cash in immediately available funds in an amount sufficient to pay the Aggregate Cash Consideration (such certificates representing shares of Parent Common Stock and cash amounts, the "Aggregate Merger Consideration", and such Aggregate Merger Consideration as deposited with the Exchange Agent, the "Exchange Fund"), in each case, for the benefit of the holders of shares of Company Common Stock, Company Options, Company Restricted Stock Units, shares of Company Restricted Stock and Company Performance Shares. In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 3.3, Parent shall promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payment. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, payments of the Merger Consideration, amounts in respect of Company Options, Company Restricted Stock Units, shares of Company Restricted Stock and Company Performance Shares and any amounts payable in respect of dividends or distributions on shares of Parent Common Stock in accordance with Section 3.2(d) or otherwise payable pursuant to Section 3.7 out of the Exchange Fund in accordance with this Agreement and the Articles of Merger and the Certificate of Merger. The Exchange Fund shall not be used for any other purpose. Any and all interest earned on cash deposited in the Exchange Fund shall be paid to the Surviving Entity.

        (b)    Share Transfer Books.     At the Effective Time, the share transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Common Stock. From and after the Effective Time, persons who held shares of Company Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Surviving Entity for any reason shall be exchanged for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

        (c)    Exchange Procedures.

            (i)  As promptly as practicable following the Effective Time (but in no event later than two (2) Business Days thereafter), the Surviving Entity shall cause the Exchange Agent to mail (and to make available for collection by hand) (A) to each holder of record of a Certificate (x) a letter of transmittal (a "Letter of Transmittal"), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, and which Letter of Transmittal shall be in such form and have such other provisions as the Surviving Entity may reasonably specify, and (y) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement, together with any amounts payable in respect of dividends or distributions on shares of Parent Common Stock in accordance with Section 3.2(d) (which instructions shall provide that, at the election of the surrendering holder, (1) Certificates may be surrendered by hand delivery or otherwise or (2) the Merger Consideration in exchange therefor, together with any amounts payable in respect of dividends or distributions on shares of Parent Common Stock in accordance with Section 3.2(d), may be collected by hand by the surrendering holder or by check or wire transfer to the surrendering holder), (B) to each holder of a Company Option, a certificate representing an option to acquire shares of Parent Common Stock or a check or direct deposit, in each case in an amount due and payable to such holder pursuant to Section 3.3(a) in respect of such Company Option, (C) to each holder of a Company Restricted Stock Unit, a certificate representing a Rollover RSU or a check or direct deposit, in each case in an amount due and payable to such holder pursuant to Section 3.3(b) in respect of such Company Restricted Stock Unit, (D) to each holder of a share of Company Restricted Stock, a certificate representing shares of Parent Common Stock in an amount due and payable to such holder pursuant to Section 3.3(c) in respect of such share of Company Restricted Stock, (E) to each holder of a Company Performance Share, a certificate representing shares of Parent Common Stock in an amount due and payable to such holder pursuant to Section 3.3(d) in respect of such Company Performance Share, and (F) to each holder of a Company DER, the payment due and payable to such holder pursuant to Section 3.3(e).

           (ii)  Upon surrender of a Certificate (or affidavit of loss in lieu thereof) for cancellation to the Exchange Agent, together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate pursuant to the provisions of this Article III plus any cash such holder is entitled to receive in lieu of fractional shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 3.1(b) and any amounts that such holder has the right to receive in respect of dividends or distributions on shares of Parent Common Stock in accordance with Section 3.7, to be mailed, made available for collection by hand or delivered by wire transfer, within two (2) Business Days following the later to occur of (A) the Effective Time or (B) the Exchange Agent's receipt of such Certificate (or affidavit of loss in lieu thereof), and the Certificate (or affidavit of loss in lieu thereof) so surrendered shall be forthwith canceled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed, at any time after the Effective Time, to represent only the right to receive, upon such surrender, the Merger Consideration as contemplated by this Article III. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates.

          (iii)  As promptly as practicable following the Effective Time (but in no event later than two (2) Business Days thereafter), the Surviving Entity shall cause the Exchange Agent (A) to issue to each holder of Book-Entry Shares that number of uncertificated whole shares of Parent Common Stock that such holder is entitled to receive pursuant to Section 3.1(b) in respect of such Book-Entry Shares, and (B) to issue and deliver to each holder of Book-Entry Shares a check or wire transfer for any amounts payable in respect of dividends or distributions on shares of Parent Common Stock in accordance with Section 3.2(d) and any other amount such holder is entitled to receive in lieu of fractional shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 3.1(b), in each case without such holder being required to deliver a Certificate or an executed Letter of Transmittal to the Exchange Agent, and such Book-Entry Shares shall then be canceled. No interest shall be paid or accrued for the benefit of holders of Book-Entry Shares on the Merger Consideration payable in respect of the Book-Entry Shares.

          (iv)  In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, it shall be a condition of payment that any Certificate surrendered in accordance with the procedures set forth in this Section 3.2(c) shall be properly endorsed or shall be otherwise in proper form for transfer, or any Book-Entry Share shall be properly transferred, and that the Person requesting such payment shall have paid any Transfer Taxes and other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable.

        (d)    Dividends with Respect to Parent Common Stock.     No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavit of loss in lieu thereof) in accordance with this Agreement. Following surrender of any such Certificate (or affidavit of loss in lieu thereof) there shall be paid to the holder thereof in addition to the other amounts payable hereunder (i) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

        (e)    Termination of Exchange Fund.     Any portion of the Exchange Fund (including any interest and other income received with respect thereto) which remains undistributed to the former holders of shares of Company Common Stock on the first (1st) anniversary of the Effective Time shall be delivered to Parent, upon demand, and any former holders of shares of Company Common Stock who have not theretofore received any Merger Consideration to which they are entitled under this Article III shall thereafter look only to the Surviving Entity for payment of their claims with respect thereto.

        (f)    No Liability.     None of Parent, Merger Sub, the Company, the Surviving Entity or the Exchange Agent, or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any holder of shares of Company Common Stock in respect of any part of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

        (g)    Investment of Exchange Fund.     The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Entity; provided, however, that (i) no such investment shall relieve Parent or the Exchange Agent from making the payments required by this Article III and, to the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Aggregate Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement, and (iii) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America. Any net profit resulting from, or interest or income produced by, such investments, shall be property of, and paid to, the Surviving Entity.

        Section 3.3    Stock Options; Restricted Stock Units; Restricted Stock; Performance Shares; Dividend Equivalent Rights.

        (a)    Treatment of Stock Options.     At the Effective Time, without any action on the part of any holder or the Company, each outstanding Company Option (whether or not then vested or exercisable) shall be vested and exercisable as of the Effective Time and, in the sole discretion of Parent, shall be treated in accordance with either (i) or (ii), except that the Company Options set forth on

Section 3.3(a) of the Company Disclosure Letter shall not become fully vested and exercisable and shall be treated in accordance with (ii):

            (i)  Each outstanding Company Option as of the Effective Time shall thereafter be exchanged for a cash payment by the Parent or the Surviving Entity as promptly as practicable following the Effective Time (but in no event later than three (3) Business Days thereafter) equal to the excess, if any, of (1) the product of (x) the Exchange Ratio and (y) the VWAP of Parent Common Stock over (2) the exercise price per share of Company Common Stock subject to such Company Option, less any required withholding Taxes (which may be covered by withholding shares) (the "Cash Option Payment"), and the holder of any such Company Option shall cease to have any right thereunder to acquire any equity interest in the Company, Company Subsidiary, Parent, Surviving Entity or any of their Affiliates; or

           (ii)  Each outstanding Company Option, as of the Effective Time, shall be assumed by Parent, without any action on the part of any holder or the Company, and will otherwise continue to have, and be subject to, the same terms and conditions (after taking into account any acceleration of vesting and exercisability provided in the foregoing provisions of this Section 3.3(a)) as were applicable immediately prior to the Effective Time as set forth in the applicable Company Plan (including any applicable award agreement, other agreement or other document evidencing such Company Option) immediately prior to the Effective Time, except that, from and after the Effective Time, (A) each such Company Option will be exercisable for that number of whole shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time and (y) the Exchange Ratio, and (B) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient (rounded to the nearest whole cent) determined by dividing (x) the exercise price of each share of Company Common Stock at which the assumed Company Options were exercisable immediately prior to the Effective Time by (y) the Exchange Ratio.

        Parent shall notify the Company in writing, at least five (5) Business Days prior to the Effective Time regarding whether Company Options shall be treated in accordance with (i) or (ii) of this Section 3.3(a). Amounts payable pursuant to Section 3.3(a)(i) or (ii), as applicable, are referred to herein as the "Option Payment".

        (b)    Treatment of Restricted Stock Units.

            (i)  Each Company Restricted Stock Unit which is outstanding and unvested immediately prior to the Effective Time shall become fully vested and all restrictions with respect thereto shall lapse immediately prior to the Effective Time; provided, however, that the Company Restricted Stock Units listed on Section 3.3(b)(i) of the Company Disclosure Letter shall vest, and their restrictions shall lapse, solely in accordance with their terms; and provided, further, however, that the Company Restricted Stock Units set forth on Section 3.3(b)(ii) of the Company Disclosure Letter (the "Rollover RSUs") shall not become fully vested and their restrictions shall not fully lapse, and they shall be treated in accordance with Section 3.3(b)(ii) hereof. Each Company Restricted Stock Unit for which vesting accelerates and restrictions lapse at the Effective Time shall be canceled by virtue of the Merger and without any action on the part of any holder of any Company Restricted Stock Unit in consideration for the right at the Effective Time to receive, as promptly as practicable following the Effective Time (but in no event later than three (3) Business Days thereafter), a cash amount with respect thereto equal to the product of (A) the number of shares of Company Common Stock previously subject to such Company Restricted Stock Unit and (B) the product of (x) the Exchange Ratio and (y) the VWAP of Parent Common Stock, less any required withholding Taxes (which may be covered by withholding shares) (the "Restricted Stock

  Unit Payment"). As of the Effective Time, all Company Restricted Stock Units (other than Rollover RSUs) shall no longer be outstanding and shall automatically terminate and cease to exist, and each holder of a Company Restricted Stock Unit (other than a Rollover RSU) shall cease to have any rights with respect thereto, except the right to receive the Restricted Stock Unit Payment.

           (ii)  Each outstanding Rollover RSU, as of the Effective Time, shall be assumed by Parent, without any action on the part of any holder or the Company, and will otherwise continue to have, and be subject to, the same terms and conditions (including vesting terms and conditions) as were applicable immediately prior to the Effective Time as set forth in the applicable Company Plan (including any applicable award agreement, other agreement or the document evidencing such Rollover RSU) immediately prior to the Effective Time, except that, from and after the Effective Time, each Rollover RSU will relate to a number of whole shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) of (A) the number of shares of Company Common Stock subject to such Rollover RSU as of immediately prior to the Effective Time and (B) the Exchange Ratio.

        (c)    Treatment of Restricted Stock.     Each share of Company Restricted Stock which is outstanding immediately prior to the Effective Time shall become fully vested and all restrictions with respect thereto shall lapse immediately prior to the Effective Time, and each such share of Company Restricted Stock shall be converted into a number of shares of Parent Common Stock equal to the Exchange Ratio in accordance with Section 3.1(b) of this Agreement without any action on the part of the holder of any share of Company Restricted Stock (the "Restricted Stock Payment"). As of the Effective Time, each holder of shares of Company Restricted Stock shall cease to have any rights with respect thereto, except the right to receive shares of Parent Common Stock.

        (d)    Treatment of Performance Shares.     With respect to any Company Performance Shares outstanding immediately prior to the Effective Time, the performance period shall terminate immediately prior to the Effective Time and the number of Company Performance Shares subject to the award which shall vest as of the Effective Time shall be determined in accordance with the relevant award agreement based on the Company's actual performance for the shortened performance period. Each Company Performance Share for which vesting accelerates and restrictions lapse at the Effective Time shall be converted into a number of shares of Parent Common Stock equal to the Exchange Ratio in accordance with Section 3.1(b) of this Agreement without any action on the part of the holder of any share of Company Performance Shares (the "Performance Share Payment"). Any Company Performance Shares subject to the award which do not vest after giving effect to the first sentence of this Section 3.3(d) shall terminate as of the Effective Time and each holder thereof shall cease to have any rights with respect thereto.

        (e)    Dividend Equivalent Rights.     Any dividend equivalent right granted in connection with another award pursuant to a Company Plan which is outstanding (whether or not vested), immediately prior to the Effective Time, whether denominated in restricted stock units or otherwise (each, a "Company DER"), shall, if unvested, become fully vested immediately prior to the Effective Time and all Company DERs shall be paid in accordance with their terms (any such payment, the "DER Payment"). As of the Effective Time, all Company DERs shall no longer be outstanding and shall automatically terminate and cease to exist, and each holder thereof shall cease to have any rights with respect thereto, except the right to receive the DER Payment.

        (f)    Company Assumed Awards.     As soon as reasonably practicable after the Effective Time, but in no event later than five (5) Business Days following the Effective Time, Parent shall deliver to each holder of any Rollover RSU or Company Option treated in accordance with Section 3.3(a)(ii) (each such Rollover RSU or Company Option, a "Company Assumed Award") an appropriate notice setting forth such holder's rights pursuant to such Company Assumed Award. Unless the shares of Parent

Common Stock issuable upon exercise or settlement of the Company Assumed Awards are otherwise covered by an existing registration statement on Form S-8 immediately upon the Effective Time, Parent shall prepare and file with the SEC such a registration statement with respect to such shares of Parent Common Stock no later than ten (10) Business Days following the Effective Time and Parent shall exercise reasonable best efforts to maintain the effectiveness of such registration statement for so long as such Company Assumed Awards remain outstanding (subject to blackout periods and similar restrictions in accordance with Parent's policies). The Company and its counsel shall reasonably cooperate with and assist Parent in the preparation of any such registration statement.

        Section 3.4    Withholding Rights.     Parent, the Surviving Entity or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration and any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, Company Options, Company Restricted Stock Units, shares of Company Restricted Stock, Company Performance Shares and Company DERs, such amounts as Parent, the Surviving Entity or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of applicable Tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Authority by Parent, the Surviving Entity or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made by Parent, the Surviving Entity or the Exchange Agent, as applicable.

        Section 3.5    Lost Certificates.     If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such Person of a bond in such reasonable amount as the Surviving Entity may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article III.

        Section 3.6    Dissenters' Rights.     No dissenters' or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement, so long as the provisions of Section 3-202(c)(1)(ii) of the MGCL are applicable to the transaction.

        Section 3.7    Fractional Shares.     No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or with respect to Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the VWAP of Parent Common Stock.

 ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

        Except (a) as set forth in the disclosure letter that has been prepared by the Company and delivered by the Company to Parent in connection with the execution and delivery of this Agreement (the "Company Disclosure Letter") (it being agreed that disclosure of any item in any Section of the Company Disclosure Letter with respect to any Section or subsection of Article IV of this Agreement shall be deemed disclosed with respect to any other Section or subsection of Article IV of this Agreement to the extent such relationship is reasonably apparent, provided that nothing in the Company Disclosure Letter is intended to broaden the scope of any representation or warranty of the Company made herein), or (b) as disclosed in Company SEC Filings publicly available, filed with, or furnished to, as applicable, the SEC on or after January 1, 2010 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading "Risk Factors" and any disclosure of risks or other matters included in any "forward-looking statements" disclaimer or other statements that are cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to Parent and Merger Sub that:

        Section 4.1    Organization and Qualification; Subsidiaries.

        (a)   The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

        (b)   Each Company Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

        (c)   Section 4.1(c) of the Company Disclosure Letter sets forth a true and complete list of the Company Subsidiaries, including a list of each Company Subsidiary that is a "qualified REIT subsidiary" within the meaning of Section 856(i)(2) of the Code, or a "taxable REIT subsidiary" within the meaning of Section 856(l) of the Code, together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Company Subsidiary, (ii) the type of and percentage of interest held, directly or indirectly, by the Company in each Company Subsidiary, (iii) the names of and the type of and percentage of interest held by any Person other than the Company or a Company Subsidiary in each Company Subsidiary, and (iv) the classification for United States federal income tax purposes of each Company Subsidiary.

        (d)   Neither the Company nor any Company Subsidiary directly or indirectly owns any interest or investment (whether equity or debt) in any person (other than in the Company Subsidiaries and investments in short-term investment securities).

        Section 4.2    Organizational Documents.     The Company has made available to Parent complete and correct copies of (i) the Company's articles of incorporation, as amended and supplemented to date (the "Company Charter") and the Company's Bylaws (the "Company Bylaws"), and (ii) the organizational documents of each Company Subsidiary, each as in effect on the date hereof.

        Section 4.3    Capital Structure.

        (a)   The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $1.00 per share (the "Company Preferred Stock"). At the close of business on February 24, 2011, (i) 126,462,665 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 1,458,248 shares of Company Common Stock were reserved for issuance pursuant to the terms of outstanding awards granted pursuant to the Company Plans, (iv) 3,815,976 shares of Company Common Stock are available for grant under the Company Plans, (v) 2,673,641 shares of Company Common Stock were reserved for issuance upon redemption of Class A Partnership Units of NHP/PMB ("Class A Units"), (vi) 345,639 shares of Company Common Stock were reserved for issuance under the Company's Dividend Reinvestment and Stock Purchase Plan, and (vii) 1,322,200 shares of Company Common Stock were reserved for issuance under the Company's at-the-market equity offering program. All issued and outstanding shares of the capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, and no class of capital stock is entitled to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of Company Common Stock may vote. Section 4.3(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of the total number of outstanding (A) Company Options, (B) Company Restricted Stock Units, (C) Company Restricted Stock, (D) Company Performance Shares, and (E) Company DER and (F) the number of shares of Company Common Stock subject to each outstanding Company Option, the name of the holder, the exercise price, the grant date, and the general terms and conditions including vesting provisions and exercise period of Company Options and the Company Benefit Plan under which such Company Options were granted; the number of shares of Company Common Stock subject to each outstanding award of Company Restricted Stock Units and Company Restricted Stock, the name of the holder, the grant date, and the general terms and conditions including the vesting schedule and the other material terms of each award of Company Restricted Stock Units and Company Restricted Stock, as applicable, and the Company Benefit Plan under which Company Restricted Stock Units and Company Restricted Stock, as applicable, were granted; the number of shares of Company Common Stock subject to each Company Performance Shares award, the name of the holder, the grant date, and the general terms and conditions including the vesting schedule and other material terms of such Company Performance Shares award and the Company Benefit Plan under Company Performance Shares award were granted; and any other rights to purchase or receive Company Common Stock granted under the Company Benefit Plans or otherwise and the names and positions of the holders, the grant date and the terms thereof and the Company Benefit Plan under which such rights were granted. There are no other rights to purchase or receive the Company Common Stock granted under the Company Benefit Plans or otherwise other than the Company Options, Company Restricted Stock Units, Company Restricted Stock, Company Performance Shares, and Company DERs disclosed on Section 4.3(a) of the Company Disclosure Letter. Immediately prior to the Closing, the Company will provide to Parent a complete and correct list that contains the information required to be provided in Section 4.3(a) of the Company Disclosure Schedule that is correct and complete as of the Closing Date.

        (b)   All of the outstanding shares of capital stock of each of the Company Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Company Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the Company

Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. Except as set forth in Section 4.1(c) of the Company Disclosure Letter, the Company owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the Company Subsidiaries, free and clear of all encumbrances other than statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any Company Subsidiary or which would require any Company Subsidiary to issue or sell any shares of its capital stock, ownership interests or securities convertible into or exchangeable for shares of its capital stock or ownership interests.

        (c)   Except as set forth in this Section 4.3, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, rights of first refusal, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound, obligating the Company or any Company Subsidiary to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of Company Common Stock, shares of Company Preferred Stock or other equity securities or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of the Company or any of the Company Subsidiaries or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, right of first refusal, arrangement or undertaking. As of the date of this Agreement, except as expressly provided in the NHP/PMB Partnership Agreement, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock, shares of Company Preferred Stock, Class A Units or other equity securities of the Company or any Company Subsidiary (other than in satisfaction of withholding Tax obligations pursuant to certain awards outstanding under the Company Plans in the event the grantees fail to satisfy withholding Tax obligations). Neither the Company nor any Company Subsidiary is a party to or, to the knowledge of the Company, bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any capital stock of the Company or any of the Company Subsidiaries.

        (d)   All dividends or distributions on the shares of Company Common Stock, Company Preferred Stock and Class A Units and any material dividends or distributions on any securities of any Company Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

        Section 4.4    Authority.

        (a)   The Company has the requisite organizational power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Merger or to consummate the transactions contemplated hereby, subject, with respect to the Merger, to receipt of the Company Stockholder Approval and the filing and acceptance for record of the Articles of Merger with the SDAT and the Certificate of Merger with the Delaware Secretary. The Company's board of directors (the "Company Board") at a duly held meeting has, by unanimous vote, (i) duly and validly authorized the execution and delivery of this Agreement and declared advisable the consummation of the Merger and the other transactions contemplated hereby, (ii) directed that the Merger be submitted for consideration at the Company Stockholder Meeting, and (iii) resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger and the other transactions contemplated hereby (the "Company Recommendation") and to include such recommendation in the Joint Proxy Statement, subject to Section 6.5.

        (b)   This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

        Section 4.5    No Conflict; Required Filings and Consents.

        (a)   The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company will not, (i) assuming receipt of the Company Stockholder Approval, conflict with or violate any provision of the Company Charter or Company Bylaws or any equivalent organizational or governing documents of any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained, all filings and notifications described in Section 4.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound, or (iii) require any consent or approval under, result in any breach of or any loss of any benefit or material increase in any cost or obligation of the Company or any Company Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which the Company or any Company Subsidiary is a party, except, as to clauses (ii) and (iii), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

        (b)   The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) a joint proxy statement in preliminary and definitive form relating to the Company Stockholder Meeting and the Parent Stockholder Meeting (together with any amendments or supplements thereto, the "Joint Proxy Statement") and of a registration statement on Form S-4 pursuant to which the offer and sale of shares of Parent Common Stock in the Merger will be registered pursuant to the Securities Act and in which the Joint Proxy Statement will be included as a prospectus (together with any amendments or supplements thereto, the "Form S-4"), and declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) as may be required under the rules and regulations of the NYSE, (iii) the filing of the Articles of Merger and the acceptance for record by SDAT of the Articles of Merger pursuant to the MGCL, (iv) the filing of the Certificate of Merger and the acceptance for record by the Delaware Secretary of the Certificate of Merger pursuant to the DLLCA, (v) such filings and approvals as may be required by any applicable state securities or "blue sky" Laws, (vi) such filings as may be required in connection with state and local transfer Taxes, and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

        Section 4.6    Permits; Compliance With Law.

        (a)   Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 4.14 or Section 4.16, which are addressed solely in those Sections, the Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy, necessary for the Company and each Company Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (the "Company Permits"), and all such Company Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Company Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. All applications required to have been filed for the renewal of the Company Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Company Permits have been duly made on a timely basis with the appropriate Governmental Authority, except in each case for failures to file which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any claim or notice nor has any knowledge indicating that the Company or any Company Subsidiary is currently not in compliance with the terms of any such Company Permits, except where the failure to be in compliance with the terms of any such Company Permits, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

        (b)   Neither the Company nor any Company Subsidiary is or has been in conflict with, or in default or violation of (i) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound (except for Laws addressed in Section 4.10, Section 4.11, Section 4.14, Section 4.15 or Section 4.17), or (ii) any Company Permits (except for the Company Permits addressed in Section 4.14 or Section 4.16), except in each case for any such conflicts, defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

        Section 4.7    SEC Filings; Financial Statements.

        (a)   The Company has filed with, or furnished (on a publicly available basis) to, the SEC all forms, reports, schedules, statements and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, including any amendments or supplements thereto, from and after January 1, 2009 (collectively, the "Company SEC Filings"). Each Company SEC Filing, as amended or supplemented, if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC thereunder, and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Company Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act.

        (b)   Each of the consolidated financial statements contained or incorporated by reference in the Company SEC Filings (as amended, supplemented or restated, if applicable), including the related notes and schedules, was prepared (except as indicated in the notes thereto) in accordance with GAAP applied on a consistent basis throughout the periods indicated, and each such consolidated financial statement presented fairly, in all material respects, the consolidated financial position, results of operations, stockholders' equity and cash flows of the Company and its consolidated subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

        (c)   The records, systems, controls, data and information of the Company and the Company Subsidiaries that are used in the system of internal accounting controls described in the following sentence are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of the Company or the Company Subsidiaries or accountants, except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls. The Company and the Company Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that: (1) transactions are executed only in accordance with management's authorization; (2) transactions are recorded as necessary to permit preparation of the financial statements of the Company and the Company Subsidiaries and to maintain accountability for the assets of the Company and the Company Subsidiaries; (3) access to such assets is permitted only in accordance with management's authorization; (4) the reporting of such assets is compared with existing assets at regular intervals; and (5) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Company's principal executive officer and its principal financial officer have disclosed to the Company's auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial data, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls, and the Company has made available to Parent copies of any material written materials relating to the foregoing. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 promulgated under the Exchange Act) designed to ensure that material information relating to the Company required to be included in reports filed under the Exchange Act, including its consolidated subsidiaries, is made known to the Company's principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and, to the knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company's principal executive officer and its principal financial officer to material information required to be included in the Company's periodic reports required under the Exchange Act. Since the enactment of the Sarbanes-Oxley Act, none of the Company or any Company Subsidiary has made any prohibited loans to any director or executive officer of the Company (as defined in Rule 3b-7 promulgated under the Exchange Act).

        (d)   None of the Company or its consolidated subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities or obligations (i) expressly contemplated by or under this Agreement, including without limitation Section 6.1 hereof, (ii) incurred in the ordinary course of business consistent with past practice since the most recent balance sheet set forth in the Company SEC Filings made through and including the date of this Agreement, (iii) described in any section of the Company Disclosure Letter or (iv) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

        (e)   To the knowledge of the Company, none of the Company SEC Filings is the subject of ongoing SEC review and the Company has not received any comments from the SEC with respect to any of the Company SEC Filings since January 1, 2009 which remain unresolved, nor has it received any inquiry or information request from the SEC as to any matters affecting the Company which has not been adequately addressed. The Company has made available to Parent true and complete copies of all written comment letters from the staff of the SEC received since January 1, 2009 through the date of this Agreement relating to the Company SEC Filings and all written responses of the Company thereto through the date of this Agreement. None of the Company SEC Filings is the subject of any confidential treatment request by the Company.

        Section 4.8    Disclosure Documents.

        (a)   None of the information supplied or to be supplied by or on behalf of the Company or any Company Subsidiary for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the stockholders of the Company and of Parent, at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to the Company or any Company Subsidiary or other information supplied by or on behalf of the Company or any Company Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

        (b)   The representations and warranties contained in this Section 4.8 will not apply to statements or omissions included in the Form S-4 or the Joint Proxy Statement to the extent based upon information supplied to the Company by or on behalf of Parent or Merger Sub.

        Section 4.9    Absence of Certain Changes or Events.     Since September 30, 2010, except as contemplated by this Agreement or as set forth in Section 4.9 of the Company Disclosure Letter, (a) the Company and each Company Subsidiary has conducted its business in the ordinary course consistent with past practice, (b) except as set forth on Section 6.1(b) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has taken any action that it would not be permitted to take after the date of this Agreement without the prior written consent of Parent pursuant to Section 6.1(b)(i), Section 6.1(b)(iii), Section 6.1(b)(vii), Section 6.1(b)(viii), Section 6.1(b)(ix), Section 6.1(b)(xiii), Section 6.1(b)(xv) or Section 6.1(b)(xx), or agreed to do any of the foregoing, and (c) there has not been any Company Material Adverse Effect or any effect, event, development or circumstance that, individually or in the aggregate with all other effects, events, developments and changes, would reasonably be expected to result in a Company Material Adverse Effect.

        Section 4.10    Employee Benefit Plans.

        (a)   Section 4.10 of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan and Company Employment Agreement. Company has delivered or made available to Parent a true, correct and complete copy of each material Company Benefit Plan and Company Employment Agreement and, with respect thereto, if applicable, (A) all amendments, trust (or other funding vehicle) agreements, summary plan descriptions and insurance contracts, (B) the most recent annual report (Form 5500 series including, where applicable, all schedules and actuarial and accountants' reports) filed with the IRS and the most recent actuarial report or other financial statement relating to such Company Benefit Plan, and (C) the most recent determination letter from the IRS.

        (b)   Each Company Benefit Plan and Company Employment Agreement has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code and in compliance with Section 409A of the Code to avoid income inclusion under Section 409A(a)(1) of the Code.

        (c)   Each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS as to its qualified status or may rely upon an opinion letter for a prototype plan and, to the Company's knowledge, there is no fact, event or existing circumstances that would adversely affect the qualified status of any such Company Benefit Plan. To the Company's knowledge, neither the Company nor any Company Subsidiary has engaged in a non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan that could result in material liability to the Company and the Company Subsidiaries, taken as a whole. No material suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company, is threatened against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims).

        (d)   None of the Company, any Company Subsidiaries or any of their ERISA Affiliates, maintains, contributes to, or participates in, or has ever during the past six (6) years maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) an employee pension benefit plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA), a "multiple employer plan" (as defined in Section 413(c) of the Code) or a "multiemployer plan" (as defined in Section 3(37) of ERISA), (iii) any plan or arrangement which provides post-employment retiree medical or welfare benefits, except as required by applicable Law; or (iv) any plan established or maintained outside of the United States or for the benefit of current or former employees of the Company or any Company Subsidiaries residing outside the United States.

        (e)   Except as set forth in Section 4.10(e) of the Company Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will: (A) entitle any employee, director or consultant of the Company or Company Subsidiaries to severance pay or any increase in severance pay under any of the Company Benefit Plans or Company Employment Agreements upon any termination of employment on or after the date of this Agreement, (B) accelerate the time of payment, vesting or funding or result in any payment of compensation or benefits under, or increase the amount or value of any payment to any employee, officer or director of any Company or Company Subsidiary, or could limit the right to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust or (C) result in payments or benefits under any Company Benefit Plan or Company Employment Agreement which would not be deductible under Section 162(m) or Section 280G of the Code. The Company has delivered to Parent the most recent analysis of PricewaterhouseCoopers, advisor to the Company, as to implications of Sections 280G and 4999 of the Code on each applicable "disqualified individual" of the consummation of the transactions contemplated hereby (assuming that the employment of each such disqualified individual were terminated upon the Closing).

        (f)    Except as set forth in Section 4.10(f) of the Company Disclosure Letter, there are no material funded benefit obligations of the Company or the Company Subsidiaries under a Company Benefit Plan for which contributions have not been made or properly accrued and there are no material unfunded benefit obligations under a Company Benefit Plan that have not been accounted for by reserves or otherwise reflected as may be required in the consolidated financial statements in the Company SEC Filings made through and including the date of this Agreement.

        (g)   The Company has delivered or made available to Parent a true and complete description of the terms and conditions of each Company Severance Pay Plan.

        Section 4.11    Labor and Other Employment Matters.     The Company and each Company Subsidiary is in compliance with all applicable Laws in all material respects with respect to labor, employment, fair employment practices, terms and conditions of employment, workers' compensation, occupational safety and health, plant closings, wages and hours and immigration. Neither the Company nor any Company Subsidiary is a party to, or bound by any, collective bargaining agreement and no labor union has been certified to represent any employee of the Company or any Company Subsidiary, or has applied, or threatened to apply, to represent or is attempting to organize so as to represent such employees, including any representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There is no pending or, to the knowledge of the Company, threatened work stoppage, slowdown lockouts, material arbitrations or material grievances, labor strike or other material labor disputes against the Company or any Company Subsidiary.

        Section 4.12    Material Contracts.

        (a)   Except for contracts listed in Section 4.12 of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to or bound by any contract that, as of the date hereof:

            (i)  is required to be filed as an exhibit to the Company's Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated by the SEC;

           (ii)  obligates the Company or any Company Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $1,000,000 and is not cancelable within ninety (90) days without material penalty to the Company or any Company Subsidiary, except for any Company Lease or any ground lease affecting any Company Property;

          (iii)  contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of the Company or any Company Subsidiary, or that otherwise restricts the lines of business conducted by the Company or any Company Subsidiary or the geographic area in which the Company or any Company Subsidiary may conduct business;

          (iv)  is an agreement which obligates the Company or any Company Subsidiary to indemnify any past or present directors, officers, trustees, employees and agents of the Company or any Company Subsidiary pursuant to which the Company or Company Subsidiary is the indemnitor, other than any operating agreements or property management agreements or any similar agreement pursuant to which a Company Subsidiary that is not wholly owned, directly or indirectly, by the Company provides such an indemnification to any such directors, officers, trustees, employees or agents in connection with the indemnification by such non-wholly owned Company Subsidiary of the Company or another Company Subsidiary thereunder;

           (v)  constitutes a debt obligation of the Company or any Company Subsidiary with a principal amount outstanding as of the date hereof greater than $25,000,000;

          (vi)  would prohibit or materially delay the consummation of the Merger as contemplated by this Agreement;

         (vii)  requires the Company or any Company Subsidiary to dispose of or acquire assets or properties (other than in connection with the expiration of a Company Lease or a ground lease affecting a Company Property) with a fair market value in excess of $5,000,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction, except for any Company Lease or any ground lease affecting any Company Property;

        (viii)  constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction;

          (ix)  sets forth the operational terms of a joint venture, partnership, limited liability company or strategic alliance of the Company or any Company Subsidiary; or

           (x)  constitutes a loan to any Person (other than a wholly owned Company Subsidiary) by the Company or any Company Subsidiary (other than advances made pursuant to and expressly disclosed in the Company Leases or pursuant to any disbursement agreement, development agreement, or development addendum entered into in connection with a Company Lease with respect to the development, construction, or equipping of Company Properties or the funding of improvements to Company Properties) in an amount in excess of $5,000,000.

Each contract listed on Section 4.12 of the Company Disclosure Letter to which the Company or any Company Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a "Company Material Contract".

        (b)   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, each Company Material Contract is legal, valid, binding and enforceable on the Company and each Company Subsidiary that is a party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Company Material Contract and, to the knowledge of the Company, each other party thereto has performed all obligations required to be performed by it under such Company Material Contract prior to the date hereof. Neither the Company nor any Company Subsidiary has received notice of any violation or default under any Company Material Contract, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        Section 4.13    Litigation.     Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement, (a) there is no suit, arbitration, inquiry, claim, action or proceeding pending or, to the knowledge of the Company, threatened by or before any Governmental Authority, nor, to the knowledge of the Company, is there any investigation pending by any Governmental Authority, in each case, against the Company or any Company Subsidiary, and (b) neither the Company nor any Company Subsidiary, nor any of the Company's or any Company Subsidiary's respective property, is subject to any outstanding judgment, order, writ, injunction or decree of any Governmental Authority.

        Section 4.14    Environmental Matters.

        (a)   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect:

            (i)  The Company and each Company Subsidiary are in compliance with applicable Environmental Laws, have applied for all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits.

           (ii)  Neither the Company nor any Company Subsidiary has received any written notice, demand, letter or claim alleging that the Company or any such Company Subsidiary is in violation of, or liable under, any Environmental Law or that any judicial, administrative or compliance order has been issued against the Company or any Company Subsidiary which remains unresolved. There is no litigation, investigation, request for information or other proceeding pending, or, to the knowledge of the Company, threatened against the Company and any Company Subsidiary under any applicable Environmental Law.

          (iii)  Neither the Company nor any Company Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial, administrative or compliance order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and no investigation, litigation or other proceeding is pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary under any applicable Environmental Law.

          (iv)  Neither the Company nor any Company Subsidiary has assumed, by contract or operation of Law, any liability under any Environmental Law or relating to any Hazardous Materials, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.

           (v)  Neither the Company nor any Company Subsidiary has caused, and to the knowledge of the Company, no Third Party has caused any release of a Hazardous Material that would be required to be investigated or remediated by the Company or any Company Subsidiary under any Environmental Law.

        (b)   This Section 4.14 contains the exclusive representations and warranties of the Company with respect to environmental matters.

        Section 4.15    Intellectual Property.

        (a)   Section 4.15(a) of the Company Disclosure Letter sets forth a correct and complete list of all material Intellectual Property registrations and applications for registration owned by the Company.

        (b)   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries own or are licensed or otherwise possess valid rights to use all Intellectual Property necessary to conduct the business of the Company and the Company Subsidiaries as it is currently conducted, (ii) the conduct of the business of the Company and the Company Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Third Party, (iii) there are no pending or, to the knowledge of the Company, threatened claims with respect to any of the Intellectual Property rights owned by the Company or any Company Subsidiary, and (iv) to the knowledge of the Company, no Third Party is currently infringing or misappropriating Intellectual Property owned by the Company or any Company Subsidiary. The Company and the Company Subsidiaries are taking all actions that they reasonably believe are necessary to maintain and protect each material item of Intellectual Property that they own.

        (c)   This Section 4.15 contains the exclusive representations and warranties of the Company with respect to intellectual property matters.

        Section 4.16    Properties.

        (a)   Section 4.16(a) of the Company Disclosure Letter sets forth a list of the common name of each facility and real property owned or leased, including ground leased, by the Company or any Company Subsidiary as lessee or sublessee, as of the date of this Agreement (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as a "Company Property" and collectively referred to herein as the "Company Properties"). Except as set forth in Section 4.16(a) of the Company Disclosure Letter, there are no real properties that the Company or any Company Subsidiary is obligated to buy, lease or sublease at some future date.

        (b)   The Company or a Company Subsidiary owns good and valid fee simple title or leasehold title (as applicable) to each of the Company Properties, in each case, free and clear of Liens, except for Company Permitted Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. For the purposes of this Agreement, "Company Permitted Liens" shall mean any (i) Liens relating to any Indebtedness incurred in the ordinary course of business, (ii) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings, (iii) any Company Material Contracts or other service contracts, management agreements, leasing commission agreements, agreements or obligations set forth in Section 4.16(l) of the Company Disclosure Letter, or Company Leases or ground leases or air rights affecting any Company Property, (iv) Liens imposed or promulgated by Law or any Governmental Authority, including zoning regulations, permits and licenses, (v) Liens that are disclosed on the existing Company Title Insurance Policies made available by or on behalf of the Company or any Company Subsidiary to Parent prior to the date hereof, (vi) any cashiers', landlords', workers', mechanics', carriers', workmen's, repairmen's and materialmen's liens and other similar Liens imposed by Law and incurred in the ordinary course of business consistent with past practice that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings, and (vii) any other Liens, limitations, restrictions or title defects that do not materially impair the value of the Company Property or the continued use and operation of the Company Property as currently used and operated. Section 4.16(b) of the Company Disclosure Letter describes the material Company Permitted Liens which are being contested in good faith by appropriate proceedings.

        (c)   The Company Properties (x) are supplied with utilities and other services as necessary to permit their continued operation as they are now being operated, (y) are, to the knowledge of the Company, in working order sufficient for their normal operation in the manner currently being operated and without any material structural defects other than as may be disclosed in any physical condition reports that have been made available to Parent, and (z) are, to the knowledge of the Company, adequate and suitable for the purposes for which they are presently being used.

        (d)   To the knowledge of the Company, each of the Company Properties has sufficient access to and from publicly dedicated streets for its current use and operation, without any constraints that interfere with the normal use, occupancy and operation thereof.

        (e)   Neither the Company nor any of the Company Subsidiaries has received (i) written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Company Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the

Company Properties is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have a Company Material Adverse Effect, or (ii) written notice of any uncured violation of any Laws affecting any of the Company Properties which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

        (f)    No certificate, variance, permit or license from any Governmental Authority having jurisdiction over any of the Company Properties or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on any of the Company Properties or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Company Properties has failed to be obtained or is not in full force and effect, and neither the Company nor any Company Subsidiary has received written notice of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license, except for each of the foregoing as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

        (g)   Neither the Company nor any Company Subsidiary has received any written notice to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Company Properties, or (ii) any zoning regulation or ordinance (including with respect to parking), Board of Fire Underwriters rules, building, fire, health or other Law has been violated (and remains in violation) for any Company Property, except for each of the foregoing as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

        (h)   Except for discrepancies, errors or omissions that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the rent rolls for each of the Company Properties that constitute medical office buildings operated by or on behalf of the Company or any Company Subsidiaries ("Company MOBs"), dated as of December 31, 2010, which rent rolls have previously been made available by or on behalf of the Company or any Company Subsidiary to Parent, and the schedules with respect to the Company Properties subject to triple-net leases, which schedules have previously been made available to Parent, correctly (i) reference each lease or sublease that was in effect as of December 31, 2010 and to which the Company or the Company Subsidiaries are parties as lessors or sublessors with respect to each of the applicable Company Properties (all leases or subleases (including any triple-net leases), together with all amendments, modifications, supplements, renewals and extensions related thereto, the "Company Leases"), and (ii) identify the rent currently payable and security deposit amounts currently held under the Company Leases.

        (i)    True and complete in all material respects copies of (i) all ground leases affecting the interest of the Company or any Company Subsidiary in the Company Properties, (ii) all Company Leases with the Company's top fifteen (15) tenants, based on rental payments to the Company (or the Company's pro rata share of such rental payments in the case of non-wholly-owned Company Subsidiaries), with respect to Company Properties subject to triple-net leases, and (iii) all Company Leases for Company MOBs that relate to in excess of ten thousand (10,000) square feet of net rentable area (the "Material Company Leases"), in each case in effect as of the date hereof, together with all amendments, modifications, supplements, renewals and extensions related thereto, have been made available to Parent. Except as set forth on Section 4.16(i) of the Company Disclosure Letter or as has not had and would not reasonably be expected to have a Company Material Adverse Effect, (1) neither the Company nor any Company Subsidiary is and, to the knowledge of the Company, no other party is in breach or violation of, or default under, any Material Company Lease, (2) no event has occurred which would result in a breach or violation of, or a default under, any Material Company Lease by the

Company or any Company Subsidiary, or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both) and no tenant under a Material Company Lease is in monetary default under such Material Company Lease, (3) no tenant under a Company Lease is the beneficiary or has the right to become a beneficiary of a loan or forbearance from the Company or any Company Subsidiary in excess of $5,000,000 in the aggregate, (4) neither the Company nor any Company Subsidiary is in receipt of any rent under any Company Lease paid more than thirty (30) days before such rent is due and payable, and (5) each Material Company Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or a Company Subsidiary and, to the knowledge of the Company, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

        (j)    To the knowledge of the Company, except as set forth on Section 4.16(j) of the Company Disclosure Letter, there are no Tax abatements or exemptions specifically affecting the Company Properties, and the Company and the Company Subsidiaries have not received any written notice of (and the Company and the Company Subsidiaries do not have any knowledge of) any proposed increase in the assessed valuation of any of the Company Properties or of any proposed public improvement assessments that will result in the Taxes or assessments payable in the next tax period increasing by an amount material to the Company and the Company Subsidiaries, considered as a whole.

        (k)   Except as set forth in Section 4.16(k) of the Company Disclosure Letter or as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, no purchase option has been exercised under any Company Lease for which the purchase has not closed prior to the date of this Agreement.

        (l)    Except for Company Permitted Liens or as set forth in Section 4.16(l) of the Company Disclosure Letter, (i) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Company Property or any portion thereof that would materially adversely affect the Company's, or the Company Subsidiary's, ownership, ground lease or right to use a Company Property subject to a Material Company Lease, and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Company Property or any portion thereof that is owned by any Company Subsidiary, which, in each case, is in favor of any party other than the Company or a Company Subsidiary (a "Company Third Party").

        (m)  Except as set forth in Section 4.16(m) of the Company Disclosure Letter or pursuant to a Company Lease or any ground lease affecting any Company Property, neither the Company nor any Company Subsidiary is a party to any agreement pursuant to which the Company or any Company Subsidiary manages or manages the development of any real property for any Company Third Party.

        (n)   A copy of each Company Title Insurance Policy in the possession of the Company has been made available to Parent. No written claim has been made against any Company Title Insurance Policy, which individually or in the aggregate, has had or would be reasonably expected to have a Company Material Adverse Effect.

        (o)   Section 4.16(o) of the Company Disclosure Letter lists (i) to the knowledge of the Company, each of the Company Properties which are under development as of the date hereof, and describes the status of such development as of the date hereof, and (ii) to the knowledge of the Company, all real properties under contract or currently proposed for acquisition, development or commencement of construction by the Company or a Company Subsidiary pursuant to binding agreements, as of the date hereof.

        (p)   The Company and the Company Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. None of the Company's or any of the Company Subsidiaries' ownership of or leasehold interest in any such personal property is subject to any Liens, except for Company Permitted Liens and Liens that have not had and would not reasonably be expected to have a Company Material Adverse Effect.

        (q)   Section 4.16(q) of the Company Disclosure Letter lists the parties currently providing third-party property management services to the Company or a Company Subsidiary and the number of facilities currently managed by each such party.

        Section 4.17    Taxes.

        (a)   The Company and each Company Subsidiary has filed with the appropriate Governmental Authority all Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct, subject in each case to such exceptions as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions for, all material Taxes required to be paid by them.

        (b)   The Company (i) for all taxable years commencing with the Company's taxable year ended December 31, 1985 through December 31, 2010, has been subject to taxation as a real estate investment trust within the meaning of Section 856 of the Code (a "REIT") and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2011 to the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will end with the Merger; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or threatened in writing. No Company Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a "qualified REIT subsidiary" within the meaning of Section 856(i)(2) of the Code, as a "taxable REIT subsidiary" within the meaning of Section 856(l) of the Code, or as a REIT.

        (c)   (i) There are no audits, investigations by any Governmental Authority or other proceedings pending with regard to any material Taxes or Tax Returns of the Company or any Company Subsidiary; (ii) no deficiency for Taxes of the Company or any Company Subsidiary has been claimed, proposed or assessed in writing or, to the knowledge of the Company, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; (iii) neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year; and (iv) neither the Company nor any of the Company Subsidiaries has entered into any "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

        (d)   Each Company Subsidiary that is a partnership, joint venture, or limited liability company and which has not elected to be a "taxable REIT subsidiary" has been since its formation treated for United States federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation.

        (e)   Neither the Company nor any Company Subsidiary holds any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

        (f)    Since its inception, (i) the Company and the Company Subsidiaries have not incurred any liability for material Taxes under Section 860(c) or 4981 of the Code which have not been previously paid, and (ii) neither the Company nor any Company Subsidiary has incurred any material liability for Taxes other than (x) in the ordinary course of business or consistent with past practice, or (y) transfer or similar Taxes arising in connection with sales of property.

        (g)   The Company and the Company Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any foreign Laws) and have duly and timely withheld and have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

        (h)   The Company Tax Protection Agreements (as hereinafter defined) listed in Section 4.17(h) of the Company Disclosure Letter are the only such agreements in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the knowledge of the Company threatened to raise, a material claim against the Company or any Company Subsidiary for any breach of any Company Tax Protection Agreements. As used herein, "Company Tax Protection Agreements" means any written agreement to which the Company or any Company Subsidiary is a party pursuant to which: (i) any liability to holders of Class A Units relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) in connection with the deferral of income Taxes of a holder of Class A Units, the Company or the Company Subsidiaries have agreed to (A) maintain a minimum level of debt or continue a particular debt, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner.

        (i)    There are no Tax Liens upon any property or assets of the Company or any Company Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established.

        (j)    Neither the Company nor any Company Subsidiary has requested, has received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any Taxes.

        (k)   There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving the Company or any Company Subsidiary, and after the Closing Date neither the Company nor any Company Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

        (l)    Neither the Company nor any Company Subsidiary (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

        (m)  Neither the Company nor any Company Subsidiary has participated in any "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

        (n)   As of the date of this Agreement, the Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        (o)   Neither the Company nor any of the Company Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

        (p)   The amount of the Company's liabilities does not exceed the aggregate basis of the Company's assets, as determined for United States federal income Tax purposes.

        Section 4.18    Insurance.     The Company has made available to Parent copies of all material insurance policies and all material fidelity bonds or other insurance service contracts in the Company's possession providing coverage for all material Company Properties (the "Company Insurance Policies"). Except for those matters that have not had and would not reasonably be expected to have a Company Material Adverse Effect, there is no claim for coverage by the Company or any Company Subsidiary pending under any of the Company Insurance Policies that has been denied or disputed by the insurer. Except for those matters that have not had and would not reasonably be expected to have a Company Material Adverse Effect, all premiums payable under all Company Insurance Policies have been paid, and the Company and the Company Subsidiaries have otherwise complied in all material respects with the terms and conditions of all the Company Insurance Policies. To the knowledge of the Company, such Company Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect. No written notice of cancellation or termination has been received by the Company or any Company Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

        Section 4.19    Opinion of Financial Advisor.     The Company has received the opinion of J.P. Morgan Securities LLC ("J.P. Morgan") that, as of the date of such opinion and subject to the assumptions and limitations set forth therein, the Exchange Ratio is fair from a financial point of view to the holders of shares of Company Common Stock.

        Section 4.20    Takeover Statutes.     Assuming the accuracy of the representations and warranties set forth in Section 5.24, the Company Board has taken all action necessary to render inapplicable to the Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL and in Article V, Section 2 of the Company Charter. The restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the Merger. No other "business combination," "control share acquisition," "fair price," "moratorium" or other takeover or anti-takeover statute or similar federal or state Law (collectively, "Takeover Statutes") are applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement.

        Section 4.21    Vote Required.     The affirmative vote of the holders of not less than two-thirds (2/3) of all outstanding shares of Company Common Stock entitled to vote thereon (the "Company Stockholder Approval") is the only vote of the holders of any class or series of shares of capital stock of the Company necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

        Section 4.22    Brokers.     No broker, finder or investment banker (other than J.P. Morgan) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

        Section 4.23    Investment Company Act.     Neither the Company nor any Company Subsidiary is required to be registered as an investment company under the Investment Company Act.

        Section 4.24    Affiliate Transactions.     Except as set forth in the Company SEC Filings made through and including the date of this Agreement or as permitted by this Agreement, from January 1, 2010 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any Affiliates (other than Company Subsidiaries) of the Company or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

        Section 4.25    No Other Representations or Warranties.     Except for the representations and warranties contained in Article V, the Company acknowledges that neither Parent nor any other Person or entity on behalf of Parent has made, and the Company has not relied upon, any representation or warranty, whether express or implied, with respect to Parent or any of the Parent Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company by or on behalf of Parent.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

        Except (a) as set forth in the disclosure letter that has been prepared by Parent and delivered by Parent to the Company in connection with the execution and delivery of this Agreement (the "Parent Disclosure Letter") (it being agreed that disclosure of any item in any Section of the Parent Disclosure Letter with respect to any Section or subsection of Article V of this Agreement shall be deemed disclosed with respect to any other Section or subsection of Article V of this Agreement to the extent such relationship is reasonably apparent, provided that nothing in the Parent Disclosure Letter is intended to broaden the scope of any representation or warranty of Parent or Merger Sub made herein), or (b) as disclosed in Parent SEC Filings, publicly available, filed with, or furnished to, as applicable, the SEC on or after January 1, 2010 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading "Risk Factors" and any disclosure of risks or other matters included in any "forward-looking statements" disclaimer or other statements that are cautionary, predictive or forward-looking in nature), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

        Section 5.1    Organization and Qualification; Subsidiaries.

        (a)   Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Parent is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

        (b)   Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

        (c)   Each Parent Subsidiary (other than Merger Sub) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except for such failures to be so organized, in good standing or have certain power and authority that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each Parent Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

        (d)   None of Parent, Merger Sub or any Parent Subsidiary directly or indirectly owns any interest or investment (whether equity or debt) in any person (other than in the Parent Subsidiaries and investments in short-term investment securities).

        Section 5.2    Organizational Documents.     Parent has made available to the Company complete and correct copies of (i) Parent's Amended and Restated Certificate of Incorporation, as amended (the "Parent Charter") and Fourth Amended and Restated Bylaws (the "Parent Bylaws"), (ii) Merger Sub's certificate of formation and limited liability company agreement, and (iii) the organizational documents of each of Parent's "significant subsidiaries" (as such term is defined in Rule 1-02 of Regulation S-X), each as in effect on the date hereof.

        Section 5.3    Capital Structure.

        (a)   As of the date of this Agreement, the authorized capital stock of Parent consists of 300,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share (the "Parent Preferred Stock" and, together with the Parent Common Stock, the "Parent Stock"). At the close of business on February 24, 2011, (i) 162,920,669 shares of Parent Common Stock were issued and outstanding, (ii) 50,966 shares of Parent Common Stock were held by Parent in its treasury, (iii) no shares of Parent Preferred Stock were issued and outstanding, (iv) 24,172,074 shares of Parent Common Stock were reserved for issuance under Parent's Distribution Reinvestment and Stock Purchase Plan, 5,257,637 shares of Parent Common Stock were reserved for future issuance or grant under the Parent Benefit Plans, 1,987,878 shares of Parent Common Stock were reserved for issuance upon exercise of outstanding options, and 71,848 shares of Parent Common Stock were reserved for conversion or settlement of outstanding stock units under the Parent Benefit Plans, (v) 1,819,582 shares of Parent Common Stock were reserved for issuance upon conversion of Parent's convertible senior notes due 2011, and (vi) 24,958,543 shares of Parent Common Stock were reserved for issuance pursuant to the Atria Agreement. All issued and outstanding shares of the capital stock of Parent are duly authorized, validly issued, fully paid and non-assessable, and all shares of Parent Common Stock to be issued as the Merger Consideration or as Stock Award Payments, when so issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable. No class of capital stock is entitled to preemptive rights. Except as disclosed in Section 5.3(a) of Parent Disclosure Letter, there are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of Parent Common Stock may vote.

        (b)   At the close of business on February 24, 2011, all of the Merger Sub Interests were owned by Parent. All of the Merger Sub Interests are duly authorized and validly issued, and are not entitled to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness of Merger Sub having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of Merger Sub Interests may vote.

        (c)   All of the outstanding shares of capital stock of each of the Parent Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Parent Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the Parent Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable.

        (d)   Except as set forth in this Section 5.3, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, rights of first refusal, arrangements or undertakings of any kind to which Parent, Merger Sub or any other Parent Subsidiary is a party or by which any of them is bound, obligating Parent, Merger Sub or any other Parent Subsidiary to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of Parent Stock or Merger Sub Interests or other equity securities or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of Parent, Merger Sub or any of the other Parent Subsidiaries or obligating Parent, Merger Sub or any other Parent Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, right of first refusal, arrangement or undertaking. As of the date of this Agreement, there are no outstanding contractual obligations of Parent, Merger Sub or any other Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of Parent Stock, or other equity securities or interests of Parent, Merger Sub or any other Parent Subsidiary (other than in satisfaction of withholding Tax obligations pursuant to certain awards outstanding under the Parent Plans). Neither Parent, Merger Sub nor any other Parent Subsidiary is a party to or, to the knowledge of Parent, bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any Merger Sub Interests or capital stock of Parent, or equity interests in any of the other Parent Subsidiaries.

        (e)   All dividends or distributions on the shares of Parent Stock and any material dividends or distributions on any securities of any Parent Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

        Section 5.4    Authority.

        (a)   Each of Parent and Merger Sub has the requisite organizational power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Parent Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate or limited liability company proceedings on the part of Parent or Merger Sub, as applicable, are necessary to authorize this Agreement or the Merger or to consummate the transactions contemplated hereby, subject, with respect to the issuance of Parent Common Stock in connection with the Merger and the amendment of the Parent Charter to increase the authorized number of shares of Parent Common Stock (the "Charter Amendment"), to receipt of the Parent Stockholder Approval. The Parent Board, at a duly held meeting, has (i) directed that the issuance of Parent Common Stock in connection with the Merger and the Charter Amendment be submitted for consideration by the stockholders of Parent at the Parent Stockholder Meeting, and (ii) resolved to recommend that the stockholders of Parent vote in favor of approval of the issuance of Parent Common Stock in connection with the Merger and the Charter

Amendment (the "Parent Recommendation") and to include such recommendation in the Joint Proxy Statement, subject to Section 6.3(d).

        (b)   This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legally valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

        Section 5.5    No Conflict; Required Filings and Consents.

        (a)   The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement and the consummation of the Merger, the Charter Amendment and the other transactions contemplated hereby by each of Parent and Merger Sub will not, (i) assuming receipt of the Parent Stockholder Approval, conflict with or violate any provision of the Parent Charter or Parent Bylaws, Merger Sub's charter or bylaws or any equivalent organizational or governing documents of any other Parent Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.5(b) have been obtained, all filings and notifications described in Section 5.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent, Merger Sub or any other Parent Subsidiary or by which any property or asset of Parent, Merger Sub or any other Parent Subsidiary is bound, or (iii) require any consent or approval under, result in any breach of or any loss of any benefit or material increase in any cost or obligation of Parent or any Parent Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of Parent, Merger Sub or any other Parent Subsidiary pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which Parent, Merger Sub or any other Parent Subsidiary is a party, except, as to clauses (ii) and (iii), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

        (b)   The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by each of Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Joint Proxy Statement and the Form S-4 and the declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) as may be required under the rules and regulations of the NYSE, (iii) the filing of the Articles of Merger and the acceptance for record by SDAT of the Articles of Merger pursuant to the MGCL, (iv) the filing of the Certificate of Merger and the acceptance for record by the Delaware Secretary of the Certificate of Merger pursuant to the DLLCA, (v) the filing of the Charter Amendment with the Delaware Secretary, (vi) such filings and approvals as may be required by any applicable state securities or "blue sky" Laws, (vii) such filings as may be required in connection with state and local transfer Taxes, and (viii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

        Section 5.6    Permits; Compliance With Law.

        (a)   Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 5.14 or Section 5.16, which are addressed solely in those Sections, Parent, Merger Sub and each other Parent Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy, necessary for Parent, Merger Sub and each other Parent Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (the "Parent Permits"), and all such Parent Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Parent Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. All applications required to have been filed for the renewal of Parent Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Parent Permits have been duly made on a timely basis with the appropriate Governmental Authority, except in each case for failures to file which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has received any claim or notice nor has any knowledge indicating that Parent or any Parent Subsidiary is currently not in compliance with the terms of any such Parent Permits, except where the failure to be in compliance with the terms of any such Parent Permits, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

        (b)   None of Parent, Merger Sub or any other Parent Subsidiary is or has been in conflict with, or in default or violation of (i) any Law applicable to Parent, Merger Sub or any other Parent Subsidiary or by which any property or asset of Parent, Merger Sub or any other Parent Subsidiary is bound (except for Laws addressed in Section 5.10, Section 5.11, Section 5.14, Section 5.15 or Section 5.17), or (ii) any Parent Permits (except for Parent Permits addressed in Section 5.14 or Section 5.16), except in each case for any such conflicts, defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

        Section 5.7    SEC Filings; Financial Statements.

        (a)   Parent has filed with, or furnished (on a publicly available basis) to, the SEC all forms, reports, schedules, statements and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, including any amendments or supplements thereto, from and after January 1, 2009 (collectively, the "Parent SEC Filings"). Each Parent SEC Filing, as amended or supplemented, if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC thereunder, and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, neither Merger Sub nor any other Parent Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act.

        (b)   Each of Parent's consolidated financial statements contained or incorporated by reference in the Parent SEC Filings (as amended, supplemented or restated, if applicable), including the related notes and schedules, was prepared (except as indicated in the notes thereto) in accordance with GAAP applied on a consistent basis throughout the periods indicated, and each such consolidated financial statement presented fairly, in all material respects, the consolidated financial position, results of operations, stockholders' equity and cash flows of Parent and its consolidated subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

        (c)   The records, systems, controls, data and information of Parent and the Parent Subsidiaries that are used in the system of internal accounting controls described in the following sentence are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of Parent or the Parent Subsidiaries or accountants, except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls. Parent and the Parent Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that: (1) transactions are executed only in accordance with management's authorization; (2) transactions are recorded as necessary to permit preparation of the financial statements of Parent and the Parent Subsidiaries and to maintain accountability for the assets of Parent and the Parent Subsidiaries; (3) access to such assets is permitted only in accordance with management's authorization; (4) the reporting of such assets is compared with existing assets at regular intervals; and (5) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Parent's principal executive officer and its principal financial officer have disclosed to Parent's auditors and the audit committee of the Board of Directors of Parent (the "Parent Board") (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect Parent's ability to record, process, summarize and report financial data, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal controls, and Parent has made available to the Company copies of any material written materials relating to the foregoing. Parent has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 promulgated under the Exchange Act) designed to ensure that material information relating to Parent required to be included in reports filed under the Exchange Act, including its consolidated subsidiaries, is made known to Parent's principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and, to the knowledge of Parent, such disclosure controls and procedures are effective in timely alerting Parent's principal executive officer and its principal financial officer to material information required to be included in Parent's periodic reports required under the Exchange Act. Since the enactment of the Sarbanes-Oxley Act, none of Parent, Merger Sub or any other Parent Subsidiary has made any prohibited loans to any director or executive officer of Parent (as defined in Rule 3b-7 promulgated under the Exchange Act).

        (d)   None of Parent or its consolidated subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities or obligations (i) expressly contemplated by or under this Agreement, including without limitation Section 6.2 hereof, (ii) incurred in the ordinary course of business consistent with past practice since the most recent balance sheet set forth in the Parent SEC Filings made through and including the date of this Agreement, (iii) described in any section of the Parent Disclosure Letter or (iv) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

        (e)   To the knowledge of Parent, none of the Parent SEC Filings is the subject of ongoing SEC review and Parent has not received any comments from the SEC with respect to any of the Parent SEC Filings since January 1, 2009 which remains unresolved, nor has it received any inquiry or information request from the SEC as to any matters affecting Parent which has not been adequately addressed.

Parent has made available to the Company true and complete copies of all written comment letters from the staff of the SEC received since January 1, 2010 through the date of this Agreement relating to the Parent SEC Filings and all written responses of Parent thereto through the date of this Agreement. None of the Parent SEC Filings is the subject of any confidential treatment request by Parent.

        Section 5.8    Disclosure Documents.

        (a)   None of the information supplied or to be supplied by or on behalf of Parent, Merger Sub or any other Parent Subsidiary for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the stockholders of the Company and of Parent, at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to Parent or any Parent Subsidiary or other information supplied by or on behalf of Parent or any Parent Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

        (b)   The representations and warranties contained in this Section 5.8 will not apply to statements or omissions included in the Form S-4 or the Joint Proxy Statement to the extent based upon information supplied to Parent by or on behalf of the Company.

        Section 5.9    Absence of Certain Changes or Events.     Since December 31, 2010, except as contemplated by this Agreement, (a) Parent, Merger Sub and each other Parent Subsidiary has conducted its business in the ordinary course consistent with past practice, (b) except as set forth on Section 6.2(b) of the Parent Disclosure Letter, none of Parent, Merger Sub or any other Parent Subsidiary has taken any action that it would not be permitted to take after the date of this Agreement without the prior written consent of the Company pursuant to Section 6.2(b)(i), Section 6.2(b)(iii), Section 6.2(b)(vi) or Section 6.2(b)(x), or agreed to do any of the foregoing, and (c) there has not been any Parent Material Adverse Effect or any effect, event, development or circumstance that, individually or in the aggregate with all other effects, events, developments and changes, would reasonably be expected to result in a Parent Material Adverse Effect.

        Section 5.10    Certain ERISA Matters.     None of Parent, Merger Sub or any other Parent Subsidiary has any liability for any prohibited transaction or accumulated funding deficiency (within the meaning of Section 412 of the Code) or any complete or partial withdrawal liability with respect to any pension, profit sharing or other plan which is subject to ERISA, to which Parent, Merger Sub or any other Parent Subsidiary makes or ever has made a contribution and in which any employee of Parent, Merger Sub or any other Parent Subsidiary is or has ever been a participant, which in each case has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. With respect to such plans, Parent, Merger Sub and each other Parent Subsidiary is in compliance in all respects with all applicable provisions of ERISA, other than as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 5.11    Absence of Labor Dispute.     No labor dispute, strike, walkout or other labor disturbance by the employees of Parent, Merger Sub or any other Parent Subsidiary or Affiliate exists or, to the knowledge of the Parent, is imminent.

        Section 5.12    Material Contracts.     All Parent Material Contracts have been filed as exhibits to the Parent SEC Filings made through and including the date of this Agreement. Each Parent Material Contract is in full force and effect and is valid, binding and enforceable against Parent and/or any Parent Subsidiary party thereto, and, to the knowledge of Parent, each other party thereto in accordance with its terms, except for such failures to be in such full force and effect or to be valid, binding and enforceable as are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. None of Parent or any Parent Subsidiary, nor, to the knowledge of Parent, any other party thereto, is in material breach or violation of, or default under, any Parent Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a violation, breach or default under any Parent Material Contract, except where in each case such breach, violation or default is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. None of Parent or any Parent Subsidiary has received any written notice of an event of default pursuant to the terms of any Parent Material Contract.

        Section 5.13    Litigation.     Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, as of the date of this Agreement, (a) there is no suit, arbitration, inquiry, claim, action or proceeding pending or, to the knowledge of Parent, threatened by or before any Governmental Authority, nor, to the knowledge of Parent, is there any investigation pending by any Governmental Authority, in each case, against Parent, Merger Sub or any other Parent Subsidiary, and (b) none of Parent, Merger Sub or any other Parent Subsidiary, nor any of Parent or any Parent Subsidiary's respective property, is subject to any outstanding judgment, order, writ, injunction or decree of any Governmental Authority.

        Section 5.14    Environmental Matters.

        (a)   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect:

            (i)  Parent and each Parent Subsidiary are in compliance with applicable Environmental Laws, have applied for all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits.

           (ii)  Neither Parent nor any Parent Subsidiary has received any written notice, demand, letter or claim alleging that Parent or any such Parent Subsidiary is in violation of, or liable under, any Environmental Law or that any judicial, administrative or compliance order has been issued against Parent or any Parent Subsidiary which remains unresolved. There is no litigation, investigation, request for information or other proceeding pending, or, to the knowledge of Parent, threatened against Parent and any Parent Subsidiary under any applicable Environmental Law.

          (iii)  Neither Parent nor any Parent Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial, administrative or compliance order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and no investigation, litigation or other proceeding is pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary under any applicable Environmental Law.

          (iv)  Neither Parent nor any Parent Subsidiary has assumed, by contract or operation of Law, any liability under any Environmental Law or relating to any Hazardous Materials, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.

           (v)  Neither Parent nor any Parent Subsidiary has caused, and to the knowledge of Parent, no Third Party has caused any release of a Hazardous Material that would be required to be investigated or remediated by Parent or any Parent Subsidiary under Environmental Law.

        (b)   This Section 5.14 contains the exclusive representations and warranties of Parent and Merger Sub with respect to environmental matters.

        Section 5.15    Intellectual Property.

        (a)   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) Parent, Merger Sub and the other Parent Subsidiaries own or are licensed or otherwise possess valid rights to use all Intellectual Property necessary to conduct the business of Parent, Merger Sub and the other Parent Subsidiaries as it is currently conducted, (ii) the conduct of the business of Parent, Merger Sub and the other Parent Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Third Party, (iii) there are no pending or, to the knowledge of Parent, threatened claims with respect to any of the Intellectual Property rights owned by Parent, Merger Sub or any other Parent Subsidiary, and (iv) to the knowledge of Parent, no Third Party is currently infringing or misappropriating Intellectual Property owned by Parent, Merger Sub or any other Parent Subsidiary. Parent, Merger Sub and the other Parent Subsidiaries are taking all actions that they reasonably believe are necessary to maintain and protect each material item of Intellectual Property that they own.

        (b)   This Section 5.15 contains the exclusive representations and warranties of Parent and Merger Sub with respect to intellectual property matters.

        Section 5.16    Properties.

        (a)   Parent or a Parent Subsidiary owns good and valid fee simple title or leasehold title (as applicable) to each of the real properties reflected as an asset on the most recent balance sheet of Parent included in the Parent SEC Documents in which Parent holds an equity interest of more than twenty percent (20%) (each a "Parent Property" and collectively the "Parent Properties"), in each case, free and clear of Liens, except for Parent Permitted Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. For the purposes of this Agreement, "Parent Permitted Liens" shall mean any (i) Liens relating to any Indebtedness incurred in the ordinary course of business, (ii) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings, (iii) any Parent Material Contracts or other service contracts, management agreements, leasing commissions, agreements set forth in Section 5.16(j) of the Parent Disclosure Letter, Parent Leases or ground leases or air rights affecting any Parent Property, (iv) Liens imposed or promulgated by Law or any Governmental Authority, including zoning regulations, permits and licenses, (v) Liens that are disclosed on existing title policies, (vi) any cashiers', landlords', workers', mechanics', carriers', workmen's, repairmen's and materialmen's liens and other similar Liens imposed by Law and incurred in the ordinary course of business consistent with past practice that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings, and (vii) any other Liens, limitations, restrictions or title defects that do not materially impair the value of the Parent Property or the continued use and operation of the Parent Property as currently used and operated.

        (b)   The Parent Properties (x) are supplied with utilities and other services as necessary to permit their continued operation as they are now being operated, (y) are, to the knowledge of Parent, in working order sufficient for their normal operation in the manner currently being operated and without any material structural defects other than as may be disclosed in any physical condition reports that have been made available to the Company, and (z) are, to the knowledge of Parent, adequate and suitable for the purposes for which they are presently being used.

        (c)   To the knowledge of Parent, each of the Parent Properties has sufficient access to and from publicly dedicated streets for its current use and operation, without any constraints that interfere with the normal use, occupancy and operation thereof.

        (d)   None of Parent, Merger Sub or any of the other Parent Subsidiaries has received (i) written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Parent Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Parent Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Parent Properties is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have a Parent Material Adverse Effect, or (ii) written notice of any uncured violation of any Laws affecting any of the Parent Properties which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

        (e)   No certificate, variance, permit or license from any Governmental Authority having jurisdiction over any of the Parent Properties or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on any of the Parent Properties or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Parent Properties has failed to be obtained or is not in full force and effect, and none of Parent, Merger Sub or any other Parent Subsidiary has received written notice of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license, except for each of the foregoing as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

        (f)    None of Parent, Merger Sub or any other Parent Subsidiary has received any written notice to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Parent Properties, or (ii) any zoning regulation or ordinance (including with respect to parking), Board of Fire Underwriters rules, building, fire, health or other Law has been violated (and remains in violation) for any Parent Property, except for each of the foregoing as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

        (g)   True and complete in all material respects copies of all ground leases affecting the interest of Parent or any Parent Subsidiary in the Parent Properties and all leases and subleases to which Parent or the other Parent Subsidiaries are parties that are required to be filed as exhibits to the Parent SEC Filings pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC (the "Material Parent Leases") in effect as of the date hereof, together with all amendments, modifications, supplements, renewals and extensions related thereto, have been made available to the Company. Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (1) none of Parent, Merger Sub or any other Parent Subsidiary is and, to the knowledge of Parent, no other party is in breach or violation of, or default under, any Material Parent Lease, (2) no event has occurred which would result in a breach or violation of, or a default under, any Material Parent Lease by Parent, Merger Sub or any other Parent Subsidiary, or, to the knowledge of Parent, any other party thereto (in each case, with or without notice or lapse of time or both) and no tenant under a Material Parent Lease is in monetary default under such Material Parent Lease, (3) no tenant under a Material Parent Lease is the beneficiary or has the right to become a beneficiary of a loan or forbearance from the Parent, Merger Sub or any other Parent Subsidiary in excess of $5,000,000 in the aggregate, (4) none of Parent, Merger Sub or any other Parent Subsidiary is in receipt of any rent under any Parent Lease paid more than 30 days before such rent is due and payable, and (5) to the knowledge of Parent, each Material Parent Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to Parent, Merger Sub or any other Parent Subsidiary and with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

        (h)   Except as set forth on Section 5.16(h) of the Parent Disclosure Letter, there are no Tax abatements or exemptions specifically affecting Parent Properties, and Parent and the Parent Subsidiaries have not received any written notice of (and Parent and the Parent Subsidiaries do not have any knowledge of) any proposed increase in the assessed valuation of any of the Parent Properties or of any proposed public improvement assessments that will result in the Taxes or assessments payable in the next tax period increasing, except in each case for any such Taxes or assessment that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        (i)    Except as set forth in Section 5.16(i) of the Parent Disclosure Letter or as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date of this Agreement, no purchase option has been exercised under any Parent Lease for which the purchase has not closed prior to the date of this Agreement.

        (j)    Except for Parent Permitted Liens, as set forth in Section 5.16(j) of the Parent Disclosure Letter, or as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) there are no unexpired option to purchase agreements, rights of first refusal or any other rights to purchase or otherwise acquire any Parent Property or any portion thereof that would materially adversely affect Parent's, or the Parent Subsidiary's, ownership, ground lease or right to use a Parent Property subject to a Material Parent Lease, and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Parent Property or any portion thereof that is owned by any Parent Subsidiary, which, in each case, is in favor of any party other than Parent or a Parent Subsidiary (a "Parent Third Party").

        (k)   No written claim has been made against any Parent Title Insurance Policy, which individually or in the aggregate, has had or would be reasonably expected to have a Parent Material Adverse Effect.

        (l)    Parent, Merger Sub and the other Parent Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. None of Parent's, Merger Sub's or any other Parent Subsidiaries' ownership of or leasehold interest in any such personal property is subject to any Liens, except for Parent Permitted Liens and Liens that have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

        Section 5.17    Taxes.

        (a)   Parent, Merger Sub and each other Parent Subsidiary has filed with the appropriate Governmental Authority all Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct, subject in each case to such exceptions as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent and each Parent Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions for, all material Taxes required to be paid by them.

        (b)   Parent (i) for all taxable years commencing with Parent's taxable year ended December 31, 1999 through December 31, 2010, has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2011 to the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year ending

December 31, 2011; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or threatened in writing. No Parent Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a "qualified REIT subsidiary" within the meaning of Section 856(i)(2) of the Code, or as a "taxable REIT subsidiary" within the meaning of Section 856(l) of the Code.

        (c)   (i) There are no audits, investigations by any Governmental Authority or other proceedings pending with regard to any material Taxes or Tax Returns of Parent, Merger Sub or any other Parent Subsidiary; (ii) no deficiency for Taxes of Parent, Merger Sub or any other Parent Subsidiary has been claimed, proposed or assessed in writing or, to the knowledge of Parent, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect; (iii) none of Parent, Merger Sub or any other Parent Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year; and (iv) none of Parent, Merger Sub or any of the other Parent Subsidiaries has entered into any "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

        (d)   Each Parent Subsidiary that is a partnership, joint venture, or limited liability company and which has not elected to be a "taxable REIT subsidiary" has been since its formation treated for United States federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation.

        (e)   None of Parent, Merger Sub or any other Parent Subsidiary holds any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

        (f)    Since its inception, (i) Parent, Merger Sub and the other Parent Subsidiaries have not incurred any liability for material Taxes under Section 860(c) or 4981 of the Code which have not been previously paid, and (ii) none of Parent, Merger Sub or any other Parent Subsidiary has incurred any material liability for Taxes other than (x) in the ordinary course of business or consistent with past practice, or (y) transfer or similar Taxes arising in connection with sales of property.

        (g)   Parent, Merger Sub and the other Parent Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any foreign Laws) and have duly and timely withheld and have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

        (h)   There are no Parent Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the knowledge of Parent threatened to raise, a material claim against Parent, Merger Sub or any other Parent Subsidiary for any breach of any Parent Tax Protection Agreements. As used herein, "Parent Tax Protection Agreements" means any written agreement to which Parent, Merger Sub or any other Parent Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a Parent Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests in a Parent Subsidiary Partnership, Parent, Merger Sub or the other Parent Subsidiaries have agreed to (A) maintain a minimum level of debt or continue a particular debt, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner. As used herein, "Parent Subsidiary Partnership" means a Parent Subsidiary that is a partnership for United States federal income tax purposes.

        (i)    There are no Tax Liens upon any property or assets of Parent, Merger Sub or any other Parent Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established.

        (j)    Neither Parent nor any Parent Subsidiary has requested, has received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any Taxes.

        (k)   There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving Parent or any Parent Subsidiary, and after the Closing Date neither Parent nor any Parent Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

        (l)    Neither Parent nor any Parent Subsidiary (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent) or (B) has any liability for the Taxes of any Person (other than Parent or any Parent Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

        (m)  Neither Parent nor any Parent Subsidiary has participated in any "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

        (n)   As of the date of this Agreement, Parent is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        (o)   Neither Parent nor any of the Parent Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

        Section 5.18    Insurance.     Except for those matters that have not had and would not reasonably be expected to have a Parent Material Adverse Effect, there is no claim for coverage by Parent, Merger Sub or any other Parent Subsidiary pending under the material insurance policies and the material fidelity bonds or other insurance service contracts in Parent's possession providing coverage for all material Parent Properties (the "Parent Insurance Policies") that has been denied or disputed by the insurer. Except for those matters that have not had and would not reasonably be expected to have a Parent Material Adverse Effect, all premiums payable under all Parent Insurance Policies have been paid, and Parent, Merger Sub and the other Parent Subsidiaries have otherwise complied in all material respects with the terms and conditions of all the Parent Insurance Policies. To the knowledge of Parent, such Parent Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect and no written notice of cancellation or termination has been received by the Parent or any Parent Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

        Section 5.19    Vote Required.     The affirmative vote of the holders of not less than a majority in voting power of the outstanding shares of Parent Common Stock to approve the Charter Amendment and the issuance of Parent Common Stock in connection with the Merger (the "Parent Stockholder Approval") is the only vote of the holders of any class or series of shares of capital stock of Parent or Merger Sub necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby, including the issuance of Parent Common Stock in connection with the Merger and the Charter Amendment.

        Section 5.20    Brokers.     No broker, finder or investment banker (other than Centerview Partners LLC) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent, Merger Sub or any other Parent Subsidiary.

        Section 5.21    Investment Company Act.     None of Parent, Merger Sub or any other Parent Subsidiary is required to be registered as an investment company under the Investment Company Act.

        Section 5.22    Sufficient Funds.     Parent has available, and Parent will provide Merger Sub at the Effective Time, sufficient cash or lines of credit available to pay the Aggregate Cash Consideration payable hereunder, any and all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, and any related fees and expenses.

        Section 5.23    Ownership of Merger Sub; No Prior Activities.

        (a)   Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the interests of Merger Sub are owned directly or indirectly by Parent.

        (b)   Except for the obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, Merger Sub has not, and will not have prior to the Effective Time, incurred, directly or indirectly, through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

        Section 5.24    Ownership of Company Common Stock.     None of Parent, Merger Sub or any other Parent Subsidiary is, nor at any time during the last two years has been, an "interested stockholder" of the Company as defined in Section 3-601 of the MGCL or a "Related Person" under Article V, Section 2 of the Company Charter.

        Section 5.25    Affiliate Transactions.     Except as set forth in the Parent SEC Filings made through and including the date of this Agreement or as permitted by this Agreement, from January 1, 2010 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between Parent or any Parent Subsidiary, on the one hand, and any Affiliates (other than Parent Subsidiaries) of Parent or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

        Section 5.26    No Other Representations or Warranties.     Except for the representations and warranties contained in Article IV, each of Parent and Merger Sub acknowledge that neither the Company nor any other Person or entity on behalf of the Company has made, and neither Parent nor Merger Sub has relied upon, any representation or warranty, whether express or implied, with respect to the Company or any of the Company Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Parent or Merger Sub by or on behalf of the Company.

 ARTICLE VI

COVENANTS AND AGREEMENTS

        Section 6.1    Conduct of Business by the Company.

        (a)   The Company covenants and agrees that, between the date of this Agreement and the earlier to occur of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1 (the "Interim Period"), except to the extent required by Law, as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.1(a) of the Company Disclosure Letter, the Company shall, and shall cause each of the Company Subsidiaries to (i) conduct its business in the ordinary course and in a manner consistent with past practice in all material respects, and (ii) use its reasonable best efforts to maintain its material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of the Company's or the Company Subsidiaries' control excepted), preserve intact in all material respects its current business organization, goodwill, ongoing businesses and relationships with third parties, keep available the services of its present officers and key employees, and maintain the status of the Company as a REIT.

        (b)   Without limiting the foregoing, the Company covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.1(b) of the Company Disclosure Letter, the Company shall not, and shall not cause or permit any Company Subsidiary to, do any of the following:

            (i)  amend or propose to amend the Company Charter or Company Bylaws (or such equivalent organizational or governing documents of any Company Subsidiary);

           (ii)  split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of the Company or any Company Subsidiary;

          (iii)  declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of the Company or any Company Subsidiary or other equity securities or ownership interests in the Company or any Company Subsidiary, except for (A) the declaration and payment of distributions pursuant to Section 6.12, (B) the declaration and payment by the Company of regular quarterly dividends at a rate not to exceed $0.48 per share of Company Common Stock (each a "Company Quarterly Dividend"), (C) the declaration and payment of regular distributions that are required to be made in respect of Partnership Units of NHP/PMB, (D) the declaration and payment of dividends or distributions by any directly or indirectly wholly owned Company Subsidiary, and (E) distributions by any Company Subsidiary that is not wholly owned, directly or indirectly, by the Company, in accordance with the requirements of the organizational documents of such Company Subsidiary. Notwithstanding the foregoing and subject to the provisions of Section 6.12, the Company and any Company Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for the Company to maintain its status as a REIT under the Code and avoid or reduce the imposition of any corporate level tax or excise Tax under the Code;

          (iv)  redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of the Company or a Company Subsidiary, other than (A) the redemption or exchange of Class A Units for cash or shares of Company Common Stock pursuant to and in accordance with the provisions of the NHP/PMB Partnership Agreement, (B) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options in order to pay the exercise price of the Company Option and Taxes withheld in connection with the exercise of

  Company Options, (C) the withholding of shares of Company Common Stock to satisfy withholding Tax obligations with respect to awards granted pursuant to the Company Plans, and (D) the acquisition by the Company in the ordinary course of business consistent with past practice in connection with terminated employees of Company Options and Company Restricted Stock Units in connection with the forfeiture of such awards pursuant to the terms of the Company Plans and in any event at a price per share not in excess of the fair market value of such award;

           (v)  except for transactions among the Company and one or more wholly owned Company Subsidiaries or among one or more wholly owned Company Subsidiaries, or as otherwise contemplated in Section 6.1(b)(vi), issue, sell, pledge, dispose, encumber or grant any shares of the Company's or any of the Company Subsidiaries' capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of the Company's or any of the Company Subsidiaries' capital stock or other equity interests; provided, however, that NHP/PMB may issue Class A Units pursuant to existing agreements, and the Company may issue shares of Company Common Stock (A) upon the vesting of any Company Restricted Stock, the exercise of any Company Option, or payment of any Company Restricted Stock Unit outstanding as of the date of this Agreement or as may be granted after the date of this Agreement under Section 6.1(b)(vi), (B) pursuant to the Company Benefit Plans to the extent required under the terms of such Company Benefit Plans as in effect as of the date of this Agreement, and (C) in exchange for Class A Units, pursuant to and in accordance with the provisions of the NHP/PMB Partnership Agreement;

          (vi)  grant, confer, award, except as may be specifically required under a Company Employment Agreement executed prior to the date of this Agreement or a Company Benefit Plan and which, in each case, is described on Section 6.1(b)(vi) of the Company Disclosure Letter, or modify the terms of any options, convertible securities, restricted stock units, restricted stock, performance shares, equity-based compensation or other rights to acquire, or denominated in, any of the Company's or any of the Company Subsidiaries' capital stock or take any action not otherwise contemplated by this Agreement to cause to be exercisable any otherwise unexercisable option under any existing stock plan of the Company or any Company Subsidiary (except (i) as explicitly required by the terms of any unexercisable options or other equity awards outstanding on the date of this Agreement, and (ii) customary grants made to newly hired employees or with respect to promotions, in each case in the ordinary course of business consistent with past practice);

         (vii)  acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions by the Company or any wholly owned Company Subsidiary of or from an existing wholly owned Company Subsidiary, (B) the consummation of acquisitions pursuant to existing agreements to which the Company or any Company Subsidiary is a party; (C) the acquisitions described on Section 6.1(b)(vii) of the Company Disclosure Letter; or (D) acquisitions not exceeding $10,000,000 individually or $100,000,000 in the aggregate;

        (viii)  sell, pledge, lease, dispose of or encumber any property or assets, except (A) as listed on Section 6.1(b)(viii) of the Company Disclosure Letter, or (B) pursuant to an obligation arising under any agreement referenced in Section 4.16(l) of the Company Disclosure Letter;

          (ix)  incur, create or assume any Indebtedness for borrowed money or issue or amend the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible for the Indebtedness of any other person or entity (other than a wholly owned Company Subsidiary), except (A) Indebtedness incurred under the Company's existing revolving credit facility, (B) Indebtedness incurred to refinance or refund any existing Indebtedness or Indebtedness permitted under this Agreement, and (C) Indebtedness incurred in order to finance the acquisitions set forth in Section 6.1(b)(ix) of the Company Disclosure Letter, in the amounts set forth therein and in an amount not exceeding the aggregate purchase price of such acquisitions and related transaction costs;

           (x)  make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, employees, Affiliates, agents or consultants), or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons, whether pursuant to a Company Benefit Plan or otherwise, other than (A) by the Company or a wholly owned Company Subsidiary to the Company or a wholly owned Company Subsidiary, and (B) loans or advances required to be made under any of the Company Leases or ground leases affecting the Company Properties;

          (xi)  enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Company Material Contract or Company Lease except (A) such as would not have an adverse economic impact on the Company in excess of an aggregate of $500,000 per year in the case of recurring payment obligations or $5,000,000 in the aggregate in the case of any non-recurring payment obligations and would not otherwise impose or renew any material restriction on the Company or terminate, waive, release, compromise or assign any material right or claim, and (B) as set forth on Section 6.1(b)(xi) of the Company Disclosure Letter; provided, however, that the Company may modify, amend or terminate any property management agreement pursuant to which the Company is the recipient of property management services, as a result of any default of the other party or parties thereto;

         (xii)  waive, release, assign any material rights or claims or make any payment, direct or indirect, of any other liability of the Company or any Company Subsidiary, in an amount in excess of $5,000,000, before the same comes due in accordance with its terms, other than in the ordinary course of business and consistent with past practice;

        (xiii)  settle or compromise (A) any legal action, suit or arbitration proceeding, in each case made or pending against the Company or any of the Company Subsidiaries, including relating to Taxes, other than settlements providing solely for the payment of money damages where the amount paid (after the application of any insurance proceeds actually received or appropriate credits are applied from self-insurance reserves, if any) in settlement or compromise does not exceed the thresholds set forth on Section 6.1(b)(xiii) of the Company Disclosure Letter and that (x) do not require any material actions or impose any material restrictions on the business or operations of the Company and the Company Subsidiaries, (y) provide for the complete release of the Company and the Company Subsidiaries of all claims and (z) do not provide for any admission of liability by the Company or any Company Subsidiaries and (B) any legal action, suit or proceeding involving any present, former or purported holder or group of holders of the Company Common Stock other than in accordance with Section 6.7;

        (xiv)  except as required pursuant to existing written Company Employment Agreements or Company Benefit Plans in effect as of the date hereof, or as otherwise required by Law, (A) hire or terminate any officer or director of the Company or any Company Subsidiary or promote or appoint any Person to a position of officer or director of the Company or any Company Subsidiary; (B) increase the compensation, perquisites or other benefits payable or to become payable to any current or former employees, directors or officers of the Company or any Company Subsidiary, (C) grant any severance or termination pay to, or enter into any severance agreement with, any employee, director or officer of the Company or any Company Subsidiary, (D) enter into any Company Employment Agreement or other employment, change of control, severance or retention agreement with any current or former employee, officer or director of the Company or any Company Subsidiary, or (E) accelerate the vesting or payment of the compensation payable or the benefits provided to or to become payable or provided to any current or former employees, directors or officers of the Company or any Company Subsidiary, or (F) establish, adopt, enter into or amend any employee benefit plan, Company Benefit Plan, Company Employment Agreement, collective bargaining agreement, plan, trust, fund, policy or arrangement with, or for the benefit of, any current or former directors, officers or employees or any of their beneficiaries;

         (xv)  make any material change to its methods of accounting in effect at September 30, 2010, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law;

        (xvi)  enter into any new line of business material to the Company and the Company Subsidiaries, taken as a whole;

       (xvii)  fail to duly and timely file all material reports and other material documents required to be filed with all Governmental Authorities and other authorities (including the New York Stock Exchange), subject to extensions permitted by Law;

      (xviii)  make, change or rescind any election relating to Taxes, change a material method of Tax accounting, amend any material Tax Return, settle or compromise any material federal, state, local or foreign income Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material, except in each case (A) unless required by Law or (B) necessary or appropriate (x) to preserve the Company's qualification as a REIT under the Code or (y) to qualify or preserve the status of any Company Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a qualified REIT subsidiary or a taxable REIT subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;

        (xix)  take any action that could, or fail to take any action, the failure of which could, reasonably be expected to cause (A) the Company to fail to qualify as a REIT or (B) any Company Subsidiary to cease to be treated as any of (1) a partnership or disregarded entity for federal income tax purposes or (2) a qualified REIT subsidiary, a taxable REIT subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;

         (xx)  take any action that could, or fail to take any action, the failure of which could, reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

        (xxi)  adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except (A) by a Company Subsidiary in connection with any acquisitions permitted pursuant to Section 6.1(b)(vii) in a manner that would not reasonably be expected to be adverse to the Company or to prevent or impair the ability of the Company to consummate the Merger or (B) for the merger, dissolution and liquidation of Company Subsidiaries in the ordinary course of business consistent with past practice, which, individually or in the aggregate, would not reasonably be expected to be material to the Company;

       (xxii)  permit any material insurance policy to terminate or lapse without replacing such policy with comparable coverage or amend or cancel any material insurance policy;

      (xxiii)  initiate or consent to any material zoning reclassification of any real property or any other material change to any approved site plan, special use permit, planned development approval or other land use entitlement affecting any Company Property;

      (xxiv)  take, or agree to commit to take, any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied; or

        (xxv)  authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

        (c)   Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company from taking any action, at any time or from time to time, that in the reasonable judgment of the Company Board, upon advice of counsel to the Company, is reasonably necessary for the Company to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, including without limitation, making dividend or distribution payments to stockholders of the Company in accordance with this Agreement.

        Section 6.2    Conduct of Business by Parent.

        (a)   Parent covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.2(a) of the Parent Disclosure Letter, Parent shall, and shall cause each of the Parent Subsidiaries to, (i) conduct its business in the ordinary course and in a manner consistent with past practice in all material respects, and (ii) use its reasonable best efforts to maintain its material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of Parent's or the Parent Subsidiaries' control excepted), preserve intact in all material respects its current business organization, goodwill, ongoing businesses and relationships with third parties, keep available the services of its present officers and key employees, and maintain the status of Parent as a REIT.

        (b)   Without limiting the foregoing, Parent covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.2(b) of the Parent Disclosure Letter, Parent shall not, and shall not cause or permit any of the Parent Subsidiaries to, do any of the following:

            (i)  except for the Charter Amendment, amend or propose to amend the Parent Charter or Parent Bylaws (or such equivalent organizational or governing documents of any Parent Subsidiary material to Parent and the Parent Subsidiaries, considered as a whole, if such amendment would be adverse to Parent or the Company);

           (ii)  split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of Parent, Merger Sub or any other Parent Subsidiary;

          (iii)  declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Parent or other equity securities or ownership interests in Parent, except for (A) the declaration and payment of distributions pursuant to Section 6.12, (B) the declaration and payment by Parent of regular quarterly dividends at a rate not to exceed $0.575 per share of Parent Common Stock (each a "Parent Quarterly Dividend"), (C) the declaration and payment of dividends or distributions made to Parent by any wholly owned Parent Subsidiary and (D) the declaration and payment of dividends or distributions made by any Parent Subsidiary that is a joint venture. Notwithstanding the foregoing and subject to the provisions of Section 6.12, the Parent and any Parent Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for the Parent to maintain its status as a REIT under the Code and avoid or reduce the imposition of any corporate level tax or excise Tax under the Code;

          (iv)  except for transactions among Parent and one or more wholly owned Parent Subsidiaries or among one or more wholly owned Parent Subsidiaries, or as otherwise contemplated in Section 6.2(b)(iv) or in connection with the payment of the Aggregate Merger Consideration, issue, sell, pledge, dispose, encumber or grant any shares of its or the Parent Subsidiaries' capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Parent's or any of the Parent Subsidiaries' capital stock or other equity interests; provided, however, that Parent may issue shares of Parent Common Stock (A) pursuant to the Parent Benefit Plans to the extent required under the terms of such Parent Benefit Plans as in effect as of the date of this Agreement, (B) in order to finance acquisitions permitted pursuant to Section 6.2(b)(vi), provided that the aggregate net proceeds from the shares of Parent Common Stock issued pursuant to this Section 6.2(b)(iv)(B) shall be no greater than the aggregate amount paid (including expenses incurred) by Parent or any Parent Subsidiary in connection with the acquisitions made pursuant to Section 6.2(b)(vi), and (C) otherwise in the ordinary course and in a manner consistent with past practice;

           (v)  grant, confer or award, except in the ordinary course of business consistent with past practice and except as may be required under agreements executed prior to the date of this Agreement described on Section 6.2(b)(v) or under any existing Parent Benefit Plan, options, convertible securities, restricted stock units, restricted stock, performance shares, equity-based compensation or other rights to acquire, or denominated in, any of Parent's or any of the Parent Subsidiaries' capital stock or take any action not otherwise contemplated by this Agreement to cause to be exercisable any otherwise unexercisable option under any existing stock plan of Parent or any Parent Subsidiary (except as otherwise provided by the terms of any unexercisable options or other equity awards outstanding on the date of this Agreement or otherwise permitted to be granted under clause (A), (B) or (C) below), other than (A) grants to be made in accordance with Parent's customary schedule or as otherwise approved by Parent's Compensation Committee, (B) customary grants made to newly hired employees or with respect to promotions or Parent's equity compensation review process, in each of the above case in the ordinary course of business consistent with past practice, or (C) in connection with this Merger or any other acquisition by Parent or any Parent Subsidiary with a Third Party permitted by this Agreement;

          (vi)  acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets), any real property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof that would, or would reasonably be expected to, prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger before the Outside Date;

         (vii)  adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except (A) by a Parent Subsidiary in connection with any acquisitions permitted pursuant to Section 6.2(b)(vi) in a manner that would not reasonably be expected to be adverse to Parent or to prevent or impair the ability of Parent to consummate the Merger or (B) for the merger, dissolution and liquidation of Parent Subsidiaries in the ordinary course of business consistent with past practice, which, individually or in the aggregate, would not reasonably be expected to be material to Parent;

        (viii)  fail to duly and timely file all material reports and other material documents required to be filed with all Governmental Authorities and other authorities (including the New York Stock Exchange), subject to extensions permitted by Law;

          (ix)  take any action that could, or fail to take any action, the failure of which could, reasonably be expected to cause (A) Parent to fail to qualify as a REIT or (B) any Parent Subsidiary to cease to be treated as any of (1) a partnership or disregarded entity for federal income tax purposes or (2) a qualified REIT subsidiary, a taxable REIT subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;

           (x)  take any action that could, or fail to take any action, the failure of which could, reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

          (xi)  take, or agree to commit to take, any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied; or

         (xii)  authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

        (c)   Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Parent from taking any action, at any time or from time to time, that in the reasonable judgment of the Parent Board, upon advice of counsel to Parent, is reasonably necessary for Parent to continue to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, including without limitation, making dividend or distribution payments to stockholders of Parent in accordance with this Agreement.

        Section 6.3    Preparation of Form S-4 and Joint Proxy Statement; Stockholder Meetings.

        (a)   As promptly as reasonably practicable following the date of this Agreement, (i) the Company and Parent shall jointly prepare and cause to be filed with the SEC the Joint Proxy Statement, and (ii) the Company and Parent shall prepare, and Parent shall cause to be filed with the SEC, the Form S-4, which will include the Joint Proxy Statement as a prospectus. Each of the Company and Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the Form S-4 effective for so long as necessary to complete the Merger. Each of the Company and Parent shall furnish all information concerning itself, its Affiliates and the holders of its capital stock to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement. The Form S-4 and Joint Proxy Statement shall include all information reasonably requested by such other party to be included therein. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement, and shall provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent (i) shall provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (ii) shall include in such document or response all comments reasonably proposed by the other. Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or "blue sky" Laws and the rules and regulations thereunder in connection with the issuance of Parent Common Stock in the Merger and the Charter Amendment, and the Company shall furnish all information concerning the Company and the holders of its capital stock as may be reasonably requested in connection with any such actions.

        (b)   If, at any time prior to the Effective Time, any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Joint Proxy Statement or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of the Company and the stockholders of Parent. Nothing in this Section 6.3(b) shall limit the obligations of any party under Section 6.3(a). For purposes of Section 4.8, Section 5.8 and this Section 6.3, any information concerning or related to the Company, its Affiliates or the Company Stockholder Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent, its Affiliates or the Parent Stockholder Meeting will be deemed to have been provided by Parent.

        (c)   As promptly as reasonably practicable following the date of this Agreement, the Company shall, in accordance with applicable Law and the Company Charter and Company Bylaws, establish a record date for, duly call, give notice of, convene and hold the Company Stockholder Meeting. The Company shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the stockholders of the Company and to hold the Company Stockholder Meeting as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. The Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval, include such recommendation in the Joint Proxy Statement and solicit and use its reasonable best efforts to obtain the Company Stockholder Approval, except to the extent that the Company Board shall have made an Adverse Recommendation Change as permitted by Section 6.5 (c). Nothing contained in this Agreement shall be deemed to relieve the Company of its obligation to submit the Merger to its stockholders for a vote on the approval thereof. The Company agrees that, unless this Agreement shall have been terminated in accordance with Section 8.1, its obligations to hold the Company Stockholder Meeting pursuant to this Section 6.3(c) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Acquisition Proposal or by any Adverse Recommendation Change.

        (d)   As promptly as reasonably practicable following the date of this Agreement, Parent shall, in accordance with applicable Law and the Parent Charter and Parent Bylaws, establish a record date for, duly call, give notice of, convene and hold the Parent Stockholder Meeting. Parent shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the stockholders of Parent and to hold the Parent Stockholder Meeting as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Parent shall, through the Parent Board, recommend to its stockholders that they give the Parent Stockholder Approval, include such recommendation in the Joint Proxy Statement, and solicit and use its reasonable best efforts to obtain the Parent Stockholder Approval.

        (e)   The Company and Parent will use their respective reasonable best efforts to hold the Company Stockholder Meeting and the Parent Stockholder Meeting on the same date and as soon as practicable after the date of this Agreement.

        Section 6.4    Access to Information; Confidentiality.

        (a)   During the Interim Period, to the extent permitted by applicable Law and contracts, and subject to the reasonable restrictions imposed from time to time upon advice of counsel, each of the Company and Parent shall, and shall cause each of the Parent Subsidiaries and the Company Subsidiaries, respectively, to, afford to the other party and to the Representatives of such other party reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, commitments, personnel and records and, during such period, each of the Company and Parent shall, and shall cause each of the Company Subsidiaries and the Parent Subsidiaries, respectively, to, furnish reasonably promptly to the other party (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws, and (ii) all other information (financial or otherwise) concerning its business, properties and personnel as such other party may reasonably request. Subject to the terms of the Company Leases, Parent, at its own expense, shall have the right to such reasonable access during normal business hours and upon reasonable advance notice in order to prepare or cause to be prepared surveys, inspections, engineering studies, environmental assessments and other tests, examination or studies with respect to the Company Property that Parent deems to be reasonably necessary, so long as such access does not unduly interfere with the Company's ordinary conduct of business; provided, that Parent indemnify the Company for any losses, costs or damages caused by such access. Notwithstanding the foregoing, neither the Company nor Parent shall be required by this Section 6.4 to provide the other party or the Representatives of such other party with access to or to disclose information (x) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice (provided, however, that the withholding party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (y) the disclosure of which would violate any Law or fiduciary duty (provided, however, that the withholding party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or fiduciary duty) or (z) that is subject to any attorney-client privilege (provided, however, that the withholding party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of attorney-client privilege). Each of the Company and Parent will hold, and will cause its Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 6.4, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreements. Each of the Company and Parent agree to give prompt written notice to the other upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the Company Subsidiaries or the Parent Subsidiaries, respectively, which (i) could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, or (ii) if unremedied by the Effective Time, would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable best efforts to prevent or promptly to remedy the same; provided, however, that no such notification shall affect the representations and warranties of any party or relieve any party of any breach of any such representation or warranty or affect the remedies available to the party receiving notice hereunder.

        Section 6.5    Company Acquisition Proposals.

        (a)   Subject to the other provisions of this Section 6.5, during the Interim Period, the Company shall not, and shall cause each of the Company Subsidiaries, and its and their officers and directors, managers or equivalent not to, and shall use its reasonable best efforts to cause any other Representatives of the Company or the Company Subsidiaries not to, directly or indirectly through another Person, (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal (provided that for purposes of this Section 6.5(a), the references in the definition of Company Acquisition Proposal to "twenty percent (20%)" shall be deemed to be five percent (5%)) (an "Inquiry"), (ii) engage in any discussions or negotiations regarding, or furnish to any Third Party any non-public information in connection with, or otherwise cooperate in any way with, or knowingly facilitate in any way any effort by, any Third Party in connection with, any Company Acquisition Proposal or Inquiry, (iii) approve or recommend a Company Acquisition Proposal, or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar definitive agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.5) providing for or relating to a Company Acquisition Proposal (an "Alternative Acquisition Agreement"), or (iv) propose or agree to do any of the foregoing.

        (b)   Notwithstanding anything to the contrary in this Section 6.5(b), at any time prior to obtaining the Company Stockholder Approval, the Company may, in response to an unsolicited bona fide written Company Acquisition Proposal by a Third Party made after the date of this Agreement (that did not result from a breach of this Section 6.5) (i) furnish non-public information to such Third Party (and such Third Party's Representatives) making a Company Acquisition Proposal (provided, however, that (A) prior to so furnishing such information, the Company receives from the Third Party an executed Acceptable Confidentiality Agreement, and (B) any non-public information concerning the Company or the Company Subsidiaries that is provided to such Third Party shall, to the extent not previously provided to Parent or Merger Sub, be provided to Parent or Merger Sub prior to or simultaneously with providing it to such Third Party), and (ii) engage in discussions or negotiations with such Third Party (and such Third Party's Representatives) with respect to the Company Acquisition Proposal if, in the case of each of clauses (i) and (ii): (x) the Company Board determines in good faith, after consultation with its financial and legal advisors, that such Company Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal, and (y) the Company Board determines in good faith, after consultation with legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the directors' duties under applicable Law; provided, however, that in each of the foregoing clauses (i) and (ii), such Company Acquisition Proposal was not solicited in violation of Section 6.5.

        (c)   The Company shall notify Parent promptly (but in no event later than 24 hours) after receipt of any Company Acquisition Proposal or any request for nonpublic information relating to the Company or any Company Subsidiary by any Third Party, or any Inquiry from any Person seeking to have discussions or negotiations with the Company relating to a possible Company Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Third Party making the Company Acquisition Proposal or Inquiry and the material terms and conditions of any Inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). The Company shall also promptly, and in any event within 24 hours, notify Parent, orally and in writing, if it enters into discussions or negotiations concerning any Company Acquisition Proposal or provides nonpublic information or data to any person in accordance with this Section 6.5(c) and keep the other party informed of the status and terms of any such proposals, offers, discussions or negotiations on a current basis, including by providing a copy of all material documentation or correspondence relating thereto.

        (d)   Except as permitted by this Section 6.5(d), neither the Company Board nor any committee thereof shall (i) withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Sub, the Company Recommendation, (ii) approve, adopt or recommend (or publicly propose to approve, adopt or recommend) any Company Acquisition Proposal, (iii) fail to include the Company Recommendation in the Joint Proxy Statement or any Schedule 14D-9, as applicable, (iv) fail to publicly recommend against any Company Acquisition Proposal within ten (10) business days of the request of Parent and reaffirm the Company Recommendation within ten (10) business days (any of the actions described in clauses (i), (ii), (iii) and (iv) of this Section 6.5(d), an "Adverse Recommendation Change"), or (v) approve, adopt, declare advisable or recommend (or agree to, resolve or propose to approve, adopt, declare advisable or recommend), or cause or permit the Company to enter into, any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.5). Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Stockholder Approval, the Company Board shall be permitted to effect an Adverse Recommendation Change if the Company Board (x) has received a Company Acquisition Proposal that, in the good faith determination of the Company Board, after consultation with its financial and legal advisors, constitutes a Superior Proposal, after having complied with, and giving effect to all of the adjustments which may be offered by Parent and Merger Sub pursuant to Section 6.5(e), and

(y) determines in good faith, after consultation with its financial and legal advisors, that failure to take such action would be inconsistent with the directors' duties under applicable Law.

        (e)   The Company Board shall not be entitled to effect an Adverse Recommendation Change as permitted under Section 6.5(d) unless (i) the Company has provided a written notice (a "Notice of Superior Proposal") to Parent and Merger Sub that the Company intends to take such action and describing the material terms and conditions of, and attaching a complete copy of, the Superior Proposal that is the basis of such action (it being understood that such material terms shall include the identity of the Third Party), (ii) during the three (3) Business Day period following Parent's and Merger Sub's receipt of the Notice of Superior Proposal, the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal, and (iii) following the end of the three (3) Business Day period, the Company Board shall have determined in good faith, after consultation with its financial and legal advisors, taking into account any changes to this Agreement proposed in writing by Parent and Merger Sub in response to the Notice of Superior Proposal or otherwise, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal. Any amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal, and the Company shall be required to comply again with the requirements of this Section 6.5(e); provided, however, that references to the three (3) Business Day period above shall then be deemed to be references to a two (2) Business Day period.

        (f)    Nothing contained in this Section 6.5 or elsewhere in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through its Representatives, from disclosing to the Company's stockholders a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act; provided, however, that any disclosure other than a "stop, look and listen" or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act, an express rejection of any applicable Company Acquisition Proposal or an express reaffirmation of the Company Recommendation to the Company's stockholders in favor of the Merger shall be deemed to be an Adverse Recommendation Change.

        (g)   The Company shall, and shall cause each of the Company Subsidiaries (other than any Company Subsidiary in which the Company directly or indirectly owns 25% or less of the outstanding equity interests) and its and their officers and directors, managers or equivalent, and shall use its reasonable best efforts to cause any other Representatives of the Company or the Company Subsidiaries to (i) immediately cease any existing discussions, negotiations or communications with any Person conducted heretofore with respect to any Company Acquisition Proposal and (ii) take such action as is necessary to enforce any confidentiality or "standstill" provisions or provisions of similar effect to which the Company or any of the Company Subsidiaries is a party or of which the Company or any of the Company Subsidiaries is a beneficiary. The Company shall use all reasonable efforts to cause all Third Parties who have been furnished confidential information regarding the Company in connection with the solicitation of or discussions regarding a Company Acquisition Proposal within the six (6) months prior to the date of this Agreement to promptly return or destroy such information (to the extent that the Company is entitled to have such information returned or destroyed).

        (h)   For purposes of this Agreement:

            (i)  "Company Acquisition Proposal" shall mean any proposal or offer for (or expression by a Third Party that it is considering or may engage in), whether in one transaction or a series of related transactions, (i) any merger, consolidation, share exchange, business combination or similar transaction involving the Company or any of the Company Subsidiaries, (ii) any sale, lease, exchange, mortgage, pledge, license, transfer or other disposition, directly or indirectly, by merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise, of any assets of the Company or any Company Subsidiary representing twenty percent (20%) or more of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole as determined on a book-value basis, (iii) any issue, sale or other disposition of (including by way of merger, consolidation, joint venture, business combination, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing twenty percent (20%) or more of the voting power of the Company, (iv) any tender offer or exchange offer in which any Person or "group" (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) shall seek to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership, of twenty percent (20%) or more of the outstanding shares of any class of voting securities of the Company, (v) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company in which a Third Party shall acquire beneficial ownership of twenty percent (20%) or more of the outstanding shares of any class of voting securities of the Company or (vi) any transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term "Company Acquisition Proposal" shall not include (x) the Merger or the other transactions contemplated by this Agreement or (y) any proposal or offer relating to any existing purchase option, right of first offer, right of first refusal or buy/sell provision contained in any agreement to which the Company or any Company Subsidiary is a party.

           (ii)  "Superior Proposal" shall mean a bona fide written Company Acquisition Proposal (except that, for purposes of this definition, the references in the definition of "Company Acquisition Proposal" to "twenty percent (20%)" shall be replaced by "fifty percent (50%)") made by a Third Party on terms that the Company Board determines in good faith, after consultation with the Company's financial and legal advisors, taking into account all financial, legal, regulatory and any other aspects of the transaction described in such proposal, including the identity of the Person making such proposal, as well as any changes to the financial terms of this Agreement proposed by Parent and Merger Sub in response to such proposal or otherwise, to be more favorable to the Company and the Company's stockholders (solely in their capacity as such) from a financial point of view than the transactions contemplated by this Agreement.

        Section 6.6    Appropriate Action; Consents; Filings.

        (a)   Upon the terms and subject to the conditions set forth in this Agreement (including Section 6.5), each of the Company and Parent shall (and shall cause the Company Subsidiaries and the Parent Subsidiaries, respectively, to) use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article VII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.

        (b)   In connection with and without limiting the foregoing, each of Parent and the Company shall give (or shall cause the Parent Subsidiaries or the Company Subsidiaries, respectively, to give) any notices to Third Parties, and Parent shall use, and cause each of its Affiliates to use, its reasonable best efforts, and the Company shall use its reasonable best efforts to cooperate with Parent in its efforts, to obtain any Third Party consents not covered by Section 6.6(a) that are necessary, proper or advisable to consummate the Merger; provided, however, that Parent shall promptly reimburse the Company for any expenses and costs incurred in connection with the Company's or its Affiliates' obligations under this Section 6.6(b). Each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including immediately informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement. To the extent practicable, and permitted by a Governmental Authority, each party hereto shall permit representatives of the other party to participate in meetings (whether by telephone or in person) with such Governmental Authority. Notwithstanding the foregoing, obtaining any approval or consent from any third party pursuant to this Section 6.6(b) shall not be considered a condition to the obligations of Parent and Merger Sub to consummate the Merger.

        (c)   Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Authority) with respect to the Merger, without the prior written consent of Parent, none of the Company, any of the Company Subsidiaries or any of the Company's or Company Subsidiary's Representatives, shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person. The Company shall cooperate with Parent and the Purchaser with respect to accommodations that may be requested or appropriate to obtain such consents.

        Section 6.7    Notification of Certain Matters; Transaction Litigation.

        (a)   The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any notice or other communication received by such party from any Governmental Authority in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement.

        (b)   The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that the applicable closing conditions would reasonably expected to be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

        (c)   The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any actions, suits, claims, investigations or proceedings commenced or, to such party's knowledge, threatened against, relating to or involving such party or any of the Company Subsidiaries or the Parent Subsidiaries, respectively, which relate to this Agreement, the Merger or the other transactions contemplated by this Agreement. The Company shall give Parent the opportunity to reasonably participate in the defense and settlement of any stockholder litigation against the Company and/or its directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without Parent's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement involves only the payment of money and the amount of such settlement shall be fully covered by insurance proceeds. Parent shall give the Company the opportunity to reasonably participate in the defense and settlement of any stockholder litigation against Parent and/or its directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without the Company's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement involves only the payment of money and the amount of such settlement shall be fully covered by insurance proceeds.

        Section 6.8    Public Announcements.     The Company, Parent and Merger Sub shall, to the extent reasonably practicable, consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated hereby, and none of the parties shall issue any such press release or make any such public filing prior to obtaining the other parties' consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that a party may, without obtaining the other parties' consent, issue such press release or make such public statement or filing as may be required by Law, Order or the applicable rules of any stock exchange or the applicable provisions of any listing agreement of any party hereto. If for any reason it is not practicable to consult with the other party before making any public statement with respect to this Agreement or any of the transactions contemplated hereby, then the party making such statement shall not make a statement that is inconsistent with public statements or filings to which the other party had previously consented.

        Section 6.9    Directors' and Officers' Indemnification and Insurance.

        (a)   Parent and Merger Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors, officers, partners, members, trustees or employees, as the case may be, of the Company or the Company Subsidiaries as provided in the Company Charter or the Company Bylaws or each of the Company Subsidiaries' respective articles or certificates of incorporation or bylaws (or comparable organizational or governing documents) or in any agreement shall survive the Merger and shall continue in full force and effect in accordance with their terms. Parent and the Surviving Entity shall (and Parent shall cause the Surviving Entity to) (i) indemnify, defend and hold harmless, and advance expenses to, Indemnitees with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent required by: (x) the Company Charter or Company Bylaws, or the articles or certificates of incorporation or bylaws (or comparable organizational or governing documents) of any of the Company Subsidiaries, in each case, as in effect on the date of this Agreement, (y) any indemnification agreement of the Company or the Company Subsidiaries or other applicable contract as in effect on the date of this Agreement and listed in the Company Disclosure Letter, or (z) applicable Law, and (ii) not amend, repeal or otherwise modify any such provisions referenced in subsections (i)(x) and (y) above in any manner that would adversely affect the rights thereunder of any Indemnitees.

        (b)   Without limiting the provisions of Section 6.9(a), during the period commencing as of the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent and the Surviving Entity shall (and Parent shall cause the Surviving Entity to): (i) indemnify and hold harmless each Indemnitee against and from any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to (x) any action or omission or alleged action or omission in such Indemnitee's capacity as a director, officer, partner, member, trustee or employee of the Company or any of the Company Subsidiaries, or (y) this Agreement and any of the transactions contemplated hereby, including the Merger; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys' fees) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified. Notwithstanding anything to the contrary contained in this Section 6.9(b) or elsewhere in this Agreement, neither Parent nor the Surviving Entity shall (and Parent shall cause the Surviving Entity not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation for which indemnification may be sought under this Section 6.9(b) unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnitees from all liability arising out of such claim, action, suit, proceeding or investigation, and does not include an admission of fault or wrongdoing by any Indemnitee. Notwithstanding anything to the contrary set forth in this Agreement, Parent or the Surviving Entity (i) shall not be liable for any settlement effected without their prior written consent and (ii) shall not have any obligation hereunder to any Indemnitee to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law, in which case the Indemnitee shall promptly refund to Parent or the Surviving Entity the amount of all such expenses theretofore advanced pursuant hereto.

        (c)   Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Entity as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors' and officers' liability coverage of the Company's existing directors' and officers' insurance policies and the Company's existing fiduciary liability insurance policies (collectively, the "D&O Insurance"), in each case, for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company's existing policies and with policy limits no less than the limits on the Company's existing policies as long as the annual premium does not exceed 110% of the annual premium under the Company's existing policies. If the Company or the Surviving Entity for any reason fails to obtain such "tail" insurance policies as of the Effective Time, (i) the Surviving Entity shall continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company's current insurance carrier or with an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company's existing policies as of the date hereof, or (ii) Parent shall provide, or shall cause the Surviving Entity to provide, for a period of not less than six (6) years after the Effective Time, the Indemnitees who are insured under the Company's D&O Insurance with comparable D&O Insurance that provides coverage for events occurring at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company's current insurance carrier, that is no less favorable than the existing policy of the Company (which may be provided under Parent's D&O Insurance policy) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Entity shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the annual premium currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Entity shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

        (d)   The Indemnitees to whom this Section 6.9 applies shall be third party beneficiaries of this Section 6.9. The provisions of this Section 6.9 are intended to be for the benefit of each Indemnitee and his or her successors, heirs, executors, trustees, fiduciaries, administrators or representatives. Parent shall pay all reasonable expenses, including attorney's fees, that may be incurred by any Indemnitee in successfully enforcing the indemnity and other obligations provided in this Section 6.9.

        (e)   The rights of each Indemnitee under this Section 6.9 shall be in addition to any rights such person or any employee of the Company or any Company Subsidiary may have under the Company Charter, the Company Bylaws or the certificate of incorporation or bylaws (or equivalent organizational or governing documents) of any of the Company Subsidiaries, or the Surviving Entity or any of its subsidiaries, or under any applicable Law or under any agreement of any Indemnitee or any employee with the Company or any of the Company Subsidiaries listed in Section 4.12(a)(iv) the Company Disclosure Letter.

        (f)    Notwithstanding anything contained in Section 9.1 or Section 9.7 to the contrary, this Section 6.9 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Entity and its subsidiaries, and shall be enforceable by the Indemnitees and their successors, heirs or representatives. In the event that Parent or the Surviving Entity or any of its successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as applicable, shall succeed to the obligations set forth in this Section 6.9. The parties acknowledge and agree that Parent guarantees the payment and performance of the Surviving Entity's obligations pursuant to this Section 6.9.

        Section 6.10    Employee Benefit Matters.

        (a)   During the one (1)-year period commencing at the Effective Time, Parent shall, or shall cause the Surviving Entity to, provide to employees and former employees of the Company and any of the Company Subsidiaries ("Company Employees") (i) a base salary or wage rate at least equal to the Company Employees' base salary or wage rate in effect as of immediately prior to the Effective Time and (ii) employee benefits (other than any incentive compensation, equity-based compensation, defined benefit pension benefits and retiree medical benefits) that are, in the aggregate, no less favorable than the employee benefits (other than any incentive compensation, equity-based compensation, defined benefit pension benefits and retiree medical benefits) provided to similarly situated employees of Parent and its Subsidiaries under the Parent Benefit Plans.

        (b)   Parent shall provide, or shall cause the Surviving Entity to provide, to each Company Employee who is a participant in a Company Severance Pay Plan immediately prior to the Effective Time and whose employment with the Surviving Entity, Company Subsidiaries and its Affiliates is involuntarily terminated in a severance-qualifying manner during the one (1)-year period following the Effective Time, severance benefits that are no less favorable, in the aggregate, than the severance benefits, if any, that would have been provided to such Company Employee pursuant to the terms of a Company Severance Pay Plan upon such an involuntary severance-qualifying termination of employment immediately prior to the Effective Time; provided that no such severance benefits shall be provided to any Company Employee who is a party to a Company Employment Agreement that otherwise provides for severance benefits.

        (c)   For purposes of eligibility and vesting, benefit accrual and determination of level of benefits under the compensation and benefit plans, programs agreements and arrangements of Parent, the

Company, the Parent Subsidiaries, the Company Subsidiaries, the Surviving Entity and any of its subsidiaries or any respective Affiliate thereof providing benefits to any Company Employees after the Closing, and in which such Company Employees did not participate prior to the Effective Time (the "New Plans"), including for purposes of accrual of vacation and other paid time off and severance benefits under New Plans (but excluding any New Plan that is established after the Closing that does not recognize service prior to its adoption), each Company Employee shall be credited with his or her years of service with the Company, the Company Subsidiaries and their respective Affiliates (and any additional service with any predecessor employer) before the Closing, to the same extent as such Company Employee was entitled, before the Closing, to credit for such service under any similar Company Benefit Plan, except where such credit would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan in which such Company Employee participated immediately before such replacement; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents except to the extent such pre-existing conditions and actively-at-work requirements would apply under the analogous Company Benefit Plan, and Parent shall use reasonable efforts to cause any eligible expenses incurred by such Company employee and his or her covered dependents under a Company Benefit Plan during the portion of the plan year prior to the Effective Time to be taken into account under such New Plan for purposes of satisfying all deductible, co-insurance, co-payment and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

        (d)   For the avoidance of doubt and notwithstanding anything to the contrary herein or in any Company Benefit Plan, for purposes of any Company Benefit Plan listed in Section 6.10 of the Company Disclosure Letter, the Closing shall be deemed to constitute a "change in control" or "change of control."

        (e)   Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Entity to continue any specific employee benefit plans or to continue the employment of any specific person. The provisions of this Section 6.10 are solely for the benefit of the parties to this Agreement, and no current or former director, officer, employee or independent contractor or any other person shall be a third-party beneficiary of this Section 6.10, and nothing herein shall be construed as an amendment to any Plan or other compensation or benefit plan or arrangement for any purpose.

        Section 6.11    Certain Tax Matters.     Each of Parent and the Company shall use their reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including by executing and delivering the officers' certificates referred to therein. None of Parent or the Company shall take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

        Section 6.12    Dividends.

        (a)   Each of Parent and the Company shall declare a dividend to their respective stockholders, the record and payment date for which shall be the close of business on the last Business Day prior to the Effective Time. The per share dividend amount payable by the Company shall be an amount equal to (i) the Company's most recent quarterly dividend, multiplied by the number of days elapsed since the last dividend record date through and including the day prior to the day on which the Effective Time occurs, and divided by the actual number of days in the calendar quarter in which such dividend is declared, plus (ii) if necessary to enable the Company to make aggregate dividend distributions during its final taxable period equal to the Minimum Distribution Dividend, an additional amount (the "Additional Dividend Amount") necessary so that the aggregate dividend payable is equal to the Minimum Distribution Dividend. The per share dividend amount payable by Parent shall be an amount equal to (i) Parent's most recent quarterly dividend, multiplied by the number of days elapsed since the last dividend record date through and including the day prior to the day on which the Effective Time occurs, and divided by the actual number of days in the calendar quarter in which such dividend is declared, plus (ii) the Additional Dividend Amount, if any, divided by the Exchange Ratio. If the Company determines it is necessary to declare the Additional Dividend Amount, the Company shall notify Parent of such determination at least ten days prior to the Company Stockholder Meeting.

        (b)   In the event that a distribution with respect to the shares of Company Common Stock permitted under the terms of this Agreement (including pursuant to Section 6.1(b)(iii) and Section 6.12(a) above) has (i) a record date prior to the Effective Time and (ii) has not been paid as of the Effective Time, the holders of shares of Company Common Stock shall be entitled to receive such distribution from the Company at the time such shares are exchanged pursuant to Article III of this Agreement.

        Section 6.13    Merger Sub.     Parent shall take all actions necessary to (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement, and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness.

        Section 6.14    Section 16 Matters.     Assuming that the Company delivers to Parent, in a timely fashion prior to the Effective Time, all requisite information necessary for Parent and Merger Sub to take the actions contemplated by this Section 6.14, the Company, Parent and Merger Sub each shall take all such steps as may be necessary or appropriate to ensure that (a) any dispositions of Company Common Stock (including derivative securities related to such stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time are exempt under Rule 16b-3 promulgated under the Exchange Act, and (b) any acquisitions of Parent Common Stock (including derivative securities related to such stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent are exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 6.15    Stock Exchange Listing.     Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

        Section 6.16    Voting of Shares.     Parent shall vote all shares of Company Common Stock beneficially owned by it or any of the Parent Subsidiaries as of the record date for the Company Stockholder Meeting in favor of adoption of this Agreement and approval of the Merger. The Company shall vote all shares of Parent Common Stock beneficially owned by it or any of the Company Subsidiaries as of the record date for the Parent Stockholder Meeting in favor of adoption of this Agreement, approval of the Merger, issuance of shares of Parent Common Stock in connection therewith and the Charter Amendment.

        Section 6.17    Parent Board of Directors.     Parent shall take all necessary action to cause, as of the Effective Time, the persons described in Section 6.17 of the Company Disclosure Letter to be added to the Parent Board.

 ARTICLE VII

CONDITIONS

        Section 7.1    Conditions to the Obligations of Each Party.     The respective obligations of each party to effect the Merger and to consummate the other transactions contemplated by this Agreement shall be subject to the satisfaction or (to the extent permitted by Law) waiver by each of the parties, at or prior to the Effective Time, of the following conditions:

        (a)    Stockholder Approvals.     Each of the Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained.

        (b)    No Restraints.     No Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or otherwise restraining, enjoining, preventing, prohibiting or making illegal the acquisition of some or all of the shares of Company Common Stock by Parent.

        (c)    Form S-4.     The Form S-4 shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or be threatened by the SEC that has not been withdrawn.

        (d)    Listing.     The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

        Section 7.2    Conditions to the Obligations of Parent and Merger Sub.     The respective obligations of Parent and Merger Sub to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent, at or prior to the Effective Time, of the following additional conditions:

        (a)    Representations and Warranties.     (i) The representations and warranties set forth in Section 4.1(a) (Organization and Qualification; Subsidiaries), Section 4.3(a) (Capital Structure) (except for the first two sentences), Section 4.4 (Authority), Section 4.19 (Opinion of Financial Advisor), Section 4.20 (Takeover Statute), Section 4.21 (Vote Required), Section 4.22 (Brokers) and Section 4.23 (Investment Company Act) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, (ii) the representations and warranties set forth in the first two sentences of Section 4.3(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, and (iii) each of the other representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, except (x) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (y) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or "Company Material Adverse Effect" qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (b)    Agreements and Covenants.     The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

        (c)    Officer's Certificate.     The Company shall have delivered to Parent a certificate, dated the date of the Closing and signed by its chief executive officer or another senior officer on behalf of the Company, certifying to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

        (d)    Absence of Material Adverse Effect.     Since the date of this Agreement, there shall not have been any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

        (e)    REIT Opinion.     Parent shall have received a written opinion of Skadden, Arps, Slate, Meagher & Flom LLP, dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, to the effect that, commencing with the Company's taxable year that ended on December 31, 1999, the Company was organized in conformity with the requirements for qualification as a REIT under the Code and its actual method of operation has enabled the Company to meet, through the Closing Date, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer's certificate executed by the Company.

        (f)    Section 368 Opinion.     Parent shall have received the written opinion of its counsel, Wachtell, Lipton, Rosen & Katz, dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of Parent, the Company and Merger Sub, reasonably satisfactory in form and substance to it.

        Section 7.3    Conditions to the Obligations of the Company.     The obligations of the Company to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company, at or prior to the Effective Time, of the following additional conditions:

        (a)    Representations and Warranties.     (i) The representations and warranties set forth in Section 5.1(a) and (b) (Organization and Qualification; Subsidiaries), Section 5.3(a) (Capital Structure) (except the first two sentences), Section 5.4 (Authority), Section 5.19 (Vote Required), Section 5.20 (Brokers) and Section 5.21 (Investment Company Act) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, (ii) the representations and warranties set forth in the first two sentences of Section 5.3(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, and (iii) each of the other representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, except (x) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (y) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or "Parent Material Adverse Effect" qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        (b)    Agreements and Covenants.     Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

        (c)    Officer's Certificate.     Parent shall have delivered to the Company a certificate, dated the date of the Closing and signed by its chief executive officer or another senior officer on behalf of Parent, certifying to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

        (d)    Absence of Material Adverse Effect.     Since the date of this Agreement, there shall not have been any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

        (e)    REIT Opinion.     The Company shall have received a written opinion of Willkie Farr & Gallagher LLP, or other counsel reasonably acceptable to the Company, dated as of the Closing Date and in form and substance reasonably satisfactory to the Company, to the effect that, commencing with Parent's taxable year that ended on December 31, 1999, Parent was organized in conformity with the requirements for qualification as a REIT under the Code, and its actual method of operation has enabled, and its proposed method of operation will enable, Parent to meet the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer's certificate executed by Parent.

        (f)    Section 368 Opinion.     The Company shall have received a written opinion of its counsel, Skadden, Arps, Slate, Meagher & Flom LLP, dated as of the Closing Date and in form and substance reasonably satisfactory to the Company, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of Parent, the Company and Merger Sub, reasonably satisfactory in form and substance to it.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

        Section 8.1    Termination.     This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval or the Parent Stockholder Approval (except as otherwise expressly noted), as follows:

        (a)   by mutual written agreement of each of Parent and the Company; or

        (b)   by either Parent or the Company, if:

            (i)  the Effective Time shall not have occurred on or before October 31, 2011 (the "Outside Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party if the failure of such party (and in the case of Parent, including the failure of Merger Sub) to perform any of its obligations under this Agreement has been a principal cause of, or resulted in, the failure of the Merger to be consummated on or before such date; or

           (ii)  any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Order was primarily due to the failure of such party (and in the case of Parent, including the failure of Merger Sub) to perform any of its obligations under this Agreement; or

          (iii)  the Company Stockholder Approval shall not have been obtained at a duly held Company Stockholder Meeting or at any adjournment or postponement thereof at which this Agreement and the transactions contemplated hereby have been voted upon, provided that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to the Company if the failure to obtain such Company Stockholder Approval was primarily due to the Company's failure to perform any of its obligations under this Agreement; or

          (iv)  the Parent Stockholder Approval shall not have been obtained at a duly held Parent Stockholder Meeting or at any adjournment or postponement thereof at which this Agreement and the transactions contemplated hereby have been voted upon, provided that the right to terminate this Agreement under this Section 8.1(b)(iv) shall not be available to Parent if the failure to obtain such Parent Stockholder Approval was primarily due to Parent's failure to perform any of its obligations under this Agreement; or

        (c)   by the Company, if Parent or Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would, or would reasonably be expected to, result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (y) cannot be cured on or before the Outside Date or, if curable, is not cured by Parent within twenty (20) days of receipt by Parent of written notice of such breach or failure; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if the Company is then in breach of any of its respective representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in either Section 7.2(a) or Section 7.2(b) would not be satisfied; or

        (d)   by Parent, if:

            (i)  the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would, or would reasonably be expected to, result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (y) cannot be cured on or before the Outside Date or, if curable, is not cured by the Company within twenty (20) days of receipt by the Company of written notice of such breach or failure; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent or Merger Sub are then in breach of any of their respective representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in either Section 7.3(a) or Section 7.3(b) would not be satisfied, or

           (ii)  (x) the Company Board shall have made an Adverse Recommendation Change, (y) the Company shall have materially or willfully breached any of its obligations under Section 6.3 and Section 6.5 or (z) the Company enters into an Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.5), provided that the right to terminate under Section 8.1(d)(ii)(x) and (y) shall not be available after the receipt of the Company Stockholder Approval.

        Section 8.2    Effect of Termination.     In the event that this Agreement is terminated and the Merger and the other transactions contemplated by this Agreement are abandoned pursuant to Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, and this Agreement shall forthwith become null and void and of no further force or effect whatsoever without liability on the part of any party hereto (or any of the Company Subsidiaries, Parent Subsidiaries or any of the Company's or Parent's respective Representatives), and all rights and obligations of any party hereto shall cease; provided, however, that, notwithstanding anything in the foregoing to the contrary (a) no such termination shall relieve any party hereto of any liability or damages resulting from or arising out of any willful or intentional breach of this Agreement; and (b) the Confidentiality Agreements, this Section 8.2, Section 8.3, Section 8.6, Article IX and the definitions of all defined terms appearing in such sections shall survive any termination of this Agreement pursuant to Section 8.1. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other person to which they were made.

        Section 8.3    Termination Fee.

        (a)   If, but only if, the Agreement is terminated:

            (i)  by either the Company or Parent pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) or by Parent pursuant to Section 8.1(d)(i) and (A) in the case of a termination pursuant to Section 8.1(b)(i), the Parent Stockholder Approval shall have been obtained and the Company Stockholder Approval shall not have been obtained prior to such termination, and (B) the Company (x) receives or has received a Company Acquisition Proposal after the date of this Agreement, which proposal has been publicly announced and (y) within twelve (12) months of the termination of this Agreement, consummates a transaction regarding, or executes a definitive agreement which is later consummated with respect to, a Company Acquisition Proposal, then the Company shall pay, or cause to be paid, to Parent a fee equal to $175,000,000 (the "Termination Fee") plus, if not previously paid pursuant to the proviso below, the Expense Amount, by wire transfer of same day funds to an account designated by Parent, not later than the consummation of such transaction arising from such Company Acquisition Proposal; provided, however, that for purposes of this Section 8.3(a)(i), the references to "twenty percent (20%)" in the definition of Company Acquisition Proposal shall be deemed to be references to "fifty percent (50%)"; and provided, further, that in the event that the Agreement is terminated by either the Company or Parent pursuant to Section 8.1(b)(iii), the Company shall pay, or cause to be paid, to Parent the Expense Amount (by wire transfer to an account designated by Parent) within two (2) Business Days of such termination rather than when the Termination Fee becomes payable to Parent (if ever); or

           (ii)  by either the Company or Parent pursuant to Section 8.1(b)(i) or Section 8.1(b)(iv) or by the Company pursuant to Section 8.1(c) and (A) in the case of a termination pursuant to Section 8.1(b)(i), the Company Stockholder Approval shall have been obtained and the Parent Stockholder Approval shall not have been obtained prior to such termination, and (B) Parent (x) receives or has received a bona fide Parent Acquisition Proposal, which proposal has been publicly announced and (y) within twelve (12) months of the termination of this Agreement, consummates a transaction regarding, or executes a definitive agreement which is later consummated with respect to, a Parent Acquisition Proposal, then Parent shall pay, or cause to be paid, to the Company the Termination Fee plus, if not previously paid pursuant to the proviso below, the Expense Amount, by wire transfer of same day funds to an account designated by the Company, not later than the consummation of such transaction arising from such Parent Acquisition Proposal; provided, however, that in the event that the Agreement is terminated by either the Company or Parent pursuant to Section 8.1(b)(iv), Parent shall pay, or cause to be paid, to the Company the Expense Amount (by wire transfer to an account designated by the Company) within two (2) Business Days of such termination rather than when the Termination Fee becomes payable to the Company (if ever); or

          (iii)  by Parent pursuant to Section 8.1(d)(ii), then the Company shall pay, or cause to be paid, to Parent the Termination Fee together with the Expense Amount, by wire transfer of same day funds to an account designated by Parent, within two (2) Business Days of such termination.

        (b)   Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that:

            (i)  under no circumstances shall the Company or Parent be required to pay the Termination Fee earlier than one (1) full Business Day after receipt of appropriate wire transfer instructions from the party entitled to payment; and

           (ii)  under no circumstances shall the Company or Parent be required to pay the Termination Fee on more than one occasion.

        (c)   Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) the Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Company or Parent, as the case may be, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the parties would not enter into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 8.3 and, in order to obtain such payment, either the Company or Parent, as the case may be, commences a suit that results in a judgment against the other party for the payment of any amount set forth in this Section 8.3, such paying party shall pay the other party its costs and Expenses in connection with such suit, together with interest on such amount at the annual rate of ten percent (10%) for the period from the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

        (d)   (i)    If one party to this Agreement (the "Termination Fee Payor") is required to pay another party to this Agreement (the "Termination Fee Payee") a Termination Payment, such Termination Payment shall be paid into escrow on the date such payment is required to be paid by the Termination Fee Payor pursuant to this Agreement by wire transfer of immediately available funds to an escrow account designated in accordance with this Section 8.3(d). In the event that the Termination Fee Payor is obligated to pay the Termination Fee Payee the Termination Payment, the amount payable to the Termination Fee Payee in any tax year of the Termination Fee Payee shall not exceed the lesser of (i) the Termination Payment of the Termination Fee Payee, and (ii) the sum of (A) the maximum amount that can be paid to the Termination Fee Payee without causing the Termination Fee Payee to fail to meet the requirements of Section 856(c)(2) and (3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code ("Qualifying Income"), as determined by the Termination Fee Payee's independent accountants, plus (B) in the event the Termination Fee Payee receives either (x) a letter from the Termination Fee Payee's counsel indicating that the Termination Fee Payee has received a ruling from the IRS as described below in this Section 8.3(d) or (y) an opinion from the Termination Fee Payee's outside counsel as described below in this Section 8.3(d), an amount equal to the excess of the Termination Payment less the amount payable under clause (A) above.

           (ii)  To secure the Termination Fee Payor's obligation to pay these amounts, the Termination Fee Payor shall deposit into escrow an amount in cash equal to the Termination Payment with an escrow agent selected by the Termination Fee Payor on such terms (subject to this Section 8.3(d)) as shall be mutually agreed upon by the Termination Fee Payor, the Termination Fee Payee and the escrow agent. The payment or deposit into escrow of the Termination Payment pursuant to this Section 8.3(d) shall be made at the time the Termination Fee Payor is obligated to pay the Termination Fee Payee such amount pursuant to Section 8.3 by wire transfer. The escrow agreement shall provide that the Termination Payment in escrow or any portion thereof shall not be released to the Termination Fee Payee unless the escrow agent receives any one or combination of the following: (i) a letter from the Termination Fee Payee's independent accountants indicating the maximum amount that can be paid by the escrow agent to the Termination Fee Payee without causing the Termination Fee Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, in which case the escrow agent shall release such amount to the Termination Fee Payee, or (ii) a letter from the Termination Fee Payee's counsel indicating that (A) the Termination Fee Payee received a ruling from the IRS holding that the receipt by the Termination Fee Payee of the Termination Payment would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or (B) the Termination Fee

  Payee's outside counsel has rendered a legal opinion to the effect that the receipt by the Termination Fee Payee of the Termination Payment would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release the remainder of the Termination Payment to the Termination Fee Payee. The Termination Fee Payor agrees to amend this Section 8.3(d) at the reasonable request of the Termination Fee Payee in order to (i) maximize the portion of the Termination Payment that may be distributed to the Termination Fee Payee hereunder without causing the Termination Fee Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (ii) improve the Termination Fee Payee's chances of securing a favorable ruling described in this Section 8.3(d) or (iii) assist the Termination Fee Payee in obtaining a favorable legal opinion from its outside counsel as described in this Section 8.3(d). Any amount of the Termination Payment that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 8.3(d), provided that the obligation of the Termination Fee Payor to pay the unpaid portion of the Termination Payment shall terminate on the December 31 following the date which is four years from the date of this Agreement.

        (e)   For purposes of this Agreement: "Parent Acquisition Proposal" shall have the same meaning as "Company Acquisition Proposal with the word "Parent" replacing the words "the Company and/or any of the Company Subsidiaries" mutatis mutandis; provided, however, that for purposes of the definition of Parent Acquisition Proposal, (i) the reference to "twenty percent (20%)" in the definition of Company Acquisition Proposal shall be deemed to be reference to "fifty percent (50%)" and (ii) transactions in which Parent is the acquiring party shall not be included.

        Section 8.4    Amendment.     Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the parties hereto by action taken or authorized by their respective boards of directors (or similar governing body or entity) at any time before or after receipt of the Company Stockholder Approval or the Parent Stockholder Approval and prior to the Effective Time; provided, however, that after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained, there shall not be (a) any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Company Common Stock, or which by applicable Law or in accordance with the rules of any stock exchange requires the further approval of the stockholders of the Company or Parent without such further approval of such stockholders, or (b) any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

        Section 8.5    Waiver.     At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) subject to the proviso of Section 8.4, waive compliance with any agreement or condition contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

        Section 8.6    Fees and Expenses.     Except as otherwise provided in this Agreement, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the transactions contemplated by this Agreement are consummated; provided, however, that the Company and Parent shall share equally all Expenses related to the printing and filing of the Form S-4 and the printing, filing and distribution of the Joint Proxy Statement, other than attorneys' and accountants' fees.

ARTICLE IX

GENERAL PROVISIONS

        Section 9.1    Non-Survival of Representations and Warranties.     None of the representations or warranties in this Agreement or any certificate or other writing delivered pursuant to this Agreement, including any rights arising out of any breach of such representations or warranties, shall survive the Effective Time.

        Section 9.2    Notices.     Any notice, request, claim, demand and other communications hereunder shall be sufficient if in writing and sent (i) by facsimile transmission (providing confirmation of transmission) or e-mail of a pdf attachment (provided that any notice received by facsimile or e-mail transmission or otherwise at the addressee's location on any Business Day after 5:00 p.m. (Pacific time) shall be deemed to have been received at 9:00 a.m. (Pacific time) on the next Business Day), or (ii) by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

    if to Parent or Merger Sub:

Ventas, Inc. 10350 Ormsby Park Place, Suite 300 Louisville, Kentucky 40223
Phone:	(502) 357-9020
Fax:	(502) 357-9029
Attention:	T. Richard Riney, Esq.

    with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019
Phone:	(212) 403-1000
Fax:	(212) 403-2000
Attention:	Robin Panovka, Esq. Trevor S. Norwitz, Esq.

    if to the Company:

Nationwide Health Properties, Inc. 610 Newport Center Drive, Suite 1150 Newport Beach, California 92660
Phone:	(949) 718-4400
Fax:	(949) 759-6876
Attention:	Douglas M. Pasquale

    with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue, Suite 3400 Los Angeles, California 90071
Phone:	(213) 687-5000
Fax:	(213) 687-5600
Attention:	Brian J. McCarthy, Esq. Jonathan L. Friedman, Esq.

        Section 9.3    Interpretation; Certain Definitions.     The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to an Article, Section, Appendix or Exhibit, such reference shall be to an Article or Section of, or an Appendix or Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other instrument made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws. References to a person are also to its successors and permitted assigns. All references to "dollars" or "$" refer to currency of the United States of America.

        Section 9.4    Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

        Section 9.5    Assignment; Delegation.     Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part, by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto (except to the Surviving Entity).

        Section 9.6    Entire Agreement.     This Agreement (including the exhibits, annexes and appendices hereto) constitutes, together with the Confidentiality Agreement, the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

        Section 9.7    No Third-Party Beneficiaries.     This Agreement is not intended to and shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, except for the provisions of Section 6.9. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.5 without notice or liability to any other person. The representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Accordingly, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

        Section 9.8    Specific Performance.     The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Merger and the other transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

        Section 9.9    Counterparts.     This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

        Section 9.10    Governing Law.     This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) directly or indirectly arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the laws of the State of Maryland, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Maryland.

        Section 9.11    Consent to Jurisdiction.

        (a)   Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Maryland and to the jurisdiction of the United States District Court for the State of Maryland, for the purpose of any action, proceeding or counterclaim (whether based on contract, tort or otherwise) directly or indirectly arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof, and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Maryland state or federal court.

        (b)   Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party and nothing in this Section 9.11 shall affect the right of any party to serve legal process in any other manner permitted by Law, (ii) consents to submit itself to the personal jurisdiction of any United States federal court located in the State of Maryland or any Maryland state court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than any United States federal court located in the State of Maryland or any Maryland state court. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

        Section 9.12    WAIVER OF JURY TRIAL.     EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

[Remainder of page intentionally left blank; signature page follows.]

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VENTAS, INC.
By:	/s/ DEBRA A. CAFARO
	Name:	Debra A. Cafaro
	Title:	Chairman and Chief Executive Officer
NEEDLES ACQUISITION LLC
By:	Ventas, Inc., its sole member
By:	/s/ DEBRA A. CAFARO
	Name:	Debra A. Cafaro
	Title:	Chairman and Chief Executive Officer
NATIONWIDE HEALTH PROPERTIES, INC.
By:	/s/ DOUGLAS M. PASQUALE
	Name:	Douglas M. Pasquale
	Title:	Chairman of the Board of Directors and President and Chief Executive Officer

 Annex B

CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
VENTAS, INC.
A DELAWARE CORPORATION

        Ventas, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the "Corporation"), does hereby certify as follows:

        FIRST:    That, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the "DGCL"), the Board of Directors of the Corporation (the "Board") duly adopted resolutions setting forth a proposed amendment (this "Amendment") to the Amended and Restated Certificate of Incorporation of the Corporation, as previously amended, declaring this Amendment advisable and calling a special meeting of the stockholders of the Corporation for consideration of, among other things, this Amendment. The resolution setting forth the proposed amendment is as follows:

        RESOLVED, that the Amended and Restated Certificate of Incorporation, as amended, of the Corporation shall be further amended by deleting the first paragraph of Article IV thereof in its entirety and by substituting in lieu thereof the following:

        "The total number of shares of stock that the Corporation shall have authority to issue is 610,000,000 shares, of which 600,000,000 shall be shares of common stock, having a par value of twenty-five cents per share (the "Common Shares"), and 10,000,000 shall be shares of preferred stock, having a par value of one dollar per share (the "Preferred Shares"). The designations, voting powers and relative rights and preferences of the two classes of shares of stock shall be as set forth below."

        SECOND:    That thereafter, pursuant to resolution of the Board, a special meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by the DGCL were voted in favor of this Amendment.

        THIRD:    That this Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

B-1

        IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by a duly authorized officer this            day of                        , 2011.

Authorized Officer

B-2

 Annex C

February 27, 2011

The Board of Directors of Ventas, Inc.
111 South Wacker Drive
Suite 4800
Chicago, Illinois 60606

Members of the Board:

        We understand that Ventas, Inc. ("Ventas") proposes to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), by and among Ventas, Needles Acquisition LLC, a wholly owned subsidiary of Ventas ("Merger Sub"), and Nationwide Health Properties, Inc. ("NHP"), pursuant to which, among other things, NHP will merge (the "Merger") with and into Merger Sub and each outstanding share of common stock, par value $0.10 per share, of NHP ("NHP Common Stock") will be converted into the right to receive 0.7866 (the "Exchange Ratio") shares of common stock, par value $0.25 per share, of Ventas ("Ventas Common Stock"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

        You have requested our opinion as to the fairness, from a financial point of view, to Ventas of the Exchange Ratio provided for in connection with the Merger.

        In arriving at our opinion, we have, among other things:

  (i)
  reviewed the Merger Agreement;

  (ii)
  reviewed certain publicly available financial and other information about NHP and Ventas, as the case may be;

  (iii)
  reviewed certain information furnished to us by NHP's management (as adjusted by Ventas), including financial forecasts and analyses, relating to the business, operations and prospects of NHP;

  (iv)
  reviewed certain information furnished to us by Ventas's management, including financial forecasts and analyses, relating to the business, operations and prospects of Ventas and NHP;

  (v)
  held discussions with members of management of NHP and Ventas concerning certain anticipated strategic, financial and operational benefits relating to the Merger and the matters described in clauses (ii) through (iv) above (as applicable);

  (vi)
  held discussions with members of management of NHP and Ventas concerning the respective past and current business, operations, financial condition and prospects of NHP and Ventas, including after giving effect to the Merger, and discussed the past and current business, operations, financial condition and prospects of NHP and Ventas, including after giving effect to the Merger, with Ventas's management;

  (vii)
  reviewed the potential pro forma financial impact of the Merger on the future financial performance of Ventas;

  (viii)
  reviewed information prepared by NHP's management and Ventas's management relating to the relative financial contributions of Needles and Ventas to the future financial performance of the combined company on a pro forma basis;

  (ix)
  reviewed certain share trading price history and valuation multiples for the Ventas Common Stock and the NHP Common Stock;

  (x)
  compared the financial and operating performance of NHP and Ventas with publicly available information concerning other publicly traded companies we deemed relevant, and reviewed certain current and historical market prices and valuation multiples of the equity securities of such other companies;

  (xi)
  compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant; and

  (xii)
  conducted such other financial studies, analyses and investigations as we deemed appropriate, including analyses of certain anticipated strategic, financial and operational benefits from the Merger, and considered such other factors as we deemed appropriate.

        In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have relied on assurances of the management of each of Ventas and NHP that they are not aware of any facts or circumstances that would make such information inaccurate or misleading in any respect material to our opinion. In connection with this opinion, we have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of NHP or Ventas, or concerning the solvency or fair value of NHP or Ventas and we have not been furnished with any such valuation or appraisal. With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. With respect to the financial forecasts provided to us and utilized in our analyses relating to NHP and Ventas, including any analysis of information relating to anticipated strategic, financial and/or operational benefits expected to result from the Merger, we have assumed, with the consent of Ventas, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of NHP and Ventas as to the future financial performance of NHP and Ventas, respectively. We assume no responsibility for and express no opinion or view as to any forecasts reviewed by us or the assumptions on which they are based. Financial forecasts for NHP that we assumed and relied upon in rendering our opinion herein were furnished to us by NHP's management (as adjusted by Ventas's management) and financial forecasts for Ventas that we assumed and relied upon in rendering our opinion herein were furnished to us by Ventas's management. We have assumed, with Ventas's consent, that Ventas's pending acquisition of Atria Senior Living Group, Inc. and certain of its subsidiaries and affiliates will be consummated upon the terms and conditions set forth in the definitive merger agreement, dated as of October 21, 2010, with respect to such acquisition, without any waiver or modification of any such terms or conditions in any respect material to our opinion.

        Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. Subsequent circumstances, events or developments may affect our opinion, and we do not have any responsibility or obligation to update, revise or reaffirm this opinion based on subsequent circumstances, events or developments. We do not express any opinion as to the prices at which shares of Ventas Common Stock may trade at any time subsequent to the announcement of the Merger.

        In rendering our opinion, we have assumed, with Ventas's consent, that the Merger will be consummated on the terms set forth in the Merger Agreement, without any waiver or modification of any material terms or conditions. We also have assumed, with Ventas's consent, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Merger will not have an adverse effect on NHP or Ventas or on the contemplated benefits expected to be derived from the Merger. We do not express any opinion as to any tax or other consequences that might result from the Merger, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Ventas has obtained such advice as it deemed necessary from qualified professionals.

You have advised us that the Merger will qualify as a tax-free reorganization for federal income tax purposes. This opinion addresses only the fairness, from a financial point of view, to Ventas, on the date hereof, of the Exchange Ratio provided for in connection with the Merger. We express no view or opinion as to any terms or other aspects or implications of the Merger (other than, to the extent expressly specified herein, the Exchange Ratio provided for in connection with the Merger), including, without limitation, the form or structure of the Merger or any other agreements or arrangements entered into in connection with, or otherwise contemplated by, the Merger. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Merger, or class of such persons, relative to the Exchange Ratio provided for in connection with the Merger or otherwise.

        We have acted as financial advisor to Ventas in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon consummation of the Merger. Ventas has agreed to reimburse our expenses and indemnify us against certain liabilities arising in connection with our engagement.

        We have performed in the past, and we may continue to perform in the future, investment banking services for Ventas or its affiliates, in each case, for customary compensation.

        It is understood that this letter and our opinion are provided for the benefit and use of the Board of Directors of Ventas in connection with its consideration of the Merger. Our opinion does not constitute a recommendation to any stockholder of Ventas as to how any such stockholder should vote or act on any matter relating to the Merger. In addition, our opinion does not address the relative merits of the Merger as compared to any other transaction or business strategy in which Ventas might engage or the merits of the underlying decision by Ventas to engage in the Merger. This opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

        Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion that, on the date hereof, the Exchange Ratio provided for in connection with the Merger is fair, from a financial point of view, to Ventas.

Very truly yours,
/s/ Centerview Partners LLC
CENTERVIEW PARTNERS LLC

 Annex D

February 27, 2011

The Board of Directors
Nationwide Health Properties, Inc.
610 Newport Center Drive
Suite 1150
Newport Beach, CA 92660

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.10 per share (the "Company Common Stock"), of Nationwide Health Properties, Inc. (the "Company") of the Exchange Ratio (as defined below) in the proposed merger (the "Transaction") of the Company with a wholly-owned subsidiary of Ventas, Inc. (the "Acquiror"). Pursuant to the Agreement and Plan of Merger (the "Agreement"), among the Company, the Acquiror and its subsidiary, Needles Acquisition LLC ("Acquisition Sub"), the Company will be merged with Acquisition Sub, and each outstanding share of Company Common Stock, other than shares of Company Common Stock owned by any wholly owned Company subsidiary, the Acquiror or any Acquiror subsidiary, will be converted into the right to receive 0.7866 shares (the "Exchange Ratio") of the Acquiror's common stock, par value $0.25 per share (the "Acquiror Common Stock").

In connection with preparing our opinion, we have (i) reviewed a draft dated February 25, 2011 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Acquiror and the industries in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company and the Acquiror with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Acquiror Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of the Company and the Acquiror relating to their respective businesses as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Acquiror with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Acquiror, the financial condition and future prospects and operations of the Company and the Acquiror, the effects of the Transaction on the financial condition and future prospects of the Company and the Acquiror, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Acquiror to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Acquiror or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Exchange Ratio in the proposed Transaction and we express no opinion as to the fairness of the Transaction to, or any consideration to be paid to, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio applicable to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Acquiror Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and the Acquiror, for which we and such affiliates have received customary compensation. Such services during such period have included executing open market repurchases by the Company of certain of its outstanding debt securities in May 2010. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company and a lender under outstanding credit facilities of the Acquiror and also provides treasury and cash management services to each of the Company and the Acquiror, for which it receives customary compensation or other financial benefits. Our asset management affiliate also provides asset and wealth management services to the Company for customary compensation. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the holders of the Company Common Stock.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

J.P. Morgan Securities LLC

/s/ J.P. Morgan Securities LLC

610 NEWPORT CENTER DRIVE

SUITE 1150

NEWPORT BEACH, CA 92660

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE FOLLOWING PROPOSAL:

For	Against	Abstain

1.   To adopt the Agreement and Plan of Merger, dated as of February 27, 2011, by and among Ventas, Inc., its wholly owned subsidiary, Needles Acquisition LLC, and Nationwide Health Properties, Inc. (“NHP”), and approve the merger of NHP with and into Needles Acquisition LLC and the other transactions contemplated by the Agreement and Plan of Merger.

☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any adjournments or postponements thereof.

For address changes and/or comments, mark here	☐
(see reverse for instructions).

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally.  All holders must sign.  If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

FOR MEETING DIRECTIONS

PLEASE CALL: (949) 718-4400

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THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS

SPECIAL MEETING OF STOCKHOLDERS
To Be Held July 1, 2011

The undersigned stockholder of Nationwide Health Properties, Inc., a Maryland corporation, hereby appoint(s) Abdo H. Khoury, William M. Wagner and Don M. Pearson, or any of them, as proxies for the undersigned, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of Nationwide Health Properties, Inc. that the undersigned is entitled to vote at the special meeting of stockholders to be held at 8:00 a.m. Pacific Time on Friday, July 1, 2011 at the Conference Center at 610 Newport Center Drive, Newport Beach, California, and at any adjournments or postponements thereof, and otherwise represent the undersigned at the meeting with all the powers possessed by the undersigned if personally present at the meeting.  The undersigned hereby acknowledges receipt prior to the execution of this proxy card of the Notice of Special Meeting of Stockholders and the Joint Proxy Statement/Prospectus, the terms of each of which are incorporated herein by reference, and revokes any proxy heretofore given with respect to such meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE VOTED FOR THE PROPOSAL DESCRIBED IN THE JOINT PROXY STATEMENT/PROSPECTUS.  THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address changes and/or comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

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